 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1997

                                                  REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C. 20549

                               ----------------

                                 FORM S-4

                          REGISTRATION STATEMENT

                                   Under

                        The Securities Act of 1933

                               ----------------

                            HE HOLDINGS, INC.
          (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

      DELAWARE                  95-1778500                    3812
     (STATE OR OTHER         (I.R.S. EMPLOYER             (PRIMARY STANDARD
     JURISDICTION OF       IDENTIFICATION NO.)                INDUSTRIAL
    INCORPORATION OR                                     CLASSIFICATION CODE
   ORGANIZATION)                                            NUMBER)


 7200 HUGHES TERRACE, LOS ANGELES, CALIFORNIA 90045-0066, (310) 568-7200

 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,

               OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             HE HOLDINGS, INC.

                         C/O THOMAS D. HYDE, ESQ.

                             RAYTHEON COMPANY

                             141 SPRING STREET

                      LEXINGTON, MASSACHUSETTS 02173

                              (781) 862-6600

  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                        CODE, OF AGENT FOR SERVICE)

                     COPIES OF ALL COMMUNICATIONS TO:

 ADAM O. EMMERICH,         WARREN G.          FREDERICK S.       ROBERT S.
     ESQ.                ANDERSEN              GREEN           OSBORNE, P.C.
 WACHTELL, LIPTON,      GENERAL MOTORS      WEIL, GOTSHAL &   KIRKLAND & ELLIS
 ROSEN & KATZ          CORPORATION          MANGES LLP       200 EAST RANDOLPH
   51 WEST 52ND         3031 WEST GRAND     767 FIFTH AVENUE     DRIVE
    STREET              BOULEVARD            NEW YORK, NEW      CHICAGO, IL
NEW YORK, NEW YORK        DETROIT, MI       YORK 10153        60601-6636
    10019               48302-3091           (212) 310-8000    (312) 861-2000
  (212) 403-1000        (313) 556-5000


                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the requisite consents are obtained pursuant to the solicitation by Raytheon Company referred to in the Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                      CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  TITLE OF EACH CLASS OF                         PROPOSED           PROPOSED          AMOUNT OF
        SECURITIES           AMOUNT TO BE    MAXIMUM OFFERING   MAXIMUM AGGREGATE   REGISTRATION
     TO BE REGISTERED         REGISTERED     PRICE PER SHARE     OFFERING PRICE          FEE
-------------------------------------------------------------------------------------------------
Class B
 Common
 Stock,
 par
 value
 $0.01(1)
 .......                  248,000,000 Shares   $54.7188(2)    $13,570,260,000.00(2) $4,112,200.73
-------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) There are also being registered an equal number of Series A Junior Participating Preferred Stock purchase rights, which will be attached to and transferable only with the shares of Class B common stock.

(2) Calculated in accordance with Rule 457.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS SOLICITATION STATEMENT/PROSPECTUS SHALL NOT           +
+CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL  +
+THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER,       +
+SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION +
+UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               PRELIMINARY SOLICITATION STATEMENT/PROSPECTUS
                          SOLICITATION OF WRITTEN CONSENT OF
RAYTHEON                  RAYTHEON COMPANY COMMON STOCKHOLDERS

                          Subject to Completion

                              PROPOSAL TO APPROVE
                                 THE MERGER OF
                          RAYTHEON WITH HUGHES DEFENSE

      We propose to merge Raytheon with the defense electronics business of Hughes Electronics Corporation. Following the merger, the combined company, which will be called "Raytheon Company," will have two classes of common stock: Class A and Class B. Raytheon common stockholders will receive one share of Class B common stock in the combined company for each share of Raytheon common stock which they own. The Class B common stock received by Raytheon stockholders will initially have 70% of the equity value of the combined company. Shareholders of General Motors, the parent company of Hughes Electronics, will receive Class A common stock, which will initially account for the remaining 30% of the equity value of the combined company. With respect to all actions other than the election and removal of directors, the Class A and Class B stockholders will have equal voting rights. With respect to the election or removal of directors only, the Class B stockholders have 19.9% of the voting power and the Class A stockholders have the remaining 80.1%.

      When we merge, the Hughes defense business will be permitted to have between $3.9 and $4.9 billion in debt. (The exact amount depends on Raytheon's stock price, and would be $4.1 billion if the transaction were completed on November 6, 1997.) The proceeds of this debt will be contributed to affiliates of Hughes Electronics prior to the merger, but the obligation to repay this debt will be assumed by the combined company.

      YOUR APPROVAL OF THE MERGER PROPOSAL IS VERY IMPORTANT. IN ORDER TO APPROVE THE MERGER PROPOSAL, PLEASE SIGN, DATE AND RETURN THE CONSENT CARD ENCLOSED WITH THIS SOLICITATION STATEMENT/PROSPECTUS. YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO APPROVE THE MERGER PROPOSAL.

      Do not send your Raytheon stock certificates with the consent card. You will receive further correspondence with instructions for exchanging your Raytheon shares after the merger has been completed.

      This Solicitation Statement/Prospectus provides you with detailed information about the merger proposal, and we encourage you to read this entire document carefully. In addition, you may obtain information about Raytheon, GM and Hughes Defense from documents filed with the Securities and Exchange Commission.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE CLASS B COMMON STOCK TO BE ISSUED UNDER THIS SOLICITATION STATEMENT/PROSPECTUS OR DETERMINED IF THIS SOLICITATION STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          This Solicitation Statement/Prospectus is dated      , 1997,
        and was mailed to Raytheon's common stockholders on      , 1997.

  UNTIL 25 DAYS AFTER THE DATE OF MAILING THIS SOLICITATION STATEMENT/PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN CLASS B COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                    QUESTIONS AND ANSWERS ABOUT THE MERGER










Q.WHAT IS THE MERGER PROPOSAL?

A. The merger proposal is a proposal to merge Raytheon with the defense electronics business of Hughes Electronics Corporation, a subsidiary of General Motors.

  In the merger:

  . The combined company will be renamed "Raytheon Company," which we refer to in this document as "New Raytheon." New Raytheon will have two classes of common stock--Class A and Class B.

  . You will receive one share of Class B common stock in exchange for each share of Raytheon common stock that you own at the effective time of the merger.

  . GM stockholders will receive shares of Class A common stock prior to the merger in connection with the spin-off of HE Holdings from GM.

  . The exchange of Raytheon shares for Class B shares of New Raytheon will be generally tax-free to you for U.S. federal income tax purposes.

  . New Raytheon does not expect to make any changes in its dividend policies either before or after the merger.

  The Raytheon Board unanimously recommends that you approve the merger proposal.

Q. WHAT IS THE DIFFERENCE BETWEEN THE CLASS B COMMON STOCK THAT I WILL RECEIVE AND THE CLASS A COMMON STOCK?

A. The Class B common stock represents 70% of the outstanding equity value of New Raytheon. The Class A common stock represents the remaining 30%. With respect to all actions other than the election or removal of directors, the Class A and Class B stockholders have equal voting rights. With respect to the election or removal of directors only, the Class B stockholders have 19.9% of the voting power. The Class A stockholders have the remaining 80.1% of the voting power. The dual-class voting structure will not have any immediate effect on the membership of the New Raytheon Board.

Q. WHAT IS THE INDICATED VALUE OF THE MERGER?

A. At the time we entered into the merger agreement, the parties valued the transaction at $9.5 billion. This valuation consisted of equity in the form of Class A common stock and debt, which is to be incurred by HE Holdings prior to the Merger and assumed by New Raytheon after the merger. The value of the equity portion is based on the price of Raytheon Common Stock during the period before the closing of the merger. The amount of debt is calculated by subtracting the equity value from $9.5 billion.

   The total value of the transaction will continue to be $9.5 billion as long as Raytheon's stock price is between $44.42 and $54.29 per share. However, if the stock price is below this price range (less than $44.42 per share), the debt will remain fixed at $4.9 billion and the total deal will be worth less than $9.5 billion. If the stock price is above the range (greater than $54.29 per share), the debt will remain fixed at $3.9 billion and the deal will be worth more than $9.5 billion.

   Assuming each of the various stock prices below, the total value of the transaction, as well as the distribution between debt and equity, would be as follows:

                                             Stock Price
                         $40.42                 $44.42                 $54.29                 $58.29
            ----------------------------------------------------------------------------------------
                                            (in billions)
   Debt                  $ 4.9                  $ 4.9                  $ 3.9                  $ 3.9
   Equity                  4.2                    4.6                    5.6                    6.0
                         ------                 ------                 ------                 ------
    Total Value          $ 9.1                  $ 9.5                  $ 9.5                  $ 9.9

   Based on Raytheon's common stock price of $52.31 on November 6, 1997, the total value of the transaction is approximately $9.5 billion, consisting of $4.1 billion of indebtedness and approximately $5.4 billion in equity value to the Class A stockholders.

Q.WHO WILL RUN NEW RAYTHEON?

A. Dennis J. Picard, the current Chairman and Chief Executive Officer of Raytheon, will become Chairman and Chief Executive Officer of New Raytheon. The New Raytheon Board will consist of 15 members, 12 of whom currently serve as directors of Raytheon.

                                         QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. WHY IS RAYTHEON MERGING WITH HUGHES DEFENSE?  HOW WILL I BENEFIT?

A. This merger, in addition to Raytheon's recent acquisition of the defense business of Texas Instruments, means that you will have a stake in the nation's third largest defense company and one of the largest providers of defense electronics in the world. The combined company will be able to compete more effectively in the current marketplace because of its increased size and will have the ability to offer a broader range of products and services to customers. We believe that this merger will provide greater opportunities for long-term growth and will allow us to provide greater returns to our shareholders.

Q.WHAT DO I NEED TO DO NOW?

A. Just mail your signed consent card in the enclosed return envelope as soon as possible. Failure to submit an executed consent approving the merger proposal will have the effect of a vote against the merger proposal. The Raytheon Board unanimously recommends voting in favor of the proposed merger.

Q. CAN I REVOKE MY CONSENT AFTER I HAVE MAILED IN MY SIGNED CONSENT CARD?

A. You can revoke your consent at any time prior to the approval of the merger proposal. Approval will occur as soon as consents, representing a majority of the outstanding shares of Raytheon are delivered, provided that this is at least 20 days from the date this document is mailed to stockholders.

  Revocations can be made by filing a written notice with the Secretary of Raytheon stating that you would like to revoke your consent. Written notices should be sent to the Secretary of Raytheon at the following address: Raytheon Company, 141 Spring Street, Lexington, Massachusetts 02173, Attention: Secretary.

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We are working towards completing the merger as quickly as possible. We currently expect to complete to merger before December 31, 1997. However, if the merger is not completed before that date, the parties have agreed not to assert prior to January 16, 1998 a right that they would otherwise have to terminate the merger agreement for failure to have completed the merger before December 31, 1997.

Q. ARE THERE ANY SPECIAL FACTORS WHICH I SHOULD CONSIDER IN MAKING MY DECISION TO CONSENT TO THE MERGER PROPOSAL?

A. Yes. For a description of these factors, see "Risk Factors."

Q. WHERE CAN I FIND MORE INFORMATION?

A. For additional information about the merger, including information about how to complete and return your consent, please contact Raytheon's transfer agent at 1-800-360-4519.

QUESTIONS AND ANSWERS ABOUT THE MERGER

          QUESTIONS AND ANSWERS ABOUT EXCHANGING YOUR RAYTHEON SHARES










Q. SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, your shares of Class B common stock will be registered in book-entry form. You will receive written instructions and a letter of transmittal for turning in your existing Raytheon stock certificates for cancellation. Once your stock certificate is received, you will be mailed an account statement reflecting your ownership of such shares of Class B common stock. If you prefer, you may receive a stock certificate.

Q. WHAT IS BOOK-ENTRY OWNERSHIP?

A. Book-entry ownership, through the Direct Registration System, is direct stock ownership-- just like holding a physical certificate--without the inconvenience and risk associated with safeguarding physical certificates. This system is similar to that used with investments in a mutual fund. You are still the direct owner of your shares and will receive all dividends and communications directly from New Raytheon. New Raytheon's transfer agent, which serves as the recordkeeper for all stockholders, will periodically mail a statement to you reflecting the number of shares you own.

Q. WHY IS RAYTHEON USING BOOK-ENTRY OWNERSHIP?

A. Book-entry ownership provides benefits to both stockholders and New Raytheon. By implementing book-entry ownership, New Raytheon's transfer agent will be able to process share transfers and sales electronically, and thereby reduce costs associated with the issuance and delivery of physical certificates.

  Stockholders using book-entry ownership will no longer need to maintain a secure place for stock certificates and will no longer bear the risk of losing, and the cost associated with replacing, a certificate. Book-entry ownership also eliminates the requirement for the physical movement of certificates at time of sale and the associated potential for loss.

Q. CAN I GET A CERTIFICATE FOR MY NEW RAYTHEON SHARES?

A. Yes. When you turn in your existing Raytheon stock certificates, you will have the option of requesting a physical stock certificate for your new Class B shares. In addition, you may request a stock certificate at any time from the transfer agent by calling toll free 1-800-360-4519.

Q. WHO WILL BE THE TRANSFER AGENT FOR NEW RAYTHEON?

A. State Street Bank and Trust Company, the transfer agent for Raytheon, will serve as the transfer agent for New Raytheon. The mailing address and telephone number for State Street are:

                      State Street Bank and Trust Company
                                 P.O. Box 8038
                             Boston, MA 02266-8038
                           Telephone: 1-800-360-4519


                    QUESTIONS AND ANSWERS ABOUT EXCHANGING YOUR RAYTHEON SHARES

                                                 [LOGO OF RAYTHEON APPEARS HERE]

 Dear Stockholder:

   We propose to merge with the defense electronics business of Hughes Electronics Corporation, a wholly owned subsidiary of General Motors Corporation. The combined company will be named "Raytheon Company."

   YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO APPROVE THE MERGER.

   We want to merge with Hughes' defense business now because we think it will help us to remain competitive in the U.S. defense industry. The marked decline since the end of the Cold War in the U.S. defense procurement budget and, at best, level defense spending projections for the next several years has already spurred many of our competitors to merge. These budget reductions have significantly altered the competitive landscape. As a result, industry participants have been forced to increase economies of scale and operating efficiencies in order to remain cost-competitive and technologically innovative.

   We believe that after the merger is completed, Raytheon will be able to compete more successfully in this changing environment and maintain its position as a leading contractor in what we strongly believe is the best segment of the defense business for us--defense electronics. We also believe that the merger will provide greater opportunities for long-term growth and will allow us to provide greater returns to our stockholders.

   As a result of the merger and our recent acquisition of the defense business of Texas Instruments, you will have a stake in the nation's third largest defense contractor. The combined company will also be a multi-industry, global enterprise with established commercial businesses in aircraft, engineering and construction and commercial electronics. In addition, Raytheon has the proven ability to apply defense technologies in non-defense areas such as air traffic control, wireless communications and environmental monitoring.

   The merger is an exciting opportunity for our company and an important step toward enabling us to compete most effectively in the 21st century. We look forward to the challenges ahead.

 Sincerely,

 /s/ Dennis J. Picard

 Dennis J. Picard
 Chairman and Chief Executive Officer

     To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read.


                                                   TABLE OF CONTENTS  [_]

                                                             SUMMARY  [_]

                                                        RISK FACTORS  [_]

                                                          THE MERGER  [_]

                                  FINANCIAL AND BUSINESS INFORMATION  [_]

                                                        NEW RAYTHEON  [_]

                                                       CAPITAL STOCK  [_]

                                                CONSENT SOLICITATION  [_]

                                   ADDITIONAL BACKGROUND INFORMATION  [_]

                                               CERTAIN OTHER MATTERS  [_]

                                                            GLOSSARY  [_]

                                                          APPENDICES  [_]

--------------------------------------------------------------------------------










                               TABLE OF CONTENTS

                                    SUMMARY

                                                                           PAGE
                                                                           ----
Summary...................................................................   1
  The Companies...........................................................   1
  The Merger and Related Transactions.....................................   1
  Fairness Opinions.......................................................   1
  Our Recommendation to Stockholders......................................   1
  Vote Required for Approval of the Merger................................   1
  No Appraisal Rights.....................................................   2
  What Raytheon Stockholders Will Receive.................................   2
  Stock Exchange Listing of New Raytheon Common Stock.....................   2
  The Merger Agreement....................................................   2
  Certain U.S. Federal Income Tax Considerations..........................   2
  Certain Regulatory Matters..............................................   2
  Accounting Treatment....................................................   2
  Stock Ownership of Directors, Executive Officers and Five Percent
   Stockholders...........................................................   3
  Risk Factors............................................................   3
  Certain Historical and Pro Forma Per Share Data.........................   4
  Summary Financial Data..................................................   6
  Summary Pro Forma Financial Data........................................   9
                               RISK FACTORS
Risk Factors..............................................................  11
  No Assurance as to Market Price of Class B Common Stock; Dual-Class
   Capital Structure......................................................  11
  Ability to Achieve Synergies from the Merger and the TI Acquisition.....  11
  Certain Limitations on Changes in Control of New Raytheon; New
   Raytheon's Ability to Participate in Future Defense Industry
   Consolidation..........................................................  11
                                THE MERGER
Background................................................................  15
  Reasons for the Merger..................................................  15
  Background of the Merger................................................  15
  Recommendation of the Raytheon Board....................................  20
  Fairness Opinions.......................................................  20
  Additional Background Information.......................................  31
  Certain Material U.S. Federal Income Tax Consequences...................  31
  Certain Regulatory Requirements.........................................  32
  Accounting Treatment....................................................  33
  No Appraisal Rights.....................................................  33
Description of the Pre-Merger Transactions................................  34
  General.................................................................  34
  Hughes Reorganization...................................................  36
  Hughes Defense Recapitalization.........................................  36
  Hughes Defense Spin-Off.................................................  36

                                                               TABLE OF CONTENTS

--------------------------------------------------------------------------------










                                                                            PAGE
                                                                            ----
Description of the Merger.................................................   37
  General.................................................................   37
  The Merger Agreement....................................................   38
  The Implementation Agreement............................................   48
Separation and Transition Agreements......................................   52
  Introduction............................................................   52
  Summary of Master Separation Agreement..................................   52
  Summary of Hughes Separation Agreement..................................   54
  Summary of Tax Sharing Agreement........................................   56
  Summary of Other Agreements Contemplated by the Master Separation
   Agreement..............................................................   57

                    FINANCIAL AND BUSINESS INFORMATION

Recent Developments.......................................................   62
  Sale of Portions of the Appliances Business.............................   62
  TI Acquisition..........................................................   62
Comparative Per Share Market Price and Dividend Information...............   64
Raytheon Selected Historical Financial Data...............................   65
Raytheon Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................   66
  Comparison: Third Quarter 1997 Versus 1996..............................   66
  Comparison: Nine Months 1997 Versus 1996................................   68
  Comparison: Fiscal 1996 To Fiscal 1995..................................   70
  Comparison: Fiscal 1995 To Fiscal 1994..................................   75
Business of Raytheon......................................................   79
  Electronics.............................................................   79
  Engineering and Construction............................................   79
  Aircraft................................................................   80
  Appliances..............................................................   80
Hughes Defense Selected Combined Historical Financial Data................   81
Hughes Defense Management's Discussion and Analysis of Financial Condition
 and Results of Operations................................................   82
  Nine Months Ended September 30, 1997 Compared to Nine Months Ended
   September 30, 1996.....................................................   82
  1996 Compared to 1995...................................................   83
  1995 Compared to 1994...................................................   84
Business of Hughes Defense................................................   86
  Introduction............................................................   86
  Sensors & Communications Systems........................................   87
  Weapons Systems.........................................................   89
  Information Systems.....................................................   91
  Defense Systems.........................................................   93
  U.S. Government Contracts...............................................   93

                               NEW RAYTHEON

New Raytheon Pro Forma Combined Condensed Financial Statements............   95
Overview of New Raytheon Business.........................................  102

TABLE OF CONTENTS

--------------------------------------------------------------------------------










                                                                           PAGE
                                                                           ----
Directors and Management of New Raytheon Following the Merger............. 104
  Directors and Executive Officers........................................ 104
  Director and Executive Compensation..................................... 107
  Treatment of Raytheon Stock Options..................................... 107
  Stock Ownership of Directors, Executive Officers and Five Percent
   Stockholders........................................................... 107
  Change in Control Employment Agreements................................. 107

                              CAPITAL STOCK

New Raytheon Capital Stock................................................ 110
  Introduction............................................................ 110
  Common Stock............................................................ 110
  Preferred Stock......................................................... 111
  New Raytheon Rights Agreement........................................... 112
  Limitation on New Raytheon Directors' Liability......................... 115
  Section 203 of the Delaware General Corporation Law..................... 115
  Limitations on Changes in Control....................................... 116
  Stock Exchange Listing.................................................. 117
  New Raytheon Transfer Agent............................................. 117
Comparison of Rights of Stockholders of Raytheon and New Raytheon......... 118
  Size and Classification of the Board of Directors....................... 118
  Voting Rights........................................................... 118
  Cumulative Voting....................................................... 118
  Dividends............................................................... 119
  Advance Notice of Nominations........................................... 119
  Actions by Stockholders................................................. 119
  Special Meetings........................................................ 119
  Removal of Directors.................................................... 120
  Limitation on Directors' Liability...................................... 120
  Indemnification of Directors............................................ 120
  Rights Plan............................................................. 121
  Transferability of Shares............................................... 121
  Fair Price Provision.................................................... 121
  Preferred Stock......................................................... 122
  Subscription Rights..................................................... 122
  Amendment of Certificate of Incorporation............................... 122
  Amendment of By-Laws.................................................... 122

                           CONSENT SOLICITATION

Solicitation of Written Consent of Raytheon Common Stockholders........... 125
  Matter to be Considered................................................. 125
  Action by Written Consent............................................... 125
  Record Date............................................................. 125
  Consents; Revocation of Consents........................................ 125
  Costs of Solicitation of Consents....................................... 126
  Certain Plans........................................................... 126

                                                               TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                            PAGE
                                                                            ----

                     ADDITIONAL BACKGROUND INFORMATION

Introduction............................................................... 128
Approvals by the Capital Stock Committee and the GM Board; Fairness of the
 Raytheon Merger........................................................... 128
Raytheon Merger Fairness Opinion:
 Goldman Sachs............................................................. 128

                             CERTAIN OTHER MATTERS

Cautionary Statement Concerning Forward-Looking Statements................. 135
Legal Matters.............................................................. 135
Experts.................................................................... 135
Stockholder Proposals...................................................... 136
Where You Can Find More Information........................................ 136
Glossary................................................................... 138

                                  APPENDICES

 APPENDIX A Merger Agreement............................................    A-1

 APPENDIX B Fairness Opinions
                Appendix B-I--Bear Stearns Fairness Opinion.............  B-I-1
                Appendix B-II--CSFB Fairness Opinion.................... B-II-1
 APPENDIX C Raytheon Consoldiated Financial Statements..................    C-1
 APPENDIX D Hughes Defense Combined Financial Statements................    D-1
 APPENDIX E TI Defense Financial Statements.............................    E-1

                                    * * * *

TABLE OF CONTENTS

--------------------------------------------------------------------------------





                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you.

  We have provided the definitions for capitalized terms used throughout this document in the Glossary, which is printed on green paper to help you locate it quickly.

THE COMPANIES

RAYTHEON COMPANY
141 Spring Street
Lexington, Massachusetts 02173

  Raytheon is an international, high technology company which operates in the following principal businesses: commercial and defense electronics; engineering and construction; and aircraft.

HE HOLDINGS, INC.
7200 Hughes Terrace
Los Angeles, California 90045-0066

  HE Holdings is a premier supplier of advanced defense electronics systems and services, principally in airborne and ground-based radars, ground, air and ship-launched missiles, tactical communications, training simulators and services and naval systems.

  When Raytheon and HE Holdings merge, HE Holdings will consist of the defense electronics business of Hughes Electronics Corporation, which we refer to as "Hughes Defense."

THE MERGER AND RELATED TRANSACTIONS

  Raytheon has agreed to merge with Hughes Defense. Since Hughes Defense is only one of numerous businesses conducted by HEC, a number of transactions, described further herein, are required to separate Hughes Defense from HEC's other businesses. Immediately following the completion of these transactions, Raytheon will merge with Hughes Defense, with the combined company renamed "Raytheon Company."

FAIRNESS OPINIONS

  Bear Stearns, financial advisor to Raytheon, has rendered its written opinion to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the merger is fair to Raytheon stockholders from a financial point of view. The opinion of Bear Stearns does not address any other aspect of the proposed merger or any related transactions and does not constitute a recommendation to any stockholder as to whether such stockholder should consent to the approval of the merger proposal.

  Credit Suisse First Boston Corporation (CSFB), financial advisor to Raytheon, has rendered its written opinion to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in the opinion, the consideration to be received in the merger (i.e., the Class B shares) was fair to the holders of Raytheon common stock from a financial point of view. The opinion of CSFB does not address any other aspect of the proposed merger or any related transactions and does not constitute a recommendation to any stockholder as to whether such stockholder should consent to the approval of the merger proposal.

  Copies of the opinions of Bear Stearns and CSFB are attached as Appendices B-I and B-II and should be read carefully as to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinions.

OUR RECOMMENDATION TO STOCKHOLDERS

  The Raytheon Board believes that the merger is in your best interest and in Raytheon's best interest and unanimously recommends that you APPROVE the merger proposal.

VOTE REQUIRED FOR APPROVAL OF THE MERGER

  In order to complete the merger, Raytheon must obtain the consent of the holders of a majority of the outstanding shares of Raytheon common stock.

NO APPRAISAL RIGHTS

  You will not be entitled to appraisal rights in connection with the merger.

WHAT RAYTHEON STOCKHOLDERS WILL RECEIVE

  You will receive one share of the Class B common stock of New Raytheon for each share of Raytheon common stock which you own as of the record date.

STOCK EXCHANGE LISTING OF NEW RAYTHEON COMMON STOCK

  New Raytheon will apply to list the shares of both the Class A common stock and the Class B common stock on the NYSE, the CSE and the PSE. We expect the trading symbols will be RTNA and RTNB.

THE MERGER AGREEMENT

  The merger agreement is an agreement between HE Holdings and Raytheon providing for the merger of Raytheon with HE Holdings, with HE Holdings as the surviving corporation. As a result of the merger, the separate corporate existence of Raytheon will cease and HE Holdings will continue its existence under the laws of the State of Delaware and its name will be changed to "Raytheon Company."

  The closing under the merger agreement will occur as soon as practicable after the satisfaction or waiver of all of the conditions specified in the merger agreement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  We expect the merger to be a tax-free reorganization in which no gain or loss will be recognized by Raytheon or you. One condition to the completion of the merger is that Raytheon receive an opinion of counsel to the effect that the merger will constitute a tax-free reorganization. Subject to the limitations and qualifications referred to in its opinion, Wachtell, Lipton, Rosen & Katz, counsel to Raytheon, is of the opinion that the merger will qualify as a tax-free reorganization and, as a result, no gain or loss will be recognized by Raytheon or you as a result of the merger.

CERTAIN REGULATORY MATTERS

  In order to complete the merger, we, GM and HE Holdings must make certain filings and receive certain authorizations from various governmental agencies, both in the United States and internationally. These filings, notifications and authorizations relate primarily to competition and securities law issues.

  The merger is subject to the requirements of the Hart-Scott-Rodino Act. Under the Hart-Scott-Rodino Act, we cannot consummate the merger until certain required information and materials have been furnished to the Department of Justice and the requisite waiting period has expired or is terminated. On October 16, 1997, Raytheon, GM and HE Holdings entered into an agreement with the Department of Justice regarding the basis on which the merger can proceed.

  The agreement requires certain divestitures by Raytheon and imposes certain other restrictions of Raytheon's businesses, none of which is expected to have a material effect on Raytheon. On October 24, 1997, the United States District Court for the District of Columbia entered an order requiring the parties to abide by the terms of the agreement, thereby permitting us to complete the merger.

  We believe that, other than the foregoing, no material U.S., state, foreign or other regulatory requirements remain to be complied with, and no further material approvals thereunder must be obtained, in order to complete the merger.

ACCOUNTING TREATMENT

  The merger will be accounted for as a purchase by Raytheon of HE Holdings. New Raytheon will record as goodwill the excess, if any, of the value of the consideration to be


                                       2
SUMMARY

--------------------------------------------------------------------------------

received by General Motors, and its common stockholders in the merger, including the costs of the merger, over the fair values of the HE Holdings assets and liabilities.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT STOCKHOLDERS

  No director or executive officer is expected to own more than 1% of the outstanding shares of New Raytheon. The directors and executive officers of New Raytheon as a group are expected to beneficially own less than 5% of the outstanding shares of New Raytheon. No person is expected to beneficially own more than 10% of the outstanding shares of New Raytheon (based upon publicly available information).

RISK FACTORS

  For a description of certain things which you should consider in connection with the merger in addition to the other information set forth in this document, see "Risk Factors."

                                                                         SUMMARY

                CERTAIN HISTORICAL AND PRO FORMA PER SHARE DATA

   The following tables present certain historical per share data for Raytheon Common Stock and certain pro forma per share data for both classes of New Raytheon Common Stock. These historical per share data as of and for the year ended December 31, 1996 have been derived from Raytheon's financial statements and should be read in conjunction with such financial statements (including the notes thereto) and Raytheon Management's Discussion and Analysis of Financial Condition and Results of Operations. The historical per share data for Raytheon Common Stock as of and for the nine months ended September 28, 1997 have been derived from Raytheon's unaudited consolidated financial statements for such period, which in the opinion of Raytheon management, reflect all adjustments (consisting of only normal recurring items) that are necessary to fairly present the historical per share data for such period.

   The pro forma per share data for both classes of New Raytheon Common Stock as of and for the nine months ended September 28, 1997 and as of and for the year ended December 31, 1996 give effect to the Merger and the TI Acquisition. The pro forma earnings per share data for both classes of New Raytheon Common Stock have been derived from, and should be read in conjunction with, the financial data set forth under "New Raytheon Unaudited Pro Forma Combined Condensed Financial Statements." The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year. The pro forma per share data for both classes of New Raytheon Common Stock are not necessarily indicative of future operating results.


--------------------------------------------------------------------------------











                                       4
SUMMARY

--------------------------------------------------------------------------------











 RAYTHEON COMMON STOCK HISTORICAL PER SHARE DATA

                               AS OF AND FOR THE NINE MONTHS AS OF AND FOR THE YEAR ENDED
                                 ENDED SEPTEMBER 28, 1997         DECEMBER 31, 1996
                               ----------------------------- ----------------------------
      Book value per share....            $21.22                        $19.46
      Cash dividends per
       share..................               .60                           .80
      Earnings per share......              2.56                          3.21

 NEW RAYTHEON CLASS B COMMON STOCK PRO FORMA PER SHARE DATA (a)

                               AS OF AND FOR THE NINE MONTHS AS OF AND FOR THE YEAR ENDED
                                 ENDED SEPTEMBER 28, 1997         DECEMBER 31, 1996
                               ----------------------------- ----------------------------
      Book value per share
       (b)....................            $29.73                        $28.42
      Cash dividends per
       share..................               .60                           .80
      Earnings per share......              2.06                          2.65

 NEW RAYTHEON CLASS A COMMON STOCK PRO FORMA PER SHARE DATA (a)

                               AS OF AND FOR THE NINE MONTHS AS OF AND FOR THE YEAR ENDED
                                 ENDED SEPTEMBER 28, 1997         DECEMBER 31, 1996
                               ----------------------------- ----------------------------
      Book value per share
       (b)....................            $29.73                        $28.42
      Cash dividends per
       share..................               .60                           .80
      Earnings per share......              2.06                          2.65

-------

(a) Pro forma amounts include adjustments to reflect the impact of the Hughes Defense Spin-Off, the Merger and the TI Acquisition.

(b) Calculated by dividing the pro forma book value of the net assets of New Raytheon by the number of shares of New Raytheon Common Stock expected to be outstanding upon the consummation of the Hughes Defense Spin-Off and the Merger.

  On January 16, 1997, the day on which Raytheon announced that it had entered into the agreements relating to the Merger, the closing price of Raytheon Common Stock, as reported on the NYSE Composite Tape, was $48.50, and the aggregate market value of the outstanding Raytheon Common Stock was approximately $11.5 billion.

  On November 6, 1997, the most recent practicable date prior to the printing of this Solicitation Statement/Prospectus, the closing price of the Raytheon Common Stock, as reported on the NYSE Composite Tape, was $52.31, and the aggregate market value of the outstanding Raytheon Common Stock was approximately $12.4 billion.

                                                                         SUMMARY

--------------------------------------------------------------------------------










                             SUMMARY FINANCIAL DATA

  The following tables present financial data for Raytheon, Raytheon TI Systems and Hughes Defense. The September 28, 1997 data have been derived from the books and records of each company and are unaudited. The summary financial data for Raytheon for the nine months ended September 28, 1997 includes the financial results for Raytheon TI Systems from July 11, 1997. The Raytheon TI Systems summary financial data includes financial results for the six month period ending June 29, 1997. The Raytheon TI Systems financial results for the period from June 30, 1997 to July 10, 1997 were not material. In the opinion of management, the unaudited consolidated interim financial data reflect all adjustments (consisting of only normal recurring items) that are necessary for fair presentation of financial position and results of operations for such periods. The fiscal year-end financial data have been derived from the audited financial statements of Raytheon, Hughes Defense and Raytheon TI Systems attached as Appendices C, D and E, respectively, and should be read in conjunction with such financial statements and notes thereto.

          RAYTHEON SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

                                         NINE MONTHS
                                            ENDED        FISCAL YEAR ENDED
                                        SEPTEMBER 28,      DECEMBER 31,
                                        ------------- -------------------------
                                            1997       1996     1995     1994
                                        ------------- -------  -------  -------
                                                    (IN MILLIONS)
   OPERATING DATA:
     Net sales........................     $ 9,669    $12,331  $11,804  $10,098
     Operating income.................       1,141      1,198    1,118      896
     Interest expense.................        (263)      (256)    (197)     (49)
     Net income.......................         604        762      793      597
   OTHER DATA:
     EBITDA (a).......................     $ 1,478    $ 1,607  $ 1,733  $ 1,233
     Depreciation and amortization....         325        369      371      304
     Capital expenditures.............         305        406      329      267
     Net cash provided by (used in):
       Operating activities...........         294        291    1,175    1,158
       Investing activities...........      (2,896)      (937)  (2,323)    (343)
       Financing activities...........       2,735        575    1,155     (804)
                                            AS OF
                                        SEPTEMBER 28,   AS OF DECEMBER 31,
                                        ------------- -------------------------
                                            1997       1996     1995     1994
                                        ------------- -------  -------  -------
                                                    (IN MILLIONS)
   BALANCE SHEET DATA:
     Net working capital..............     $ 1,209    $   912  $ 1,585  $ 1,702
     Total assets.....................      15,256     11,126    9,841    7,395
     Notes payable and current portion
      of long-term debt...............       2,175      2,227    1,216    1,033
     Long-term debt and capitalized
      leases..........................       4,386      1,501    1,488       25
     Stockholders' equity.............       5,015      4,598    4,292    3,928

-------
(a) "EBITDA" represents income before interest, income taxes, depreciation (including certain amounts allocated to corporate overhead that are included in general and administrative expenses) and amortization. EBITDA is not intended to represent cash flow or any other measure of performance reported in accordance with generally accepted accounting principles. The Company has included EBITDA as it understands that EBITDA is used by certain investors as one measure of a company's ability to service debt.

SUMMARY

--------------------------------------------------------------------------------

         RAYTHEON TI SYSTEMS SUMMARY HISTORICAL FINANCIAL DATA (a)

                                            SIX MONTHS     FISCAL YEAR ENDED
                                          ENDED JUNE 29,     DECEMBER 31,
                                          -------------- -----------------------
                                               1997       1996    1995    1994
                                          -------------- ------  ------  -------
                                                     (IN MILLIONS)
  OPERATING DATA:
    Net sales...........................       $824      $1,800  $1,739  $1,725
    Operating income....................         87         178     155     157
    Interest expense....................        --          --      --      --
    Net income..........................         53         109      92      99
  OTHER DATA:
    EBITDA..............................       $130      $  262  $  226  $  241
    Depreciation and amortization.......         45          87      77      86
    Capital expenditures................         16          80      89      56
  NET CASH PROVIDED BY (USED IN):
    Operating activities................       $ 90      $   86  $   31  $  249
    Investing activities................        (16)        (80)   (146)    (56)
    Financing activities................        (74)         (6)    115    (193)
                                          AS OF JUNE 29,  AS OF DECEMBER 31,
                                          -------------- -----------------------
                                               1997       1996    1995   1994(B)
                                          -------------- ------  ------  -------
                                                     (IN MILLIONS)
  BALANCE SHEET DATA:
    Net working capital.................       $183      $  220  $   96     --
    Total assets........................        806         837     737     --
    Notes payable and current portion of
     long-term debt.....................        --          --      --      --
    Long-term debt and capitalized
     leases.............................        --          --      --      --
    Net assets..........................        354         384     278     --

-------
(a)Formerly TI Defense.
(b)Not available.

                                                                         SUMMARY

-------------------------------------------------------------------------------

        HUGHES DEFENSE SUMMARY COMBINED HISTORICAL FINANCIAL DATA

  The financial statements of Hughes Defense included as Appendix D to this document have been prepared in accordance with generally accepted accounting principles and reflect the businesses to be included in HE Holdings after giving effect to the Hughes Reorganization and immediately prior to the Merger.

                                     NINE MONTHS ENDED    FISCAL YEAR ENDED
                                       SEPTEMBER 30,        DECEMBER 31,
                                    ------------------- -----------------------
                                           1997          1996    1995    1994
                                    ------------------- ------  ------  -------
                                                  (IN MILLIONS)
   OPERATING DATA:
     Net sales....................        $5,157        $6,383  $5,922  $5,896
     Operating income.............           446           603     587     545
     Interest expense.............            72            92      76      65
     Net income...................           207           281     319     269
   OTHER DATA:
     EBITDA.......................        $  648        $  859  $  870  $  833
     Depreciation and
      amortization................           192           247     241     266
     Capital expenditures.........            96           178      99     174
   NET CASH PROVIDED BY (USED IN):
     Operating activities.........         (32.3)          353     333     464
     Investing activities.........        (219.9)         (168)   (560)    (83)
     Financing activities.........         265.4          (141)    183    (324)
                                    AS OF SEPTEMBER 30,  AS OF DECEMBER 31,
                                    ------------------- -----------------------
                                           1997          1996    1995   1994(A)
                                    ------------------- ------  ------  -------
                                                  (IN MILLIONS)
   BALANCE SHEET DATA:
     Net working capital..........        $1,512        $1,019  $  920     --
     Total assets.................         7,162         7,028   7,026     --
     Notes payable and current
      portion of long-term debt...           119            94      84     --
     Long-term debt and
      capitalized leases..........            32            34      50     --
     Parent company's net
      investment..................         5,266         4,823   4,680     --

-------
(a) Not available.

SUMMARY

--------------------------------------------------------------------------------











                        SUMMARY PRO FORMA FINANCIAL DATA

  The following tables set forth a summary of the unaudited pro forma financial data of New Raytheon, which data were derived from the New Raytheon pro forma combined condensed financial statements and the notes thereto. The pro forma statement of earnings data give effect to the TI Acquisition and the Merger as if each had occurred on January 1, 1996. The balance sheet data for Raytheon includes Raytheon TI Systems data for the period ending September 28, 1997. The pro forma balance sheet data give effect to the Merger as if it had occurred on September 28, 1997.

  The information below should be read in conjunction with the New Raytheon pro forma combined condensed financial statements and the notes thereto. The pro forma financial data are not necessarily indicative of what Raytheon's actual financial position or results of operations would have been if the transactions had occurred on the applicable date indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. See "New Raytheon--New Raytheon Pro Forma Combined Condensed Financial Statements."

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                        PRO FORMA COMBINED  PRO FORMA COMBINED
                                            RAYTHEON-           RAYTHEON-
                                           RAYTHEON TI     RAYTHEON TI SYSTEMS-
                               RAYTHEON      SYSTEMS          HUGHES DEFENSE
                               -------- ------------------ --------------------
                                                (IN MILLIONS)
STATEMENT OF EARNINGS DATA:
  Net sales(a)................ $12,331       $14,131             $20,514
  Operating income............   1,198         1,377               2,006
  Income before tax...........   1,084         1,062               1,400
  Net income(a)...............     762           743                 901

               FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997

                                   PRO FORMA COMBINED  PRO FORMA COMBINED
                                       RAYTHEON-           RAYTHEON-
                                      RAYTHEON TI     RAYTHEON TI SYSTEMS-
                          RAYTHEON      SYSTEMS          HUGHES DEFENSE
                          -------- ------------------ --------------------
                                           (IN MILLIONS)
STATEMENT OF EARNINGS
 DATA:
  Net sales(a)........... $ 9,669       $10,493             $15,650
  Operating income.......   1,141         1,213               1,683
  Income before tax......     914           874               1,129
  Net income(a)..........     604           576                 697
BALANCE SHEET DATA (END
 OF PERIOD):
  Total assets........... $15,256       $15,256             $28,059
  Total debt.............   6,561         6,561              11,152
  Stockholders' equity...   5,015         5,015              10,080

-------
(a) The pro forma net sales and net income data do not include any synergies which may be realized as a result of the Merger.

                                                                         SUMMARY

--------------------------------------------------------------------------------









                                  RISK FACTORS

                                                                           PAGE
                                                                           ----
   RISK FACTORS...........................................................  11
     No Assurance as to Market Price of Class B Common Stock;
      Dual-Class Capital Structure........................................  11
     Ability to Achieve Synergies from the Merger and the TI Acquisition..  11
     Certain Limitations on Changes in Control of New Raytheon; New
      Raytheon's Ability to Participate in Future Defense Industry
      Consolidation.......................................................  11

RISK FACTORS

--------------------------------------------------------------------------------









                                  RISK FACTORS

NO ASSURANCE AS TO MARKET PRICE OF CLASS B COMMON STOCK; DUAL-CLASS CAPITAL STRUCTURE

  Before consummation of the Merger, there will be no trading market for the Class B Common Stock to be distributed to you, and we cannot make any assurance as to the trading prices of the Class B Common Stock after completion of the Merger. Trading prices of the Class B Common Stock may be volatile while the securities are being fully distributed and while an orderly market is developing and we cannot assure you that such a market will develop. A number of factors may influence the price of the Class B Common Stock in the marketplace, one of which is the dual-class capital structure of New Raytheon.

  The dual-class capitalization of New Raytheon is designed, among other things, to allow the spin-off of HE Holdings from GM and the Merger to be consummated as tax-free transactions for U.S. federal income tax purposes. However, the dual-class capitalization may have certain adverse consequences. In particular, the disparity between the voting power of Class A Common Stock and Class B Common Stock may have a depressive effect on the market price of your Class B Common Stock. Furthermore, while we expect the shares of Class B Common Stock to trade on the NYSE, the listing policies of the NYSE with respect to corporations with dual-class capitalizations may change in the future, and we cannot make any assurance that such policies will allow for the continued listing of the Class B Common Stock, nor can we make any assurance as to the trading prices or volatility of the Class B Common Stock if traded on the NYSE.

ABILITY TO ACHIEVE SYNERGIES FROM THE MERGER AND THE TI ACQUISITION

  The Merger involves the integration of two previously independent companies with separate operations and management. As a result of the TI Acquisition, the operations of Raytheon TI Systems also must be integrated. While this integration is necessary to the future profitability of New Raytheon, New Raytheon may encounter difficulties or may not realize the full benefits expected from such integration. The Merger and the TI Acquisition will require, among other things, integration of the Hughes Defense and Raytheon TI Systems organizations, business infrastructure and products with those of Raytheon in a way that enhances the performance of the combined businesses. The challenges posed by these transactions include the integration of numerous geographically separated manufacturing facilities and research and development centers. The success of this transition to an integrated entity will be significantly influenced by New Raytheon's ability to retain key employees, to integrate differing management structures and to realize anticipated cost synergies, all of which will require significant management time and resources. Any material delays or unexpected costs incurred in connection with such integration could have a material adverse effect on New Raytheon's business, operating results or financial condition. New Raytheon anticipates that such integration will result in New Raytheon taking a restructuring charge in 1997, although such amount is not currently determinable.

CERTAIN LIMITATIONS ON CHANGES IN CONTROL OF NEW RAYTHEON; NEW RAYTHEON'S ABILITY TO PARTICIPATE IN FUTURE DEFENSE INDUSTRY CONSOLIDATION

  The New Raytheon Certificate and the New Raytheon By-Laws contain certain provisions, such as a classified board of directors, a provision prohibiting stockholder action by written consent, a provision prohibiting stockholders from calling special meetings and a provision authorizing the New Raytheon Board to consider factors other than stockholders' short-term interests in evaluating an offer involving a change in control. Such provisions could have the effect of delaying, deferring or preventing a change in control of New Raytheon or the removal of New Raytheon management, of deterring potential acquirers from making an offer to stockholders of New Raytheon and of limiting any opportunity to realize premiums over prevailing market prices for New Raytheon Common Stock in connection therewith. The New Raytheon Rights Agreement could have the same effect. See "Capital Stock--New Raytheon Capital Stock" and "--Comparison of Rights of Stockholders of Raytheon and New Raytheon."

  Furthermore, in order to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Merger, New Raytheon will be subject to certain covenants under the Hughes Separation

                                                                    RISK FACTORS

--------------------------------------------------------------------------------

Agreement which will prohibit New Raytheon from entering into or permitting (to the extent that New Raytheon has the right to prohibit) certain transactions and activities, in each case, unless GM has, in its sole and absolute discretion (which discretion shall be exercised in good faith solely to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Merger) determined that such transactions and activities would not jeopardize the tax-free status of any of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Merger. Such actions and activities include (i) certain acquisition transactions, stock issuance transactions and stock buyback transactions for two years following the Merger; (ii) certain recapitalizations, reincorporations and similar transactions affecting the rights and privileges of New Raytheon Common Stock; and (iii) certain amendments or changes to the New Raytheon Certificate or the New Raytheon By-Laws for three years following the Merger. Such prohibitions, to which Raytheon is not currently subject, could have the effect of delaying, deferring or preventing a change in control of New Raytheon and of limiting the opportunity to realize premiums over prevailing market prices for New Raytheon Common Stock in connection therewith during the period of their applicability. In addition, although the opportunities to participate in defense industry consolidation have become fewer as consolidation has progressed, such prohibitions could also have the effect of delaying, deferring, hindering or preventing New Raytheon's ability to take advantage of opportunities that do arise during the period of such prohibitions' applicability, including transactions such as a merger of equals or acquisitions financed by New Raytheon Capital Stock.

  For additional information regarding these prohibitions, see "The Merger-- Separation and Transition Arrangements--Summary of Hughes Separation Agreement."

RISK FACTORS

--------------------------------------------------------------------------------








                                   THE MERGER

                                                                           PAGE
                                                                           ----
   BACKGROUND.............................................................  15
     Reasons for the Merger...............................................  15
     Background of the Merger.............................................  15
       Raytheon's Historical Focus on Maintaining a Strong Defense
        Business..........................................................  15
       Raytheon's Review of Strategic Alternatives Including the Merger...  15
       Development of the Merger..........................................  16
     Recommendation of the Raytheon Board.................................  20
     Fairness Opinions....................................................  20
       Bear Stearns Fairness Opinion......................................  20
       CSFB Fairness Opinion..............................................  26
     Additional Background Information....................................  31
     Certain Material U.S. Federal Income Tax Consequences................  31
       To Raytheon Stockholders...........................................  31
       To New Raytheon....................................................  32
     Certain Regulatory Requirements......................................  32
     Accounting Treatment.................................................  33
     No Appraisal Rights..................................................  33
   DESCRIPTION OF THE PRE-MERGER TRANSACTIONS.............................  34
     General..............................................................  34
     Hughes Reorganization................................................  36
     Hughes Defense Recapitalization......................................  36
     Hughes Defense Spin-Off..............................................  36
   DESCRIPTION OF THE MERGER..............................................  37
     General..............................................................  37
       Overview...........................................................  37
       Indicated Value of the Merger to Raytheon and Raytheon Common
        Stockholders......................................................  37
       Post-Closing Adjustment............................................  38
     The Merger Agreement.................................................  38
       General............................................................  38
       Consideration to be Received in the Merger.........................  38
       Boards, Committees and Officers....................................  39
       Certain Covenants..................................................  39
       Conditions.........................................................  42
       Representations and Warranties; No Survival........................  44
       Waiver and Amendment...............................................  44
       Termination........................................................  44
       Effect of Termination; Termination Fees............................  45
       Indemnification....................................................  47
     The Implementation Agreement.........................................  48
       General............................................................  48
       The Pre-Merger Transactions........................................  48
       Covenants of GM....................................................  48
       Certain Other Covenants............................................  49
       Representations and Warranties; No Survival........................  49
       Waiver and Amendment...............................................  50
       Termination of the Implementation Agreement........................  50
       Effect of Termination..............................................  51

                                                                      THE MERGER

--------------------------------------------------------------------------------








                                                                           PAGE
                                                                           ----
   SEPARATION AND TRANSITION ARRANGEMENTS.................................  52
     Introduction.........................................................  52
     Summary of Master Separation Agreement...............................  52
       General............................................................  52
       Asset and Liability Transfers......................................  53
       Indemnification....................................................  53
       Post-Closing Adjustment............................................  54
     Summary of Hughes Separation Agreement...............................  54
       General............................................................  54
       Indemnification....................................................  55
     Summary of Tax Sharing Agreement.....................................  56
     Summary of Other Agreements Contemplated by the Master Separation
      Agreement...........................................................  57
       Intellectual Property..............................................  57
       Hughes Research Labs...............................................  58
       Real Estate and Environmental Matters..............................  58
       Employee Matters; Pension Plan Litigation..........................  59
       Stock Options......................................................  60
       Insurance..........................................................  60
       Supply Arrangements................................................  60
       Transition Services................................................  60
       Corporate Purchasing...............................................  60

THE MERGER

--------------------------------------------------------------------------------








                                   BACKGROUND

REASONS FOR THE MERGER

  The Merger is designed to address certain strategic challenges facing Raytheon and to enhance the long-term value to its common stockholders. Although the Raytheon Board considered and evaluated a number of alternatives which would have focused on businesses of Raytheon other than the defense electronics business, the Raytheon Board concluded that the financial, investment and operating characteristics of the defense industry as a whole, and the defense electronics segment in particular, offer the best opportunity for long-term growth, and, further, that this potential growth could only be realized through the consummation of a major strategic acquisition.

  The immediate impetus for the timing of the Merger is the major consolidation that has taken place in the U.S. defense industry and the significant opportunities for Raytheon presented by the Merger with Hughes Defense. This industry consolidation is the result of a continued and marked decline since 1986 in the U.S. defense budget and, at best, level defense spending projections for the next several years. The procurement portion of the U.S. defense budget, which has historically been a primary revenue source for Raytheon's defense electronics business, has declined steadily from approximately $120.0 billion (1996 dollars) in 1986 to approximately $48.0 billion in 1996 and is expected to grow only nominally in the near future. These budget reductions have altered the competitive landscape by creating overcapacity and increasing price pressure on contractors. As a result, industry participants have been forced to increase economies of scale and operating efficiencies in order to remain cost-competitive.

  Further, the market rationalizations have resulted not only in fewer programs but also significantly reduced production rates on the programs which remain. As a result, participants have found it necessary to grow by combination (merger, purchase, etc.) in order to have a business mix of sufficient breadth to sustain the technical, managerial and business functions necessary for the conduct of a successful ongoing business. The Raytheon Board's decision to pursue the Merger reflects its belief that Raytheon would potentially be disadvantaged if it did not participate in this industry consolidation, as well as the recognition that continuing consolidation will increasingly limit the opportunities for future combinations with companies offering the same level of strategic potential. The Merger is therefore intended to allow Raytheon to compete successfully in this changing environment and to maintain its position as a leading U.S. defense industry contractor. The Raytheon Board believes that the combined business of Raytheon and Hughes Defense represents a strong and viable competitor in the defense electronics industry that will be in a position to implement business synergies for the benefit of New Raytheon, its stockholders and its principal defense electronics customer, the U.S. government. For information regarding the Merger, see "--Description of the Merger."

BACKGROUND OF THE MERGER

 RAYTHEON'S HISTORICAL FOCUS ON MAINTAINING A STRONG DEFENSE BUSINESS

  Over the last few years, Raytheon has responded to the changes in the defense industry described above by consolidating its defense operations, by acquiring E-Systems, Inc., a premier defense electronics defense business, by purchasing the aircraft modification and defense electronics business of Chrysler Technologies and, most recently, by acquiring TI Defense. These acquisitions have broadened Raytheon's position in defense electronics and have helped it remain competitive; however, the continuing consolidation within the defense industry has further increased the threshold required to compete effectively.

 RAYTHEON'S REVIEW OF STRATEGIC ALTERNATIVES INCLUDING THE MERGER

  The Merger arises out of the strategic review of several alternatives available to Raytheon regarding each of its core businesses which were viewed by management as viable approaches to the then-current business environment and were designed to achieve and enhance the long-term value of Raytheon's entire business for its common stockholders. However, the immediate impetus for the timing of the Merger was the major consolidation taking place in the U.S. defense industry and the significant opportunities for Raytheon presented by the Merger.

                                                                      THE MERGER

--------------------------------------------------------------------------------








  During the past few years, Raytheon approached a number of other major defense companies and from time to time engaged in preliminary discussions regarding possible strategic transactions. However, as the trend toward consolidation in the defense industry intensified due to the forces described above, Raytheon began a more formal strategic assessment of existing and potential growth opportunities for Raytheon's various businesses, including a particular focus on the defense electronics business. In connection with this process, Raytheon assembled a management team and enlisted the support of financial, legal, tax, accounting and other advisors to identify and evaluate the merits of various possible strategies to promote the growth of Raytheon as a whole and enhance stockholder value. As a result of this process, management identified and considered the following strategic alternatives relating to the defense electronics business:

    . Continue existing business strategy, including acquisitions of smaller defense businesses.

    . Proactively pursue a merger or other significant business combination.

    . Exit the defense electronics business and focus on Raytheon's other core businesses.

  With respect to the first alternative, the Raytheon Board determined that continuing the existing business strategy was no longer a viable option in that it would likely have relegated Raytheon to a second tier position within the defense industry and made it difficult for Raytheon to compete for and win the reduced number of defense programs. Likewise, the Raytheon Board determined that the third alternative, selling Raytheon's defense business, was not an option because the defense business is and will continue to be Raytheon's core business. Accordingly, after careful consideration of each of these alternatives, Raytheon determined that a strategy of proactively pursuing a combination of Raytheon with the defense business of another significant industry participant represented the best alternative to maximize Raytheon stockholder value. In addition, Raytheon determined to continue to pursue selective acquisitions of smaller defense businesses.

  In reaching this conclusion, Raytheon determined that there would be an ongoing need for defense electronics to provide a complete picture of future battlefields in real time and to provide our armed forces with improved surveillance, reconnaissance and intelligence systems. Raytheon further determined that there would also be an ongoing need to upgrade existing platforms with advanced electronics--as a cost effective way to provide greater performance to meet evolving threats. Given these needs and Raytheon's experience and capabilities in defense electronics, it was the Raytheon Board's view that Raytheon should seek to remain competitive in what it believes to be the best segment of the defense business--defense electronics.

  DEVELOPMENT OF THE MERGER

  Beginning in 1994, Raytheon began to consider and assess various alternative structures for a transaction or series of transactions involving its defense electronics business. In the spring of 1995, Raytheon announced the $2.3 billion acquisition of E-Systems to increase its market position in defense electronics. Raytheon continued its strategic assessment of the defense industry during 1995. In June 1996, Raytheon acquired Chrysler Technologies in an effort to further augment the aircraft modification and defense electronics capabilities of Raytheon E-Systems.

  During 1995, HEC engaged in informal discussions at the senior management level with Loral Corporation ("Loral") regarding the feasibility of a strategic combination of Hughes Defense with the defense business of Loral. There was no discussion of price or potential structure for such a combination. Such discussions ended in late 1995 and prior to the announcement of Lockheed Martin's agreement to acquire Loral on January 7, 1996.

  In early 1996, General Motors and HEC began to consider and assess various alternative structures for a transaction or series of transactions involving Hughes Defense and the other principal businesses of Hughes Electronics. Although Hughes Electronics also continued to pursue selective acquisitions, HEC management believed that Lockheed Martin's acquisition of Loral's defense business in early 1996 rendered the pursuit of selective acquisitions ineffective as a long-term business strategy for Hughes Defense. HEC management determined that a strategic combination with a significant industry participant was required because Lockheed

THE MERGER

--------------------------------------------------------------------------------

Martin's acquisition of Loral's defense business significantly changed the profile of the defense industry by increasing the size, and the related economies of scale and operating efficiencies, necessary to compete effectively for government contracts.

  In early 1996, Raytheon and HEC initiated discussions regarding a combination of Raytheon's defense business with Hughes Defense. In March of 1996 these discussions ended when the parties could not reach agreement on the material terms of the transaction. From time to time thereafter, representatives of the parties had occasional contacts in which they mutually confirmed that there was no basis upon which to reopen discussions. In June and July of 1996, Raytheon held discussions with McDonnell Douglas Corporation ("MCDONNELL DOUGLAS") regarding a possible merger of all of Raytheon with McDonnell Douglas. These discussions ended when the parties could not reach agreement on the material terms of the transaction in August 1996.

  In late July 1996, Raytheon and HEC recommenced discussions regarding a possible combination of Raytheon's defense business with Hughes Defense. Negotiations continued through November 20, 1996, but the parties could not come to agreement. Both parties then agreed to terminate such negotiations and pursue other alternatives. Following the termination of discussions with Raytheon in November 1996, General Motors and HEC initiated preliminary discussions with Northrop Grumman regarding a possible transaction involving Hughes Defense.

  In October 1996, Raytheon began to participate in the auction process for TI Defense. The process culminated on January 6, 1997, when Raytheon announced its agreement to acquire TI Defense for approximately $2.95 billion in cash.

  On November 23, 1996, Raytheon made a proposal, on an unsolicited basis, for a strategic transaction with Hughes Defense. Pursuant to the proposal, Raytheon would (in its entirety) merge with Hughes Defense. Raytheon's new proposal was discussed by HEC management and GM management and their respective advisors. Although GM/HEC's financial advisors participated in these discussions, these financial advisors did not at this time provide any reports or render any advice materially related to the Pre-Merger Transactions (other than to recommend that a formal process to solicit interest in a transaction involving Hughes Defense be established). After consideration of such discussions, including the recommendation to establish an appropriate process for soliciting proposals, GM management and HEC management determined to recommend to the GM Board a process for soliciting appropriate merger proposals for Hughes Defense, including from Raytheon and Northrop Grumman.

  November 26, 1996 Raytheon Board Meeting. At the November 26, 1996 meeting of the Raytheon Board, Raytheon management presented an update of recent developments in connection with various discussions regarding the possible combination of Raytheon with other defense industry participants, including Hughes Defense. The Raytheon Board considered and ratified the proposal submitted by management to HEC and GM on November 23, 1996 and authorized its management team to continue to pursue the proposal. The management team was assisted in this process by Raytheon's financial and legal advisors, Bear Stearns and Wachtell, Lipton, Rosen & Katz, who had been previously engaged on behalf of Raytheon in connection with the prior discussions with HEC regarding Hughes Defense. The management team was also advised by CSFB and received assistance from Coopers & Lybrand L.L.P. on accounting issues and due diligence analyses of Hughes Defense.

  December 1, 1996 HEC Board Meeting. At the December 1, 1996 meeting of the HEC Board, HEC management presented an update of recent developments in connection with various discussions regarding the possible combination of Hughes Defense with another defense industry participant, including the recent termination of discussions with Raytheon and Raytheon's new unsolicited proposal to merge with Hughes Defense. Following discussion of these and related matters, the HEC Board determined to recommend to the GM Board a process of soliciting merger proposals for Hughes Defense from a selected group of potential merger partners and developing definitive terms relating to a strategic transaction involving Hughes Defense, subject to the subsequent approval of any such terms by the HEC Board and the GM Board. As noted above, HEC had for some time been reviewing and assessing the strategic challenges facing each of its three principal businesses and it had for some time been contemplated that any transaction involving Hughes Defense would be a part of a series of transactions involving each of the HEC businesses.

                                                                      THE MERGER

--------------------------------------------------------------------------------

  Soliciting a Merger Partner for Hughes Defense. In connection with the process of soliciting a merger partner for Hughes Defense, the GM/HEC joint management team was assisted by financial and legal advisors, Goldman Sachs and Weil, Gotshal & Manges LLP, who had previously been engaged on behalf of General Motors and HEC in connection with the prior discussions with Raytheon. The GM/HEC joint management team also received support from the financial, legal and tax staffs of General Motors and HEC and from GM's legal and tax counsel, Kirkland & Ellis, who also had previously been engaged on behalf of General Motors in connection with the prior discussions with Raytheon. In addition, the GM/HEC joint management team received assistance from Deloitte & Touche LLP on accounting issues and due diligence analyses of prospective merger partners.

  The GM/HEC joint management team, based on advice from Goldman Sachs and antitrust and tax advisors, determined that certain participants in the defense industry either could not or would not participate in the Hughes Defense bid solicitation process for antitrust, tax or other reasons. As a result, the joint management team invited four parties, Boeing, McDonnell Douglas, Raytheon and Northrop Grumman, to participate in the bid process. Boeing elected not to participate, explaining that it did not embrace the concept of vertical integration and thus was not interested in a strategic combination with a defense electronics systems provider such as Hughes Defense. Subsequently, representatives of the joint management team met with and provided access to information about Hughes Defense to McDonnell Douglas, Raytheon and Northrop Grumman. Each was provided a term sheet and draft agreements for its review. The term sheet and draft agreements included certain features intended to ensure that the Hughes Defense Spin-Off and the subsequent merger would be tax-free to General Motors and its stockholders and provided for a transaction structure substantially similar to that eventually contained in the agreements signed with Raytheon. The parties were asked to submit proposals by December 13, 1996.


  Proposals were submitted by Raytheon and Northrop Grumman on the date requested and Northrop Grumman increased the value of its proposal in a subsequent revised submission on December 17, 1996. McDonnell Douglas failed to submit a proposal and, on December 15, 1996, announced an agreement to be acquired by Boeing. Raytheon submitted two separate proposals. The first proposal was to merge Hughes Defense with the defense business of Raytheon, with a total value estimated to be approximately $8.3 billion (based on prior estimates of synergies) to General Motors and its common stockholders, comprised of debt of Hughes Defense and 45% of the common stock of the new company. The second proposal was to merge Hughes Defense with Raytheon, with a total value of approximately $8.5 billion to General Motors and its common stockholders (subject to a "collar" mechanism designed to preserve the value of the transaction to General Motors and its common stockholders), comprised of debt of Hughes Defense and 30% of the common stock of the new company. Northrop Grumman's proposal, as revised, was to form a new company which would assume $3.8 billion of debt of Hughes Defense and in which GM's common stockholders would own 45% to 50% of the common stock. The Northrop Grumman proposal did not contain a "collar" mechanism. Based on the then-current market price of Northrop Grumman's common stock, the revised proposal submitted on December 17 was valued at approximately $8.3 billion.

  Further discussions were held with each of Raytheon and Northrop Grumman and their respective financial advisors and each party was provided with further due diligence opportunities regarding Hughes Defense. During this period, representatives of the GM/HEC joint management team and its advisors also conducted due diligence reviews of Raytheon and Northrop Grumman. In addition, the joint management team's legal advisors discussed the draft agreements with each party and distributed revised drafts of the proposed agreements. Each party was asked to submit a final proposal not later than January 6, 1997.

  Final Merger Proposals Received. On January 6, 1997, each of Raytheon and Northrop Grumman submitted revised proposals with respect to the proposed merger with Hughes Defense, including comments on the proposed agreements. Raytheon submitted only one revised proposal, in which Hughes Defense would merge with Raytheon, with a total value (as estimated by Raytheon at the time) of approximately $9.0 billion to General Motors and its common stockholders, with GM's common stockholders owning approximately 30% of the common stock of the combined company. The basic structure of such proposal was substantially the same as the

THE MERGER

--------------------------------------------------------------------------------

structure of the relevant portions of the Pre-Merger Transactions and the Merger proposed in this document. Northrop Grumman's revised proposal was for the new company to assume $4.475 billion of debt of Hughes Defense and for GM's common stockholders to own approximately 50% of the common stock of the new company.

  On January 6 and 7, 1997, the GM/HEC joint management team, working together with its financial, tax and legal advisors, reviewed each party's submission and discussed the proposals with each party and its advisors in an attempt to seek clarification with respect to certain matters. These matters included, among other things, total value of the proposals, the treatment of stock options held by Hughes Defense employees and, in the case of Northrop Grumman, the addition of a "collar" mechanism to its proposal.

  On January 8, 1997, the Raytheon Board met to consider Raytheon's final offer for Hughes Defense. After due consideration, Raytheon's Board authorized the submission of a final proposal to GM and HEC for Raytheon to acquire Hughes Defense.

  Each of Raytheon and Northrop Grumman submitted final proposals to General Motors and Hughes Electronics on the evening of January 8, 1997. The final proposals of Raytheon and Northrop Grumman were substantially comparable, other than with respect to the total value of the consideration offered (which consisted, in each case, of a combination of common stock in the combined company and debt, protected by an equity collar) and the percentage of the equity interest of GM's common stockholders in the combined company. Based on the market value of the equity and the debt of each proposal, Raytheon's final proposal was valued at approximately $9.5 billion, with GM's common stockholders owning approximately 30% of the common stock of the combined company, and Northrop Grumman's final proposal was valued at approximately $9.3 billion, with GM's common stockholders owning approximately 50% of the common stock of the combined company.

  On January 8 and 9, 1997, the GM/HEC joint management team, in consultation with its financial, legal, tax and other advisors, reviewed and discussed the final proposals of Raytheon and Northrop Grumman. The GM/HEC joint management team also had additional discussions with Raytheon regarding its final proposal, including the definitive agreements included as part of its final proposal. Based principally upon (1) the greater indicated value of the aggregate debt and equity components of Raytheon's proposal as compared to that of Northrop Grumman and (2) the joint management team's assessment that the strategic combination of Hughes Defense with Raytheon on the terms proposed had greater potential to produce a financially strong defense electronics business competitive across a broader range of market segments than would a combination with Northrop Grumman, the GM/HEC joint management team determined to recommend that Raytheon be selected as the merger partner for Hughes Defense, subject to the ability to resolve with Raytheon the remaining open issues, including, among other things, the conditions under which a break-up fee would be payable.

  January 10, 1997 GM President's Council Meeting. On January 10, 1997, the GM President's Council, GM's senior policy-making management body, met to discuss and consider the final proposals of Raytheon and Northrop Grumman. At such meeting, the GM/HEC joint management team presented its recommendation that Raytheon be selected as the merger partner for Hughes Defense.

  January 10, 1997 Hughes Defense Spin-Off Committee Meeting. Following the GM President's Council meeting on January 10, 1997, there was a meeting of the Hughes Defense Spin-Off Committee, at which the Hughes Defense Spin-Off Committee authorized the GM/HEC joint management team to negotiate exclusively with Raytheon to reach a satisfactory resolution of the remaining open items. The remaining open items included, among other things, certain matters relating to the prompt finalization of the legal documentation for the proposed transaction, the composition of the board of directors and certain board committees of the post-merger company and confidentiality with respect to the proposed transaction with Hughes Defense.

  On January 10, 1997, the GM/HEC joint management team received a communication from Raytheon clarifying the remaining open items with respect to its proposal. Thereafter, the GM/HEC joint management team

                                                                      THE MERGER

--------------------------------------------------------------------------------

and its advisors negotiated with Raytheon the final terms of its merger proposal, resolved all outstanding issues and finalized the related definitive agreements.

  January 16, 1997 GM Board Meeting. At the January 16, 1997 meeting of the GM Board, the Hughes Defense Spin-Off Committee, the HEC Board, the Capital Stock Committee, HEC management and GM management each recommended that the GM Board approve and authorize both the Pre-Merger Transactions, subject to the GM Board's subsequent determination of the Distribution Ratio, and the Merger. After considering these matters, the GM Board approved and authorized the Pre-Merger Transactions, subject to the GM Board's subsequent approval of the definitive terms of the transactions and determination of a Distribution Ratio that satisfies certain conditions established by the GM Board. The GM Board also approved the selection of Raytheon as the merger partner for Hughes Defense and approved the Merger.

  On January 16, 1997, pursuant to the authority of the Raytheon Board granted on January 8, Raytheon management entered into the Merger Agreement and the Implementation Agreement.

RECOMMENDATION OF THE RAYTHEON BOARD

  In determining the fairness of the Merger, the Raytheon Board considered the process by which the definitive terms were developed and that the Merger would be submitted for the approval of the holders of a majority of the outstanding shares of Raytheon Common Stock. The Raytheon Board also considered recommendations of the management team with respect to the Merger. In addition to and without limiting the foregoing, in determining the fairness of the definitive terms of the Merger to Raytheon Common Stockholders, the Raytheon Board considered, (1) the presentations by representatives of Bear Stearns as to the fairness of the Merger from a financial point of view to Raytheon Common Stockholders; (2) the CSFB Fairness Opinion, (3) the information previously reviewed with and the deliberations conducted by the Raytheon Board, relating to both the material terms of the Transaction Agreements and the Raytheon Board's belief that current Raytheon Common Stockholders would benefit from participation in a stronger defense company, even if such participation meant a reduced equity position in the combined company, (4) current industry, economic and market trends, in particular the major consolidation within the U.S. defense industry, that has resulted from defense budget reductions, fewer defense programs and significantly reduced production rates on the programs which remain and (5) the importance of market position, significant scale and scope and financial resources to compete in the consolidating defense industry and particularly the need to grow by combination in order to have a business mix of sufficient breadth to sustain the technical, managerial and business functions necessary for the conduct of a successful ongoing business.

  THE RAYTHEON BOARD HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO AND IN THE BEST INTERESTS OF RAYTHEON AND RAYTHEON COMMON STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER PROPOSAL.

FAIRNESS OPINIONS

 BEAR STEARNS FAIRNESS OPINION

  Raytheon retained Bear Stearns as a financial advisor in connection with Raytheon's proposed merger with HE Holdings in accordance with the terms of an engagement letter between Raytheon and Bear Stearns (the "BEAR STEARNS ENGAGEMENT LETTER"). Raytheon selected Bear Stearns to act as one of its financial advisors and to render its opinion in connection with the Merger based on Bear Stearns' qualifications, expertise and reputation in providing advice to companies in the aerospace and defense electronics industries as well as its prior investment banking relationship and familiarity with Raytheon.

  At the January 16, 1997 meeting of the Raytheon Board, Bear Stearns delivered its opinion to the effect that, as of the date of such opinion and based upon and subject to the various conditions set forth therein, the Merger was fair, from a financial point of view, to Raytheon Common Stockholders. Bear Stearns has confirmed its prior opinion by delivery of a written opinion dated the date of this Solicitation Statement/Prospectus. In

THE MERGER

--------------------------------------------------------------------------------

connection with its opinion dated the date of this Solicitation Statement/Prospectus, Bear Stearns updated certain of the analyses performed in connection with its earlier opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. The updated analyses included in the Bear Stearns Fairness Opinion do not differ in any material respect from the analyses conducted with respect to the opinion provided by Bear Stearns to the Raytheon Board on January 16, 1997.

  THE FULL TEXT OF THE BEAR STEARNS FAIRNESS OPINION, DATED THE DATE OF THIS SOLICITATION STATEMENT/PROSPECTUS, IS ATTACHED AS APPENDIX B-I HERETO. RAYTHEON COMMON STOCKHOLDERS ARE URGED TO READ THE BEAR STEARNS FAIRNESS OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY BEAR STEARNS IN ARRIVING AT ITS OPINION. THE BEAR STEARNS FAIRNESS OPINION IS DIRECTED TO THE RAYTHEON BOARD AND RELATES ONLY TO THE FAIRNESS OF THE MERGER, FROM A FINANCIAL POINT OF VIEW, TO RAYTHEON COMMON STOCKHOLDERS, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER SUCH STOCKHOLDER SHOULD CONSENT TO THE APPROVAL OF THE MERGER PROPOSAL. THE SUMMARY OF THE BEAR STEARNS FAIRNESS OPINION SET FORTH IN THIS SOLICITATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  No limitations were imposed by Raytheon on Bear Stearns with respect to the investigations made or the procedures followed by Bear Stearns in rendering its opinion. The Bear Stearns Fairness Opinion is directed to the Raytheon Board and addresses only the fairness of the Merger, from a financial point of view, to the Raytheon Common Stockholders and does not constitute a recommendation to any Raytheon Common Stockholder as to whether such stockholder should consent to approval of the Merger Proposal. The Bear Stearns Fairness Opinion is necessarily based upon the economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

  The consideration per share to be received by Raytheon Common Stockholders in the Merger (the "EXCHANGE RATIO") was determined by arm's length negotiation between Raytheon and HE Holdings after consultation by each of such parties with their respective financial advisors and was not based on a recommendation by Bear Stearns, although Bear Stearns evaluated the financial terms of the Merger and participated in discussions concerning the Exchange Ratio.

  In connection with rendering its opinion, Bear Stearns, among other things:
(i) reviewed the Merger Agreement, and other Transaction Agreements, in substantially final form; (ii) reviewed the structure of the Pre-Merger Transactions and related entities as set forth in the Transaction Agreements;
(iii) reviewed GM's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997, its Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996; (iv) reviewed unaudited financial statements for the fiscal years ended December 31, 1995 and 1994 for HE Holdings and its subsidiaries and reviewed certain other operating and financial information provided to us by the managements of Raytheon, GM and HE Holdings relating to such businesses, including internal projections of future financial results; (v) met with certain members of Raytheon's senior management to discuss Raytheon's operations, historical financial statements and future prospects, including Raytheon's industry outlook and stated objective to improve its competitive position in the rapidly changing defense electronics sector, as well as their views with respect to the operations, historical financial statements and future prospects of HE Holdings, and their views of the business, operational and strategic benefits, potential synergies and tax and other implications of the Merger (the "PROJECTIONS"); (vi) reviewed certain estimates of cost savings and other combination benefits (collectively, the "PROJECTED BENEFITS") expected to result from the Merger, prepared and provided to us by the management of Raytheon; (vii) met with certain members of GM's and HE Holdings' senior management to discuss HE Holdings' operations, historical financial statements and future prospects, as well as their views of the business and assets of HE Holdings, operational and strategic benefits, potential synergies and tax and other implications of the Merger; (viii) reviewed the pro forma financial impact of the Merger on New Raytheon, including its

                                                                      THE MERGER

--------------------------------------------------------------------------------








earnings, cash flow, financial ratios and earnings per share; (ix) discussed with certain members of senior management the potential implications of not consummating the Merger; (x) reviewed and compared with HE Holdings certain publicly available financial information and stock market performance data of publicly held companies which we deemed generally comparable to HE Holdings;
(xi) reviewed and compared with the Merger the financial terms of certain other recent acquisitions of companies which we deemed generally comparable to HE Holdings; (xii) reviewed discounted cash flow analyses of HE Holdings and Raytheon; (xiii) reviewed the historical market prices and trading activity for the GM Class H Common Stock, the GM $1 2/3 Common Stock and the Raytheon Common Stock; (xiv) conducted such other studies, analyses, inquiries and investigations as appropriate; and (xv) conducted the above studies and analyses, where relevant, in the context of consummating the Merger on a pro forma basis both with and without giving effect to the pending TI Acquisition.

  In the course of its review, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information provided to it and reviewed for it by Raytheon and HE Holdings and the reasonableness of the assumptions made by the management of Raytheon with respect to the Projections. Bear Stearns did not assume any responsibility for independent verification of the information provided by Raytheon and HE Holdings and further relied upon the assurances of the managements of Raytheon and HE Holdings that such managements were not aware of any facts that would make the information provided to Bear Stearns incomplete or misleading. In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets of Raytheon or HE Holdings nor was it furnished with any such appraisals.

  In arriving at its opinion, Bear Stearns performed a variety of financial analyses both before and after giving effect to the TI Acquisition. The summary of certain of these analyses set forth below does not purport to be a complete description of the analyses underlying the Bear Stearns Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to summary description. Bear Stearns believes that all of its analyses must be considered together, and that selecting any one valuation analysis could create an incomplete view of the processes underlying Bear Stearns' opinion. Moreover, the estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Raytheon Common Stock may trade at any future time.

  In interpreting the results of the various financial analyses it performed in order to render its opinion, Bear Stearns considered the general pricing trends in the aerospace/defense industry and the growing scarcity of potential attractive acquisition candidates. The defense industry has been characterized over the last several years by stagnating markets due to declining procurement budgets, resulting in a downsizing of the industry, both in terms of capacity and number of participants. In an attempt to survive and ultimately prosper in the consolidation, companies have been building scale through acquisitions, expanding depth and breadth of programs and streamlining operations to reduce costs. As long-term survivors are emerging, budgets are stabilizing and cash flows are increasing. Bear Stearns observed that the industry appears to be undergoing a revaluation as evidenced by pricing trends in both the public and M&A markets for defense companies. Bear Stearns observed the following factors:
(i) trading multiples are increasing as investors are rewarding those companies that are leading the aerospace/defense rationalization; (ii) potential attractive acquisition candidates are becoming increasingly scarce as defense electronics properties are traded into more permanent hands and as the number of companies that participate in the defense industry, but for which defense is not a core business, has declined; and (iii) the pace of consolidation in the defense sector has been increasing at an increasing rate as companies scramble to merge or acquire the businesses that remain.

  The following is a brief summary of certain of the analyses performed by Bear Stearns in connection with the Bear Stearns Fairness Opinion.

THE MERGER

--------------------------------------------------------------------------------

  Comparable Company Analysis. Bear Stearns reviewed and compared certain actual and estimated financial, operating and market information of Raytheon with that of three selected publicly traded companies in the aerospace and defense electronics industries (Litton Industries, Inc., Lockheed Martin Corporation and Northrop Grumman Corporation) referred to herein as the "COMPARABLE COMPANIES" that Bear Stearns believed to be comparable in certain relevant aspects (including, but not limited to, size, customer base, product portfolio and industry niche) to Raytheon. Bear Stearns calculated certain financial multiples for each of the Comparable Companies, including stock price to earnings per share ("P/E") multiples based on 1996 and 1997 EPS estimates (based on published research reports) and enterprise value as a multiple of each of 1997 estimated ("1997E") revenues, 1997E EBITDA and 1997E EBIT. This analysis resulted in (i) harmonic means for P/E multiples for 1996 and 1997E of 15.6x and 14.0x, respectively for the Comparable Companies compared to 14.5x and 13.4x for Raytheon based on 1996 and 1997E net income, respectively, and
(ii) harmonic mean multiples of enterprise value to 1997E revenue, 1997E EBITDA and 1997E EBIT of 0.84x, 6.4x and 9.4x, respectively for the Comparable Companies compared with 1.16x, 8.0x and 10.2x for Raytheon. The harmonic mean is calculated by using the reciprocal value of the multiples. The harmonic mean measurement gives weight to equal dollar investments in the securities whose ratios have been averaged. This analysis also resulted in a range of (i) P/E multiples for 1996 and 1997E of 14.5x to 16.9x and 13.4x to 14.6x, respectively, for the Comparable Companies, and (ii) enterprise value to 1997E revenues, 1997E EBITDA and 1997E EBIT of 0.64x to 1.03x, 6.1x to 6.7x and 8.8x to 9.9x, respectively, for the Comparable Companies. Bear Stearns observed that the foregoing multiples for Raytheon were within the corresponding range of multiples for the Comparable Companies and, consequently, concluded that Raytheon's stock appeared to be fairly valued in the market.

  Selected Acquisition Analysis. Bear Stearns reviewed other transactions involving the acquisition or proposed acquisition of all or part of certain companies in the aerospace/defense industry (the "SELECTED ACQUISITIONS"). The Selected Acquisitions were comprised of Raytheon/TI Defense, The Boeing Company/McDonnell Douglas Corporation, The Boeing Company/Rockwell International Corporation's A&D Business, Raytheon/Chrysler Technologies, Lockheed Martin Corporation/Loral Corporation, Northrop Grumman Corporation/Westinghouse Electric Corporation, Hughes Electronics Corporation/Magnavox and Raytheon/E-Systems, Inc. and were selected from a universe of over 35 acquisitions in the aerospace/defense industry. Bear Stearns believed the Selected Acquisitions were the most comparable to the proposed transaction on the basis of customer base, product portfolio and other market-related considerations. The Selected Acquisitions dated from 1995 or later. Bear Stearns calculated certain financial multiples for each of the Selected Acquisitions, including equity value as a multiple of 1997E net income (25.5x for the Merger before giving effect to synergies and, 15.4x for the Merger after giving effect to synergies, versus 18.9x, 17.5x, 16.1x, 15.4x, 17.9x, 19.1x, 15.9x and 16.5x, respectively, for the Selected Acquisitions) and implied enterprise value as a multiple of 1997E revenues (1.43x for the Merger before giving effect to synergies and 1.41x for the Merger after giving effect to synergies, versus 1.66x, 1.05x, 0.97x, 0.87x, 1.40x, 1.30x, 0.92x, and
0.99x, respectively, for the Selected Acquisitions), 1997E EBITDA (10.8x for the Merger before giving effect to synergies and 8.8x for the Merger after giving effect to synergies, versus 9.8x, 8.1x, 8.8x, 6.8x, 8.9x, 9.3x, 7.1x and 8.3x, respectively, for the Selected Acquisitions) and 1997E EBIT (14.2x for the Merger before giving effect to synergies and 11.0x for the Merger after giving effect to synergies, versus 12.9x, 9.6x, 12.9x, 9.3x, 12.2x, 11.9x, 9.5x and 10.4x, respectively, for the Selected Acquisitions), in each case, as of the time of the announcement of the transaction, and compared the resulting multiples to the implied multiples of the Merger.

  Bear Stearns observed that before giving effect to synergies, the multiples of revenues, EBITDA, EBIT and net income for the Merger are higher than the multiples of revenues, EBITDA, EBIT and net income for the Selected Acquisitions. Bear Stearns also noted that after giving effect to synergies, the multiples of revenues, EBITDA, EBIT and net income for the Merger are within the range of the multiples of revenues, EBITDA, EBIT and net income for the Selected Acquisitions.

  Bear Stearns noted that no company used in the comparable company analysis summarized above is identical to HE Holdings and no transaction utilized in the above selected acquisition analysis summarized above is identical to the Merger. Accordingly, any such analysis of the fairness of the Merger involves complex

                                                                      THE MERGER

--------------------------------------------------------------------------------








considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and the Selected Acquisitions and other factors that could affect the public trading and acquisition values.

  Relative Contribution Analysis. Bear Stearns compared the respective projected contributions of each of Raytheon and HE Holdings to, among other financial measures, the pro forma combined revenues, EBITDA and EBIT of the two companies based on the Projections provided by Raytheon (excluding synergies) for fiscal years 1997 and 1998 assuming completion of the Merger on December 31, 1996. Such analysis indicated that HE Holdings would contribute approximately 28.4%, 27.0% and 27.1%, respectively, to the estimated pro forma revenues, EBITDA and EBIT of the combined entity after the Merger for fiscal year 1997 and approximately 27.6%, 25.7% and 25.4%, respectively, to the estimated pro forma revenues, EBITDA and EBIT of the combined entity after the Merger for fiscal year 1998. After giving effect to synergies anticipated by the management of Raytheon to result from the Merger and assuming that the synergies are not achievable in the absence of the Merger, such analysis indicated that HE Holdings would contribute approximately 28.7%, 31.2% and 32.6% of estimated combined revenues, EBITDA and EBIT in fiscal 1997, and approximately 28.7%, 34.0%, and 36.0% of estimated combined revenues, EBITDA and EBIT in fiscal 1998.

  In all cases, Bear Stearns compared HE Holdings' relative contribution to pro forma revenues, EBITDA and EBIT to the post-merger entity, to HE Holdings and Raytheon's pro forma ownership of the combined company based on the Exchange Ratio, which implied ownership levels for Raytheon and HE Holdings of 70.0% and 30.0%, respectively. Bear Stearns noted that Raytheon's pro forma ownership of the combined company was slightly less than its relative contribution to pro forma revenues, EBITDA and EBIT before giving effect to synergies. Bear Stearns also noted that Raytheon's pro forma ownership of the combined company was greater than Raytheon's relative contribution to pro forma EBITDA and EBIT after giving effect to expected synergies.

  Synergies Analysis. Bear Stearns estimated the net present value of a future stream of cash flows from fiscal 1997 to fiscal 2001 generated by the net cost savings and incremental revenue that the management of Raytheon estimated could result from the Merger after giving effect to the TI Acquisition. Utilizing discount rates of 10.0% to 11.0%, this analysis resulted in a synergy value of approximately $1.1 billion.

  Pro Forma Merger Analysis. Bear Stearns also analyzed certain pro forma effects of the Merger on the combined entity's estimated EPS for each of the fiscal years from 1997 through 2001 utilizing the Projections and certain pro forma assumptions provided by the management of Raytheon. The pro forma assumptions provided by the management of Raytheon assumed that the Merger would result in immediate revenue enhancements which would increase over time and cost savings which would be realized as the integration of Raytheon's and HE Holdings' operations is implemented. Bear Stearns' analysis indicated that the Merger would be slightly dilutive in 1997 and increasingly accretive thereafter. Based on the fact that the Merger is additive to earnings in each year beginning in 1998, Bear Stearns concluded that the foregoing analysis supports the conclusion that the Merger is fair, from a financial point of view, to the stockholders of Raytheon.

  Other Analysis. In the course of its analysis for rendering its opinion, Bear Stearns conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

  December 13, 1997 Bear Stearns Presentation to the Raytheon Board. Prior to, and not in connection with the preparation of the Bear Stearns Fairness Opinion, Bear Stearns made a presentation (the "DECEMBER 13TH PRESENTATION") to the Raytheon Board as to certain matters relevant to potential transactions between Raytheon and Hughes Defense. However, Bear Stearns did not make any formal recommendation or give any opinion as to the fairness to Raytheon Common Stockholders of any potential transaction in connection with the December 13th Presentation.

  In connection with the December 13th presentation, Bear Stearns considered and reported to the Board as to a variety of non-financial matters related to Bear Stearns' assessment of the business and strategic rationale for the combination of Raytheon and Hughes Defense. Among other things, Bear Stearns noted that (i) the

THE MERGER

--------------------------------------------------------------------------------

combination of Hughes Defense and Raytheon would strengthen Raytheon's position in the defense industry by providing additional size required to create economies of scale and to reduce the overall exposure of the company to any one defense platform or program, (ii) the increased size of a combined Raytheon-Hughes Defense would allow it to compete better with other large industry participants such as Lockheed Martin, and (iii) maintenance of the status quo might hinder Raytheon's long-term market position and ability to remain cost-competitive with other defense contractors.

  Bear Stearns also presented certain qualitative information regarding the market impact a Raytheon-Hughes Defense transaction was likely to generate on the trading price of the combined company's common stock. Bear Stearns suggested that, based on publicly available information, relevant peer group trading multiples, the relative business make-up of Raytheon-Hughes Defense in relation to other industry participants, and assuming a favorable market reaction to the strategic rationale of the transaction, it would be reasonable to expect the combined company to trade at a higher multiple within its peer group trading range than Raytheon traded as a stand-alone company. Bear Stearns also noted that other companies which have demonstrated the ability to rationalize defense/aerospace operations have been rewarded with higher trading multiples and that a combined Raytheon-Hughes Defense would be positioned to recognize similar rewards. Finally, Bear Stearns observed that, due to the limited number of significant defense industry participants which remained as a result of the defense industry's consolidation, Raytheon-Hughes Defense would possess characteristics which would make it an attractive portfolio company for investors.

  At the time of the December 13th Presentation, Raytheon was considering numerous possible alternative structures for a combination with Hughes Defense, including a cash purchase of Hughes Defense. As a result, Bear Stearns provided certain financial analyses and valuations reflecting the various potential transactions and transaction structures being considered. The facts, assumptions and analyses presented in connection with the December 13th Presentation were substantially the same as those used in connection with the preparation of the Bear Stearns Fairness Opinion, which are discussed in detail above.

  The only significant difference between the materials used in the December 13th Presentation and those used in the preparation of the Bear Stearns Fairness Opinion was the use in the December 13th Presentation of a valuation of Hughes Defense using a Discounted Cash Flow ("DCF") methodology. DCF analysis values an entity by estimating the present value of future free cash flows available to debt and equity holders in the event the entity performs in accordance with management estimates on a stand-alone basis, and without giving effect to any potential synergies. DCF analysis provides an absolute valuation of an entity and is generally utilized in the context of a cash transaction. Based on this analysis, using information available at the time, and without taking into consideration the potential synergies of a transaction, Bear Stearns concluded that, on a DCF basis, Hughes Defense had a value of between $8.5 billion and $9.0 billion. Bear Stearns did not utilize a DCF analysis in connection with the preparation of the Bear Stearns Fairness Opinion because of the fact that the transaction had been structured as a stock-for-stock merger and, accordingly, relative, rather than absolute valuations were more important. As a result, absolute valuation methodologies such as DCF were deemed to be not as relevant as certain other measures of relative valuation such as those summarized above.

  The DCF analysis, as well as certain other analyses undertaken by Bear Stearns including a Comparable Company Analysis and a Selected Acquisition Analysis, led Bear Stearns to establish a valuation reference range of $8.5 billion to $9.0 billion based on the information available as of December 13, 1997. Such analyses were considered accurate at the time based on the information provided to Bear Stearns. However, due to (i) the preliminary nature of the negotiations between Raytheon and GM, (ii) the limited due diligence which had been completed, in particular, with respect to the potential synergies resulting from a transaction with Hughes Defense and (iii) changes in publicly available information, in particular, information related to the companies and transactions forming the basis for the analyses, the reference range utilized was a snapshot of appropriate valuation for such time, and was therefore subject to change and adjustment, as was in fact the case in connection with the actual transaction agreed upon between Raytheon and HE Holdings and the Bear Stearns Fairness Opinion.

                                                                      THE MERGER

--------------------------------------------------------------------------------

  Pursuant to the Bear Stearns Engagement Letter, Raytheon agreed to pay Bear Stearns a fee of $7.5 million for rendering its opinion in connection with the Merger, payable at the time Bear Stearns indicated it was prepared to render such opinion. Raytheon has also agreed to pay Bear Stearns an additional fee, payable upon announcement of the Merger, of $12.5 million and an additional fee, payable upon consummation of the Merger, of $15.0 million. Raytheon has also agreed to reimburse Bear Stearns for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its counsel, and to indemnify Bear Stearns and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. In the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, in its view, unenforceable.

  Bear Stearns has in the past performed certain investment banking services for Raytheon, HEC and GM, for which services Bear Stearns has received compensation. As part of its investment banking business, Bear Stearns regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  In the ordinary course of its business, Bear Stearns may actively trade the equity securities of Raytheon and GM for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

 CSFB FAIRNESS OPINION

  CSFB has acted as financial advisor to Raytheon in connection with the Merger and the related transactions. CSFB was selected by Raytheon based on CSFB's experience, expertise and familiarity with Raytheon and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  On January 16, 1997, the date on which the Merger Agreement was executed, CSFB rendered to the Raytheon Board its written opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Merger Consideration (as defined therein) was fair from a financial point of view to Raytheon Common Stockholders. CSFB has confirmed its earlier opinion by delivery of a written opinion dated the date of this Solicitation Statement/Prospectus. In connection with its opinion dated the date of this Solicitation Statement/Prospectus, CSFB updated certain of the analyses performed in connection with its earlier opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. The updated analyses included in the CSFB Fairness Opinion do not differ in any material respect from the analyses conducted with respect to the opinion provided by CSFB to the Raytheon Board on January 16, 1997.

  THE FULL TEXT OF THE CSFB FAIRNESS OPINION TO THE RAYTHEON BOARD DATED THE DATE OF THIS SOLICITATION STATEMENT/PROSPECTUS, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B-II TO THIS SOLICITATION STATEMENT/PROSPECTUS. HOLDERS OF RAYTHEON COMMON STOCK ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE CSFB FAIRNESS OPINION IS DIRECTED TO THE RAYTHEON BOARD AND RELATES ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED MERGER OR ANY RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER SUCH STOCKHOLDER SHOULD CONSENT TO THE APPROVAL OF THE MERGER PROPOSAL. THE SUMMARY OF THE CSFB FAIRNESS OPINION SET FORTH IN THIS SOLICITATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, CSFB reviewed the Merger Agreement and certain related documents, this Solicitation Statement/Prospectus and certain publicly available business and financial information relating to Raytheon and HE Holdings after giving effect to the Hughes Reorganization. CSFB also reviewed certain other

THE MERGER

--------------------------------------------------------------------------------








information provided to it by Raytheon and HEC, including financial forecasts relating to Raytheon (including forecasts pertaining to Raytheon TI Systems and the financial effect of the TI Acquisition) and HE Holdings, and met with the managements of Raytheon and HEC to discuss the operations and prospects of Raytheon and HE Holdings. CSFB also considered certain financial and stock market data of Raytheon and HEC and compared certain financial and stock market data for HE Holdings with similar data for other publicly held companies in businesses similar to that of HE Holdings and considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions recently effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant.

  In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB (including information as contained in this Solicitation Statement/Prospectus) and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, CSFB assumed that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Raytheon and HEC as to the future financial performance of Raytheon and HE Holdings and the best currently available estimates and judgments of the management of Raytheon as to the cost savings and other potential synergies (including the timing, amount and achievability thereof) anticipated to result from the Merger and the related transactions (including and excluding the effect of the TI Acquisition on such cost savings and other potential synergies). In addition, CSFB was not requested to make and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Raytheon or HEC, nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon information available to CSFB, and financial, economic, market and other conditions as they existed and could be evaluated, on the date of its opinion. CSFB did not express any opinion as to what the value of the Class A Common Stock or Class B Common Stock actually will be when issued pursuant to the Merger and the related transactions or the prices at which the Class A Common Stock or the Class B Common Stock will trade subsequent to the Merger. Although CSFB evaluated the Merger Consideration from a financial point of view, CSFB was not requested to, and did not, recommend the specific consideration payable in the Merger, which consideration was determined through negotiation between Raytheon and HEC. CSFB was not requested to, and did not, make a formal presentation to the Raytheon Board of the financial analyses performed by CSFB in connection with the CSFB Fairness Opinion. No other limitations were imposed by Raytheon on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinion.

  In preparing the CSFB Fairness Opinion, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying CSFB's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to Raytheon, HEC, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Raytheon and HEC. No company, transaction or business used in such analyses as a comparison is identical to Raytheon or HEC or the Merger and the related transactions, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which

                                                                      THE MERGER

--------------------------------------------------------------------------------








businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The CSFB Fairness Opinion was only one of many factors considered by the Raytheon Board in its evaluation of the proposed Merger and the related transactions and should not be viewed as determinative of the views of the Raytheon Board or management with respect to the Merger Consideration or the proposed Merger and the related transactions.

  The following is a summary of the material analyses performed by CSFB in connection with its opinion dated January 16, 1997:

  Discounted Cash Flow Analysis. CSFB calculated an enterprise reference range for HE Holdings based upon the present value of HE Holding's five-year stream of unlevered free cash flows and fiscal year 2001 terminal value, based on internal estimates of the management of HE Holdings. The fiscal year 2001 terminal value of HE Holdings was calculated by applying terminal multiples ranging from 9.0x to 10.0x to HE Holdings' fiscal year 2001 EBITDA. Unlevered free cash flows and terminal value estimates were then discounted to January 1, 1997 using discount rates of 10.5% to 11.0%. The discount rates utilized in such analysis were based on a number of factors, including the weighted average cost of capital of the Selected Defense Companies. This analysis resulted in an enterprise reference range for HE Holdings of approximately $8.6 billion to $9.5 billion.

  Selected Companies Analysis. CSFB compared certain financial and operating information of HE Holdings to corresponding data of the following selected publicly traded companies in the defense electronics and aerospace industry:
Lockheed Martin Corporation, McDonnell Douglas Corporation, Northrop Grumman Corporation and Litton Industries, Inc. (collectively, the "SELECTED DEFENSE COMPANIES"). CSFB compared enterprise values of the Selected Defense Companies as multiples of estimated fiscal 1997 sales, EBITDA and EBIT, and compared equity values as a multiple of estimated fiscal 1997 and 1998 net income. Estimated financial data for the Selected Defense Companies was based on estimates of selected investment banking firms. All multiples were based on closing stock prices on January 9, 1997. This analysis indicated a range of multiples for the Selected Defense Companies of estimated fiscal 1997 sales, EBITDA and EBIT of 0.7x to 1.0x (with a mean of 0.9x), 6.3x to 9.0x (with a mean of 7.1x) and 8.8x to 9.8x (with a mean of 9.4x), respectively, and estimated fiscal 1997 and 1998 net income of 12.8x to 15.4x (with a mean of 14.0x) and 11.4x to 13.5x (with a mean of 12.5x), respectively. Applying a range of selected multiples for the Selected Defense Companies of estimated fiscal 1997 sales, EBITDA and EBIT and estimated fiscal 1997 and 1998 net income of 1.0x to 1.1x, 7.0x to 8.0x, 9.5x to 10.5x, 14.0x to 15.0x and 13.0x
to 14.0x, respectively, to corresponding financial data of HE Holdings resulted in an enterprise reference range for HE Holdings of approximately $6.0 billion to $7.0 billion. CSFB applied these same multiples to corresponding financial data of Raytheon's defense business, both before and after giving effect to the TI Acquisition. The resulting enterprise reference range of Raytheon's defense business was approximately $10.0 billion to $11.5 billion (after giving effect to the TI Acquisition) and approximately $7.5 billion to $8.5 billion (before giving effect to the TI Acquisition).

  CSFB also compared certain financial and operating information of Raytheon's commercial businesses to corresponding data of selected publicly traded companies in similar industries, including: (i) engineering and construction companies: Fluor Corporation, Foster Wheeler Corporation, and Jacobs Engineering Group, Inc.; (ii) appliances companies: Maytag Corporation, and Whirlpool Corporation; (iii) Aircraft Companies: Gulfstream Aerospace Corporation; and (iv) diversified companies: Allied Signal Inc., United Technologies Corporation, and Honeywell Inc. (collectively, the "SELECTED COMMERCIAL COMPANIES"). CSFB compared enterprise values of the Selected Commercial Companies as a multiple of estimated fiscal 1997 EBITDA, and compared equity values as a multiple of estimated fiscal 1997 net income. Estimated financial data for the Selected Commercial Companies was based on estimates of selected investment banking firms. All multiples were based on closing stock prices on January 9, 1997. This analysis indicated a range of multiples for the Selected Commercial Companies of estimated fiscal 1997 EBITDA and net income of 5.9x to 8.9x (with a mean of 7.6x) and 11.0x to 18.0x (with a mean of 15.4x), respectively. Applying a range of selected multiples for the Selected Commercial Companies of estimated fiscal 1997 EBITDA and net income of 7.5x to 8.0x and 15.0x to 16.0x, respectively, to corresponding financial data of Raytheon's commercial businesses resulted in an enterprise reference range for such commercial businesses of approximately $6.6 billion to $7.1 billion.

THE MERGER

--------------------------------------------------------------------------------









  The selected multiples utilized by CSFB in its "Selected Companies Analysis" were based on, among other things, the size, product mix and competitive positioning of the operations of the Selected Companies relative to HE Holdings and Raytheon.

  Selected Transactions Analysis. CSFB analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in selected merger and acquisition transactions involving companies in the defense electronics and aerospace sectors, consisting of the following (acquiror/target): Raytheon/TI Defense, The Boeing Company/McDonnell Douglas Corporation, The Boeing Company/Rockwell A&D Business, Northrop Grumman/Westinghouse Electric Corporation, Lockheed Martin Corporation/Loral Corporation,Raytheon/E-Systems, Inc., Martin Marietta/General Dynamics Corporation's Space Systems Division, Loral Corporation/LTV Aerospace and Defense Company's Missile Business, HE Holdings/General Dynamics Corporation Missile System Business, Martin Marietta Corporation/Lockheed Martin Corporation, Northrop Corporation/Grumman Corporation, Lockheed Martin Corporation/General Dynamics Military Aircraft, Rolls-Royce plc/Allison Corporation, and Deutsche Aerospace AG/Fokker NV (collectively, the "SELECTED TRANSACTIONS"). CSFB compared enterprise values of the Selected Transactions as multiples of latest 12 months sales, EBITDA and EBIT, and compared equity values as a multiple of latest 12 months net income. All multiples were based on historical financial information available at the time of announcement of the transaction. Applying a range of selected multiples for the Selected Transactions of latest 12 months sales, EBITDA, EBIT and net income of 1.3x to 1.5x, 10.5x to 11.5x, 14.0x to 16.0x and 23.0x to 26.0x,
respectively, to corresponding financial data of HE Holdings resulted in an enterprise reference range for HE Holdings of approximately $8.6 billion to $9.6 billion. Applying these same multiples to corresponding financial data of Raytheon's defense business resulted in an enterprise reference range for Raytheon's defense business of approximately $12.5 billion to $14.0 billion (after giving effect to the TI Acquisition) and approximately $10.0 billion to $11.5 billion (before giving effect to the TI Acquisition).

  Synergies Analysis. CSFB estimated the present value of a range of future stream of cash flows from fiscal 1997 to 2001 generated by the net cost savings and incremental earnings that the management of Raytheon estimated could result from the Merger and related transactions, both before and after giving effect to the TI Acquisition. Utilizing discount rates of 10.5% to 11.0%, this analysis resulted in a synergy value of approximately $1.1 billion (after giving effect to the TI Acquisition) and approximately $0.8 billion (before giving effect to the TI Acquisition).

  Aggregate Reference Ranges. On the basis of the valuation methodologies described above (with particular focus on the "Discounted Cash Flow Analysis" described above), CSFB derived an aggregate enterprise reference range for HE Holdings of approximately $8.6 billion to $9.5 billion, before giving effect to synergies anticipated by the management of Raytheon to result from the Merger and related transactions and the TI Acquisition. Adding the present value of synergies from both the Merger and related transactions and the TI Acquisition resulted in an aggregate enterprise reference range for HE Holdings of approximately $9.8 billion to $10.7 billion. Adding the present value of synergies from the Merger and related transactions without giving effect to the TI Acquisition resulted in an aggregate enterprise reference range for HE Holdings of approximately $9.4 billion to $10.3 billion.

  CSFB also derived an aggregate enterprise reference range for Raytheon based upon the valuation methodologies described above (with particular focus on the "Selected Companies Analysis" and the "Selected Transactions Analysis" described above), after giving effect to the TI Acquisition, of approximately $17.6 billion to $20.1 billion or approximately $47.35 to $57.76 per fully diluted share. Excluding the TI Acquisition, CSFB derived an aggregate enterprise reference range for Raytheon of approximately $14.6 billion to $17.1 billion or approximately $47.14 to $57.55 per share. These implied per share values compared to Raytheon's trailing 30-day average stock price as of January 6, 1997 of $49.35.

  Relative Contribution Analysis. CSFB analyzed the relative contributions of Raytheon, both before and after giving effect to the TI Acquisition, and HE Holdings to the estimated fiscal 1997 and 1998 sales, EBITDA and EBIT, estimated 1996 year-end assets and estimated enterprise value, of the pro forma combined company.

                                                                      THE MERGER

--------------------------------------------------------------------------------








This analysis indicated that Raytheon would contribute approximately 71.6%, 73.0% and 70.8% of estimated combined sales, EBITDA and EBIT in fiscal 1997, and approximately 72.4%, 74.4% and 72.7% of estimated combined sales, EBITDA and EBIT in fiscal 1998, after giving effect to the TI Acquisition and before giving effect to synergies anticipated by the management of Raytheon to result from the Merger and related transactions. After giving effect to such synergies and assuming that Raytheon and HE Holdings each contributed equally to these synergies, such analysis indicated that Raytheon would contribute approximately 71.5%, 71.5% and 69.0% of estimated combined sales, EBITDA and EBIT in fiscal 1997, and approximately 72.0%, 71.2% and 69.1% of estimated combined sales, EBITDA and EBIT in fiscal 1998. Assuming consummation of the TI Acquisition, this analysis indicated that, in fiscal year 1997, Raytheon's relative contribution based on combined assets estimated at year-end 1996 and combined enterprise value was approximately 64.0% and 65.9%, respectively.

  Excluding the TI Acquisition, the contribution analysis indicated that Raytheon would contribute approximately 69.2%, 69.4% and 67.5% to the estimated combined sales, EBITDA and EBIT in fiscal 1997, and approximately 70.2%, 71.0% and 69.6% of estimated combined sales, EBITDA and EBIT in fiscal 1998, before giving effect to synergies anticipated by the management of Raytheon to result from the Merger and related transactions. After giving effect to such synergies and assuming that Raytheon and HE Holdings each contributed equally to these synergies, such analysis indicated that Raytheon would contribute approximately 69.2%, 67.6% and 66.3% of the estimated combined sales, EBITDA and EBIT in fiscal 1998. Excluding the TI Acquisition, Raytheon's relative contribution based on combined assets estimated at year-end 1996 and combined enterprise value was approximately 57.8% and 61.9%, respectively.

  As contemplated by the terms of the Merger and related transactions, current common stockholders of Raytheon and HEC would own approximately 70% and 30%, respectively, of the combined company's equity upon consummation of the Merger.

  Pro Forma Merger Analysis. CSFB analyzed the potential pro forma effect of the Merger and related transactions on Raytheon's EPS for fiscal years 1997 through 2001, based on internal estimates of Raytheon's management, both before and after giving effect to the TI Acquisition and after giving effect to synergies anticipated by the management of Raytheon to result from the Merger and related transactions. After giving effect to such synergies and the TI Acquisition, this analysis indicated that the Merger could be dilutive to Raytheon's EPS on a fully diluted basis in fiscal 1997 and accretive in fiscal years 1998 through 2001. After giving effect to such synergies but excluding the TI Acquisition, this analysis indicated that the Merger could be dilutive to Raytheon's EPS on a fully diluted basis in fiscal 1997 and 1998, neutral in fiscal 1999, accretive in fiscal 2000 and dilutive in fiscal 2001. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Certain Other Analyses. CSFB evaluated the incremental value created by the Merger and related transactions for Raytheon, both before and after giving effect to the TI Acquisition, utilizing both a net income multiple methodology and a discounted cash flow approach with respect to valuing the pro forma combined company. On the basis of estimated fiscal 1998 combined net income, a price-to-earnings ratio of 13.0x to 14.0x and Raytheon Common Stockholders' fully diluted equity ownership of 69.7% in the combined company, the net income multiple methodology resulted in an implied equity reference range for Raytheon of approximately $54.15 to $58.31 per share (after giving effect to the TI Acquisition) or approximately $50.32 to $54.20 per share (before giving effect to the TI Acquisition). These implied per share values compared to Raytheon's trailing 30-day average stock price as of January 6, 1997 of $49.35. Utilizing discount rates of 10.5% to 11.0% and estimated terminal values of 9.0x to 10.0x fiscal 2001 estimated EBITDA for the combined company (excluding consolidation synergies), on the basis of Raytheon Common Stockholders' fully diluted equity ownership of 69.7% of the combined company, the discounted cash flow methodology resulted in an implied equity reference range for Raytheon of approximately $67.31 to $77.70 per share (after giving effect to the TI Acquisition) or $65.05 to $74.46 per share (before giving effect to the TI Acquisition). These implied per share values compared to Raytheon's trailing 30-day average stock price as of January 6, 1997 of $49.35.

THE MERGER

--------------------------------------------------------------------------------









  Miscellaneous. Pursuant to the terms of CSFB's engagement, Raytheon has agreed to pay CSFB for its services in connection with the proposed Merger and the related transactions an aggregate financial advisory fee of $4.5 million. Raytheon also has agreed to reimburse CSFB for out-of-pocket expenses incurred by CSFB in performing its services, including reasonable fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities, including liabilities under the U.S. federal securities laws, arising out of CSFB's engagement.

  CSFB has in the past performed certain investment banking services for Raytheon, HEC and GM, for which services CSFB has received compensation. In the ordinary course of its business, CSFB and its affiliates may actively trade the debt and equity securities of Raytheon, HEC and GM for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

ADDITIONAL BACKGROUND INFORMATION

  ADDITIONAL INFORMATION RELATING TO THE PRE-MERGER TRANSACTIONS AND THE MERGER WHICH HAS BEEN PROVIDED BY GM IS INCLUDED IN THIS DOCUMENT UNDER THE CAPTION "ADDITIONAL BACKGROUND INFORMATION." THE INFORMATION INCLUDES INFORMATION REGARDING THE FACTORS CONSIDERED BY THE CAPITAL STOCK COMMITTEE OF THE GM BOARD AND THE GM BOARD IN DECIDING TO RECOMMEND THE APPROVAL OF THE MERGER AS WELL AS A SUMMARY OF THE ANALYSES AND OPINION OF GOLDMAN SACHS RELATING TO THE MERGER. BECAUSE THIS INFORMATION HAS BEEN REPRODUCED FROM THE GM SOLICITATION STATEMENT/PROSPECTUS, CERTAIN DEFINED TERMS ARE DIFFERENT THAN THOSE USED IN THIS DOCUMENT AND CERTAIN CROSS-REFERENCES REFER YOU TO OTHER SECTIONS AND CAPTIONS OF THE GM SOLICITATION STATEMENT/PROSPECTUS NOT REPRODUCED HERE. WE REFER YOU TO THE HUGHES DEFENSE REGISTRATION STATEMENT FOR COMPLETE DEFINITIONS OF THESE TERMS AND DISCLOSURES OF THE SECTIONS CROSS-REFERENCED BELOW. IN ADDITION, A COPY OF THE WRITTEN PRESENTATION BY GOLDMAN SACHS TO THE GM BOARD IN JANUARY 1997, HAS BEEN FILED AS AN EXHIBIT TO GM'S SCHEDULE 13E-3 TRANSACTION STATEMENT, FILED WITH THE SEC AND AVAILABLE TO THE PUBLIC. YOU SHOULD NOTE, HOWEVER, THAT THESE MATERIALS WERE PREPARED FOR THE BOARDS OF DIRECTORS OF GM, HEC AND HE HOLDINGS IN CONNECTION WITH SUCH BOARDS' CONSIDERATION OF THE PRE-MERGER TRANSACTIONS AND WERE NOT PREPARED WITH A VIEW TOWARD THE INTERESTS OF RAYTHEON, THE RAYTHEON BOARD OR RAYTHEON COMMON STOCKHOLDERS.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

 TO RAYTHEON STOCKHOLDERS

  The following general discussion summarizes the material U.S. federal income tax consequences of the Merger and is based on the Code, the regulations promulgated thereunder, existing administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations or court decisions could significantly change such authorities either prospectively or retroactively. We do not address all aspects of U.S. federal income taxation that may be important to you in light of your particular circumstances or to stockholders subject to special rules, such as those who are not citizens or residents of the United States, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or shareholders who acquired their Raytheon shares pursuant to the exercise of options or similar derivative securities or otherwise as compensation. This discussion assumes that you hold your shares of stock as capital assets within the meaning of Code Section 1221.

  The Merger is conditioned on receipt by Raytheon and HE Holdings of opinions of Wachtell, Lipton, Rosen & Katz, counsel to Raytheon, and Weil, Gotshal & Manges LLP, counsel to HE Holdings, that the Merger qualifies as a tax-free reorganization under Code Section 368(a).

  Based upon the foregoing opinion of Wachtell, Lipton, Rosen & Katz:

  . you should not recognize either gain or loss upon the receipt of shares of Class B Common Stock exchanged in the Merger for your shares of Raytheon Common Stock,

                                                                      THE MERGER

--------------------------------------------------------------------------------









  . the tax basis of your shares of Class B Common Stock received in the Merger will be the same as your tax basis in the shares of Raytheon Common Stock that you surrendered in exchange, and

  . the holding period, if any, for shares of Class B Common Stock you receive in the Merger will include the holding period of shares of Raytheon Common Stock that you surrendered in exchange.

  You should be aware that opinions of counsel are not binding on the IRS or the courts. Further, the opinions of Wachtell, Lipton, Rosen & Katz and Weil, Gotshal & Manges LLP will be based on current law and on certain representations as to factual matters made by, among others, Raytheon and HE Holdings, which, if incorrect in certain material respects, would jeopardize the conclusions reached by such counsel in their opinion. Neither Raytheon nor HE Holdings is currently aware of any facts or circumstances which would cause any such representations to Wachtell, Lipton, Rosen & Katz or Weil, Gotshal & Manges LLP to be untrue or incorrect in any material respect.

  Raytheon and HE Holdings expect to receive the opinions of Wachtell, Lipton, Rosen & Katz and Weil, Gotshal & Manges LLP described above prior to the Effective Time. Although the condition regarding receipt of the opinions described above is waivable by the parties to the Merger Agreement, Raytheon does not intend to waive such condition to consummation of the Merger.

  If the Merger fails to qualify as a reorganization under Code Section 368, each Raytheon Common Stockholder who receives shares of Class B Common Stock would recognize gain or loss equal to the difference between the fair market value of Class B Common Stock received and such stockholder's tax basis in the shares of Raytheon Common Stock surrendered. Failure of the Merger to qualify as a tax-free reorganization could jeopardize the tax-free treatment of the distribution of Class A Common Stock and the Hughes Telecom Spin-Off under Code Sections 355 and 368(a)(1)(D).

  This discussion does not address the tax consequences of any transaction other than the Merger. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

 TO NEW RAYTHEON

  GM has received the IRS Ruling as to certain U.S. federal income tax consequences of the Pre-Merger Transactions. Specifically, the IRS Ruling provides that each of (i) the distribution of Class A Common Stock to the GM Class H Common Stockholders and the GM $1-2/3 Common Stockholders as contemplated by the Spin-Off Merger Agreement and (ii) the Hughes Telecom Spin-Off will constitute a tax-free distribution under Code Sections 355 and 368(a)(1)(D). In addition, GM has received the IRS Supplemental Ruling as required by the Spin-Off Merger Agreement to the effect that the consummation of the Merger and the related transactions will not jeopardize the tax-free status of the EDS Split-Off. Consummation of the Merger is conditioned upon the continued effectiveness of both the IRS Ruling and the IRS Supplemental Ruling.

  New Raytheon has agreed in the Hughes Separation Agreement to certain covenants restricting its actions for certain periods following the Merger to provide further assurances that the Merger and the Pre-Merger Transactions will be tax-free for U.S. federal income tax purposes. See "Summary of Hughes Separation Agreement."

CERTAIN REGULATORY REQUIREMENTS

  In order to consummate the Merger, we, GM and HE Holdings must make certain filings and receive certain authorizations from various governmental agencies, both in the United States and internationally. These filings, notifications and authorizations relate primarily to competition and securities law issues.

  The Merger is subject to the requirements of the Hart-Scott-Rodino Act, which provides that certain transactions may not be consummated until required information and materials are furnished to the Antitrust

THE MERGER

--------------------------------------------------------------------------------

Division and the FTC and the requisite waiting period has expired or is terminated. On October 2, 1997, Raytheon, GM and HE Holdings entered into an agreement with the Antitrust Division regarding the basis on which the Merger could proceed. The agreement requires that Raytheon divest two defense electronics businesses and impose certain operating and informational restrictions between other businesses in order to preserve competition. Under the terms of the agreement, these two businesses will be preserved as separate entities until they are sold. Any sale of these businesses must be approved by the Antitrust Division and the Department of Defense. However, such divestitures are not required to be completed prior to the consummation of the Merger. The agreement and related papers were filed with the United States District Court for the District of Columbia on October 16, 1997. On October 24, 1997, the court entered a stipulation and order requiring the parties to abide by the provisions of the agreement pending expiration of a 60-day statutory notice and comment period and entry of final judgment, thereby permitting the parties to consummate the Merger.

  We believe that, other than the foregoing, no material U.S. state, foreign or other regulatory requirements remain to be complied with, and no further material approvals thereunder must be obtained, in order to consummate the Merger.

ACCOUNTING TREATMENT

  The Merger will be accounted for by New Raytheon as a purchase for financial accounting purposes in accordance with GAAP. Raytheon will be treated as the acquiror of HE Holdings for purposes of preparing the consolidated financial statements of New Raytheon, and New Raytheon will establish a new accounting basis for assets and liabilities of HE Holdings based upon the fair values thereof and the value of the consideration deemed to be provided to General Motors, its subsidiaries and its common shareholders in connection with the Merger, including the costs of the Merger. New Raytheon will record as goodwill the excess, if any, of such consideration over such fair values. A final determination of required purchase accounting adjustments, including the allocation of such consideration to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma condensed combined financial information of New Raytheon appearing elsewhere in this Solicitation Statement/Prospectus are preliminary and have been made solely for purposes of developing such pro forma condensed combined financial information. New Raytheon will undertake a study to determine the fair value of certain of HE Holdings' assets and liabilities (as so adjusted) and will make appropriate purchase accounting adjustments upon completion of that study. For financial reporting purposes, the results of operations of HE Holdings will be included in New Raytheon's consolidated statement of income following the Effective Time. New Raytheon's financial statements for prior periods will not be restated as a result of the Merger or related transactions. See "New Raytheon--New Raytheon Pro Forma Combined Condensed Financial Statements."

NO APPRAISAL RIGHTS

  The DGCL does not provide appraisal rights to Raytheon Common Stockholders in connection with the Merger because, among other things, Raytheon Common Stock is, and Class B Common Stock will be, listed on the NYSE. Under Section 262 of the DGCL, appraisal rights are not available to the stockholders of a corporation that is a party to a merger if the corporation's stock is listed on a national securities exchange where the consideration to be received by such stockholders in the merger consists of shares of the capital stock of the surviving corporation in the merger.

                                                                      THE MERGER

--------------------------------------------------------------------------------









                   DESCRIPTION OF THE PRE-MERGER TRANSACTIONS

GENERAL

  As Raytheon Common Stockholders, you are not being asked to approve the Pre-Merger Transactions. These transactions may be material to your decision to submit your written consent in favor of the Merger Proposal, however, because the transactions provide for the creation of HE Holdings in the form which will be merged with Raytheon in the Merger.

  There are three steps to the Pre-Merger Transactions: the Hughes Reorganization, the Hughes Defense Recapitalization and the Spin-Off Merger. The discussion below concerns those aspects of the Pre-Merger Transactions which may be material to you, as a Raytheon stockholder.

  The principal effects of the Pre-Merger Transactions are as follows:

  . HE Holdings will become an independent, wholly owned subsidiary of GM consisting only of Hughes Defense.

  . Class A Common Stock will be distributed by GM to GM Common Stockholders.

   ORGANIZATIONAL CHARTS BEFORE AND AFTER THE PRE-MERGER TRANSACTIONS AND THE
                                     MERGER

  The following charts present in simplified form the organizational structure of GM and HEC before the Pre-Merger Transactions, after the completion of the Pre-Merger Transactions and after the Merger. The transactions are described in greater detail after the charts.

THE MERGER

--------------------------------------------------------------------------------


Charts depict corporate Structure and stock ownership of GM and its subsidiaries, before the Pre-Merger Transactions, GM and its subsidiaries after the Pre-Merger Transactions and New Raythem after the Merger.

                                                                     THE MERGER

--------------------------------------------------------------------------------









HUGHES REORGANIZATION

  The Hughes Reorganization includes a number of preliminary transactions necessary to separate Hughes Defense from the other businesses of HEC and to make HE Holdings (consisting of Hughes Defense) a direct, wholly owned subsidiary of GM, thereby preparing HE Holdings to be spun off to GM Common Stockholders in the Hughes Defense Spin-Off. The Hughes Reorganization will separate the businesses of Hughes Defense, Delco and Hughes Telecom. As a result of the Hughes Reorganization, (i) HE Holdings will become a direct, wholly owned subsidiary of GM whose only assets relate to Hughes Defense, (ii) Hughes Network Systems will become a direct, wholly owned subsidiary of GM that holds all of the assets of Hughes Telecom and (iii) direct legal ownership of Delco will be transferred from HEC to GM.

  The Hughes Reorganization will be effected pursuant to certain transactions described in the Master Separation Agreement and the agreements contemplated thereby. See "--Separation and Transition Arrangements." The following is a description of significant aspects of the Hughes Reorganization:

  . HE Holdings will contribute to Hughes Network Systems certain assets currently owned by HE Holdings that are used primarily in or held primarily for use in the operations of Hughes Telecom. HE Holdings also will contribute to Hughes Network Systems or its affiliates cash in an amount ranging from $3.9 to $4.9 billion based on the price of Raytheon Common Stock. This will include the cash that HE Holdings will borrow from unrelated third-party lenders immediately prior to the Merger as contemplated by the Merger Agreement. See "--Description of the Merger-- The Merger Agreement--Certain Covenants."

  . the subsidiary of HE Holdings that principally operates Hughes Defense will be merged with and into HE Holdings.

  . HE Holdings will distribute 100% of the stock of Hughes Network Systems to GM in a tax-free transaction. This distribution of Hughes Network Systems stock constitutes the Hughes Telecom Spin-Off. In connection with the Hughes Telecom Spin-Off, Hughes Network Systems, which will then hold all of the assets of Hughes Telecom, will be renamed "Hughes Electronics Corporation."

  After the completion of the Hughes Reorganization, Hughes Defense (i.e., HE Holdings), Delco and Hughes Telecom (i.e., Hughes Network Systems, which will be renamed Hughes Electronics Corporation) will each be direct, wholly owned subsidiaries of GM. HE Holdings will hold all of the assets of Hughes Defense, Delco will hold all of the assets of the automotive electronics business of HEC and Hughes Network Systems (renamed Hughes Electronics Corporation) will hold all of the assets of Hughes Telecom.

HUGHES DEFENSE RECAPITALIZATION

  Following the Hughes Reorganization but prior to the Hughes Defense Spin-Off, HE Holdings will recapitalize its capital stock, all of which will then be held by GM, into Class A Common Stock, Class B Common Stock and Preferred Stock. These three classes of stock will represent all of the authorized capital stock of New Raytheon following the Merger. Initially, only the Class A Common Stock will be outstanding (all of which will be held by GM and which will be distributed by GM to GM Common Stockholders in the Hughes Defense Spin-Off ).

HUGHES DEFENSE SPIN-OFF

  Subject to the terms and conditions of the Spin-Off Merger Agreement, GM will form a wholly owned subsidiary--Merger Sub--in order to effect the Hughes Defense Spin-Off. Merger Sub will merge with and into GM, the principal effect of which will be to distribute shares of Class A Common Stock to GM Common Stockholders. The number of shares of Class A Common Stock received by holders of each class of GM Common Stock will be determined based on the Distribution Ratio.

  As a result of the Hughes Defense Spin-Off, Hughes Defense will become an independent, publicly held company. Application will be made to list the Class A Common Stock on the NYSE, the PSE and the CSE. The GM Common Stockholders will become holders of an aggregate of approximately 103 million shares of Class A Common Stock, which will represent all of the outstanding capital stock of HE Holdings immediately after the Hughes Defense Spin-Off. Immediately thereafter, Hughes Defense and Raytheon will merge.

THE MERGER

--------------------------------------------------------------------------------









                           DESCRIPTION OF THE MERGER

GENERAL

 OVERVIEW

  Immediately after the Hughes Defense Spin-Off, Raytheon and HE Holdings will consummate the Merger. Pursuant to the Merger Agreement, among other things,

  . Raytheon will be merged with and into HE Holdings, with HE Holdings as the surviving corporation (which will be renamed Raytheon Company);

  . each outstanding share of Raytheon Common Stock will be converted automatically into one share of Class B Common Stock;

  . each whole share of Class A Common Stock distributed to GM Common
   Stockholders in the Hughes Defense Spin-Off will remain outstanding and will be unchanged after the Merger; and

  . each fractional share of Class A Common Stock resulting from the Hughes
   Defense Spin-Off will be converted into and represent an equivalent number of fractional shares of Class B Common Stock, which will then be sold by the Exchange Agent and the proceeds distributed to the owners of such fractional shares.

See "--The Merger Agreement."

  Immediately following the Merger, the Class B Common Stock which you, as a Raytheon Common Stockholder, will receive will represent approximately 70% of the aggregate equity value of New Raytheon and the Class A Common Stock will represent approximately 30% of the equity of New Raytheon. With respect to the election and removal of directors only, the Class B Common Stockholders will be entitled to 19.9% of the total voting power of New Raytheon and the Class A Common Stockholders will be entitled to the remaining 80.1%. With respect to all other matters, separate class approvals of the Class B Common Stockholders and the Class A Common Stockholders will be required. See "Capital Stock--New Raytheon Capital Stock."

  The Merger was structured to create two classes of common stock with unequal voting rights solely because such structure was required in order to allow the IRS to rule that the spin-off can be completed on a tax-free basis for U.S. federal income tax purposes. The Class A Common Stock and Class B Common Stock have unequal equity ownership as a result of arm's-length negotiations. Such difference is meant to reflect the relative values of Raytheon, on the one hand, and HE Holdings, on the other.

 INDICATED VALUE OF THE MERGER TO RAYTHEON AND RAYTHEON COMMON STOCKHOLDERS

  Based on the terms of the Merger Agreement, and assuming the market price of Raytheon Common Stock remains within the range of $44.42 to $54.29 per share, the Merger has a total indicated value of $9.5 billion to GM and GM Common Stockholders.

  This transaction value consists of a combination of:

  . the Class A Common Stock to be distributed to GM Common Stockholders in the Hughes Defense Spin-Off, which will have an indicated value of $4.6 to $5.6 billion (so long as the market price of Raytheon Common Stock is within the range described above); and

  . the debt obligations of HE Holdings (including new debt which HE Holdings will incur prior to the Hughes Defense Spin-Off) as of immediately prior to the Effective Time, which will total approximately $3.9 to $4.9 billion and which will remain with New Raytheon after the Merger and not constitute obligations of GM, HEC or their respective subsidiaries.

  The actual amount of new debt to be incurred by HE Holdings prior to the Hughes Defense Spin-Off will be determined by subtracting from $9.5 billion any other outstanding debt of HE Holdings as of the Effective

                                                                      THE MERGER

--------------------------------------------------------------------------------

Time and also subtracting the product of (i) the total number of shares of Class A Common Stock to be distributed to GM Common Stockholders (i.e., 102,630,503 shares) and (ii) the average closing market price of Raytheon Common Stock during the 30-day period ending on the fifth day prior to consummation of the Merger, provided that, in the event such average price is less than $44.42, it will be deemed to be $44.42, and, in the event such price is more than $54.29, it will be deemed to be $54.29. If the Merger were consummated on November 6, 1997, the indicated value of the transaction would be $9.5 billion consisting of Class A Common Stock to be issued to GM Common Stockholders in the Hughes Defense Spin-Off with an indicated value of approximately $5.4 billion and approximately $4.1 billion in HE Holdings debt, which debt would become a liability of New Raytheon upon consummation of the Merger.

 POST-CLOSING ADJUSTMENT

  Within approximately four months after completion of the Merger, Hughes Telecom (which will have been renamed Hughes Electronics Corporation by such time) will prepare and deliver to New Raytheon a final balance sheet for HE Holdings and its subsidiaries as of immediately prior to the Merger (but giving effect to the Hughes Defense Spin-Off) and a related report from Hughes Telecom's auditors. Within 30 business days after its receipt of this final balance sheet and related auditors' report, New Raytheon will notify Hughes Telecom of any objections to the balance sheet and report. Hughes Telecom and New Raytheon will then work together to try to reach agreement on any disputed matters, and, if the parties cannot reach agreement, all disputed matters will be submitted to arbitration before independent auditors for final resolution.

  To the extent that this final balance sheet reflects an adjusted net worth of HE Holdings (calculated as described in the Master Separation Agreement) that deviates more than $50 million from the Target, a payment will be made from Hughes Telecom to New Raytheon, or from New Raytheon to Hughes Telecom, as appropriate, to compensate for the amount of such difference (plus interest thereon from the Effective Time to the date of payment). See "--Separation and Transition Arrangements--Master Separation Agreement--Post-Closing Adjustment."

  THE DESCRIPTIONS OF THE MERGER AGREEMENT AND THE IMPLEMENTATION AGREEMENT SET FORTH BELOW, WHICH SUMMARIZE THE MATERIAL PROVISIONS OF SUCH AGREEMENTS, DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS SOLICITATION STATEMENT/PROSPECTUS, AND TO THE IMPLEMENTATION AGREEMENT, A COPY OF WHICH HAS BEEN FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT AND EACH OF WHICH IS INCORPORATED HEREIN BY REFERENCE.

THE MERGER AGREEMENT

 GENERAL

  The Merger Agreement provides for the merger of Raytheon with and into HE Holdings, with HE Holdings surviving the Merger. As a result of the Merger, Raytheon's separate corporate existence will cease and HE Holdings will continue its existence under the laws of the State of Delaware, except that immediately after the Merger, we intend to change the name of the surviving corporation to Raytheon Company. The Merger will become effective at the Effective Time and in accordance with a Certificate of Merger filed with the Secretary of State of the State of Delaware. We anticipate that such filing will be made immediately after the Closing, which Closing, in turn, should occur as soon as practicable after the satisfaction or waiver of all of the conditions specified in the Merger Agreement. The Merger Agreement provides that, at or prior to the Effective Time, HE Holdings will adopt the HE Holdings Certificate and the HE Holdings By-Laws, which will continue, and be referred to herein, as the New Raytheon Certificate and the New Raytheon By-Laws, respectively.

 CONSIDERATION TO BE RECEIVED IN THE MERGER

  The Merger Agreement provides that, at the Effective Time, each issued and outstanding share of Raytheon Common Stock (other than shares to be canceled as described below) will be converted into and represent one

THE MERGER

--------------------------------------------------------------------------------



share of Class B Common Stock of New Raytheon. Each share of Raytheon capital stock held in the treasury of Raytheon or owned by any wholly owned subsidiary of Raytheon will be canceled and retired and no payment will be made with respect to such share.

  Each unexpired and unexercised option under stock option plans of Raytheon in effect at the Effective Time which has been granted to current or former directors, officers, employees, consultants or independent contractors of Raytheon or its subsidiaries or to any other persons by Raytheon (each, a "RAYTHEON OPTION") will be automatically converted, at the Effective Time, into an option to purchase shares of Class B Common Stock (a "NEW RAYTHEON EXCHANGE OPTION"). Each New Raytheon Exchange Option will allow the holder to purchase the same number of shares of Class B Common Stock at the same exercise price as the corresponding Raytheon Option with respect to Raytheon Common Stock, and with other terms and conditions that are the same as the terms and conditions of such Raytheon Option immediately before the Effective Time (except for any changes in vesting rights or permitted time of exercise which result from the occurrence of the Merger).

  Each whole share of Class A Common Stock of New Raytheon that is issued and outstanding immediately prior to the Effective Time (but after giving effect to the Hughes Defense Recapitalization) will remain outstanding and will be unchanged after the Merger. Each fractional share of Class A Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted into and represent an equivalent number of fractional shares of Class B Common Stock, which will be treated as described under "--Manner of Effecting the Exchange."








 BOARDS, COMMITTEES AND OFFICERS

  The Merger Agreement provides for the composition of the New Raytheon Board, as well as for the composition of various committees of the New Raytheon Board and certain other committees. The Merger Agreement also provides that the officers of Raytheon immediately prior to the Effective Time will be the officers of New Raytheon immediately following the Effective Time. See "New Raytheon--Directors and Management of New Raytheon--Directors and Executive Officers."

 CERTAIN COVENANTS

  The Merger Agreement includes certain provisions which govern the manner in which Raytheon and HE Holdings must conduct their respective businesses between the date of the Merger Agreement and the Closing. The purpose of these provisions is to ensure that at Closing each company represents approximately the same assets, liabilities and businesses as existed when the Merger Agreement was executed.

  Conduct of Raytheon's Operations. The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, Raytheon will conduct its business and operations in the ordinary course and will use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises, to retain the services of its officers and key employees, and to maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business will not be impaired in any material respect.

  By way of amplification and without limiting the foregoing, the Merger Agreement places restrictions on the ability of Raytheon to,

  . with respect to its securities:

      (i) adjust, split, combine, recapitalize or reclassify its capital stock,
     (ii) make, declare or pay any dividend (other than regular quarterly cash dividends made consistent with past practice) or any distribution on, or repurchase or redeem its capital stock or related securities, subject to certain limited exceptions set forth in the Merger Agreement,

                                                                      THE MERGER

--------------------------------------------------------------------------------




     (iii) grant any right or option to acquire any shares of its capital stock subject to certain limited exceptions set forth in the Merger Agreement,
      (iv) issue or sell capital stock or related securities subject to certain limited exceptions set forth in the Merger Agreement,
       (v) enter into any agreement with respect to the sale or voting of its capital stock;

  . change its accounting principles;

  . take any action that would reasonably be expected to result in the representations and warranties set forth in the Merger Agreement becoming false or inaccurate;

  . take any action which could reasonably be expected to adversely affect or delay the ability of any party thereto to obtain any approval of any governmental authority required to consummate the transactions contemplated by the Merger Agreement; or

  . permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing.

  Conduct of HE Holdings' Operations. The Merger Agreement provides that, except in certain circumstances, from the date of the Merger Agreement until the Effective Time, HE Holdings (after giving effect to the consummation of the Hughes Reorganization), will conduct its business and operations in the ordinary course, and will use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises, to retain the services of its officers and key employees, and to maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business will not be impaired in any material respect.

  By way of amplification and without limiting the foregoing, the Merger Agreement places restrictions on the ability of HE Holdings (after giving effect to the consummation of the Hughes Reorganization) to,

  . with respect to its securities:

       (i) grant any right or option to acquire any shares of its capital stock or enter into any agreement with respect to the purchase, sale or voting of its capital stock,
      (ii) issue any instrument convertible into or exchangeable for such capital stock,
     (iii) make, declare or pay any dividend or distribution in respect of any of its capital stock other than in cash;

  . sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material amount of its property or assets;

  . amend its charter or bylaws;

  . merge or consolidate with any other person or persons or acquire assets or capital stock of any other person or persons the value of which, individually or in the aggregate, exceeds $100 million, or enter into any confidentiality agreement with any person with respect to any such transaction;

  . create any subsidiaries which are material to HE Holdings and which are not, directly or indirectly, wholly owned by HE Holdings;

  . enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, or increase the compensation, benefits or severance of directors, employees, or consultants;

  . change its accounting principles;

  . take any action that would reasonably be expected to result in the representations and warranties set forth in the Merger Agreement becoming false or inaccurate;

THE MERGER

--------------------------------------------------------------------------------



  . enter into or carry out any other transaction which is material to HE
   Holdings other than in the ordinary and usual course of business;

  . take any action which could reasonably be expected to adversely affect or delay the ability of any party thereto to obtain any approval of any governmental authority required to consummate the transaction contemplated by the Merger Agreement;

  . enter into any settlement which includes a material limitation on the business or operations of New Raytheon; or

  . permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing.

  Indebtedness. The Merger Agreement also provides that, as of or prior to the Effective Time, HE Holdings will incur new debt for borrowed money in an amount equal to the Intercompany Payment Amount and will use the proceeds of this debt to make the Intercompany Payment to one or more affiliates of HE Holdings as of or prior to the Effective Time. The Intercompany Payment Amount will be adjusted to reflect (i) variations in the market price of Raytheon Common Stock, subject to specified limits, and (ii) the amount of other debt of HE Holdings outstanding as of the Effective Time, such that the "INTERCOMPANY PAYMENT AMOUNT" will be equal to $9.5 billion minus the Class A Common Stock Amount and minus all other debt of HE Holdings. The "CLASS A COMMON STOCK AMOUNT" is equal to 102,630,503 multiplied by the average closing price of Raytheon Common Stock on the NYSE during the 30-day period ending five days prior to the Effective Time, provided that, in the event such average price is greater than $54.29, such price will be deemed to be $54.29, and, in the event such average price is less than $44.42, such price will be deemed to be $44.42.

  For purposes of illustration only, we will assume that during the 30-day period ending five days before the Effective Time, the average closing price of Raytheon Common Stock on the NYSE is equal to $49.36 (the midpoint of the collar range described in the preceding paragraph). In this case, the Class A Common Stock Amount would be equal to $5,065,841,628 ($49.36 x $102,630,503).
If we assume that, at the Effective Time, HE Holdings has no other debt outstanding, then the Intercompany Payment Amount would be equal to $4,434,158,372 ($9,500,000,000 minus $5,065,841,628).

  Competing Transactions. Under the terms of the Merger Agreement, neither party will authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to take any action with respect to a Competing Transaction, or to enter into any agreement, arrangement or understanding requiring them to abandon, terminate or fail to consummate the Merger without the consent of the other party.

  This prohibition does not apply (i) to HE Holdings with respect to Competing Transactions that do not include Hughes Defense or the consummation of which would not otherwise result in the termination or material breach of any of the Transaction Agreements, or (ii) to Raytheon, with respect to compliance with Rule 14e-2 under the Exchange Act with regard to a tender or exchange offer. In addition, the prohibition does not apply, subject to the observance of certain notice, confidentiality and other requirements, to certain negotiations and discussions relating to Competing Transactions (i) that are superior to the transactions contemplated by the Merger Agreement, (ii) in which the offeror has demonstrated that the consideration necessary for the Competing Transaction is reasonably likely to be available and (iii) that the Raytheon Board or the HE Holdings Board, as the case may be, concludes that it should consider in order to fulfill its fiduciary duties to stockholders of Raytheon or HE Holdings.

  In the event that either the Raytheon Board or the HE Holdings Board concludes in good faith, after considering state law and after seeking to adjust the terms and conditions of the Merger Agreement to enable such party to proceed with the Merger and related transactions, that it must accept such Competing Transaction in order to comply with its fiduciary duties under applicable law, then Raytheon or HE Holdings, as the case

                                                                      THE MERGER

--------------------------------------------------------------------------------




may be, will pay (i) the expenses incurred by the other party and its affiliates in connection with pursuing the Merger and the transactions contemplated by the Merger Agreement, which amount will not exceed $20.0 million, and (ii) a Termination Fee of $200.0 million. See "--Termination" and "--Effect of Termination; Termination Fees."

  Adoption of Rights Plan. The Merger Agreement provides that HE Holdings will take all action necessary to adopt a shareholder rights plan as of the Effective Time. See "Capital Stock--New Raytheon Capital Stock--New Raytheon Rights Agreement."

  Other Actions; Notification of Certain Matters. The Merger Agreement provides that, among other things: (i) during the period from and after the date of the Merger Agreement, each of the parties will use all commercially reasonable efforts to (a) consummate the Merger and the transactions contemplated by the Merger Agreement, (b) cause the conditions to the Merger for which they are responsible to be satisfied as soon as practicable, (c) cause the shares of Class A Common Stock and Class B Common Stock to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date, and
(d) cause comfort letters to be delivered from each party's independent public accountants; (ii) the parties will use their best efforts to obtain all material approvals and make all material filings under the Hart-Scott-Rodino Act; and (iii) neither party nor its affiliates will take any action that would cause the Merger not to qualify as a reorganization or that would cause the Hughes Defense Spin-Off or the Hughes Telecom Spin-Off not to qualify as tax-free spin-offs. The parties also made certain covenants with respect to public announcements, access to each other's books and records, expenses, preparation of SEC documents, additional agreements and blue sky issues.

  Raytheon and HE Holdings have agreed that each will promptly notify the other party of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty made by it contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification will limit or otherwise affect the remedies of the parties available hereunder.

 CONDITIONS

  Each party's obligation to effect the Merger is subject to the satisfaction or waiver of a number of conditions. Failure to satisfy or waive any of these conditions could, therefore, result in the delay or non-consummation of the Merger.

  Mutual Conditions. The respective obligations of Raytheon and HE Holdings to consummate the Merger are subject to satisfaction or waiver of each of the following conditions:

  . no temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger will have been issued and remain in effect, and no statute, rule or regulation will have been enacted by any governmental authority which prevents the consummation of the Merger;

  . expiration or termination of the waiting period applicable to the Merger under the Hart-Scott-Rodino Act;

  . all required approvals of, or filings with, any governmental authority will have been obtained or made, except where failure to do so would not have a material adverse effect;

  . all required consents or approvals of all persons (other than governmental authorities) will have been obtained and will be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect;

THE MERGER

--------------------------------------------------------------------------------








  . approval of the Merger by Raytheon's stockholders;

  . the effectiveness of the Registration Statement and the GM Registration
   Statement and no stop order or similar restraining order being initiated or threatened;

  . consummation of the Pre-Merger Transactions;

  . authorization for listing on the NYSE, subject to official notice of issuance, of the shares of Class B Common Stock to be issued pursuant to the Merger is received;

  . the Goldman Sachs Fairness Opinion shall not have been withdrawn, revoked or modified in an adverse manner;

  . neither the Bear Stearns Fairness Opinion nor the CSFB Fairness Opinion shall have been withdrawn, revoked or modified in an adverse manner;

  . receipt by Raytheon and HE Holdings of the tax opinions of Wachtell, Lipton, Rosen & Katz, special counsel to Raytheon, and Weil, Gotshal & Manges LLP, special counsel to HE Holdings, respectively, in each case, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code; and

  . receipt of all required state securities or blue sky permits or approvals.

  Conditions to the Obligations of Raytheon. The obligations of Raytheon to consummate the Merger and the transactions contemplated by the Merger Agreement are also subject to the fulfillment or waiver of the following conditions:

  . certain representations and warranties of HE Holdings being true and correct on the date of Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except, in some circumstances, for such inaccuracies which would not reasonably be expected to have a material adverse effect on HE Holdings or New Raytheon;

  . HE Holdings having performed in all material respects each obligation and agreement and having complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time; and

  . except to the extent contemplated by the Merger Agreement, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of HE Holdings and its subsidiaries taken as a whole or any material adverse effect on the ability of HE Holdings to consummate the transactions contemplated by the Merger Agreement.


  Conditions to the Obligations of HE Holdings. The obligations of HE Holdings to consummate the Merger and the other transactions contemplated by the Merger Agreement are subject to the fulfillment or waiver of the following conditions:

  . certain representations and warranties of Raytheon being true and correct on the date of Merger Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except, in certain circumstances, for such inaccuracies which would not reasonably be expected to have a material adverse effect on Raytheon or New Raytheon;

  . Raytheon having performed in all material respects each obligation and agreement and having complied in all material respects with each covenant to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time;

  . except to the extent contemplated by the Merger Agreement, there will not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Raytheon and its subsidiaries taken as a whole or any material adverse effect on the ability of Raytheon to consummate the transactions contemplated by the Merger Agreement; and

  . the Intercompany Payment will have been duly made in full.

                                                                      THE MERGER

--------------------------------------------------------------------------------









 REPRESENTATIONS AND WARRANTIES; NO SURVIVAL

  The Merger Agreement contains various representations and warranties of Raytheon and HE Holdings. It is a condition of each party's obligation to effect the Merger that these representations and warranties be true and correct both as of the date of the Merger Agreement and as of the Closing Date (except where such representations and warranties are specifically limited as to date or materiality).

  The representations and warranties of Raytheon relate generally to: due corporate organization and qualification; corporate authority; absence of violations of, among other things, certificates of incorporation, by-laws, and certain contracts or laws; required filings with and consents and approvals of governmental authorities; board of directors recommendation and stockholder voting requirements; the capital structure of Raytheon; the subsidiaries and other equity or ownership interests of Raytheon; documents filed with the SEC, including this Solicitation Statement/Prospectus and the accuracy of information, including financial statements, contained therein; financial statements of Raytheon; proper accounting controls; payments to international sales representatives; absence of certain material events and changes; compliance with applicable laws; real estate matters; litigation; taxes; employee benefit plans; environmental matters; takeover statutes; brokers and finders; employees; restrictive agreements; absence of shareholder rights plans; and opinions of financial advisors.

  The representations and warranties of HE Holdings relate generally to: due corporate organization and qualification; corporate authority; absence of violations of, among other things, certificates of incorporation, by-laws, and certain contracts or laws; required filings with and consents and approvals of governmental authorities; the capital structure of HE Holdings; board of directors and stockholder approvals; subsidiaries of HE Holdings and other equity or ownership interests of HE Holdings; information filed with the SEC as part of this Solicitation Statement/Prospectus and the accuracy of information contained therein; financial statements with respect to Hughes Defense; proper accounting controls; payments to international sales representatives; absence of certain material changes and events; conduct of operations; absence of undisclosed liabilities; employees; employee benefits and retirement plan assets; real estate matters; environmental matters; restrictive agreements; compliance with applicable laws; litigation; takeover statutes; brokers and finders; and opinions of financial advisors.

  The representations and warranties made in the Merger Agreement by Raytheon and HE Holdings will not survive the Effective Time.

 WAIVER AND AMENDMENT

  The Merger Agreement provides that, subject to applicable law, the parties may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained therein, by action of the parties' respective boards of directors and written agreement signed by the party agreeing to such extension or waiver.

  In addition, subject to applicable law, the parties to the Merger Agreement may amend the Merger Agreement by action of their respective boards of directors, at any time; provided that, after adoption of the Merger Agreement by Raytheon Common Stockholders or approval of the Pre-Merger Transactions by GM Common Stockholders, amendments which by law require further approval or authorization by the stockholders of Raytheon or GM, as the case may be, may not be made without such further approval or authorization. In either case, the Merger Agreement, may not be amended except by a written instrument signed by each party.

 TERMINATION

  The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Raytheon and HE Holdings or, by either Raytheon or HE Holdings:

  . if any permanent injunction or other order of a court or other competent governmental authority preventing the consummation of the Merger or the Pre-Merger Transactions has become final and nonappealable;

THE MERGER

--------------------------------------------------------------------------------









  . in the event of a material breach by the other party of any representation or warranty, or any of the covenants or agreements contained in the Merger Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

  . if the Merger is not consummated before December 31, 1997, unless extended by the boards of directors of both Raytheon and HE Holdings (provided that the terminating party or its affiliates have not failed to perform any material covenant or obligation under the Merger Agreement or under the Implementation Agreement, which failure has been the cause of or resulted in the failure of the Merger to occur on or before such date);

  . if the requisite number of written consents of Raytheon Common
   Stockholders required to approve the Merger and the transactions contemplated hereby, including adoption of the Merger Agreement, are not obtained;

  . if the requisite vote of each class of stock of GM to approve the Pre-
   Merger Transactions is not obtained;

  . upon the occurrence of any event or effect not contemplated by the Merger
   Agreement that has resulted in a material adverse change after the date of the Merger Agreement in the assets, liabilities, results of operations, businesses or financial condition of the other party and its subsidiaries, taken as a whole, or upon the occurrence of an event which could reasonably be expected to result in such a material adverse change with respect to such party or, after the Effective Time, New Raytheon;

  . if the board of directors of the other party or any committee of the board of directors of the other party (i) withdraws or modifies in any adverse manner its approval or recommendation of the Merger Agreement or the Merger, (ii) fails to reaffirm such approval or recommendation upon such party's request, (iii) approves or recommends any acquisition of the other party or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by a party to the Merger Agreement or an affiliate thereof, or (iv) resolves to take any of the actions specified in clause (i);

  . under the circumstances described above under "--Competing Transactions;"
   or

  . if the Implementation Agreement has been terminated pursuant to its terms.

  Each of Raytheon and HE Holdings has agreed that, in the event that the Merger is not consummated before December 31, 1997, it will not assert prior to January 16, 1998 its right to terminate the Merger Agreement pursuant to the terms of the Merger Agreement because of the failure to have consummated the Merger before December 31, 1997.

  In the event of the termination of the Merger Agreement pursuant to its terms, the Merger Agreement will become void and have no effect, and none of the parties or their directors, officers or stockholders will incur any liability, except (i) with respect to certain covenants which survive such termination, (ii) with respect to payment of the expenses of the other party and payment of the Termination Fee in certain circumstances, as described in "--Effect of Termination; Termination Fees," and (iii) that nothing in the Merger Agreement will relieve any party of liability for a willful breach of any provision of the Merger Agreement or invalidate the provisions of the confidentiality agreement between Raytheon and HEC.

 EFFECT OF TERMINATION; TERMINATION FEES

  Termination Fees Payable By HE Holdings. The Merger Agreement obligates HE Holdings to pay all Raytheon Expenses if the Merger Agreement is terminated under any of the following circumstances:

  . by Raytheon, in response to any resolution or action by the HE Holdings
   Board (i) to withdraw, modify in any adverse manner, or decline to reaffirm its approval or recommendation of the Merger Agreement or the Merger or (ii) to approve or recommend any acquisition of HE Holdings or a material portion of its assets or any tender offer for shares of its capital stock;

                                                                      THE MERGER

--------------------------------------------------------------------------------









  . by HE Holdings, if the HE Holdings Board concludes that, as a result of a Competing Transaction, such action is necessary in order for it to comply with its fiduciary duties under applicable law;

  . by either Raytheon or HE Holdings, if the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders fail to approve the Pre-Merger Transactions;

  . by either Raytheon or HE Holdings, in the event that the Implementation
   Agreement has been terminated for any of the following reasons:

       (i) by GM, in the event that the GM Board has concluded that, consistent with its fiduciary obligations, it must revoke or withdraw a recommendation in favor of the Pre-Merger Transactions in the GM
           Solicitation Statement/Prospectus, and such conclusion cannot reasonably be avoided by adjusting the Distribution Ratio;
      (ii) by Raytheon, in the event that the GM Board has made a determination described immediately above and GM has not terminated the Merger
           Agreement within 10 business days thereof;
     (iii) by Raytheon, in the event that GM revokes, withdraws, modifies in an adverse manner or fails to reaffirm the recommendation of the GM
           Board in favor of the Pre-Merger Transactions in the GM Solicitation
           Statement/Prospectus; or
      (iv) by either GM or Raytheon, at any time following the termination of the Spin-Off Merger Agreement, in the event that (a) the GM Board determines (and such determination cannot reasonably be avoided by adjusting the Distribution Ratio) that consummation of the Pre-
           Merger Transactions would not be both in the best interests of GM and the GM Common Stockholders and fair to the GM $1 2/3 Common Stockholders and the GM Class H
           Common Stockholders; (b) certain opinions or confirmations of the GM
           Financial Advisors or Goldman Sachs are withdrawn or revoked (other than in certain limited circumstances); or (c) the Pre-Merger
           Transactions fail to receive the requisite shareholder approval of GM Common Stockholders; or

  . by either Raytheon or HE Holdings, if the Merger is not consummated before December 31, 1997, unless extended by the Raytheon Board and the HE Holdings Board, and the failure to consummate the Merger is based on the failure of GM to satisfy certain conditions of the Transaction Agreements.

  In addition, HE Holdings will be obligated to pay Raytheon $200.0 million (the "TERMINATION FEE") in the event that the Merger Agreement is terminated as described above, and (a) following the date of the Merger Agreement but prior to the time of such termination, a Competing Transaction involving Hughes Defense has been commenced, publicly proposed, publicly disclosed or communicated to the HE Holdings Board or (b) at any time within three months following such termination any agreement with respect to a Competing Transaction involving Hughes Defense has been entered into or any such Competing Transaction has been consummated.

  "RAYTHEON EXPENSES" means an amount in cash equal to the aggregate amount of Raytheon's and its affiliates' actual documented out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including legal, accounting and investment banking fees, up to but not in excess of $20 million.

  Termination Fees Payable By Raytheon. The Merger Agreement obligates Raytheon to pay all HE Holdings Expenses if the Merger Agreement is terminated:

  . by HE Holdings if (i) the requisite vote of Raytheon Common Stockholders to approve the Merger Proposal is not obtained; or (ii) if the Raytheon Board or any committee of the Raytheon Board (a) withdraws or modifies in any adverse manner its approval or recommendation of the Merger Agreement or the Merger (or resolves to take such action), (b) fails to reaffirm such approval or recommendation

THE MERGER

--------------------------------------------------------------------------------








   upon such party's request, or (c) approves or recommends any acquisition of Raytheon or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by HE Holdings or its affiliates;

  . by Raytheon (i) if the requisite vote of Raytheon Common Stockholders to approve the Merger and the transactions contemplated hereby is not obtained; or (ii) if, as a result of any offer, inquiry, solicitation or proposal with respect to any Competing Transaction received by Raytheon after the date hereof from a person other than HE Holdings or any of its affiliates, the Raytheon Board concludes in good faith, after considering applicable provisions of state law and after giving effect to all adjustments which may be offered by HE Holdings, that termination of the Merger Agreement is necessary for the Raytheon Board to comply with its fiduciary duties under applicable law; or

  . by Raytheon or HE Holdings, if the Merger shall not have been consummated before December 31, 1997, unless extended by the Raytheon Board and the HE Holdings Board, and the failure to consummate the Merger is based on the failure of Raytheon to satisfy certain conditions of the Merger Agreement.

  In addition, Raytheon will be obligated to pay HE Holdings the Termination Fee in the event that the Merger Agreement is terminated as described above, and (i) following the date of the Merger Agreement but prior to the time of such termination, a Competing Transaction involving Raytheon has been commenced, publicly proposed, publicly disclosed or communicated to the Raytheon Board, or (ii) at any time within three months following such termination, any agreement with respect to a Competing Transaction involving Raytheon has been entered into or any such Competing Transaction has been consummated.

  "HE HOLDINGS EXPENSES" means an amount in cash equal to the aggregate amount of HE Holdings' and its affiliates' actual documented out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by the Merger Agreement, including legal, accounting and investment banking fees, up to but not in excess of $20 million.

 INDEMNIFICATION

  The Merger Agreement provides that from and after the Effective Time, New Raytheon will indemnify, defend and hold harmless each individual who was, at any time prior to the Effective Time, an officer or director of Raytheon or HE Holdings or any of their respective subsidiaries (the "INDEMNIFIED PARTIES") against all liabilities, including expenses, arising out of or in connection with any claims or actions based on (i) the fact that such person is or was a director or officer of Raytheon or HE Holdings or their respective subsidiaries, as the case may be (but, in the case of HE Holdings, only insofar as relating to Hughes Defense) and (ii) the Merger Agreement or the transactions contemplated thereby, in each case to the full extent Raytheon or HE Holdings, as the case may be, would have been permitted under Delaware law and its certificate of incorporation and bylaws to indemnify such person, and New Raytheon will pay expenses reasonably incurred by an Indemnified Party in advance of the final disposition of any such action or proceeding to such Indemnified Party to the full extent permitted by law upon receipt of the undertaking contemplated by Section 145(e) of the DGCL. Without limiting the generality of the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), after the Effective Time, New Raytheon (i) will pay all reasonable fees and expenses of any counsel retained by any Indemnified Parties promptly as statements therefor are received, and
(ii) will use its commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that New Raytheon will not be liable for any settlement of any claim effected without its written consent, which consent, however, will not be unreasonably withheld. Pursuant to the terms of the Merger Agreement, any Indemnified Party wishing to claim indemnification, upon learning of any such claim, action, suit, proceeding or investigation, will notify New Raytheon, and will deliver to New Raytheon the undertaking, if any, contemplated by Section 145(e) of the DGCL. Under the terms of the Merger Agreement, the indemnification provisions are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

                                                                      THE MERGER

--------------------------------------------------------------------------------









THE IMPLEMENTATION AGREEMENT

 GENERAL

  The Implementation Agreement is an agreement by and between GM and Raytheon, pursuant to which, subject to certain conditions, GM has committed to Raytheon that it will take certain actions to effectuate the Pre-Merger Transactions.

 THE PRE-MERGER TRANSACTIONS

  Determination of the Distribution Ratio. The Implementation Agreement provides that, subject to the fiduciary duties of the GM Board and subject to the terms and provisions of the Implementation Agreement, the GM Board will use all commercially reasonable efforts (i) to determine, in consultation with the GM Financial Advisors, a Distribution Ratio that will (a) enable the GM Board to conclude that, as of the date of such determination, the Pre-Merger Transactions, taken as a whole, are in the best interests of GM and GM Common Stockholders and fair to the GM $1 2/3 Common Stockholders and GM Class H Common Stockholders and (b) enable Merrill Lynch to provide the Merrill Lynch Fairness Opinion and Salomon Brothers to provide the Salomon Brothers Fairness Opinion; and (ii) to consummate the Pre-Merger Transactions. Approval of the formula for determining the Distribution Ratio was given by the GM Board on, and these opinions were delivered on, October 6, 1997.

  Execution of the Spin-Off Merger Agreement. The Implementation Agreement also provides that, after (i) GM has determined a Distribution Ratio as discussed above and (ii) Merrill Lynch has rendered the Merrill Lynch Fairness Opinion and Salomon Brothers has rendered the Salomon Brothers Fairness Opinion, GM and Merger Sub will enter into the Spin-Off Merger Agreement, which will include the Distribution Ratio as so determined. Following such time, if any, as (i) an adjusted Distribution Ratio has been determined as contemplated in the Implementation Agreement or the Spin-Off Merger Agreement and (ii) GM has received each of the Merrill Lynch Fairness Opinion and the Salomon Brothers Fairness Opinion with respect to the adjusted Distribution Ratio, GM will, and will cause Merger Sub to, amend the Spin-Off Merger Agreement to reflect the Distribution Ratio as so adjusted.

  GM Stockholder Approval Process. The Implementation Agreement also provides that, following the execution of the Spin-Off Merger Agreement and provided that none of the Merrill Lynch Fairness Opinion, the Salomon Brothers Fairness Opinion and the Goldman Sachs Fairness Opinion has been withdrawn, revoked or modified in a manner adverse to GM or to the GM Board or to either class of GM Common Stockholders, and provided that GM has received the requisite consents authorizing the inclusion of such opinions in the GM Solicitation Statement/Prospectus, GM will (i) take all commercially reasonable action in accordance with the U.S. federal securities laws, the DGCL, the GM Certificate and the GM By-Laws necessary to present the Pre-Merger Transactions to the GM Common Stockholders for their consideration and approval, (ii) include in the GM Solicitation Statement/Prospectus the recommendation of the GM Board in favor of the Pre-Merger Transactions and (iii) use all commercially reasonable efforts to solicit from the GM Common Stockholders entitled to vote thereon consents with respect to the Pre-Merger Transactions. Each of these obligations is subject to the fiduciary duties of the GM Board under applicable law.

 COVENANTS OF GM

  No Solicitation. The Implementation Agreement provides that, from the date of the Implementation Agreement to the Effective Time, except in certain circumstances, GM will not take any of the following actions without the prior written consent of Raytheon:

  . directly or indirectly, solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any Competing Transaction relating to Hughes Defense or the consummation of which would otherwise result in the termination or material breach of any of the Transaction Agreements, or negotiate, explore or otherwise

THE MERGER

--------------------------------------------------------------------------------








   engage in discussions with any person (other than Raytheon or its respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding therefor requiring them to abandon, terminate or fail to consummate the Merger.

  Transaction Agreements. The Implementation Agreement also provides that:

  . GM will enter into, and will cause its subsidiaries to enter into, the Transaction Agreements, as and when contemplated by the Implementation Agreement and the other Transaction Agreements;

  . GM will consult with Raytheon regarding any changes, amendments or additions that are proposed to be made to the Transaction Agreements prior to the Effective Time, whether before or after any such agreement is entered into by the respective parties thereto;

  . GM will not permit (except for any amendment to the Spin-Off Merger
   Agreement to reflect the determination of the Distribution Ratio or the terms of the New GM Class H Common Stock and except for any amendment to the Spin-Off Merger Agreement to adjust the Distribution Ratio under certain circumstances) any such change, amendment or addition to be made prior to the Effective Time to the forms or terms of the Transaction Agreements without Raytheon's consent (which consent shall not be unreasonably withheld or delayed), unless such change, amendment or addition could not reasonably be foreseen (i) to have an adverse effect on the business, assets, liabilities or financial condition of HE Holdings (after giving effect to the consummation of the Hughes Reorganization) or, following the Effective Time, New Raytheon or (ii) to delay materially the consummation of the Merger on the terms and subject to the conditions of the Implementation Agreement and the other Transaction Agreements;

  . GM will not, and will not permit any of its subsidiaries to, terminate
   (except as may be permitted by the terms of any of the Transaction Agreements) or waive any condition of the Transaction Agreements, without the prior written consent of Raytheon, unless the Implementation Agreement has been terminated; and

  . GM will not permit HE Holdings to make, prior to the Effective Time, any formal election expressly referenced in the Master Separation Agreement to be made by HE Holdings unless such election is acceptable to Raytheon.

 CERTAIN OTHER COVENANTS

  The Implementation Agreement provides that, among other things, each of the parties will, and will cause its subsidiaries to, use all commercially reasonable efforts to consummate the Pre-Merger Transactions and the Merger.

  The Implementation Agreement provides that GM and Raytheon will promptly notify the other party of (i) the occurrence or non-occurrence of any event which would cause any representation or warranty made by it contained in the Implementation Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Implementation Agreement; provided, however, that no such notification will limit or otherwise affect the remedies of the parties available under the Implementation Agreement.

 REPRESENTATIONS AND WARRANTIES; NO SURVIVAL

  The Implementation Agreement contains various representations and warranties of GM and Raytheon. The representations and warranties of GM relate generally to: due corporate organization and qualification; corporate authority; ownership of the capital stock of HE Holdings; absence of violations of, among other things, certificates of incorporation, by-laws and certain contracts or laws; required filings with and consents and approvals of governmental authorities; litigation; brokerage and finder's fees; stockholder voting requirements; and the accuracy of certain information contained in this Solicitation Statement/Prospectus.

                                                                      THE MERGER

--------------------------------------------------------------------------------









  The representations and warranties of Raytheon relate generally to: due corporate organization and qualification; corporate authority; the accuracy of certain information contained in the GM Solicitation Statement/Prospectus; and all of the representations and warranties of Raytheon set forth in the Merger Agreement. See "--The Merger Agreement--Representations and Warranties; No Survival."

  The representations and warranties made in the Implementation Agreement by GM and Raytheon will not survive the Effective Time.

 WAIVER AND AMENDMENT

  The Implementation Agreement provides that, subject to applicable law, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the Implementation Agreement or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained in the Implementation Agreement, by action of the parties' respective boards of directors and written agreement signed by the party agreeing to such extension or waiver.

  In addition, subject to applicable law, the parties to the Implementation Agreement may amend the Implementation Agreement by action of their respective board of directors, at any time; provided, that after adoption of the Implementation Agreement by Raytheon Common Stockholders or approval of the Pre-Merger Transactions by GM Common Stockholders, amendments which by law require further approval or authorization by the stockholders of Raytheon or GM, as the case may be, may not be made without such further approval or authorization. In either case, the Implementation Agreement may not be amended except by a written instrument signed by each party.

 TERMINATION OF THE IMPLEMENTATION AGREEMENT

  The Implementation Agreement may be terminated at any time prior to the Effective Time by mutual written consent of GM and Raytheon, or by either GM or Raytheon for any of the following reasons:

  . at any time following the termination of either of the Merger Agreement or the Spin-Off Merger Agreement in accordance with the terms thereof; or

  . in the event of either: (i) a material breach by the other party of any representation or warranty contained in the Implementation Agreement which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained in the Implementation Agreement which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

  The Implementation Agreement may be terminated at any time prior to the Effective Time by GM in the event that the GM Board determines in good faith, in the exercise of its fiduciary obligations under applicable law, on the basis of oral or written advice of outside counsel, (i) that it must revoke or withdraw its recommendation included in the GM Solicitation Statement/Prospectus in favor of the Pre-Merger Transactions and (ii) that the foregoing determination could not reasonably be avoided by adjusting the Distribution Ratio so as to satisfy the conditions set forth in the Implementation Agreement as of the date of such adjustment.

  The Implementation Agreement may be terminated at any time prior to the Effective Time by Raytheon in the event that:

  . the GM Board makes a determination regarding the Distribution Ratio as described above and does not terminate the Implementation Agreement within 10 business days thereafter; or

  . the GM Board withdraws or modifies in any adverse manner its approval or recommendation of the Pre-Merger Transactions or fails to reaffirm such approval or recommendation upon Raytheon's request.

THE MERGER

--------------------------------------------------------------------------------









 EFFECT OF TERMINATION

  In the event of the termination of the Implementation Agreement, the Implementation Agreement will become void and have no effect, without any liability on the part of either party, their subsidiaries or their respective directors, officers or stockholders, except for the payment of expenses and a termination fee as may be provided in the Merger Agreement. See "--Description of the Merger--The Merger Agreement--Effect of Termination; Termination Fees." Notwithstanding the foregoing, nothing in the Implementation Agreement will relieve either party to the Implementation Agreement of liability for a willful breach of any provision of the Implementation Agreement.

                                                                      THE MERGER

--------------------------------------------------------------------------------








                      SEPARATION AND TRANSITION AGREEMENTS

INTRODUCTION

  As a condition to the consummation of the Merger, Raytheon has required that HE Holdings be, at the time of the consummation of the Merger, an independent, publicly owned company comprising only Hughes Defense. Such condition will be satisfied in part by means of the Hughes Defense Spin-Off. Certain restructuring activities involving HEC and its business--the Hughes Reorganization--will need to occur prior to the Hughes Defense Spin-Off in order for HE Holdings to comprise only the business of Hughes Defense. Under the Implementation Agreement, GM has agreed to enter into, and cause HE Holdings, Hughes Network Systems and Delco to enter into, the Master Separation Agreement and the agreements contemplated thereby, including the Hughes Separation Agreement, pursuant to which, among other things, the Hughes Reorganization will be effected.

  Pursuant to the Implementation Agreement, GM has agreed to consult with Raytheon regarding any changes, amendments or additions that are proposed to be made to the Separation Agreements prior to the Effective Time, whether before or after any such agreement is entered into by the respective parties thereto. GM has also agreed that it will not permit any such change, amendment or addition to be made prior to the Effective Time to the forms or terms of the Separation Agreements without Raytheon's consent (which consent shall not be unreasonably withheld or delayed), unless such change, amendment or addition could not reasonably be foreseen (i) to have an adverse effect on the business, assets, liabilities or financial condition of HE Holdings (after giving effect to the consummation of the Hughes Reorganization) or, following the Effective Time, New Raytheon or (ii) to delay materially the consummation of the Merger on the terms and subject to the conditions of the Transaction Agreements. Unless the Implementation Agreement has been terminated, GM has agreed that it will not, and will not permit any of its subsidiaries to, terminate (except as may be permitted by the terms of any of the Separation Agreements) or waive any condition of the Separation Agreements, without the prior written consent of Raytheon. GM has also agreed that it will not permit HE Holdings to make, prior to the Effective Time, any formal election expressly referenced in the Master Separation Agreement to be made by HE Holdings unless such election is acceptable to Raytheon. See "--Description of the Merger--The Implementation Agreement--Covenants of GM."

  THE SEPARATION AGREEMENTS WILL BE ENTERED INTO IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE SPIN-OFF MERGER. THE FOLLOWING IS A SUMMARY DESCRIPTION OF CERTAIN OF THE MATERIAL PROVISIONS OF THE SEPARATION AGREEMENTS. THE DESCRIPTION OF THE SEPARATION AGREEMENTS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE SEPARATION AGREEMENTS. THE MASTER SEPARATION AGREEMENT, THE HUGHES SEPARATION AGREEMENT AND THE TAX SHARING AGREEMENT HAVE BEEN FILED WITH THE SEC AS EXHIBITS TO THE REGISTRATION STATEMENT AND ARE INCORPORATED HEREIN BY REFERENCE.

SUMMARY OF MASTER SEPARATION AGREEMENT

 GENERAL

  The Master Separation Agreement is an agreement among GM, HE Holdings, Delco and Hughes Network Systems, pursuant to which, among other things, the transfers of certain assets and liabilities (which transfers are required so that each of HE Holdings, Delco and Hughes Network Systems will consist of the respective businesses described in this document after the completion of the Hughes Reorganization) will be effected. The Master Separation Agreement also includes indemnification provisions and provides for a post-Closing adjustment between Hughes Network Systems and New Raytheon based on an adjusted net worth of HE Holdings as of immediately prior to the Merger and for certain other separation and transition arrangements. The Master Separation Agreement also requires that certain parties to such agreement enter into the Hughes Separation Agreement, the Tax Sharing Agreement and certain other agreements.

THE MERGER

--------------------------------------------------------------------------------









 ASSET AND LIABILITY TRANSFERS

  Pursuant to the Master Separation Agreement, prior to the effective time of the Spin-Off Merger, GM will cause HEC (or the appropriate subsidiary of HEC) to transfer to each of HE Holdings, Delco and Hughes Network Systems all of HEC's right, title and interest in the assets of HEC that are used or held for use primarily in (but not presently owned by) the respective businesses of these entities. See "--Description of the Pre-Merger Transactions--Hughes Reorganization." The assets transferred will be transferred "as is where is" and, except as set forth under "--Indemnification," no transferor of the assets described above will make any warranty, either express or implied, including, without limitation, warranties of merchantability or fitness for a particular purpose, with respect to any of the assets transferred. For a description of the transfers with respect to HEC's intellectual property, see "--Summary of Other Agreements Contemplated by the Master Separation Agreement--Intellectual Property."

  Simultaneously with the transfers described above, each of HE Holdings, Delco and Hughes Network Systems, in partial consideration for the transfers described above, will assume and agree on a timely basis to pay and discharge in accordance with their terms any and all liabilities relating to or arising out of the assets transferred to such entity. Each of HE Holdings, Delco and Hughes Network Systems will also retain or assume, as the case may be, and no other party to the Master Separation Agreement will assume or have any liability with respect to, liabilities relating primarily, to or arising primarily out of, the defense electronics business, the automotive electronics business or the telecommunications and space business, respectively, of HEC as conducted at any time prior to, on or after the Spin-Off Merger Effective Time, as well as certain other liabilities as identified in the Master Separation Agreement.

  Pursuant to the Master Separation Agreement, immediately following the transfers described above, HEC will merge with GM, with GM as the surviving corporation, and the subsidiary of HE Holdings that principally operates Hughes Defense will merge with HE Holdings, with HE Holdings as the surviving corporation. HE Holdings will then transfer to GM all of its right, title and interest in and to the shares of capital stock of Hughes Network Systems in the Hughes Telecom Spin-Off. See "--Description of the Pre-Merger Transactions."

 INDEMNIFICATION

  Under the Master Separation Agreement, Hughes Network Systems will represent and warrant to HE Holdings that the assets of HE Holdings (with certain enumerated exceptions) as of immediately following the Spin-Off Merger Effective Time will include all assets owned by HEC (and all assets in which HEC has contractual rights) which are primarily used in, or held primarily for use in, Hughes Defense as of the Spin-Off Merger Effective Time and will be sufficient to conduct such business after the Spin-Off Merger Effective Time as it is conducted immediately prior to the Spin-Off Merger Effective Time. Hughes Network Systems will indemnify, defend and hold harmless HE Holdings, New Raytheon, GM, HEC and Delco, their respective successors-in-interest, subsidiaries and past and present directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives against any and all liabilities arising out of or in connection with any violation of such representation and warranty and will reimburse them for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such liability.

  HE Holdings, Hughes Network Systems and Delco will each indemnify, defend and hold harmless each other and GM and HEC, and their respective successors-in-interest, subsidiaries, past and present directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives, against any and all liabilities arising out of or in connection with their respective assets and liabilities and the conduct of their respective businesses (including, in the case of HE Holdings, in connection with any breach by HE Holdings or any of its subsidiaries after the Spin-Off Merger Effective Time of any terms of the Transactions Agreements) and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such liability.

                                                                      THE MERGER

--------------------------------------------------------------------------------









 POST-CLOSING ADJUSTMENT

  The Master Separation Agreement provides for a payment by either Hughes Network Systems or New Raytheon to the other party under certain circumstances to be made following the consummation of the Merger based upon a comparison of
(i) the adjusted net worth of HE Holdings as reflected on the September 30, 1996 balance sheet provided to Raytheon, as adjusted pursuant to the terms of the Master Separation Agreement (the "TARGET"), and (ii) the adjusted net worth of HE Holdings as of immediately prior to the Effective Time and after the consummation of the Hughes Reorganization based on an audited balance sheet prepared as of such time and in such manner as described in the Master Separation Agreement (the "CLOSING DATE FINAL AMOUNT"). If the Target exceeds the Closing Date Final Amount by $50 million or more, then Hughes Network Systems will pay to New Raytheon in cash the amount in excess of $50 million by which the Target exceeds the Closing Date Final Amount, plus interest thereon from the Effective Time to the date of such payment thereof at the per annum rate equal to the rate announced by Citibank, N.A. in the City of New York as its base rate as in effect on the Effective Time. If the Closing Date Final Amount exceeds the Target by $50 million or more, then New Raytheon will pay to Hughes Network Systems in cash the amount in excess of $50 million by which the Closing Date Final Amount exceeds the Target, plus interest thereon calculated in the same manner as described above. In addition to the foregoing, any cash reflected in the balance sheet of HE Holdings and its subsidiaries as of immediately prior to the Effective Time and after the consummation of the Hughes Reorganization, prepared as described in the Master Separation Agreement, will be transferred to Hughes Network Systems at the time of the cash payment described above, or, if no such payment is made, as soon as practicable after the completion of such balance sheet, together with interest thereon calculated in the same manner as described above.

SUMMARY OF HUGHES SEPARATION AGREEMENT

 GENERAL

  The Master Separation Agreement contemplates that, prior to the Effective Time, GM and HE Holdings will enter into the Hughes Separation Agreement, pursuant to which, among other things, HE Holdings will covenant to preserve the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Merger, indemnification will be established, and certain transaction-related liabilities will be allocated.

  Pursuant to the Hughes Separation Agreement, HE Holdings, and New Raytheon, as successor to HE Holdings following the Merger, will agree to certain covenants restricting New Raytheon's future actions following the Merger. These restrictions are intended to provide further assurances that the Merger and the Pre-Merger Transactions will be tax free for U.S. federal income tax purposes. Specifically, New Raytheon will agree not to engage in any of the transactions listed below unless GM has determined, in its sole discretion, that such transactions will not jeopardize the tax-free status of the Merger or the Pre-Merger Transactions.

  For a period of two years following the Merger, New Raytheon will not:

  . enter into or permit to occur (to the extent it has a right to prohibit) any transaction (or series of transactions) which would result in any individual or entity acquiring 15% or more of the value or the number of outstanding shares of New Raytheon Common Stock;

  . enter into or permit to occur (to the extent it has a right to prohibit) any transaction (or series of transactions) which would result in any individual or entity acquiring from New Raytheon all or a substantial portion of New Raytheon's assets or business in exchange for equity interests in the acquiring entity where such equity interests are received by holders of capital stock of New Raytheon;

  . issue any shares or rights to acquire shares of New Raytheon Capital
   Stock if, as a result of such issuance, the number of shares of Class A Common Stock issued in the Hughes Defense Spin-Off would constitute less than 80% of the voting power of New Raytheon in the election of directors;

THE MERGER

--------------------------------------------------------------------------------









  . enter into any transaction as a result of which New Raytheon or one of its affiliates would acquire, or have the right to acquire, one or more shares of New Raytheon Capital Stock if, as a result of such transaction, the then-outstanding shares of Class A Common Stock would constitute less then 80% of the total combined voting power of all outstanding shares of New Raytheon Capital Stock entitled to vote generally in the election of directors;

  . issue any non-voting stock in New Raytheon;

  . cause New Raytheon, by any means, to cease to engage in the active conduct of the trade or business (within the meaning of Code Section 355(b)(2)) conducted by Hughes Defense immediately prior to the Effective Time;

  . voluntary dissolve or liquidate;

  . dispose of any of the historic business assets that, in the aggregate, constitute more than 60% of either the gross assets of New Raytheon or the consolidated gross assets of New Raytheon and its subsidiaries; or

  . take any other actions reasonably likely to jeopardize the tax-free status of the Merger or the Pre-Merger Transactions.

  For a period of three years following the Merger, New Raytheon will not amend or change the New Raytheon Certificate or the New Raytheon By-Laws in a manner that would affect the composition or size of the New Raytheon Board, the manner in which the New Raytheon Board is elected, or the duties and responsibilities of the New Raytheon Board.

  New Raytheon also agreed that it will not propose a plan of recapitalization or amendment to the New Raytheon Certificate or other action providing for,

  . the conversion of shares of Class A Common Stock or Class B Common Stock into any other class (including entering into an acquisition transaction if, as a result, shareholders of New Raytheon would hold more than 50% of the equity of the acquiror as a result);

  . a change in the voting rights of any class of New Raytheon Common Stock;
   or

  . any other action having the same effect.

In the event that New Raytheon desires to take one of the actions prohibited by these covenants, after notifying GM, GM may elect either to seek a tax opinion of counsel or a ruling of the IRS to the effect that the proposed action will not jeopardize the tax-free status of the Merger or the Pre-Merger Transactions, or to cooperate with New Raytheon in its effort to seek such an opinion or ruling.

  In connection with the covenants described above, HE Holdings and New Raytheon, as successor, have agreed to indemnify GM for any tax-related losses incurred by GM due to any tax assessment or controversy with respect to the Hughes Defense Spin-Off or the Merger to the extent that such losses are caused by any breach by New Raytheon of any of the representations, warranties or covenants made in the Hughes Separation Agreement, unless, with respect to violation of the above covenants, GM has delivered to New Raytheon notice that GM has determined that such action will not jeopardize the tax-free status of the Merger or the Pre-Merger Transactions, or to cooperate with New Raytheon in its effort to seek such an opinion or ruling.

 INDEMNIFICATION

  Following the Merger, New Raytheon will indemnify GM, all affiliates of GM, and each of their respective directors, officers and employees, from and against (i) all losses relating to any breach by New Raytheon or any affiliate of New Raytheon of any of the provisions of the Hughes Separation Agreement,
(ii) all losses relating to

                                                                      THE MERGER

--------------------------------------------------------------------------------








misrepresentations relating to Raytheon, the Merger, or other forward-looking information regarding New Raytheon which are included in either this Solicitation Statement/Prospectus, or the Hughes Defense Registration Statement, and (iii) all losses relating to actions taken by Raytheon or any affiliate of Raytheon in violation of the Merger Agreement.

  Following the Merger, GM will indemnify, defend, and hold harmless New Raytheon, all affiliates of New Raytheon, and each of their respective directors, officers and employees, from and against (i) all losses relating to any breach by GM or any affiliate of GM of any of the provisions of the Hughes Separation Agreement; (ii) all losses relating to misrepresentations relating to HE Holdings (as it existed prior to the Merger) or the Pre-Merger Transactions; and (iii) all losses relating to or arising out of any breach of GM's representation in the Implementation Agreement that none of the Transaction Agreements conflict with either the certificates of incorporation or the bylaws of GM or any of its subsidiaries.

SUMMARY OF TAX SHARING AGREEMENT

  As part of the Master Separation Agreement and as a condition to the consummation of the Merger, GM, HE Holdings and Hughes Network Systems will enter into the Tax Sharing Agreement. The Tax Sharing Agreement sets outs certain duties and obligations of GM, HE Holdings and Hughes Network Systems regarding the preparation and filing of returns relating to and the payment of the liability for U.S. federal, state and local (but not foreign) income taxes ("INCOME TAXES") of Hughes Defense. Among other things, the Tax Sharing Agreement establishes (i) the obligations for paying Hughes Defense's Income Taxes for taxable periods ending on or before the date of the Hughes Defense Spin-Off (each a "PRE-DISTRIBUTION TAXABLE PERIOD"), (ii) the obligations for paying New Raytheon's Income Taxes for taxable periods which begin after the date of the Hughes Defense Spin-Off (each a "POST-DISTRIBUTION TAXABLE PERIOD"), (iii) the obligations for paying New Raytheon's Income Taxes for taxable periods which include but do not end on date of the Hughes Defense Spin-Off (each a "STRADDLE PERIOD") and (iv) certain indemnification rights and obligations among New Raytheon, Hughes Network Systems and GM. The Tax Sharing Agreement also sets out the rights of GM, Hughes Network Systems and New Raytheon to any refunds of Income Taxes and the rights and obligations of such parties with respect to the effects of certain timing differences and the carryback of certain tax benefits for the various taxable periods. The following summary describes certain of the operative elements of the Tax Sharing Agreement.

  Pre-Distribution Taxable Period. GM or Hughes Network Systems generally will pay all Income Taxes attributable to HE Holdings and its subsidiaries for Pre-Distribution Taxable Periods.

  Post-Distribution Taxable Period. New Raytheon generally will pay all Income Taxes due with respect to all tax returns required to be filed by New Raytheon for Post-Distribution Taxable Periods.

  Straddle Period. The Income Tax liability attributable to HE Holdings and its subsidiaries for a Straddle Period generally will be allocated between Hughes Network Systems or GM, on the one hand, and New Raytheon, on the other hand, based on an interim closing of the books on the date of the Hughes Defense Spin-Off. New Raytheon generally will be allocated the Income Tax liability for income (i) attributable to a member of the Hughes Defense Group (as defined in the Tax Sharing Agreement) for the period subsequent to the date of the Hughes Defense Spin-Off or (ii) attributable to any entity which becomes a member of the Hughes Defense Group after the Hughes Defense Spin-Off.

  Government Contracts. The Tax Sharing Agreement contains special provisions relating to Income Taxes which may be reimbursed pursuant to government contracts.

  Indemnification. Except as provided in the Hughes Separation Agreement, GM and Hughes Network Systems generally will indemnify New Raytheon for all liabilities (other than foreign income tax liabilities) related to the following:

  . all Income Tax liabilities incurred by a member of the GM Consolidated
   Group (as defined in the Tax Sharing Agreement) arising out of the Hughes Defense Spin-Off or the Merger;

THE MERGER

--------------------------------------------------------------------------------









  . all costs, expenses and damages from stockholder litigation or controversies arising in connection with any proposed tax with respect to the Hughes Defense Spin-Off or the Merger;

  . all Income Tax liabilities which GM or Hughes Network Systems is obligated to pay as set out under "--Post-Distribution Taxable Period," "--Pre-Distribution Taxable Period" or "--Straddle Period;" and

  . any Income Tax liabilities of the HE Holdings Group resulting from a breach by Hughes Network Systems or GM of any of their covenants contained in the Tax Sharing Agreement.

  Under the terms of the Tax Sharing Agreement, New Raytheon generally will indemnify GM for all liabilities (other than foreign income tax liabilities) related to the following:

  . all Income Tax liabilities which HE Holdings/New Raytheon is obligated to pay as set out under "--Post-Distribution Taxable Period," "--Pre-Distribution Taxable Period" or "--Straddle Period;" and

  . any Income Tax liabilities of any member of the GM Consolidated Group resulting from a breach by New Raytheon of any of its covenants contained in the Tax Sharing Agreement.

  The Tax Sharing Agreement provides for arbitration to resolve any disputes in respect of matters covered thereby.

  For a description of certain covenants of, and related indemnification of GM and certain of its affiliates by, HE Holdings (and, after the Merger, New Raytheon) which are intended to protect the tax-free status of the Hughes Defense Spin-Off, the Hughes Telecom Spin-Off and the Merger, see "--Summary of the Hughes Separation Agreement."

SUMMARY OF OTHER AGREEMENTS CONTEMPLATED BY THE MASTER SEPARATION AGREEMENT

  Pursuant to the Master Separation Agreement, the parties thereto will enter into certain other agreements to implement transitional and separation arrangements with respect to such matters as intellectual property, Hughes Research Labs, real estate/environmental, employee matters, stock options, insurance, supply arrangements, transition services and corporate purchasing. As a result of the Merger, each of the rights, benefits and obligations of HE Holdings pursuant to the agreements described below will become a right, benefit or obligation, as the case may be, of New Raytheon. Each reference in this section to HE Holdings shall also be a reference to New Raytheon following the Merger. SET FORTH BELOW IS A SUMMARY DESCRIPTION OF THE MATERIAL PROVISIONS OF THE ARRANGEMENTS WITH RESPECT TO EACH OF THESE MATTERS. SUCH DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH AGREEMENTS. See "--Introduction."

 INTELLECTUAL PROPERTY

  Pursuant to the provisions of the Master Separation Agreement and the agreements with respect to the treatment of intellectual property entered into pursuant to the Master Separation Agreement, Hughes Network Systems will acquire or otherwise own, and HE Holdings will assign to Hughes Network Systems, all of Hughes Defense right, title and interest in and to all of HEC's or HEC's subsidiaries' intellectual property (including trademarks), other than the intellectual property relating primarily to Hughes Defense. HE Holdings will continue to own from and after the Spin-Off Merger Effective Time all intellectual property of HEC relating primarily to Hughes Defense, except as set forth in the next sentence. Hughes Network Systems will also acquire all right, title and interest in and to the (i) "DUAL USE TECHNOLOGY," which is intellectual property developed by Hughes Defense for the business of Hughes Defense (a) that is useful in the business of Hughes Telecom as conducted immediately prior to the Spin-Off Merger Effective Time and (b) which covers components manufactured or processes that are to be utilized by Hughes Telecom,
(ii) the intellectual property of Hughes Research Labs that exists as of the Spin-Off Merger Effective Time and (iii) any trademark, service mark or trade name which contains the name "Hughes." HE Holdings will grant to Hughes Network Systems and Delco a non-exclusive,

                                                                      THE MERGER

--------------------------------------------------------------------------------








perpetual, royalty-free license to make, have made, use, sell and import products under HE Holdings' retained intellectual property for use only in the business of Hughes Telecom and the business of Delco, respectively, and any new but related businesses that may be conducted by Hughes Network Systems or its affiliates or Delco or its affiliates, as the case may be, after the Spin-Off Merger Effective Time that can be reasonably classified under the broad category of a telecommunications or space business or an automotive electronics business, as the case may be. Hughes Network Systems will grant a non-exclusive, perpetual, royalty-free license to HE Holdings to make, have made, use, sell and import products utilizing Dual Use Technology for use in any business that is not competitive with Hughes Telecom or Delco, in each case, as conducted at the Spin-Off Merger Effective Time. Hughes Network Systems will also grant a non-exclusive, perpetual, royalty-free license to HE Holdings with respect to the use of certain intellectual property specified in the Master Separation Agreement that is necessary for the business of Hughes Defense as conducted at the Spin-Off Merger Effective Time. In addition, Hughes Network Systems will grant a non-exclusive, perpetual, royalty-free license to HE Holdings to make, have made, use, sell and import products under intellectual property of Hughes Research Labs existing prior to the Spin-Off Merger Effective Time, for use in any business that is not competitive with Hughes Telecom or Delco, in each case, as conducted at the Spin-Off Merger Effective Time.

  Effective at the Spin-Off Merger Effective Time, Hughes Network Systems will grant a non-exclusive, perpetual, royalty-free trademark and trade and company name license to HE Holdings to use the name "Hughes" solely in connection with the business of Hughes Defense as part of any trade and company name of HE Holdings (or any subsidiary or division thereof), provided that Raytheon's name is also used as part of such trade or company name and provided further that Raytheon's name precedes the name "Hughes." In no event, however, will HE Holdings have rights to use the logo of the word "Hughes" in the round-cornered blue rectangle except for a transitional period where such use occurs within a narrative text and such text describes the transactions contemplated by the Master Separation Agreement.

 HUGHES RESEARCH LABS

  HE Holdings and Hughes Network Systems will each continue to have an interest in Hughes Research Labs, HEC's research facility located in Malibu, California. After completion of the transactions contemplated by the Master Separation Agreement, the research facility will be owned and funded 50% by HE Holdings and 50% by Hughes Network Systems.

  In general, Hughes Research Labs will own the intellectual property resulting from general research projects and each of HE Holdings and Hughes Network Systems will have a perpetual, royalty-free license to such intellectual property for their respective businesses. In addition, each of HE Holdings and Hughes Network Systems may fund research for special research projects (so long as such projects do not interfere with general research projects) at cost and the funding party will be granted a royalty-free, exclusive license from Hughes Research Labs to intellectual property resulting from such projects. Pursuant to the contemplated arrangements, each of HE Holdings and Hughes Network Systems can dissolve Hughes Research Labs after five years (or earlier if one party becomes affiliated with a competitor of the other party), subject to certain conditions, including a buy-out arrangement which permits the non-dissolving party to purchase the other party's interest.

 REAL ESTATE AND ENVIRONMENTAL MATTERS

  As contemplated by the Master Separation Agreement, substantially all real property owned or leased by Hughes Electronics and occupied by HE Holdings will be retained by HE Holdings, including HEC's present corporate headquarters building in Los Angeles. Similarly, substantially all real property owned or leased by HEC and occupied by Hughes Network Systems will be transferred to Hughes Telecom. Certain facilities, however, will be shared by Hughes Defense and Hughes Network Systems, with one party leasing or subleasing the shared premises from the other. Additionally, all environmental liabilities will be the responsibility of the business that created the contamination. Thus, for example, the ongoing environmental litigation in Tucson, Arizona will be a liability of New Raytheon after the Merger.

THE MERGER

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 EMPLOYEE MATTERS; PENSION PLAN LITIGATION

  Pursuant to the Master Separation Agreement, HE Holdings will agree to maintain for its employees through the end of 1998 compensation and benefits which are, in the aggregate, substantially comparable to those currently provided. HE Holdings will also agree to continue indefinitely, for contributory participants, without adverse change, the features of the retirement plans which provide for the determination of benefits, the early retirement subsidy and cost of living adjustments. Additionally, HE Holdings will agree to continue company-paid retiree medical benefits for contributory participants for a period of five years and thereafter as long as such benefits are provided to other retirees of New Raytheon. The aggregate assets and liabilities of the Hughes Bargaining and Nonbargaining Retirement Plans for active and inactive employees will be allocated between HE Holdings and Hughes Network Systems with those allocated to HE Holdings transferred to separate plans of HE Holdings.

  We have reached an agreement with HE Holdings and Hughes Network Systems concerning a litigation involving the Hughes Nonbargaining Retirement Plan. The agreement was negotiated as a result of a decision rendered in a lawsuit entitled Jacobson, et al. v. Hughes Aircraft Co. et al.

  The complaint in Jacobson was filed in January 1992 by five retired employees against HE Holdings and the Hughes Nonbargaining Retirement Plan as a putative class action on behalf of all participants who contributed to the plan. It alleges, among other things, that the Hughes Nonbargaining Retirement Plan was effectively split into two separate plans (one contributory and one non-contributory) by virtue of amendments made in 1991, when HEC provided for non-contributory benefits for newly hired employees and certain other employees, and that the resulting contributory plan was thereby constructively terminated. The complaint further alleges that certain amendments to the plan permitted surplus assets to be used to fund benefits for newly hired and certain other employees in violation of HE Holdings' fiduciary duties to plan participants. The complaint seeks, among other relief, (1) supplemental benefits to contributory participants attributable to surplus plan assets, (2) the allocation of plan assets so as to provide benefits solely to contributory participants and not to provide benefits to non-contributory participants and
(3) a prohibition on the use of surplus assets to provide benefits to non-contributory plan participants. Based on the current assets and liabilities of the plan, the amount of surplus assets subject to reallocation based on the claims asserted could range from $200 to $600 million. The complaint does not quantify the amount of the plaintiffs' claims and HE Holdings is unable to estimate an amount at this time.

  At the time the Merger Agreement was executed, the Jacobson plaintiffs were appealing a decision of the U.S. District Court in Los Angeles, which had dismissed their lawsuit for failure to state a claim on which any relief could be granted under applicable law. Subsequently, a decision by the U.S. Court of Appeals for the Ninth Circuit reversed the dismissal and remanded the case for further proceedings. HE Holdings filed with the Court of Appeals a request for a rehearing seeking to reinstate the trial court's dismissal of the claims. The Court of Appeals recently denied HE Holdings' request for a rehearing.

  HE Holdings maintains, among other things, that a termination of the Hughes Nonbargaining Retirement Plan could only be effectuated in accordance with regulations of the U.S. Pension Benefit Guaranty Corporation, the governmental agency that regulates pension plan terminations (the "PBGC"), and that such regulations do not provide for termination in the manner asserted by the plaintiffs. In a friend-of-the-court brief in support of HE Holdings' request for rehearing, the PBGC took the position that a pension plan may be terminated only in accordance with PBGC regulations and not constructively. HE Holdings intends to seek review of the amended Court of Appeals decision by the U.S. Supreme Court.

  The agreement with HE Holdings and Hughes Network Systems contemplates that Hughes Network Systems would have the sole right to control, at its expense, the defense of the Jacobson litigation as against both the Hughes Nonbargaining Retirement Plan and the plan of New Raytheon to be established after the Merger with certain of the assets of that plan, and to settle the litigation at any time. Further, in the event a final

                                                                      THE MERGER

--------------------------------------------------------------------------------








THE MERGER

judgment adverse to the defendants is entered in the Jacobson case or a settlement thereof, Hughes Network Systems would indemnify such plan or New Raytheon, as appropriate, for certain resulting liabilities. However, Hughes Network Systems would have such indemnity obligation in the case of a judgment only if a finding were to be made by an arbitration panel that the Merger Agreement would have permitted Raytheon to refuse to consummate the Merger, solely by reason of the pendency of the Jacobson litigation, in the absence of a resolution of this dispute as contemplated by the agreement. Under the agreement, in consideration for Hughes Network Systems' undertaking, Raytheon agreed that it will not assert that any past or future development in the Jacobson litigation constitutes a breach of any representation or warranty of HE Holdings contained in the Merger Agreement or results in any condition to Raytheon's obligation to consummate the Merger not being satisfied.

 STOCK OPTIONS

  All stock options in respect of GM Class H Common Stock, vested and non-vested, held by HE Holdings employees will be converted into stock options in respect of Class B Common Stock. The formula for conversion is intended to preserve the value of all such stock options (i.e., market value as of the Effective Time less exercise price) in all material respects.

 INSURANCE

  HE Holdings will institute its own insurance program after the Spin-Off Merger Effective Time while maintaining the ability to assert claims under policies maintained prior to the Spin-Off Merger Effective Time. To the extent permitted by law and contract, such policies will remain under the control and administration of Hughes Network Systems or GM with settlement authority on site-specific environmental claims afforded to HE Holdings on a basis not prejudicial to Hughes Network Systems or GM.

 SUPPLY ARRANGEMENTS

  HE Holdings and Hughes Network Systems will continue to supply various technical services to each other after the Spin-Off Merger Effective Time. In addition, Hughes Network Systems will procure as prime contractor, and HE Holdings will make available as subcontractor, certain products and services for a period of two years after the Spin-Off Merger Effective Time. The products and services generally will be provided to the other party at market prices.

 TRANSITION SERVICES

  HE Holdings and Hughes Network Systems will continue to provide various transitional services to each other at cost for a minimum transition period of 12 months after the Spin-Off Merger Effective Time (with longer periods for employee benefit administration and certain information systems services such as payroll). The services to be provided will be substantially similar in scope, level and cost with services provided at the Spin-Off Merger Effective Time. If the periods of providing such services are extended beyond the initial transition period pursuant to agreement of New Raytheon and Hughes Network Systems, the applicable services generally will then be provided at cost plus 6%.

 CORPORATE PURCHASING

  For an initial period of one year after the Spin-Off Merger Effective Time (with termination upon 90-day notice thereafter), (i) HE Holdings will have access to GM's Worldwide Purchasing Process, (ii) GM, Hughes Network Systems and HE Holdings will continue to work together under joint purchasing agreements and (iii) GM will continue to support HE Holdings' Tomahawk procurement activities in the manner supported prior to the Spin-Off Merger Effective Time until completion of HE Holdings' participation in such program.

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                       FINANCIAL AND BUSINESS INFORMATION

                                                                           PAGE
                                                                           ----
   RECENT DEVELOPMENTS....................................................  62
     Sale of Portions of the Appliances Business..........................  62
     TI Acquisition.......................................................  62
   COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION............  63
   RAYTHEON SELECTED HISTORICAL FINANCIAL DATA............................  64
   RAYTHEON MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS.............................................  65
     Comparison: Third Quarter 1997 versus 1996...........................  65
     Comparison: Nine Months 1997 versus 1996.............................  67
     Comparison: Fiscal 1996 to Fiscal 1995...............................  69
     Comparison: Fiscal 1995 to Fiscal 1994...............................  75
   BUSINESS OF RAYTHEON...................................................  79
     Electronics..........................................................  79
     Engineering and Construction.........................................  79
     Aircraft.............................................................  80
     Appliances...........................................................  80
   HUGHES DEFENSE SELECTED COMBINED HISTORICAL FINANCIAL DATA.............  81
   HUGHES DEFENSE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
    CONDITION AND RESULTS OF OPERATIONS...................................  82
     Nine Months Ended September 30, 1997 Compared to Nine Months Ended
      September 30, 1996..................................................  82
     1996 Compared to 1995................................................  83
     1995 Compared to 1994................................................  84
   BUSINESS OF HUGHES DEFENSE.............................................  86
     Introduction.........................................................  86
     Sensors & Communications Systems.....................................  87
     Weapons Systems......................................................  89
     Information Systems..................................................  91
     Defense Systems......................................................  93
     U.S. Government Contracts............................................  93

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------







                              RECENT DEVELOPMENTS

SALE OF PORTIONS OF THE APPLIANCES BUSINESS

  On September 10, 1997, Raytheon sold its home appliance, heating and air conditioning and commercial cooking businesses to Goodman Manufacturing Company, L.P. The total sale price was $550.0 million in cash, subject to adjustment for certain changes in the net working capital of such businesses between December 31, 1996 and the closing date of the transaction. In 1996, these three businesses represented approximately 80% of the sales and 50% of the operating income of the Appliance Group. In addition, Raytheon has realized approximately $200.0 million from the sale of receivables relating to the businesses which were sold. Raytheon is retaining the commercial laundry and electronics controls businesses of the Appliance Group, but is continuing its strategic review of these remaining businesses. Proceeds from the sale of the three Appliance Group businesses will be used to reduce debt incurred in connection with the TI Acquisition. The 1996 sales, operating income, net income and total assets of the businesses sold were not material to Raytheon's results of operations.

TI ACQUISITION

  On July 11, 1997, the Company consummated the TI Acquisition, pursuant to which Raytheon purchased substantially all of the assets of, and assumed substantially all the liabilities related to, TI Defense for an aggregate amount of $2.875 billion in cash, subject to post-closing adjustments for certain changes in the net assets of TI Defense between September 30, 1996 and the closing date of the TI Acquisition. In addition, the Company paid $75 million for an assignment and license of certain related intellectual property. TI Defense had 1996 sales of approximately $1.8 billion. Because the TI Acquisition involved the purchase of assets, a significant portion of the goodwill created by the TI Acquisition will be deductible for tax purposes.

  In connection with the TI Acquisition and in contemplation of the Merger, Raytheon arranged revolving credit facilities with a syndicate of banks totaling $7.0 billion, $4.0 billion of which has a maturity of five years and $3.0 billion of which has a maturity of 364 days (collectively, the "RAYTHEON FACILITIES"). Raytheon incurred indebtedness in the amount of $2.95 billion under the Raytheon Facilities in order to finance the TI Acquisition. The Raytheon Facilities include covenants which require (i) repayment and reduction of the outstanding commitment of such facilities or similar facilities with 75% of the net cash proceeds from any capital markets financings and asset sales for a period of two years from the closing date and (ii) the ratio of total debt to total capitalization not to exceed 65% until July 2, 1999, 60% from July 2, 1999 to January 1, 2002 and 55% thereafter. The Raytheon Facilities rank pari passu with other senior unsecured indebtedness of Raytheon and Hughes Defense and the Raytheon Notes.

  On August 12, 1997, Raytheon completed a public offering of $3.0 billion aggregate principal amount of Raytheon Notes offered with final maturities of three, five, 10 and 30 years. The net proceeds from the sale of the Raytheon Notes were used primarily to reduce amounts outstanding under the Raytheon Facilities and to refinance other debt incurred in the TI Acquisition, including commercial paper borrowings. Additional proceeds have been and will continue to be used by Raytheon for capital expenditures, working capital requirements and general corporate purposes.

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------







                     COMPARATIVE PER SHARE MARKET PRICE AND
                              DIVIDEND INFORMATION

  Raytheon Common Stock is listed on the NYSE, the CSE and the PSE under the symbol "RTN." There is currently no public trading market for either the Class A Common Stock or the Class B Common Stock, and there can be no assurance that an active trading market will develop or, if a trading market develops, that such a market will be maintained, or as to the prices at which trading in the Class A Common Stock or the Class B Common Stock will occur after the Merger. See "Risk Factors--No Assurance as to Market Price of Class B Common Stock; Dual-Class Capital Structure." Application will be made to list the Class A Common Stock and the Class B Common Stock on the NYSE, the CSE and the PSE.

  The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of Raytheon Common Stock as reported on the NYSE Composite Transaction Tape, in each case based on published financial sources, and the dividends declared on such stock.

                                                          RAYTHEON COMMON STOCK
                                                         -----------------------
                                                                         CASH
                                                                       DIVIDENDS
                                                          HIGH   LOW   DECLARED
                                                         ------ ------ ---------
     1995
       First Quarter.................................... $37.19 $31.44  $0.1875
       Second Quarter...................................  39.81  34.75   0.1875
       Third Quarter....................................  42.69  38.75   0.1875
       Fourth Quarter...................................  47.25  41.50   0.1875
     1996
       First Quarter.................................... $54.13 $45.00  $  0.20
       Second Quarter...................................  53.63  48.75     0.20
       Third Quarter....................................  55.00  43.38     0.20
       Fourth Quarter...................................  56.13  45.75     0.20
     1997
       First Quarter.................................... $51.25 $43.25  $  0.20
       Second Quarter...................................  53.88  41.75     0.20
       Third Quarter....................................  60.56  50.75     0.20

  On January 15, 1997, the last full trading day prior to the public announcement of the proposed Merger, the closing price on the NYSE Composite Transaction Tape was $47.00 per share of Raytheon Common Stock. Certain of the prices set forth on the above table may reflect the impact of several news articles that headlined the merger discussions between Raytheon and HEC. See "The Merger--Background--Background of the Merger." On November 6, 1997, the most recent practicable date prior to the printing of this Solicitation Statement/Prospectus, the closing price on the NYSE Composite Transaction Tape was $52.31 per share of Raytheon Common Stock. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the Merger.

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------







                  RAYTHEON SELECTED HISTORICAL FINANCIAL DATA

  The following selected historical financial data have been prepared by the Company's management from its historical consolidated financial statements. Such data should be read in conjunction with the historical financial statements of the Company and the related notes thereto, which are included in Appendix C. In the opinion of management, the unaudited consolidated interim financial data reflect all adjustments (consisting of only normal recurring items) that are necessary for fair presentation of financial position and results of operations for such periods. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.

                           FOR THE NINE MONTHS ENDED                   FOR THE YEAR ENDED
                          ---------------------------  ----------------------------------------------------------
                          SEPTEMBER 28, SEPTEMBER 29,                            DECEMBER 31,
                              1997          1996         1996         1995           1994         1993     1992
                          ------------- -------------  ---------    ---------    ------------   -------- --------
                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS:
Net sales...............    $ 9,669.2     $ 8,946.7    $12,330.5    $11,804.2     $10,097.7     $9,334.1 $9,121.7
Costs and expenses......      8,754.7       8,124.9(1)  11,247.0(1)  10,612.5(2)    9,197.8(3)   8,286.8  8,165.7
Income before taxes.....        914.5         821.8(1)   1,083.5(1)   1,191.7(2)      899.9(3)   1,047.3    956.0
Income taxes............        310.4         238.0        322.3        399.2         303.0        354.3    320.9
Net income..............        604.1         583.8(1)     761.2(1)     792.5(2)      596.9(3)     693.0    635.1
Earnings per common
 share..................         2.56          2.45(1)      3.21(1)      3.25(2)       2.26(3)      2.56     2.36
Dividend declared per
 common share...........          .60           .60         0.80         0.75         0.738         0.70    0.663
BALANCE SHEET DATA:
Cash and marketable se-
 curities...............    $   267.7     $   161.4    $   138.8    $   210.3     $   202.2     $  190.2 $   88.8
Current assets..........      6,554.0       6,278.3      5,603.9      5,275.2       4,985.5      4,609.2  3,775.8
Total assets............     15,256.2      11,785.7     11,126.1      9,840.9       7,395.4      7,257.7  6,015.1
Current liabilities.....      5,345.1       5,494.4      4,691.8      3,690.4       3,283.1      2,800.3  2,136.8
Long-term debt..........      4,386.4       1,493.2      1,500.5      1,487.7          24.5         24.4     25.3
Stockholders' equity....      5,015.1       4,448.4      4,598.0      4,292.0       3,928.2      4,297.9  3,843.2
OTHER DATA:
Depreciation and amorti-
 zation.................        325.3         271.3        368.9        371.4         304.2        296.4    302.1
Capital expenditures....        305.4         287.6        406.0        328.6         267.4        256.1    307.7

-------
(1) Includes special charge of $34.0 million pre-tax, $22.1 million after-tax, or $.09 per share.
(2) Includes one-time gain of $8.0 million pre-tax, $5.2 million after-tax, or $.02 per share.
(3) Includes restructuring charge of $249.8 million pre-tax, $162.3 million after-tax, or $.61 per share.

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------







                 RAYTHEON MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

COMPARISON: THIRD QUARTER 1997 VERSUS 1996

  Raytheon reported third quarter earnings of $211.2 million, or $.89 per share, on record third quarter sales of $3.445 billion.

  The third quarter 1997 earnings of $211.2 million, or $.89 per share, were achieved despite higher non-operating expense of $84 million. This higher non-operating expense included $49 million of increased interest expense, $51 million of lower interest income primarily associated with non-recurring R&D tax credits recorded in the third quarter of last year, and $16 million of higher other income including a $13 million gain on the sale of several operations within the Major Appliances segment. The sale of these appliance operations contributed 3 cents per share to the 1997 third quarter earnings.

  The third quarter earnings of $211.2 million were up slightly from the $210.0 million recorded in the third quarter of 1996. The 1996 earnings exclude a $22.1 million after-tax special charge. Earnings per share of $.89 were flat with 1996, and 1997 sales of $3.445 billion, including the TI Acquisition, were up 14% from the $3.032 billion recorded in 1996. Including the special after-tax charge, reported earnings for the third quarter of 1996 were $187.9 million or $.80 per share compared to $.89 per share in the third quarter of 1997.

  The 1997 third quarter effective tax rate of 34.5% compares to a 19.2% effective tax rate, excluding the special charge, during the comparable period last year reflecting $38 million in nonrecurring R&D tax credits recorded in 1996.

  During the quarter, Raytheon completed the TI Acquisition. The bond offering to finance the TI Acquisition was successfully completed with substantial over-subscription. The sale of several operations of the Appliance Group was also completed.

  Shortly after the close of the quarter, the Department of Justice gave conditional approval to the Merger. The Merger, once completed, will create a combined company of more than 120,000 employees, with approximately $20 billion in sales, on a 1996 pro forma basis, of which over $13 billion is attributable to defense and government electronics. The Merger is subject to approval by stockholders of Raytheon and General Motors, including GM Class H Common Stockholders.

  The Aircraft segment reported record third quarter sales and operating income of $594 million and $61 million, respectively. The 19% increase in sales and 85% increase in operating income over the third quarter of 1996 reflected substantially increased shipments of general aviation aircraft.

  The Electronics segment led Raytheon's increase with record third quarter sales and operating income, as segment sales grew 33% and segment operating income increased 65%, compared with the third quarter of 1996. These increases include partial results for Raytheon TI Systems. Both sales and operating income were up for Raytheon Electronic Systems, Raytheon E-Systems and Commercial Electronics compared to the same period a year ago, with record sales and operating income for the quarter for Raytheon E-Systems, and strong sales and operating income for Raytheon Electronic Systems and Commercial Electronics. Raytheon Electronic Systems recorded its third successive quarter of increased sales and operating income.

  The Engineering & Construction segment reported quarterly operating income of $39 million on revenues of $752 million. Sales were down from the third quarter of 1996 due to delays in funding of new international orders and a slower than anticipated pace of several turnkey projects. Operating income was flat with the third quarter of 1996.

  Raytheon Engineers & Constructors has experienced delays in the award and funding of international projects that have adversely affected its financial performance during 1997. While the company is trying to address this trend, such delays are continuing currently.

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------

  The Major Appliances segment reported third quarter sales of $297 million and operating income of $6 million. On September 10, Raytheon completed the sale of the home appliance, heating and air conditioning and commercial cooking operations of its Appliance Group to Goodman Manufacturing Company, L.P., of Houston, Texas. Raytheon has retained the commercial laundry and electronic controls operations of the Appliance Group. Raytheon is a market leader in commercial laundry. In 1996, these two operations combined accounted for approximately 20% of revenues and 50% of profits for the Appliance Group. Raytheon is continuing its strategic evaluation of these two businesses.

                                  SEGMENT DATA

                                                                NINE MONTHS
                                        THREE MONTHS ENDED         ENDED
                                        ------------------- -------------------
                                        SEPT. 28, SEPT. 29, SEPT. 28, SEPT. 29,
                                          1997      1996      1997      1996
                                        --------- --------- --------- ---------
Sales                                                (IN MILLIONS)
Electronics............................  $1,802    $1,358    $4,791    $3,992
Engineering and Construction...........     752       792     2,198     2,305
Aircraft...............................     594       498     1,649     1,494
Major Appliances.......................     297       384     1,031     1,156
                                         ------    ------    ------    ------
  Total sales..........................  $3,445    $3,032    $9,669    $8,947
Segment Income
Electronics............................  $  314    $  190    $  803    $  590
Engineering and Construction...........      39        39       144       156
Aircraft...............................      61        33       150       105
Major Appliances.......................       6        11        44        55
                                         ------    ------    ------    ------
  Total segment income.................  $  420    $  273    $1,141    $  906
Segment Income as a Percent of Sales
Electronics............................    17.4%     14.0%     16.8%     14.8%
Engineering and Construction...........     5.2       4.9       6.6       6.8
Aircraft...............................    10.3       6.6       9.1       7.0
Major Appliances.......................     2.0       2.9       4.3       4.8
                                         ------    ------    ------    ------
  Total segment income as a percent of
   sales...............................    12.2%      9.0%     11.8%     10.1%

  Certain reclassifications of prior period information were made to conform to the current year presentation.

  Sales to the U.S. government, including Foreign Military Sales, were $1.621 billion, an increase of $345 million or 27.0% from the comparable quarter of 1996 due principally to the TI Acquisition. U.S. government sales were 47.1% of consolidated net sales in 1997, and were 42.1% of sales in 1996.


  Administration and selling expenses were $269.5 million or 7.8% of sales in 1997 versus $254.4 million or 8.4% of sales in 1996. The percent decline was primarily from record sales in the Aircraft and Electronics segments.

  Research and development expenses were $120.5 million or 3.5% of sales in 1997 versus $76.9 million or 2.5% of sales in 1996. Research and development expenses increased due to the TI Acquisition and increased spending in the Aircraft segment.

  Operating income was $419.6 million or 12.2% of sales versus $273.1 million or 9.0% of sales, excluding the special charges, in 1996. Operating income in 1997 was 53.7% above 1996.

  Interest expense increased to $119.8 million in 1997 from $70.8 million in 1996. The increase was due to higher debt levels from the TI Acquisition and higher short-term interest rates.

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------

  Interest and dividend income declined to $9.3 million in 1997 from $60.3 million in 1996. The 1996 results included accrued interest on a retroactive federal income tax refund claim.

  Other (income) expense, net for 1997 was income of $13.2 million versus expense of $2.6 million in 1996. The 1997 results included $13.0 million income before tax from the sale of several operations within the Major Appliances segment.

  The 1997 effective tax rate of 34.5% reflects the statutory rate of 35% reduced by Foreign Sales Corporation tax credits and incremental research and development tax credits applicable to certain government contracts, partially offset by non-deductible amortization of goodwill.

  For reasons discussed above, net income for 1997 was $211.2 million versus $210.0 million, excluding the special charge, in 1996. The 1996 earnings including the special charge were $187.9 million.

  Earnings per common share for the third quarter of 1997 were $.89 versus $.80, including the special charge, in 1996. The average number of shares outstanding during the third quarter of 1997 was 236.4 million versus 235.9 million in 1996.

COMPARISON: NINE MONTHS 1997 VERSUS 1996

  Consolidated net sales during the first nine months of 1997 increased by 8.1% to $9.669 billion from $8.947 billion in 1996. Sales increased in the Electronics and Aircraft segments, partially offset by lower sales in the Engineering & Construction and Major Appliances segments.

  Sales to the U.S. government were $4.310 billion in the first nine months of 1997 versus $3.708 billion in 1996 and were 44.6% of consolidated net sales in 1997 versus 41.4% in 1996.

  Operating income was $1.141 billion or 11.8% of sales in 1997 versus $906.0 million or 10.1% of sales, excluding the special charge, in 1996. Operating income for the first nine months of 1997 was 25.9% above 1996.

  Non-operating expense was $226.2 million in 1997 versus $50.2 million in 1996. Interest expense increased to $262.6 million from $185.7 million in 1996 due principally to the TI Acquisition in July 1997, the acquisitions of Chrysler Technologies and Rust Engineering in the second quarter of 1996 and higher short-term interest rates. Interest and dividend income decreased to $24.3 million in 1997 from $92.9 million in 1996. The 1996 results included accrued interest on a retroactive federal income tax refund claim. Other income was $12.1 million in 1997 versus $42.6 million in 1996. The 1996 results included $40.0 million income before tax from the release of a contingency reserve associated with the sale of a business.

  The effective tax rate of 33.9% in 1997 reflects the statutory rate of 35% reduced principally by Foreign Sales Corporation tax credits and incremental research and development tax credits applicable to certain government contracts, partially offset by non-deductible amortization of goodwill.

  For reasons discussed above, net income for 1997 was $604.1 million versus $605.9 million, excluding the special charge, in 1996. Including the special charge, net income increased from $583.8 million in 1996 to $604.1 million for the first nine months of 1997.

  Earnings per share were $2.56 for the first nine months of 1997 and $2.45 for the comparable period of 1996, including the special charge. Earnings per share in 1996 were $2.55 excluding the special charge. The average number of common shares outstanding was 236.3 million for the first nine months of 1997 versus
237.8 million for 1996. During the first nine months of 1997, outstanding shares were increased by 1.3 million principally due to the exercise of employee stock options. These were mostly offset by the repurchase of 1.2 million shares on the open market at a cost of $65.3 million.

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------

  On February 22, 1995, the Raytheon Board authorized the repurchase of up to 12 million shares of Raytheon Common Stock. There have been 9.5 million shares purchased under this authorization.

  The book value of Raytheon Common Stock outstanding at the end of the period was $21.22 as compared with $19.46 at December 31, 1996 and $18.85 at September 29, 1996.

  All share and per share data have been restated for the two-for-one stock split on October 23, 1995.

  Backlog consisted of the following at:

                                       SEPTEMBER 28, DECEMBER 31, SEPTEMBER 29,
                                           1997          1996         1996
                                       ------------- ------------ -------------
                                                    (IN MILLIONS)
     Electronics......................    $ 8,757      $ 7,303       $ 6,824
     Engineering & Construction.......      3,167        3,565         3,101
     Aircraft.........................      1,543        1,163         1,284
     Major Appliances.................         44           35            45
                                          -------      -------       -------
       Total Backlog..................    $13,511      $12,066       $11,254
     U.S. government backlog included
      above...........................    $ 6,706      $ 5,637       $ 4,918

  During the first nine months of 1997 there was a positive cash flow from operations of $294.0 million versus a negative cash flow of $521.1 million for the comparable period in 1996. Net income plus depreciation and amortization provided a positive cash flow of $929.5 million. Working capital requirements, principally receivables, contracts in process and inventories were $1.703 billion in the period. Raytheon sold $1.081 billion of receivables, including appliance, general and commuter aviation eligible long-term receivables and eligible engineering and construction and appliance short-term receivables, to a bank syndicate and other financial institutions. During the period, Raytheon used $2.496 billion for net acquisitions and divestitures, $305.4 million for additions to property, plant and equipment and $141.8 million for payment of dividends. Principally as a result of the above, total debt increased by $2.834 billion. Short-term debt decreased by $52.2 million. Long-term debt increased by $2.886 billion due to the TI Acquisition which also increased excess of cost over net assets of acquired companies by $2.921 billion. On August 12, 1997, Raytheon completed a public offering of $3.0 billion aggregate principal amount of Raytheon Notes offered with final maturities of three, five, 10 and 30 years.

  Debt, net of cash and marketable securities, was $6.293 billion at September 28, 1997, as compared with $3.589 billion at December 31, 1996 and $4.273 billion at September 29, 1996. Net debt as a percentage of total capitalization was 55.7% at September 28, 1997, as compared with 43.8% at December 31, 1996 and 49.0% at September 29, 1996.

  Capital expenditures were $305.4 million for the first nine months of 1997 versus $287.6 million for the first nine months of 1996. Capital expenditures in 1997 are expected to be moderately above the 1996 level, excluding the effect of acquisitions.

  Dividends declared to Raytheon Common Stockholders in the first nine months of 1997 were $141.8 million versus $142.3 million in 1996. The dividend rate was $.20 per quarter for the first three quarters of 1997 and for all quarters of 1996.

  Total employment was 80,700 at September 28, 1997 versus 75,300 at December 31, 1996, and 76,400 at September 29, 1996. The increase from September 29, 1996 is due principally to the TI Acquisition, partially offset by the sale of several operations within the Major Appliances segment and employee reductions in the Aircraft and Engineering & Construction segments.

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------

  Credit ratings for Raytheon, based on the TI Acquisition and the Merger, have been established by Moody's at P-2 for short-term borrowing and Baa1 for senior debt, by Standard and Poor's at A-3 for short-term borrowing and BBB for senior debt. Duff & Phelps has provided ratings of D-2 for short-term borrowing and BBB+ for senior debt. Raytheon expects that its cash flow from operations and asset reductions will be sufficient to maintain investment grade credit ratings and available debt financing will be sufficient to meet any additional funding requirements in 1997.

  Raytheon announced in the third quarter of 1996 that it would exit the manual-clean range market and dispose of the assets related to that operation, including its facility located in Delaware, Ohio, and recorded a $34.0 million pre-tax charge for this closing. The after-tax effect was $22.1 million or $.09 per share.

  Raytheon enters into interest rate swaps and locks and foreign currency forward agreements with commercial and investment banks to reduce the impact of changes in interest rates and foreign exchange rates on long-term debt and on purchases, sales and financing arrangements with lenders, vendors, customers and foreign subsidiaries. Raytheon meets its working capital requirements mainly with variable rate short-term financing. Raytheon also enters into foreign exchange forward contracts to minimize fluctuations in the value of payments due to international vendors and the value of foreign currency denominated receipts. The hedges used by Raytheon are directly related to a particular asset, liability, or transaction for which a firm commitment is in place. The impact on the financial position, liquidity, and results of operations from likely changes in foreign exchange and interest rates is immaterial due to the minimizing of risk through the hedging of transactions related to specific assets, liabilities, or commitments.

  Recurring costs associated with Raytheon's environmental compliance program are not material and are expensed as incurred. Capital expenditures in connection with the environmental compliance are immaterial. Raytheon is involved in various stages of investigation and cleanup relative to remediation of various sites. All appropriate costs incurred in connection therewith have been expensed. Due to the complexity of environmental laws and regulations, the varying costs and effectiveness of alternative cleanup methods and technologies, the uncertainty of insurance coverage, and the unresolved extent of Raytheon's responsibility, it is difficult to determine the ultimate outcome of these matters. However, in the opinion of management, any additional liability will not have a material effect on Raytheon's financial position, liquidity, or results of operations after giving effect to provisions already recorded.

  Raytheon will adopt Statement of Financial Accounting Standards No. 128, Earnings per Share, in the fourth quarter of 1997. The adoption is not expected to have a material effect on Raytheon's financial position, results of operations, or earnings per share.

  Raytheon will adopt Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, in 1998, by making the appropriate disclosures.

  Raytheon will adopt Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, in 1998, by making the appropriate disclosures.

COMPARISON: FISCAL 1996 TO FISCAL 1995

  Raytheon reported 1996 earnings of $783.3 million, or $3.30 per share, before a third quarter special charge of $22.1 million or $.09 per share. For 1995, earnings were $787.3 million, or $3.23 per share before a one-time gain of $5.2 million, or $.02 per share.

  Total Raytheon sales in 1996 reached $12.3 billion, the highest in the company's history, as sales were up in all four business segments.

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------








  In January 1997, Raytheon entered into definitive agreements to purchase TI Defense for $2.95 billion in cash and to merge with Hughes Defense, with the combined company to be called Raytheon Company. The Merger is valued at $9.5 billion, comprised of approximately $5.1 billion in common stock and $4.4 billion in debt to be assumed by New Raytheon.

  On a 1996 pro forma basis, New Raytheon will have revenues of approximately $21 billion, over $13 billion of which will be in defense electronics. The current backlog for New Raytheon will be approximately $23 billion, with defense electronics accounting for $18 billion. The Merger, coupled with the recently announced TI Acquisition, is expected to result in a slight dilution to the earnings of the combined company in 1997, as compared to the earnings of Raytheon on a stand-alone basis for the same period. The combined transactions should be minimally accretive in 1998 and increasingly accretive thereafter.

  The two transactions are subject to regulatory approvals, including Hart-Scott-Rodino antitrust review, with the Merger subject to a favorable ruling by the IRS and approval by Raytheon and GM stockholders.

  Raytheon's total backlog at the end of 1996 stood at a record $12.1 billion, up $1.5 billion, or 14.4%, compared with year-end 1995. The backlog increase was driven principally by a 59% increase in the backlog of Raytheon Engineers & Constructors at the end of 1996 compared with the end of 1995. Raytheon Engineers & Constructors ended 1996 with a record backlog of $3.6 billion.

  Raytheon made three acquisitions in 1996: the aircraft modification and defense electronics businesses of Chrysler Technologies; the engineering and construction assets of Rust International; and the marine communication assets of Standard Radio AB of Sweden.

  The segment financial results are as follows:

  The Electronic segment's 1996 sales and income increased over 1995's results, which included a one-time special charge. Sales and income increased at Dallas-based Raytheon E-Systems, reflecting inclusion of a full year of E-Systems results as well as a partial year's results for the complementary acquisition of two Chrysler Technologies defense businesses. Raytheon's Massachusetts-based defense operations experienced declines in sales and income. Excluding D.C. Heath and Xyplex, which were divested in late 1995 and early 1996, respectively, sales and income increased in Raytheon's Commercial Electronics business.

  Raytheon Aircraft of Wichita, Kansas, the world leader in general aviation, reported record sales and increased income for the year over 1995, which included a one-time special charge, due to increased aircraft shipments and services.

  Raytheon Engineers & Constructors, one of the largest engineering, construction, operations and maintenance firms in the world, reported record sales for the year. Although sales were higher than 1995 due primarily to increased engineering and construction effort, income was down due to the delay of higher margin international turnkey projects combined with the effects of strike-related losses at Cedarapids.

  Raytheon Appliances had record sales for the year due to increased shipments of heating and air conditioning products, refrigerators and self-clean ranges; however, income, excluding the special charge, was flat due principally to competitive pressures in the retail market and increased sales promotion costs.

  On February 23, 1997, the company announced that it is evaluating strategic alternatives for the Appliance Group, which may result in the sale or merger of the group at some time in the future. The company retained an advisor to assist with this evaluation. The decision to undertake this strategic reassessment was made in the context of Raytheon's financial priorities, and the belief that the Appliance Group may have greater value to another company with more focus on the markets served by the group.

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------








  Sales to the U.S. Department of Defense were $4.032 billion or 32.7% of consolidated sales in 1996 versus $3.961 billion or 33.6% of consolidated sales in 1995. Total sales to the U.S. government were $5.140 billion or 41.7% of consolidated sales in 1996 versus $4.677 billion or 39.6% of consolidated sales in 1995.

  Administration and selling expenses decreased to $1,021.0 million, or 8.3% of sales in 1996, from $1,085.8 million, or 9.2% of sales in 1995, due principally to the inclusion of a full year of E-Systems results and a partial year's results for the acquired Chrysler Technologies businesses.

  Research and development expenses increased to $323.3 million, or 2.6% of sales in 1996, from $315.6 million, or 2.7% of sales in 1995, due principally to the inclusion of a full year of E-Systems results and a partial year's results for the acquired Chrysler Technologies businesses.

  Operating income in 1996, excluding the special charge of $34.0 million pre-tax, was $1,232.2 million, or 10.0% of sales, versus $1,320.4 million, or 11.2% of sales, in 1995. The 1995 operating income excludes a special charge of $125.0 million and nonrecurring items of $77.0 million. Operating income for 1996, including the special charge, was $1,198.2 million, or 9.7% of sales, while operating income for 1995, including the special charge and nonrecurring items, was $1,118.4 million.

  In the fourth quarter of 1995, Raytheon recorded, in accordance with Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets, and Raytheon's past practice, a special pre-tax charge of $125 million related principally to a provision for idle real estate of $65 million and goodwill valuation adjustments of $60 million. Of the $125 million charge, $115 million applied to the Electronics segment and $10 million applied to the Engineering and Construction segment. Raytheon also reported an additional pre-tax charge of $77 million to cost of sales related principally to provisions for inventory of $42 million and contracts of $35 million. Of the $77 million charge, $47 million applied to the Electronics segment and $30 million applied to the Aircraft segment.

  Raytheon announced in the third quarter of 1996 that it would exit the manual-clean range market and dispose of the assets related to that operation, including its facility located in Delaware, Ohio, and recorded a $34.0 million pre-tax charge for this closing. The after-tax effect was $22.1 million or $.09 per share.

  Raytheon recorded in the first quarter of 1994 a restructuring provision of $249.8 million before tax. The restructuring was driven by the significant reductions in the defense budget and increasing commercial competition. Approximately 65% of the restructuring costs were attributable to Raytheon's defense business and the remainder to its commercial business. Raytheon completed personnel reductions of 4,400 people under this restructuring provision, including both salaried and bargaining unit employees located in the Massachusetts and other states and in foreign locations. Through December 31, 1996, $249.3 million of restructuring costs have been incurred, of which $103.4 million were employee-related costs and $145.9 million were related principally to asset disposals and idle facilities.

  Interest expense for 1996 increased to $256.3 million from $196.6 million in 1995. The increase was due principally to the higher average debt level.

  Interest and dividend income increased to $102.0 million in 1996 from $26.3 million in 1995 due principally to accrued interest before tax on a retroactive federal income tax refund claim.

  Other income, net was $39.5 million in 1996 versus $243.6 million in 1995. The 1995 amount includes a $210.0 million net pre-tax gain from the sale of D.C. Heath.

  Federal and foreign income taxes were $322.3 million in 1996 compared with $399.2 million in 1995. The 1996 effective tax rate was 29.7% versus 33.5% in 1995. The effective tax rate for 1996 reflects the statutory

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------







rate of 35% reduced by accrued research and development tax credits and Foreign Sales Corporation (FSC) tax credits, partially offset by nondeductible amortization of goodwill. The decrease in the effective tax rate in 1996 from 1995 was due to the accrued retroactive research and development tax credits applicable to certain government contracts. For reasons discussed above, income, excluding the special charge of $22.1 million, was $783.3 million in 1996 versus $787.3 million in 1995 before the 1995 one-time gain of $5.2 million.

  The composition of the $5.2 million net gain recorded in 1995 is as follows:

                                                PRE-TAX              AFTER-TAX
                                             GAIN (CHARGE)  TAX    GAIN (CHARGE)
                                             ------------- ------  -------------
      Sale of DC Heath......................    $210.0     $(73.5)    $136.5
      Special Charge........................    (125.0)      43.7      (81.3)
      Non-recurring charge..................     (77.0)      27.0      (50.0)
                                                ------     ------     ------
                                                $  8.0     $ (2.8)    $  5.2

  Earnings per common share were $3.30 before the special charge of $.09 per share, versus $3.23 per share in 1995 excluding the one-time gain of $.02 per share. Earnings per share including the special charge were $3.21 in 1996, versus $3.25 in 1995 including the one-time gain.

  Earnings per common share calculations were based on 237.4 million average shares outstanding in 1996 and 244.0 million average shares outstanding in 1995. Common shares outstanding and all per share date have been restated to reflect the two-for-one stock split effective October 23, 1995. During 1996, outstanding shares were reduced by 6.1 million shares as the result of the company's purchase of outstanding shares at a cost of $305.8 million, partially offset by 1.8 million shares issued upon the exercise of employee stock options.

  In November 1992, the Raytheon Board authorized the purchase of up to 4 million shares of Raytheon Common Stock per year over the next five years to counter the dilution due to the exercise of stock options. During 1996, 1.8 million shares were purchased under this authorization. On February 23, 1994, the Raytheon Board authorized the repurchase of up to 24 million shares of the Raytheon Common Stock. Purchases under this authorization were completed in 1995. On February 22, 1995, the Raytheon Board authorized the repurchase of up to 12 million shares of Raytheon Common Stock. Through December 31, 1996, 9.5 million shares have been purchased under this authorization.

  The book value of common shares outstanding at December 31, 1996, was $19.46 as compared with $17.83 at December 31, 1995. Return on average equity was 17.9% in 1996 excluding the special charge, versus 19.2% in 1995 excluding the net one-time gain.

  Backlog consisted of the following at December 31:

                                                                 1996    1995
                                                                ------- -------
                                                                 (IN MILLIONS)
     Electronics...............................................  $7,303  $7,411
     Engineering & Construction................................   3,565   2,240
     Aircraft..................................................   1,163     836
     Major Appliances..........................................      35      64
                                                                ------- -------
       Total Backlog........................................... $12,066 $10,551
     U.S. government-funded backlog included above............. $ 5,637 $ 5,142
                                                                ------- -------

  The Electronics backlog at December 31, 1996, includes $1.1 billion related to the SIVAM contract awarded by the government of Brazil to monitor and protect the Amazon River rain forest. On March 14, 1997, Raytheon announced that the contract had been signed by the government of Brazil and all financing agreements for the program had been finalized.

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------







  For the year ended December 31, 1996, cash flows from operating activities were $291.3 million as compared with $1,174.6 million during the year ended December 31, 1995. In 1996 funds were used or additions to property, plant and equipment of $406.0 million; dividends of $189.6 million; purchases of treasury stock of $305.8 million and net payments for acquired companies of $584.4 million. Funds were provided by increasing short-term debt by $1,006.9 million.

  In 1995, under Raytheon's 1992 shelf registration of $500.0 million of debt securities and a 1995 registration of $1.5 billion of debt and/or equity securities, Raytheon issued $1.125 billion of debt securities in a public offering comprised of $750.0 million of notes due 2005, which have a coupon rate of 6 1/2% and $375.0 million of debentures due 2025 which have a coupon rate of 7 3/8%. The notes are not redeemable prior to maturity, and the debentures are not redeemable prior to July 15, 2005. This financing, along with increased short-term borrowing, was used principally to fund the 1995 acquisition of E-Systems.

  Debt, net of cash and marketable securities, was $3.589 billion at December 31, 1996, as compared with $2.493 billion at December 31, 1995. Net debt as a percentage of total capitalization was 43.8% at December 31, 1996, as compared with 36.7% at December 31, 1995.

  Accounts receivable decreased to $808.7 million at December 31, 1996, from $926.8 million at December 31, 1995 due principally to the sale of receivables to bank syndicates and other financial institutions.

  Contracts in process increased to $2.592 billion at December 31, 1996, from $2.213 billion at December 31, 1995, due principally to increased effort on major foreign turnkey projects at the Engineering and Construction segment.

  Property, plant and equipment, net, increased to $1.802 billion at December 31, 1996, from $1.584 billion at December 31, 1995, due to increased investment at the Aircraft segment and the acquisition of the Chrysler Technologies businesses and Rust Engineering.

  Other assets increased to $3.720 billion at December 31, 1996, from $2.982 billion at December 31, 1995, due principally to goodwill arising from the acquisitions of the Chrysler Technologies businesses and Rust Engineering.

  Capital expenditures were $406.0 million in 1996 versus $328.6 in 1995. The increase was due principally to higher expenditures in the Aircraft segment. Capital expenditures in 1997 are expected to be above the 1996 level, excluding the effect of acquisitions.

  Dividends declared to stockholders during 1996 were $189.6 million versus $182.5 million in 1995. The quarterly dividend rate was $.20 for each quarter of 1996 versus $.1875 for each quarter of 1995.

  Total employment was 75,300 at December 31, 1996, as compared with 73,200 at December 31, 1995. The increase was due principally to the acquisitions of the Chrysler Technologies businesses and Rust Engineering, partially offset by reductions in the defense electronics segment and the sale of Xyplex.

  Raytheon's debt of $3.727 billion at December 31, 1996 will increase by approximately $2.950 billion as a result of the planned acquisition of TI Defense. The planned merger of Hughes Defense will add approximately $4.400 billion of additional debt and approximately $5.1 billion of additional equity through the issuance of additional common shares. Raytheon intends to finance the additional debt initially through an expansion of Raytheon's short-term borrowing facilities. Approximately $3.0 to $4.5 billion of the short-term borrowing is expected to be replaced with a combination of medium and long-term notes and bonds shortly after the closure of the transactions. The covenants applicable to the existing financing arrangements have been modified by the participating entities to accommodate the increase in debt.

  Total debt as a percentage of total capital was 44.8% at December 31, 1996, and 38.6% at December 31, 1995, and is expected to rise as a result of the TI Acquisition and the Merger.

                                              FINANCIAL AND BUSINESS INFORMATION

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  Credit ratings for Raytheon, based on the proposed acquisitions, have been lowered by Moody's to P-2 for short-term borrowing and A-3 for senior debt as of January 16, 1997, by Standard and Poor's to A-3 for short-term borrowing and BBB for senior debt as of January 17, 1997, and by Duff & Phelps to D-2 for short-term borrowing and BBB+ for senior debt as of February 26, 1997. Moody's and Standard and Poor's still have Raytheon's ratings under review with negative implications. Raytheon expects that its cash flow from operations and asset reductions will be sufficient to maintain investment grade credit ratings and available debt financing will be sufficient to meet any additional funding requirements in 1997.

  Lines of credit with certain commercial banks exist as a standby facility to support the issuance of commercial paper by Raytheon. The lines of credit were $3.483 billion and $3.203 billion at December 31, 1996, and December 31, 1995, respectively. Through the end of 1996, there were no borrowings under these lines of credit, as borrowings were via commercial paper supported by the lines of credit. Commencing on January 17, 1997 substantially all new borrowings have been under the committed lines of credit from the participating commercial banks.

  Raytheon enters into interest rate swaps and locks and foreign currency forward agreements with commercial and investment banks to reduce the impact of changes in interest rates and foreign exchange rates on long-term debt and on purchases, sales and financing arrangements with lenders, vendors, customers and foreign subsidiaries. Raytheon meets its working capital requirements mainly with variable rate short-term financing. Interest rate swaps are primarily used to provide purchasers of the company's products with fixed financing terms over extended time periods. Raytheon also enters into foreign exchange forward contracts to minimize fluctuations in the value of payments due to international vendors and the value of foreign currency denominated receipts. The hedges used by Raytheon are directly related to a particular asset, liability, or transaction for which a firm commitment is in place. Swaps and foreign exchange contracts are normally held to maturity and no exchange traded or over-the-counter instruments have been purchased. The impact on the financial position, liquidity, and results of operations from likely changes in foreign exchange and interest rates is not material due to the minimizing of risk through the hedging of transactions related to specific assets, liabilities, or commitments.

  Raytheon adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, in 1996. The standard defines a fair value based method of accounting for employee stock options. The compensation expense arising from this method of accounting can be reflected in the financial statements or, alternatively, the pro forma net income and earnings per share effect of the fair value based accounting can be disclosed in the notes to the financial statements. Raytheon adopted the disclosure alternative and the results are disclosed in the notes to the financial statements.

  Recurring costs associated with Raytheon's environmental compliance program are not material and are expensed as incurred. Capital expenditures in connection with environmental compliance are not material. Raytheon is involved in various stages of investigation and cleanup relative to remediation of various sites. All appropriate costs incurred in connection therewith have been expensed. Due to the complexity of environmental laws and regulations, the varying costs and effectiveness of alternative cleanup methods and technologies, the uncertainty of insurance coverage, and the unresolved extent of Raytheon's responsibility, it is difficult to determine the ultimate outcome of these matters. However, in the opinion of management, any additional liability will not have a material effect on Raytheon's financial position, liquidity, or results of operations after giving effect to amounts already recorded.

  Raytheon will adopt Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, in 1997. The adoption is not expected to have a material effect on Raytheon's financial position or results of operations.

  Raytheon will adopt the American Institute of Certified Public Accountants' Statement of Position 96-1, Environmental Remediation Liabilities, in 1997. The adoption of the standard will not have a material effect on Raytheon's financial position or results of operations.

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------








COMPARISON: FISCAL 1995 TO FISCAL 1994

  Raytheon reported increased 1995 net income of $792.5 million, or $3.25 per share compared with 1994 net income of $596.9 million, or $2.26 per share. The 1994 results include a first quarter after-tax restructuring charge of $162.3 million, or $.61 per share. The 1994 earnings, excluding the restructuring charge, were $759.2 million, or $2.87 per share.

  Total Raytheon sales in 1995 reached $11.8 billion, the highest in the company's history, compared with sales of $10.1 billion in 1994. Raytheon's results in 1995 reflect the company's solid overall commercial sales and profits driven by continued strong performances at Raytheon Aircraft, Raytheon Engineers & Constructors, and Commercial Electronics, as well as the significant contribution of E-Systems, the Dallas-based defense and governmental electronics company acquired by Raytheon in 1995.

  Total debt came down substantially to $2.7 billion at year end compared with a peak of approximately $4 billion earlier in 1995 following the acquisition of E-Systems. Raytheon ended the year with debt, net of cash and marketable securities, of $2.5 billion, or 36.7% of total capitalization.

  Raytheon's total backlog ended the year at a record $10.551 billion reflecting a 47% increase in the backlog of Raytheon Engineers & Constructors compared with year-end 1994 and a record E-Systems backlog.

  Raytheon made three acquisitions in 1995: E-Systems, a leader in intelligence, reconnaissance and surveillance systems, was acquired on April 29, 1995; assets of Litwin Engineers & Constructors, an international leader in hydrocarbon refining and process technology were, acquired on July 26, 1995; and Anschutz, one of the world's leading manufacturers of gyro compasses, autopilots, and steering control systems--a high seas product line that complements Raytheon's existing marine electronics line, was acquired on February 15, 1995.

  Raytheon recorded in the fourth quarter of 1995 a net pre-tax gain of $210 million from the sale of D.C. Heath, its educational publishing unit. Raytheon also recorded in the fourth quarter of 1995 a special pre-tax change of $125 million related principally to real estate and goodwill valuation adjustments, and an additional charge of $77 million to cost of sales related principally to provisions for inventory and contracts. The above transactions resulted in a $5.2 million after-tax increase to net income, or $.02 per share.

  The segment financial results are as follows:

  The Engineering and Construction segment reported record sales and income for 1995. Sales increased to $2.883 billion in 1995. Income increased by 9.6% to $262 million due principally to higher returns on international projects.

  The Aircraft segment reported records sales for 1995. Sales of $2.060 billion were up 17.1% based on strong unit sales growth of regional and general aviation aircraft. Segment income was $197 million, before a nonrecurring charge of $30 million included as part of the previously mentioned $77 million charge.

  Raytheon Aircraft was selected by the U.S. Air Force and U.S. Navy for the next generation primary trainer, the Joint Primary Aircraft Training System (JPATS). The JPATS program, a major win for Raytheon, is valued at up to $7 billion over more than 20 years. Additionally, there is the potential for significant international sales.

  The Major Appliances segment had increased sales to $1.472 billion in 1995 due principally to the acquisition of UniMac, while income was down due to strong competitive price pressures and higher material costs.

  The Electronics segment had increased sales and income in 1995 due to the contribution of E-Systems and commercial electronics. Segment income was $787 million before a nonrecurring charge of $47 million. Raytheon's Massachusetts-based defense operations experience declines in sales and income; however, the rate of decline was not as great as in prior years.

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------








  In 1995, Raytheon initialed sweeping changes in its defense business in Massachusetts, moving forward with management, workforce, legislative, and utility initiatives to achieve $600 million in cost savings to enable the company to remain competitive in defense manufacturing in the state. Raytheon Electronic Systems was formed through the consolidation of the Missile Systems and Equipment Divisions. In addition to management initiatives, Raytheon worked with local unions to achieve cost controls and enhance productivity. Working with Massachusetts lawmakers, the company won tax reduction legislation for manufacturing firms in the state and the company reached a groundbreaking agreement with a major Massachusetts utility to cut its electricity costs in the state. These initiatives are designed to make Raytheon more competitive with companies based in lower-cost areas.

  Sales to the U.S. Department of Defense were $3.961 billion, or 33.6% of consolidated sales in 1995, versus $3.546 billion, or 35.1% of consolidated sales in 1994. Total sales to the U.S. government were $4.677 billion, or 39.6% of consolidated sales, versus $3.930 billion, or 38.9% in 1994.

  Administration and selling expenses increased to $1,085.8 million in 1995, versus $912.3 million in 1994, due principally to the acquisition of E-Systems.

  Research and development expenses increased to $315.6 million in 1995, versus $269.6 million in 1994, due principally to the acquisition of E-Systems.

  Operating income in 1995, excluding the special charge and nonrecurring items, was $1,320.4 million, or 11.2% of sales, versus $1,145.9 million, or 11.3% of sales, in 1994. The 1994 results exclude the effect of the first quarter 1994 restructuring provision. Operating income for 1995, including the special charge and nonrecurring items, was $1,118.4 million or 9.5% of sales.

  Raytheon recorded in the first quarter of 1994 a restructuring provision of $249.8 million before tax. The restructuring was driven by the significant reductions in the defense budget and increasing commercial competition. Approximately 65% of the restructuring costs are attributable to Raytheon's defense business and the remainder to its commercial business. Raytheon completed personnel reductions of 4,400 people under this restructuring provision, including both salaried and bargaining unit employees located in Massachusetts and other states and in foreign locations. Through the end of 1995, $240.4 million of restructuring costs have been incurred, of which $102.2 million were employee-related costs and $138.2 million were related principally to asset disposals and idle facilities. Cash flow expenditures, net of tax recovery of $87 million, were $67 million in 1994 and $32 million in 1995.

  Interest expense for 1995 increased to $196.6 million from $48.5 million in 1994. The increase was due to higher interest rates and higher average levels of debt outstanding, due principally to the acquisition of E-Systems.

  Interest and dividend income was $26.3 million in 1995 versus $19.6 million in 1994. This income arises principally from the financing of customer long-term receivables.

  Other income (net) for 1995 increased to $243.6 million from $32.7 million in 1994. The 1995 amount includes a $210 million net pre-tax gain from the sale of D.C. Heath.

  Federal and foreign income taxes were $399.2 million in 1995 compared with $303.1 million in 1994. The 1995 effective tax rate was 33.5% versus 33.7% in 1994. The effective tax rate for 1995 reflects the statutory rate of 35% reduced by Foreign Sales Corporation tax credits, partially offset by non-deductible amortization of goodwill.

  For reasons discussed above, income increased by 4.4% to $792.5 million from the $759.2 million reported for 1994 before the restructuring provision.

  Earnings per common share increased 13.2% to $3.25 per share from $2.87 per share in 1994 before the restructuring provision.

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------








  Earnings per common share calculations were based on 244.0 million average shares outstanding in 1995 and 264.7 million average shares outstanding in 1994. Common shares outstanding and all per share data have been restated to reflect the two-for-one stock split effective October 23, 1995. During 1995, outstanding shares were reduced by 8.1 million shares as a result of the company's purchase of outstanding shares at a cost of $320.0 million, partially offset by 2.2 million shares issued upon the exercise of employee stock options.

  In November 1992, the Raytheon Board authorized the purchase of up to 4 million shares of Raytheon Common Stock per year over the next five years to counter the dilution due to the exercise of stock options. During 1995, 2.2 million shares were purchased under this authorization. On February 23, 1994, the Raytheon Board authorized the repurchase of up to 24 million shares of Raytheon. In 1994, 23.4 million shares were purchased under this authorization and the balance purchased in 1995. On February 22, 1995 the Raytheon Board authorized the repurchase of up to 12 million shares of Raytheon Common Stock. In 1995, 5.3 million shares were purchased under this authorization.

  The book value of common shares outstanding at December 31, 1995, was $17.83 as compared with $15.92 at December 31, 1994. Return on average equity was 19.3% in 1995 versus 17.4% in 1994 excluding the restructuring provision.

  Backlog consisted of the following at December 31:

                                                                 1995    1994
                                                                ------- -------
                                                                 (IN MILLIONS)
     Electronics............................................... $ 7,411 $ 5,287
     Engineering and Construction..............................   2,240   1,522
     Aircraft..................................................     836   1,203
     Major Appliances..........................................      64      58
                                                                ------- -------
       Total Backlog........................................... $10,551 $ 8,070
     U.S. government-funded backlog included above............. $ 5,142 $ 3,641
                                                                ------- -------

  Raytheon's total backlog of $10,551 billion at year-end 1995 was up 31% from year-end 1994. The increase in the Electronics backlog and the U.S. government portion of the total backlog reflects the acquisition of E-Systems. The Electronics backlog includes $1.1 billion related to the SIVAM contract awarded by the government of Brazil to monitor and protect the Amazon River rain forest.

  For the year ended December 31, 1995, cash flows from operating activities were $1,174.6 million as compared to $1,157.9 million during the comparable 1994 period. In 1995 these funds were used for: additions to property, plant and equipment of $328.6 million; dividends of $182.5 million; the purchase of treasury shares of $260.7 million, net of the proceeds received on the exercise of employee stock options; and to pay down short-term debt. During 1995, $2.342 billion was expended for acquired companies, principally the acquisition of E-Systems. The funds for the acquisitions were provided by increasing long-term and short-term debt. In the fourth quarter of 1995, $449.2 million of funds were received from the sale of D.C. Heath and were used to reduce short-term debt.

  Debt, net of cash and marketable securities, was $2.494 billion at December 31, 1995, as compared with $855 million at December 31, 1994. Net debt as a percentage of total capitalization was 36.7% at December 31, 1995, as compared with 17.9% at December 31, 1994.

  Contracts in process increased to $2.213 billion at December 31, 1995, from $1.951 billion at December 31, 1994, due principally to the acquisition of E-Systems.

  Property, plant and equipment increased to $1.584 billion at December 31, 1995, from $1.361 billion at December 31, 1994, due principally to the acquisition of E-Systems.

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------








  Other assets (net) increased to $2.982 billion at December 31, 1995, from $1.049 billion at December 31, 1994, due principally to the goodwill arising from the acquisition of E-Systems.

  Capital expenditures were $328.6 million in 1995 versus $267.4 million in 1994. The increase was due principally to the acquisition of E-Systems.

  Dividends declared to stockholders during 1995 were $182.5 million versus $192.7 million in 1994. The quarterly dividend rate was $.1875 for each quarter of 1995 versus $.175 in the first quarter of 1994 and $.1875 for the second, third, and fourth quarters of 1994.

  Total employment was 73,200 at December 31, 1995, as compared with 60,200 at December 31, 1994. The increase in employment is principally due to the acquisition of E-Systems.

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------








                              BUSINESS OF RAYTHEON

  Raytheon is an international high technology company which operates in the following principal businesses: defense and commercial electronics, engineering and construction and aircraft. Historically, Raytheon's principal business has been the design, manufacture and servicing of advanced electronic devices, equipment and systems for government and commercial use. Raytheon is a major defense contractor in the United States and internationally. See "--Recent Developments--Sale of Portions of the Appliances Business."

ELECTRONICS

 DEFENSE ELECTRONICS

  Raytheon's defense electronics business consists of Raytheon Electronics Systems and Raytheon E-Systems. Raytheon Electronic Systems is a major provider of ground-based air defense systems, air intercept missiles, ground-based and shipboard radars, military communications systems and naval combat control, sonar and minehunting systems. Raytheon E-Systems is a leader in defense systems integration and provides reconnaissance and surveillance, command, control, communications and intelligence systems, mass data collection, interpretation and dissemination, specialized aircraft modification services and shipboard and airborne countermeasures systems to a wide variety of customers worldwide. In addition to defense electronics systems, Raytheon has been successful in the conversion of certain defense electronics technologies to commercial applications such as air traffic control, environmental monitoring and communications.

  On July 11, 1997 Raytheon consummated the TI Acquisition. Since that date, TI Defense has been conducted through Raytheon TI Systems, a wholly owned subsidiary of Raytheon. RTIS is a premier supplier of advanced defense systems, including tactical missiles, precision-guided weapons, radar, night vision systems and electronic warfare systems. Examples of RTIS' major systems include:

  . Precision-guided weapons, such as the Paveway laser-guided weapon program; the Joint Stand-Off Weapon (JSOW), which is a U.S. Navy/U.S. Air Force system for attacking high-value ground targets; and the Javelin program, which is an anti-tank system for the U.S. Army.

  . Long Range Precision Strike programs, such as the High-Speed Anti-
   Radiation Missile (HARM). HARM, along with Paveway, constituted 65% of the air-delivered weapons used by Coalition Forces in Operation Desert Storm.

  . Radar and surveillance systems, such as P-3 and S-3 ocean surveillance, F-22 airborne radars and the LANTIRN terrain-following radar.

  . Electro-optics, particularly with Forward-Looking InfraRed (FLIR) sensors, deployed on platforms such as the M-1 Tank, Bradley Fighting Vehicle, F-117 "Stealth" fighter and the F-18 Hornet.

 COMMERCIAL ELECTRONICS

  Raytheon's commercial electronics business consists of Raytheon Marine Company, Raytheon Microelectronics, Raytheon Semiconductor, Seiscor Technologies, Inc. and Switchcraft, Inc. These entities produce, among other things, marine radars and other marine electronics, transmit/receive modules for satellite communications projects, silicon semiconductor components, telephone transmission, switching and connection equipment and other electronic components for a wide range of applications.

ENGINEERING AND CONSTRUCTION

  Raytheon Engineers & Constructors (RE&C) is one of the largest engineering, construction and operation and maintenance firms in the world, supporting customers in 13 industries. RE&C is engaged in the design, construction and maintenance of facilities and plants operated by a range of customers, including independent

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------







power producers, utilities, petroleum companies, pulp and paper companies, industrial concerns and governments. Raytheon Service Company, a unit of RE&C, provides operations, maintenance and technical services for many U.S. defense systems and agencies. Another unit of RE&C designs and manufactures a wide range of equipment used for infrastructure building and repair, including aggregate producing equipment, asphalt paving equipment, mixing plants and soil remediation systems.

AIRCRAFT

  Raytheon's Aircraft segment offers one of the broadest product lines in the general aviation market. Raytheon Aircraft manufactures, markets and supports piston-powered aircraft, jet props and light and medium jets for the world's commercial, regional airline and military aircraft markets. Raytheon Aircraft is the prime contractor for the U.S. Air Force/U.S. Navy Joint Primary Aircraft Training System (JPATS).

APPLIANCES

  On September 10, 1997, Raytheon consummated the sale of its home appliance, heating and air conditioning and commercial cooking businesses to Goodman Manufacturing Company, L.P. for an aggregate amount of $550.0 million in cash. In the appliances segment, Raytheon is retaining its commercial laundry and electronic controls businesses, but is continuing its strategic review of these remaining businesses. See "--Recent Developments-- Sale of Portions of the Appliances Business."

FINANCIAL AND BUSINESS INFORMATION

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           HUGHES DEFENSE SELECTED COMBINED HISTORICAL FINANCIAL DATA

  The following Hughes Defense selected combined historical financial data have been derived from the financial statements of Hughes Defense. The data should be read in conjunction with Hughes Defense's Combined Financial Statements (including the notes thereto) included in Appendix C to this document. The income statement data for the periods ended December 31, 1996, 1995 and 1994 and the balance sheet data as of December 31, 1996 and 1995 have been derived from the combined financial statements of Hughes Defense audited by Deloitte & Touche LLP, independent public accountants. The income statement data for the periods ended December 31, 1993 and 1992 and September 30, 1997 and 1996 and the balance sheet data as of September 30, 1997 and 1996 and December 31, 1994, 1993 and 1992 have been derived from unaudited combined financial statements of Hughes Defense. In the opinion of management, the unaudited combined financial statements reflect all adjustments (consisting only of normal recurring items) that are necessary for the fair presentation of financial position and results of operations for such periods. Operating results for the nine-month periods ended September 30, 1997 and 1996 are not necessarily indicative of the results that may be expected for the entire year.

                         AS OF AND FOR THE
                         NINE MONTHS ENDED               AS OF AND FOR THE
                           SEPTEMBER 30,              YEARS ENDED DECEMBER 31,
                         -----------------  ---------------------------------------------
                           1997     1996      1996     1995     1994      1993   1992 (a)
                         -------- --------  -------- -------- --------  -------- --------
                                                 (IN MILLIONS)
OPERATING RESULTS:
Net sales............... $5,157.1 $4,588.8  $6,382.7 $5,921.8 $5,896.0  $6,353.5 $5,503.8
Other income (expense),
 net....................     10.3     (2.0)      9.1     43.0     22.5      24.7     45.2
                         -------- --------  -------- -------- --------  -------- --------
 Total Revenues.........  5,167.4  4,586.8   6,391.8  5,964.8  5,918.5   6,378.2  5,549.0
                         -------- --------  -------- -------- --------  -------- --------
Cost and Expenses.......  4,707.7  4,152.5   5,770.3  5,309.5  5,314.5   5,605.1  5,836.8
Amortization of GM
 purchase accounting
 adjustments related to
 Hughes Aircraft........     75.8     75.8     101.3    101.3    101.3     101.3    101.3
                         -------- --------  -------- -------- --------  -------- --------
 Total Costs and
  Expenses..............  4,783.5  4,228.3   5,871.6  5,410.8  5,415.8   5,706.4  5,938.1
                         -------- --------  -------- -------- --------  -------- --------
Income (loss) before
 income taxes...........    383.9    358.5     520.2    554.0    502.7     671.8   (389.1)
Income taxes (credit)...    176.6    164.9     239.3    235.4    226.2     293.9   (182.9)
Cumulative effect of
 accounting changes.....      --       --        --       --      (7.1)      --    (268.5)
                         -------- --------  -------- -------- --------  -------- --------
Net Income (loss)....... $  207.3 $  193.6  $  280.9 $  318.6 $  269.4  $  377.9 $ (474.7)
                         ======== ========  ======== ======== ========  ======== ========
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $   72.9 $   33.4  $   59.7 $   15.7 $   58.7  $    1.6 $    9.1
Current assets..........  3,047.2  2,968.9   2,907.7  2,880.0  2,462.0   2,529.3  2,692.9
Total assets............  7,162.1  7,079.9   7,028.4  7,025.9  6,249.1   6,548.6  7,012.9
Current liabilities.....  1,535.2  1,737.0   1,889.0  1,959.9  1,604.9   1,814.9  1,624.0
Long-term debt and
 capitalized leases.....     32.4     36.2      34.4     49.7     57.6      83.9     38.0
Parent Company's net
 investment.............  5,265.6  4,975.2   4,823.0  4,680.2  4,198.2   4,278.3  4,801.0
OTHER DATA:
Depreciation and
 amortization........... $  192.2 $  177.6  $  246.6 $  240.5 $  265.5  $  295.9 $  303.5
Capital expenditures.... $   95.5 $  113.3  $  178.3 $   99.4 $  174.1  $  119.8 $   88.1

----------
(a) Includes the effect of a pre-tax restructuring charge of $833.1 million.

                                              FINANCIAL AND BUSINESS INFORMATION

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             HUGHES DEFENSE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996.

 RESULTS OF OPERATIONS

  Revenues. Hughes Defense reported revenues for the first nine months of 1997 of $5,167.4 million, an increase of 12.7% from the $4,586.8 million reported in the first nine months of 1996. The growth was primarily the result of the build-up of several newer programs, particularly information systems and service programs such as Desktop V, Wide Area Augmentation System and Hughes Air Warfare Center. Additionally, revenues increased due to the acquisition of the Marine Systems Group of Alliant Techsystems in March 1997, increased engineering effort on several missile programs including Standard, EKV and ESSM and increased activity on the Phalanx program. Finally, Sensors & Communications Systems had increased revenues on certain radar production programs.

  Other Income (Expense)--Included in revenues is other income of $10.3 million for the first nine months of 1997 and other expense of $2.0 million for the same period in the prior year.

  Operating Profit. Operating profit for the first nine months of 1997 was $445.7 million, a 4.3% increase from the $427.2 million reported during the comparable period in the prior year. The operating profit margin for 1997 was 8.6% compared with 9.3% in the prior year's period. The increase in operating profit was due primarily to the revenue growth described above, partially offset by lower operating margins. The reduced operating profit margin was primarily due to provisions taken on certain air traffic control and training contracts, offset in part by strong performance on several radar programs. Future operating profits could be adversely impacted by the reductions in the U.S. defense budget.

  Costs and Expenses. Selling, general and administrative expenses for the first nine months of 1997 were $273.6 million, an increase of $46.2 million from $227.4 million in the same period last year. The increase was principally due to the addition of Hughes Air Warfare Center and the acquisition of Alliant Techsystems in 1997 and increased business effort within Information Systems.

  The effective income tax rate was 46.0% for the first nine months of 1997 and 1996.

  Earnings. Hughes Defense earnings increased 7.1% to $207.3 million in the first nine months of 1997 compared with $193.6 million reported in the same period in 1996. The increase was principally due to the increase in operating profit discussed above.

  Backlog. The backlog at September 30, 1997 of $7,300.6 million decreased from the $7,558.5 million reported at September 30, 1996, primarily due to declines at Weapon Systems.

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $72.9 million at September 30, 1997, an increase of $13.2 million from the $59.7 million reported at December 31, 1996. The increase was due primarily to net contributions from the Parent Company of $243.3 million, net increase in short-term borrowings of $24.1 million and proceeds from the disposal of certain property, offset by cash used in operations, the acquisition of the Marine Systems Group of Alliant Techsystems for $143.3 million, and capital expenditures.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 1.98 at September 30, 1997 and 1.54 at December 31, 1996. Working capital was $1,512.0 million at September 30, 1997 compared to $1,018.7 million at December 31, 1996.

  Property and Equipment. Property, net of accumulated depreciation, increased $9.4 million to $1,094.5 million at September 30, 1997, compared to $1,085.1 million reported at December 31, 1996. Expenditures for

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FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------

property were $95.5 million through September 30, 1997 compared with $113.3 million for the comparable period in 1996. The decrease was largely the result of lower expenditures in Information Systems which was partially offset by increased expenditures in Weapon Systems for various missile programs.

  Debt and Capitalized Leases. Long-term debt and capitalized leases at September 30, 1997 were $32.4 million compared to $34.4 million at December 31, 1996.

  Acquisitions. In March 1997, Hughes Defense acquired the Marine Systems Group of Alliant Techsystems, Inc. for $143.3 million in cash. The Marine Systems Group is a leader in lightweight torpedo manufacturing and the design and manufacturing of underwater surveillance, sonar and mine warfare systems.

1996 COMPARED TO 1995

 RESULTS OF OPERATIONS

  Revenues. Hughes Defense revenues were $6,391.8 million in 1996, a 7.2% increase from the $5,964.8 million reported in 1995. The growth was primarily attributable to additional revenues resulting from the December 1995 acquisition of Hughes Defense Communications (formerly Magnavox Electronic Systems Company) and the build-up of newer programs including Desktop V, Wide Area Augmentation System and Land Warrior. Further increases were attributable to the full year impact of the CAE-Link acquisition, increases in certain international training and in civil systems contracts. These increases were partially offset by lower production rates on several missile programs including Stinger, Standard and Sparrow and the divestiture of certain product lines.

    Other Income--Included in revenues is other income of $9.1 million for 1996 and $43.0 million for 1995. The decrease from 1995 was primarily the result of lower royalty income in 1996 and gains realized from selling certain product lines and businesses and the favorable settlement of an environmental insurance claim in 1995.

  Operating Profit. Operating profit was $603.4 million in 1996 compared to $586.9 million in 1995. The increase in operating profit was due primarily to the increased revenues described above, offset in part by the lower operating margin. The operating profit margin on the same basis for 1996 declined to 9.5% from 9.9% in 1995 primarily due to a continued shift from production programs to engineering and development programs, and growth in information systems and services revenues.

  Costs and Expenses. Selling, general and administrative expenses were $321.6 million in 1996 compared to $311.0 million in 1995. The increase was primarily due to increased bidding costs in 1996 on certain programs within Information Systems.

  The effective income tax rate was 46.0% in 1996 and 42.5% in 1995. The lower effective tax rate in 1995 was the result of an investment tax credit.

  Earnings. Hughes Defense 1996 earnings were $280.9 million compared with $318.6 million reported in 1995. The decrease in 1996 earnings was primarily related to higher interest expense and the decreases in other income described above.

  Backlog. The 1996 year-end backlog of $7,889.1 million increased from the $7,518.1 million reported at the end of 1995, primarily due to the acquisition of Hughes Defense Communications (formerly Magnavox Electronics Systems Company) in 1995 and activity related to Tube-launched, Optically-tracked, Wire-guided ("TOW") missile and UAE Frigate programs.

 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $59.7 million at December 31, 1996, an increase of $44.0 million from the $15.7 million reported at December 31, 1995. Operating activities generated

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------








cash of $353.0 million which was partially offset by capital expenditures of $178.3 million and net distributions to the Parent Company of $136.1 million.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 1.54 at December 31, 1996 and 1.47 at December 31, 1995. Working capital was $1,018.7 million at December 31, 1996 as compared to $920.1 million at December 31, 1995. The increases were principally due to the increase in cash described above.

  Property and Equipment. Property, net of accumulated depreciation, increased $23.2 million to $1,085.1 million in 1996 from $1,061.9 million reported in 1995. Expenditures for property were $178.3 million and $99.4 million, in 1996 and 1995, respectively. The increase was related to capital expenditures to support expanding business requirements, primarily within Information Systems.

  Debt and Capitalized Leases. Long-term debt and capitalized leases were $34.4 million at December 31, 1996 compared to $49.7 million at December 31, 1995. The decline was due to scheduled principal repayments and the reclassification of certain amounts to current liabilities.

1995 COMPARED TO 1994

 RESULTS OF OPERATIONS

  Revenues. Hughes Defense revenues were $5,964.8 million in 1995, a 0.8% increase from the $5,918.5 million reported in 1994. The increase was due to additional revenues related to the 1995 acquisition of CAE-Link Corporation and increased effort on the Tomahawk program. Such revenue increases were offset in part by lower production rates on several missile programs, including Advanced Medium-Range Air-to-Air Missile ("AMRAAM"), TOW and Advanced Cruise Missile ("ACM").

   Other Income--Included in revenues is other income of $43.0 million in 1995 and $22.5 million in 1994. The increase was largely attributable to gains recognized from the sale in 1995 of certain product lines and businesses and the favorable settlement of an environmental insurance claim in 1995.

  Operating Profit. Operating profit was $586.9 million in 1995 compared to $545.1 million in 1994. The operating profit margin on the same basis for 1995 increased to 9.9% from 9.2% in 1994 largely due to a provision taken in 1994 for certain air traffic control contracts.

  Costs and Expenses. Selling, general and administrative expenses were $311.0 million in 1995 compared to $323.2 million in 1994. The decline was primarily attributable to facilities consolidation costs incurred in 1994 offset by the acquisition of CAE-Link in 1995.

  The effective income tax rate was 42.5% in 1995 and 45.0% in 1994. The lower tax rate in 1995 was the result of an investment tax credit.

  Earnings. Hughes Defense 1995 earnings were $318.6 million compared with $269.4 million reported in 1994. The increase was largely due to increased operating profit as described above, the lower effective tax rate in 1995 and the other income increases. Earnings in 1994 included the unfavorable effect of an accounting change for postemployment benefits other than pensions. Excluding the accounting change, Hughes Defense earnings in 1994 would have been $276.5 million.

  Backlog. The 1995 year-end backlog of $7,518.1 million decreased from the $8,465.6 million reported at the end of 1994, due to several large orders received in 1994 on Tomahawk production and engineering, F-15 and B-2 radar production and TOW missile awards.

                                       84
FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------








 LIQUIDITY AND CAPITAL RESOURCES

  Cash and Cash Equivalents. Cash and cash equivalents were $15.7 million at December 31, 1995, a decrease of $43.0 million from the $58.7 million reported at December 31, 1994. The decrease in cash was primarily due to the acquisitions of CAE-Link and Magnavox Electronic Systems Company for $176.0 million and $373.2 million, respectively, partially offset by cash provided by operating activities and proceeds from the sale of the certain product lines and businesses and the disposal of certain property.

  Liquidity Measurement. As a measure of liquidity, the current ratio (ratio of current assets to current liabilities) was 1.47 at December 31, 1995 and 1.53 at December 31, 1994, relatively unchanged. Working capital was $920.1 million at December 31, 1995 compared to $857.1 million at December 31, 1994.

  Property and Equipment. Property, net of accumulated depreciation, decreased $34.6 million to $1,061.9 million in 1995 from $1,096.5 million in 1994. Expenditures for property were $99.4 million and $174.1 million, in 1995 and 1994, respectively. The decrease in 1995 expenditures was due to the high level of expenditures in 1994 related to the consolidation of facilities in an effort to increase the operational efficiencies of manufacturing and engineering activities.

  Debt and Capitalized Leases. Long-term debt and capitalized leases were $49.7 million at December 31, 1995, a decrease of $7.9 million from the $57.6 million reported at December 31, 1994. The decline was primarily due to scheduled principal repayments.

  Acquisitions and Divestitures. In February 1995, Hughes Defense completed the acquisition of CAE-Link Corporation, an established supplier of simulation, training and technical services, primarily to the U.S. military and NASA, for $176.0 million. In December 1995, Hughes acquired Magnavox Electronics Systems Company, a leading supplier of military tactical communications, electronic warfare and command and control systems, for $382.4 million consisting of cash, notes and additional amounts to be paid.

  During 1995, Hughes Defense divested several non-strategic enterprises resulting in aggregate proceeds of approximately $23.6 million with no significant net income impact.

                                              FINANCIAL AND BUSINESS INFORMATION
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                           BUSINESS OF HUGHES DEFENSE

INTRODUCTION

  The following description of the business of Hughes Defense gives effect to the Hughes Reorganization but does not give effect to the Raytheon Merger. Accordingly, the following description does not address the strategy or business plans of New Raytheon, which are separately addressed under "Overview of New Raytheon Business" in Chapter 5.

  Hughes Defense has been a major producer of electronics-based aerospace and defense products and systems for more than four decades and is a leading supplier of defense electronics products and services to the U.S. government. Hughes Defense has positioned itself as a leading developer and producer of a variety of tactical programs and as a subcontractor for certain types of subsystems for strategic purposes rather than seeking to become a prime contractor for major strategic weapons platforms such as tanks and aircraft. This permits Hughes Defense to participate in major segments of the defense market while reducing the impact of specific program cancellations. During 1996, no single Department of Defense program accounted for more than 6% of Hughes Defense's revenues, and the ten largest Department of Defense programs, in the aggregate, accounted for less than 33% of Hughes Defense's revenues. Approximately 64% of Hughes Defense's 1996 revenues were attributable to sales to the Department of Defense.

  Hughes Defense's business strategy has been to strengthen its leadership position in aerospace and defense electronics products, systems and services through continued emphasis on technological advances, operational efficiencies, cost reduction and competitiveness. Due to its technological capabilities and the volume of its products and systems in operation around the world, Hughes Defense believes that it has capitalized on the opportunities presented by the continuing trend toward upgrading and retrofitting electronic systems as a cost-effective alternative to developing new strategic weapons platforms. Hughes Defense also has been pursuing its strategy of reducing its vulnerability to reductions in U.S. defense spending by diversifying its customer base and product line, with emphasis on international markets and non-defense government agencies. Hughes Defense has been seeking to expand its non-defense businesses by building on its expertise and experience in developing and manufacturing defense electronics systems and providing related services.

  Hughes Defense has also sought to diversify both its product line and its customer base with respect to its sales to the Department of Defense. By positioning itself as a leading developer and producer of a variety of tactical programs and as a subcontractor for certain types of subsystems for strategic programs, Hughes Defense participates in major segments of the defense market while reducing the impact of specific program cancellations. As the U.S. defense budget has declined in recent years, the Pentagon has increasingly used electronic and tactical weapons upgrades to extend the capabilities of existing platforms. Tactical programs, such as airborne radar systems and missile programs, typically involve the large-scale production of expendable products or electronics systems which are later upgraded. Hughes Defense provides subsystems for a variety of strategic programs in which its technological capabilities may offer it a competitive advantage. Hughes Defense's strategy has also included diversification of its customer base. In 1996, no single branch of the U.S. Armed Forces accounted for more than 25% of Hughes Defense's revenues.

  Hughes Defense currently conducts its operations through three principal business units: Sensors & Communications Systems, Weapons Systems and Information Systems. In addition, Hughes Defense has a Defense Systems business unit which engages in systems integration work. The following table sets forth the revenues of each of these business units for each of the last three years.

                                                          1996    1995    1994
                                                         ------  ------  ------
                                                            (IN MILLIONS)
Sensors & Communications Systems........................ $2,522  $2,214  $2,351
Weapons Systems.........................................  1,979   2,066   2,387
Information Systems.....................................  2,202   1,923   1,529
Defense Systems.........................................     56      35      --
Intercompany Sales (a)..................................   (367)   (273)   (348)
                                                         ------  ------  ------
                                                         $6,392  $5,965  $5,919
                                                         ======  ======  ======

------------
(a) Represents intercompany sales between Hughes Defense business units, which are eliminated in consolidation.

FINANCIAL AND BUSINESS INFORMATION
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SENSORS & COMMUNICATIONS SYSTEMS

  Hughes Defense's Sensors & Communications Systems ("SCS") business unit designs, develops and produces sophisticated radar (ground and airborne), communications and electro-optical equipment systems for military use. SCS also produces some of the critical high value components within these systems, such as processors and focal planes.

 SENSOR SYSTEMS

  Hughes Defense's sensor systems consist of radars, electro-optical systems, electronic warfare systems and processors.

  Radars. The principal product groups of the radar business are as follows:

       BUSINESS                               DESCRIPTION
       --------                               -----------
   Airborne Radar      Multi-mode fire control, reconnaissance and surveillance
                       radar and related upgrades for military aircraft for sale
                       to the U.S. and other governments. Radar Systems for use
                       in customs, law enforcement, environmental monitoring and
                       military applications.
   Ground-Based Radar  Ground-based radar and short-range air defense systems.

    Airborne Radar--Hughes Defense is a leading developer and producer of sophisticated airborne radar systems. Its airborne fighter radar units are among the most sophisticated in the world. They are deployed by the U.S. military aboard four of its five front-line fighter aircraft (the F-14, the F-15, the F/A-18 and the AV-8B Harrier jet), the AC-130U gunship, the U-2R reconnaissance aircraft and the B-2 stealth bomber, as well as by a number of foreign militaries.

    Ground-Based Radar--Hughes Defense supplies a variety of ground-based radar products and short-range air defense systems. Hughes Defense's ground-based radar products are deployed in the U.S. Army's Forward Area Air Defense system, the NASAMS, other medium- and short-range air defense systems and the Firefinder family of weapon-locating radars in use by the military forces of the United States and 16 other nations.

  Electro-Optical Systems. Electro-optical systems use advanced sensors to detect radiated energy in the form of heat or light, high-speed data and signal processors to analyze the sensor data and sophisticated communications and display technology to deliver that information to commanders and other decision makers. Electro-optical systems employ thermal imaging, laser guidance, infrared sensors and advanced optics technologies for a variety of tactical, space and strategic applications. Of strategic importance to the electro-optical systems business is Hughes Defense's Santa Barbara Research Center, which designs and produces infrared focal plane detectors and civilian space sensors.

  In early 1996, Hughes Defense acquired Itek Optical Systems ("Itek"), an expert in large space optics, and combined this business with Hughes Danbury Optical Systems. The acquisition has strengthened Hughes Defense's position as a leader in the large space optics field. Itek is also important to Hughes Defense because it specializes in airborne, visible image reconnaissance. This expertise has improved Hughes Defense's competitive position in reconnaissance.

  The principal product groups of the electro-optical systems business are as follows:

           PRODUCT                           DESCRIPTION
           -------                           -----------
   Tactical EO Systems  Systems for use in military aircraft, tanks and ground defense systems, including weapon fire
                        control systems, night and obscured vision systems
                        and sensors.
   Space and Strategic  Systems for earth monitoring and planetary
    Systems             exploration and ballistic missile warning, tracking
                        and guidance systems.

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------







  Tactical EO Systems--Hughes Defense is a leading producer of tactical military laser and thermal electro-optical systems. Hughes Defense provides night vision systems incorporating its thermal imaging and laser technologies for aircraft, tanks and armored personnel carriers. Together with its licensees, Hughes Defense has built more than 30,000 tactical laser rangefinders and more than 20,000 thermal imaging systems. Hughes Defense is a contractor for the U.S. Army's Horizontal Technology Integration program to provide improved electro-optical sights on armored vehicles and is a supplier of thermal imaging target acquisition fire control system upgrades for the Bradley Fighting Vehicle.

  For light-armored vehicles, Hughes Defense produces a high performance fire control thermal imaging system that is being used in conjunction with fire control and Tube-launched, Optically tracked, Wire-guided ("TOW") missile programs and has been installed on a variety of vehicles. For infantry application, Hughes Defense has developed an infrared Thermal Weapon Sight ("TWS") for the U.S. Army that is light enough to be used with rifles, machine guns and shoulder-launched missiles.

  Airborne systems being developed by Hughes Defense include an infrared system for the U.S. Marine Corps' V-22 Osprey that incorporates advanced staring focal plane array technology. Hughes Defense also provides a night targeting system for the AH-1 Cobra attack helicopter, and night vision systems for a variety of other helicopters in service with the U.S. and other armed forces. Fixed-wing electro-optical products include the infrared navigation and targeting pods for the F/A-18 Hornet aircraft.

  Under the agreement that allows the Merger to proceed under the Hart-Scott-Rodino Act, New Raytheon is obligated to sell assets relating to HE Holdings' second-generation ground vehicle electro-optical systems business. See "The Merger--Background--Certain Regulatory Requirements."

  Space and Strategic Systems--Hughes Defense is a leading designer and producer of visible light wavelength and infrared detector sensors for imaging products deployed on satellites and used for a variety of earth monitoring, planetary exploration and commercial purposes. In the area of earth remote sensing for civil space applications, Hughes Defense has manufactured key instruments for a majority of the imaging weather satellites launched since the late 1960s and is currently performing on several major civil earth monitoring contracts (such as LANDSAT).

  Hughes Defense has pioneered the technologies for telescopes that can maintain high performance at extremely low temperatures and which are fundamental to space sensors and interceptors used by the Department of Defense. In addition, for both tactical and space and strategic applications, advances in wide field of view reflective optics for land and airborne applications are permitting increased capability in increasingly smaller packages by enabling visible, infrared and laser wavelengths to use a single aperture. Precision machining and diamond turning technology are being used to enable production of these optics with fewer parts and lower cost.

  Hughes Defense is currently developing space-based infrared sensors to detect and track ballistic missiles in flight, providing data for early warning and tracking. Hughes Defense is a contractor on the U.S. Air Force's Space Based Infrared Low ("SBIRs-Low") program.

  Electronic Warfare Systems. Electronic Warfare Systems are used for the passive detection, tracking and identification of signals. In 1994, Hughes Defense was awarded a contract to demonstrate and validate the precision direction finding system for the Manned Destructive Suppression of Enemy Air Defenses mission of the U.S. Air Force and two other electronic warfare contracts. Hughes Defense has also developed an advanced special receiver which is expected to become the standard radar warning receiver for U.S. Navy and U.S. Marine Corps tactical aircraft.

  Processors. Hughes Defense is a leading developer and producer of sophisticated processors for use in aerospace and defense products and systems. Hughes Defense is developing the Common Integrated Processor, an advanced, ultra high-speed modular computer developed for the avionics systems on the F-22 Advanced Tactical Fighter ("ATF").

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------




 COMMUNICATIONS SYSTEMS

  Hughes Defense supplies communications products and command and control systems that can efficiently gather, process and transmit large amounts of information for military use. The strategic acquisition of Magnavox Electronic Systems Company in 1995 significantly added to Hughes Defense's long-range satellite communications customer base and has contributed significantly toward Hughes Defense's goal of becoming the industry's tactical communications market leader. Hughes Defense communications products include the Enhanced Position Location Reporting System ("EPLRS"), a digital locator and communications system. This system provides secure tactical data communications, friendly identification, position reporting and navigation services to the U.S. Army.

WEAPONS SYSTEMS

  Hughes Defense is a leading developer and producer of tactical missile systems as well as naval and maritime systems. The principal product groups of these businesses are as follows:

        BUSINESS                            DESCRIPTION
        --------                            -----------
   Missile Systems     Tactical guided missiles (including air-to-air, air-
                       to-surface, surface-to-surface and surface-to-air
                       missiles), guidance and control systems, sensor systems
                       and missile launchers.
   Naval and Maritime  Torpedoes, sonar and other acoustics systems, ship
    Systems            defense and display systems and underwater
                       surveillance systems.

 MISSILE SYSTEMS

  Hughes Defense develops and produces tactical guided missiles, guidance and control systems, sensor systems and missile launchers. With its air-to-air, air-to-surface, surface-to-surface and surface-to-air missile products, Hughes Defense participates in all portions of the tactical missile systems market and believes it is a leader in the tactical missile systems business.

  Hughes Defense has been a long-time developer, supplier and leader in radar guided air-to-air missiles, such as the Phoenix used on the F-14 fighter and the Advanced Medium Range Air-to-Air Missile ("AMRAAM"), which has become a primary weapon system on front-line fighter aircraft for the U.S. Air Force and the U.S. Navy. In addition, AMRAAM is the missile of choice for a growing number of foreign militaries. In 1996, Hughes Defense was selected to produce the AIM-9X, the next generation replacement for the existing AIM-9M "Sidewinder" short-range air-to-air missile.

  Hughes Defense is one of the primary subcontractors to Standard Missile Company for engineering and production services for all elements of STANDARD Missile. Standard Missile Company is the prime contractor for STANDARD Missile, and is owned by Hughes Missile Systems Company and Raytheon. STANDARD Missile is the primary surface launched area air defense weapon for the U.S. Navy and many allied countries. It is currently in service in several variants--the SM-1 Block VI and SM-2 Block II, III, IIIA and IIIB. The SM-2 Block IV extended range variant has just entered low-rate production. The U.S. Navy is developing the next evolutionary generations of STANDARD Missile capable of intercepting tactical ballistic missiles.

  In 1994, Hughes Defense was awarded a sole source contract for the production of the Tomahawk Cruise Missile, and also is developing the next version of Tomahawk, the Block IV. Hughes Defense is also pursuing the growth aspects of the Tomahawk program, including the new Tactical Tomahawk, which currently is expected to be awarded in 1998.

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------







  Hughes Defense is also one of two producers of the Sparrow missile, a medium-range, semi-active guided missile used in multiple roles by multiple services. In its air-to-air role, the missile is used on fighter aircraft of the U.S. Navy and U.S. Air Force and allied countries. The surface-to-air version, the SeaSparrow, is used for shipboard point defense on more than 150 ships of various classes for the United States and numerous other countries. In addition to the SeaSparrow, Hughes Defense plays a major role in the self defense of ships as the producer of the Rolling Airframe Missile ("RAM") and the Phalanx Close-in Weapon System. RAM is a surface-to-air missile and launcher system that was developed and is produced by the United States and Germany under a cooperative agreement. Phalanx is a computer-controlled radar and gun system used to defeat anti-ship missiles and other close-in surface and air threats. In addition, Hughes Defense is leading a 10-country NATO consortium to develop the Evolved SeaSparrow Missile ("ESSM"), a kinematics upgrade to the SeaSparrow. ESSM will primarily target enemy aircraft and anti-ship missiles.

  The armed forces of more than 40 nations rely on Hughes Defense's TOW missile. Hughes Defense has produced more than 600,000 TOW antitank missiles, which can be fired from ground tripods, armored and unarmored vehicles and helicopters against tanks, armored personnel carriers, bunkers and small boats. Hughes Defense also is the sole-source producer of the Stinger family of missiles, the basis for the most advanced, accurate, shoulder-fired anti-aircraft weapon system in the world. In addition to being shoulder-launched, Stinger is adaptable to a variety of launch platforms, including helicopters, ground combat vehicles and U.S. Navy ships.

  Hughes Defense is a leader in Theater Ballistic Missile Air Defense systems. Hughes Defense is developing the Exoatmospheric Kill Vehicle, a well established program which started in 1990. Flight tests in 1998 and 1999 are expected to lead into the National Missile Defense System Testing Phase. Additionally, Hughes Defense is the sole developer of the Lightweight Exoatmospheric Projectile--Kinetic Warhead ("LEAP-KW") for the U.S. Navy. The LEAP-KW will be integrated with a unique variant of STANDARD Missile (also being developed by Hughes Defense) and will have the capability to acquire, track, intercept, and destroy Theater Ballistic Missiles in flight.

  Hughes Defense also has been a significant developer and producer of air-to-surface and surface-to-surface missiles. The versatile Maverick family of missiles can be fired from a variety of aircraft. Infrared-guided Mavericks offer all-weather, around-the-clock attack capability and the U.S. Marine Corps' laser-guided Maverick allows pin-point accuracy on the battlefield. Mavericks are employed by the armed forces of many other countries.

 NAVAL AND MARITIME SYSTEMS

  Naval and maritime systems products include torpedoes, antisubmarine warfare systems, naval combat systems, mine warfare systems, ocean surveillance systems and ship system integration, principally for the U.S. Navy. For decades, the UYQ-21 family of display systems has been a standard for the combat information centers of U.S. Navy surface ships. Hughes Defense's MK23 Target Acquisition System, an advanced radar system, permits ships to detect low-flying, high speed missiles and aircraft. Hughes Defense also supports the U.S. Navy's Surveillance Towed Array Sensor Segment ("SURTASS") system, a passive underwater surveillance sensing system that utilizes an acoustic sensor array towed from a dedicated surface ship to acquire data. Hughes Defense believes that technology developed through its current participation in key U.S. Navy programs presents opportunities for international sales. These programs, which are shifting from development to production, include the Airborne Low Frequency Sonar ("ALFS") and the Surface Search Radar ("SSR"). Hughes Defense was recently selected as the ship electronics system integrator for the U.S. Navy's new amphibious San Antonio class of ships of which the LPD-17 is first in class.

  This business unit also includes operations acquired from Alliant Techsystems' Marine Systems Group in March 1997 for $143.3 million. The group, which is based in Mukilteo, Washington, manufactures MK46, MK50 and NT37 torpedoes and underwater surveillance systems.

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------




INFORMATION SYSTEMS

  Hughes Defense's information systems business unit is involved in developing, supporting and providing training for key information technologies. The unit includes four principal businesses: Hughes Information Technology Systems; Hughes Training Inc.; Hughes Technical Services Company; and Hughes Data Systems. Information technologies are driving the evolving joint command and intelligence networks which, in turn, influence all defense systems, including weapons systems. Advanced distributed simulation is becoming a more important military tool for weapons development, operational planning and training.

 HUGHES INFORMATION TECHNOLOGY SYSTEMS

  Hughes Information Technology Systems consists of four principal product groups as described below:

        BUSINESS                             DESCRIPTION
        --------                             -----------
   Command and Control  Military command and control systems for air defense
    Systems             systems; air traffic control systems; airport
                        information and operations management systems.
   Defense Systems      Mapping and weather systems.
   Space Systems        Classified and commercial ground station systems.
   Civil Systems        Earth Observing System Data Information Systems
                        ("EOSDIS").

  Command and Control Systems. Hughes Defense's command and control air defense systems utilize modular software to integrate large amounts of data from a variety of sensors, rapidly process the data using proprietary algorithms and then communicate information to decision makers in command and control centers on a real-time basis. Hughes Defense's systems are deployed in the United States and over 20 other nations. Hughes Defense has designed, developed and implemented a $1.3 billion Command, Control and Communication system for Saudi Arabia called Peace Shield. Hughes Defense is currently providing contractor technical services for this operational system under a separate $386 million contract ending in December 1997. Hughes Defense is also currently under contract to design, develop and implement air defense systems for Egypt, Iceland, Kuwait, Taiwan and NATO.

  Hughes Defense has applied its technology and experience in air defense systems to develop civilian air traffic control systems. Hughes Defense offers a full range of systems to the air traffic control market, with products that range from systems that integrate multiple support centers and radar installations for large countries to systems servicing a single airport tower.

  Hughes Defense is working on contracts to modernize and better integrate Canada's civil and military air traffic control systems. Hughes Defense also is under contract to provide air traffic control systems in a number of countries, including Indonesia, Saudi Arabia, Switzerland and China. In addition, Hughes Defense has become a major supplier to the Federal Aviation Administration ("FAA"). The Wide Area Augmentation System ("WAAS") is a $480 million five-year contract to develop and deploy a satellite based navigation and air traffic control system over the United States. The Oceanic Systems Development Support ("OSDS") is an $200 million eight-year contract to improve air traffic control capabilities offshore. Finally, Hughes Defense and Raytheon teamed to win the Standard Terminal Replacement System ("STARS") contract to replace and upgrade equipment in 172 FAA air traffic control terminals and 199 Department of Defense facilities. Hughes Defense's share of the contract is $125 million.

  Defense Systems. Hughes Defense has expertise in processing large quantities of data in real time, storing data in secure data bases accessible to geographically distributed users and handling the requirements of complex communications networks.

  For the U.S. government, Hughes Defense has developed Command, Control, Communications and Intelligence ("C/3/I") systems and support for classified military requirements as well as missions and sensor

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------







data processing for national security applications. In addition, Hughes Defense provides systems engineering services to the U.S. Defense Information Systems Agency. Defense systems also include terrain mapping and weather information.

  Space Systems. Hughes Defense develops and supports classified government and commercial ground station systems which control the operations of satellites while in orbit.

  Civil Systems. Hughes Defense also provides scientific and engineering services for the National Aeronautics and Space Administration ("NASA") and the National Oceanic and Atmospheric Administration ("NOAA") such as Mission to Planet Earth, an international research effort to understand the planet's eco-systems and climatic changes, and other planetary and astrophysical research. In 1993, Hughes Defense was awarded a 10-year contract currently valued at approximately $800 million by NASA to develop the EOSDIS Core System. Hughes Defense also has developed law enforcement applications for the U.S. Immigration and Naturalization Services and is currently pursuing opportunities in information technology for the U.S. government in health care and other non-defense areas.

 HUGHES TRAINING INC.

  Hughes Defense has been a pioneer, and continues to be a leader in, the field of advanced training systems, services and equipment (including simulators) for a variety of military requirements. With the acquisition of CAE-Link in February 1995, Hughes Defense is now a leading supplier of training systems and services to the Department of Defense. Hughes Defense also provides training systems and services for NASA and industrial customers. Hughes Training consists of three principal product groups as described below:

              BUSINESS                             DESCRIPTION
              --------                             -----------
   Military Training Systems      Training simulators and equipment for the
                                  Department of Defense and NASA.
   Training Operations            Training services to the Department of
                                  Defense and NASA.
   Commercial/Industrial Training Equipment, systems and programs for industrial training and testing applications.

  Military Training Systems and Training Operations. For military applications, Hughes Defense has focused its resources on opportunities that permit it to take advantage of ongoing Hughes Defense and similar programs held by other defense contractors, such as training programs for the B-2, F/A-18, F-16 and C-141 aircraft. Hughes Defense is also well positioned to provide combined arms tactics training for the U.S. Army and U.S. Navy. Hughes Defense's flight training systems include sophisticated simulators in which pilots practice combat tactics as well as emergency procedures and standard maneuvers. The flexible software of these simulators can be adapted so that pilots can also train for specific missions. Hughes Defense's training systems are capable of teaching all phases of operations and maintenance for aircraft as diverse as the F-16 and F/A-18 fighters and the C-141 cargo aircraft. Hughes Defense also designs and produces multi-platform training equipment for the U.S. Navy. Using Hughes Defense's Anti-Submarine Warfare Tactical Team Trainers, teams of navy personnel train in coordinating ships, submarines and aircraft in simulated anti-submarine and fleet defense warfare maneuvers.

  Commercial/Industrial Training. Hughes Defense also develops equipment, systems and programs for industrial training and testing applications, including curriculum and coursework and training delivery and management. In 1995, Hughes Defense was selected by General Motors Europe to be its single training integrator and to provide various dealer training programs. Hughes Defense also has advanced training system projects with General Motors Europe and several of GM's facilities in the United States. General Motors and its affiliates have agreed to purchase certain training services from New Raytheon through 2001 (totalling approximately $1.0 billion) on commercially reasonable terms, including competitiveness of price, service and technology to be agreed between the parties. Counting towards this commitment is a 10-year $500 million contract with General Motors Europe, which Hughes Defense was awarded in 1995. Hughes Defense is exploring training opportunities for General Motors in Asia as well as other customers domestically and internationally.

FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------








 HUGHES TECHNICAL SERVICES COMPANY

  Hughes Defense provides a wide range of scientific, technical and support services, primarily to the Department of Defense and other military customers, both through direct contracts and through support of other Hughes Defense projects. Hughes Defense specializes in the areas of operation and maintenance of customer equipment and systems; repair and supply depot operations; logistics engineering; space and Earth sciences; commercial services; remote logistics; range support; and privatization of government services. In 1996, Hughes Electronics was selected by the U.S. Navy and the City of Indianapolis to privatize the Naval Air Warfare Center in Indianapolis. The Indianapolis facility, renamed the Hughes Air Warfare Center, represents the Department of Defense's largest privatization initiative to date and provides engineering and technical support of advanced avionics and electronic systems.

 HUGHES DATA SYSTEMS

  The Hughes Data Systems unit is responsible for procurement and delivery of system hardware and software. This unit primarily supports certain long-standing customer relationships. Primary products include the Desktop V, USAF Workstation, Patent Trademark Office and Desktop Computers.

DEFENSE SYSTEMS

  In addition to the three major business units addressed above, Hughes Defense is also developing its defense systems integration business. This Defense Systems business unit is approaching new contracts essentially as a "prime" contractor in which Hughes Defense serves as a system integrator to combine the best components for a system. Defense Systems supports customers in the Ballistic Missile Defense Organization ("BMDO") and the U.S. Army in air and missile defense systems and solider systems. An example of these systems integration efforts is a cost effective short range air defense system that integrates radars and communications equipment from Hughes Defense's Sensors & Communications Systems business unit and a ground launched version of the Weapons Systems business unit's AMRAAM missile. Other major programs include the Medium Extended Air Defense System ("MEADS") for preliminary development of a new multinational ground-based air defense system between the U.S., Germany and Italy; Aerostat CMD for the concept development of a tethered aerostat airborne surveillance and targeting system for cruise missile defense; and the Land Warrior EMD program for development and fielding of an integrated soldier fighting system.

U.S. GOVERNMENT CONTRACTS

  Hughes Defense acts as a prime contractor or major subcontractor with respect to many different U.S. government programs. Government acquisition programs typically follow a life cycle that begins with the research and development stage and progresses into full-scale production which may continue, with refinements and improvements, for several years. Because of significant start-up costs, many programs are not expected to become profitable until well into the full-scale production phase. Moreover, not all programs are selected for full-scale production, even when considerable resources have been expended in pre-production phases. The U.S. government has historically used multiple supply sources for a single program to further intensify competition and add to the number of experienced contractors available for future programs. It is anticipated that the ability to use multiple sources for production will be limited by declines in U.S. defense spending.

  A portion of Hughes Defense's contracts with the U.S. government which are the basis of Hughes Defense's backlog are subject to appropriations decisions subsequent to award. This results in many long-term programs being funded annually. Changes in government policy/priorities may lead to the cancellation of the remaining portion of a program. Some Hughes Defense contracts contain options which may or may not be exercised at the discretion of the U.S. government. Also, once awarded, contracts may be contested by other bidders.

                                              FINANCIAL AND BUSINESS INFORMATION

--------------------------------------------------------------------------------






                                  NEW RAYTHEON

                                                                           PAGE
                                                                           ----
   NEW RAYTHEON PRO FORMA COMBINED CONDENSED
    FINANCIAL STATEMENTS..................................................  95
   OVERVIEW OF NEW RAYTHEON BUSINESS...................................... 102
   DIRECTORS AND MANAGEMENT OF NEW RAYTHEON FOLLOWING THE
    MERGER................................................................ 104
     Directors and Executive Officers..................................... 104
     Director and Executive Compensation.................................. 107
     Treatment of Raytheon Stock Options.................................. 107
     Stock Ownership of Directors, Executive Officers and Five Percent
      Stockholders........................................................ 107
     Change in Control Employment Agreements.............................. 107

NEW RAYTHEON

--------------------------------------------------------------------------------









         NEW RAYTHEON PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  The following pro forma combined condensed financial statements have been prepared by Raytheon's management from Raytheon's historical consolidated financial statements and from the historical financial statements of TI Defense and Hughes Defense. The pro forma combined condensed statement of earnings reflects adjustments as if the TI Acquisition and the Merger had occurred on January 1, 1996. The pro forma combined condensed balanced sheet reflects adjustments as if the Merger had occurred on September 28, 1997. The pro forma adjustments described in the accompanying notes are based upon preliminary estimates and certain assumptions that Raytheon management believes are reasonable in such circumstances.

  The pro forma combined condensed financial statements should be read in conjunction with Raytheon's Consolidated Financial Statements (including the notes thereto) included as Appendix C to this document, and with the historical financial statements of Hughes Defense and TI Defense (including the related notes thereto), which are included in Appendices D & E, respectively, to this document.

  The pro forma combined condensed financial statements are not necessarily indicative of what Raytheon's actual financial position or results of operations would have been if the TI Acquisition and the Merger had occurred on the applicable date indicated. Moreover, they are not intended to be indicative of future results of operations or financial position. The pro forma combined condensed financial statements do not reflect the cost and revenue synergies associated with such transactions, which Raytheon expects to realize commencing in the first year of operation.

                                                                    NEW RAYTHEON

--------------------------------------------------------------------------------

      NEW RAYTHEON PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

               FOR THE NINE MONTHS ENDED SEPTEMBER 28, 1997
                        (IN MILLIONS, EXCEPT PER SHARE)

                                                                        HISTORICAL
                          HISTORICAL HISTORICAL  PRO FORMA    PRO FORMA   HUGHES    PRO FORMA    PRO FORMA
                           RAYTHEON  TI DEFENSE ADJUSTMENTS   COMBINED   DEFENSE   ADJUSTMENTS   COMBINED
                          ---------- ---------- -----------   --------- ---------- -----------   ---------
Net sales...............    $9,669      $824                   $10,493    $5,157                  $15,650
                            ------      ----       -----       -------    ------      ----        -------
Cost of sales...........     7,426       638       $  (4)(2a)    8,079     4,272      $(18)(3c)    12,380
                                                      (6)(2b)                          (72)(3d)
                                                      35 (2e)                          140 (3g)
                                                     (10)(2c)                          (21)(3e)
Amortization of push-
 down goodwill..........                                                      76       (76)(3c)         0
Administration and
 selling expenses.......       812        55                       867       259                    1,126
Research and development
 expenses...............       290        44                       334       127                      461
                            ------      ----       -----       -------    ------      ----        -------
 Operating income.......     1,141        87         (15)        1,213       423        47          1,683
                            ------      ----       -----       -------    ------      ----        -------
Interest expense........       263                                 263        72       (72)(3i)       263
Interest income.........       (24)                                (24)                               (24)
Acquisition interest
 expense................                             110 (2d)      110                 225 (3f)       335
Other (income)/expense..      (12)         2                      (10)       (10)                     (20)
                            ------      ----       -----       -------    ------      ----        -------
 Income before tax......       914        85        (125)          874       361      (106)         1,129
                            ------      ----       -----       -------    ------      ----        -------
Federal and foreign
 income taxes...........       310        32         (44)(2f)      298       154       (20)(3h)       432
                            ------      ----       -----       -------    ------      ----        -------
 Net income.............    $  604      $ 53       $ (81)      $   576    $  207      $(86)       $   697
                            ======      ====       =====       =======    ======      ====        =======
Earnings per common
 share
 Outstanding shares.....    $ 2.56                             $  2.44                            $  2.06
 Fully diluted..........    $ 2.51                             $  2.39                            $  2.03
Average common shares
 Outstanding............       236                                 236                 103            339
 Fully diluted..........       241                                 241                 103            344


  See accompanying notes to pro forma combined condensed financial statements.

NEW RAYTHEON

--------------------------------------------------------------------------------

      NEW RAYTHEON PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                        (IN MILLIONS, EXCEPT PER SHARE)

                                                                        HISTORICAL
                          HISTORICAL HISTORICAL  PRO FORMA    PRO FORMA   HUGHES    PRO FORMA    PRO FORMA
                           RAYTHEON  TI DEFENSE ADJUSTMENTS   COMBINED   DEFENSE   ADJUSTMENTS   COMBINED
                          ---------- ---------- -----------   --------- ---------- -----------   ---------
Net sales...............   $12,331     $1,800                  $14,131    $6,383                  $20,514
Cost of sales...........     9,755      1,415      $  (6)(2a)   11,169     5,216      $ (18)(3c)   16,430
                                                     (12)(2b)                           (95)(3d)
                                                      69 (2e)                           187 (3g)
                                                     (52)(2c)                           (29)(3e)
Amortization of push-
 down goodwill..........                                                     101       (101)(3c)        0
Administration and
 selling expenses            1,021        129                    1,150       301                    1,451
Research and development
 expenses...............       323         78                      401       192                      593
Special charges.........        34          0                       34         0                       34
                           -------     ------      -----       -------    ------      -----       -------
 Operating income.......     1,198        178          1         1,377       573         56         2,006
                           -------     ------      -----       -------    ------      -----       -------
Interest expense........       256                                 256        92        (92)(3i)      256
Interest income.........      (102)                               (102)                              (102)
Acquisition interest
 expense................                             198 (2d)      198                  300 (3f)      498
Other (income)/expense..       (40)         3                      (37)       (9)                     (46)
                           -------     ------      -----       -------    ------      -----       -------
 Income before tax......     1,084        175       (197)        1,062       490       (152)        1,400
                           -------     ------      -----       -------    ------      -----       -------
Federal and foreign
 income taxes...........       322         66        (69)(2f)      319       209        (29)(3h)      499
                           -------     ------      -----       -------    ------      -----       -------
 Net income.............   $   762     $  109      $(128)      $   743    $  281      $(123)      $   901
                           =======     ======      =====       =======    ======      =====       =======
Earnings per common
 share..................
 Outstanding shares.....   $  3.21                             $  3.14                            $  2.65
 Fully diluted..........   $  3.16                             $  3.08                            $  2.62
Average common shares
 Outstanding............       237                                 237                  103           340
 Fully diluted..........       241                                 241                  103           344


  See accompanying notes to pro forma combined condensed financial statements.

                                                                    NEW RAYTHEON

--------------------------------------------------------------------------------

          NEW RAYTHEON PRO FORMA COMBINED CONDENSED BALANCE SHEET

                         AS OF SEPTEMBER 28, 1997
                                 (IN MILLIONS)

                                                                HISTORICAL
                         HISTORICAL                   PRO FORMA   HUGHES    PRO FORMA     PRO FORMA
                          RAYTHEON  RECLASSIFICATIONS COMBINED   DEFENSE   ADJUSTMENTS    COMBINED
                         ---------- ----------------- --------- ---------- -----------    ---------
ASSETS
Current assets
  Cash and marketable
   securities...........  $   268                      $   268    $   73     $  (73)(3b)   $   268
  Accounts receivable...      954         $(207)(2g)       747       687                     1,434
  Contracts in process..    3,148           395 (2g)     3,543     1,579       (190)(3b)     4,932
  Inventories...........    1,653          (188)(2g)     1,465       445                     1,910
  Other.................      531                          531       263                       794
                          -------         -----        -------    ------     ------        -------
    Total current
     assets.............    6,554                        6,554     3,047       (263)         9,338
  Property, plant and
   equipment, net.......    2,047                        2,047     1,095          8 (3b)     3,150
  Cost in excess of net
   assets acquired......    5,954                        5,954     2,892     (2,892)(3b)    13,464
                                                                              7,510 (3b)
  Pension asset.........                                                      1,075 (3b)     1,075
  Other assets..........      701                          701       128        203 (3b)     1,032
                          -------                      -------    ------     ------        -------
    Total assets........  $15,256                      $15,256    $7,162     $5,641        $28,059
                          =======                      =======    ======     ======        =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and
   current portion of
   long-term debt.......  $ 2,175                      $ 2,175    $  119     $2,310 (3a)   $ 4,604
  Advance payments......      389                          389       310                       699
  Accounts payable......    1,265                        1,265       327                     1,592
  Other.................    1,516                        1,516       780        543 (3b)     2,839
                          -------                      -------    ------     ------        -------
    Total current
     liabilities........    5,345                        5,345     1,536      2,853          9,734
Long-term debt and
 capitalized leases.....    4,386                        4,386        32      2,130 (3a)     6,548
Other...................      510                          510       328        859 (3b)     1,697
Stockholders' equity:
  Common stock at par...      236                          236                  103(3a)        339
  Additional paid-in-
   capital..............      313                          313                4,962(3a)      5,275
Retained earnings.......    4,466                        4,466     5,266     (5,266)(3b)     4,466
                          -------                      -------    ------     ------        -------
    Total stockholders'
     equity.............    5,015                        5,015     5,266       (201)        10,080
                          -------                      -------    ------     ------        -------
    Total liabilities
     and stockholders'
     equity.............  $15,256                      $15,256    $7,162     $5,641        $28,059
                          =======                      =======    ======     ======        =======

  See accompanying notes to pro forma combined condensed financial statements.

NEW RAYTHEON

--------------------------------------------------------------------------------

                      NOTES TO NEW RAYTHEON PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The accompanying pro forma combined condensed statements of earnings present the historical results of operations of Raytheon, TI Defense and Hughes Defense for the year ended December 31, 1996 and for the nine months ended September 28, 1997, with pro forma adjustments as if the TI Acquisition and the Merger had taken place on January 1, 1996. The historical results of operations of Raytheon for the nine months ended September 28, 1997 includes the financial results for Raytheon TI Systems from July 11, 1997. The historical results of operations of TI Defense includes financial results for the six month period ending June 29, 1997. The TI Defense financial results for the period from June 30, 1997 to July 10, 1997 were not material. The pro forma combined condensed balance sheet presents the historical balance sheets of Raytheon and Hughes Defense as of September 28, 1997, with pro forma adjustments as if the Merger had been consummated as of September 28, 1997, in a transaction accounted for as a purchase for financial accounting purposes in accordance with generally accepted accounting principles.

  Certain reclassifications have been made to the historical financial statements of Raytheon, TI Defense and Hughes Defense to conform to the pro forma combined condensed financial statement presentation on a consistent basis.

2. PRO FORMA ADJUSTMENTS--TI DEFENSE

  The following adjustments give pro forma effect to the TI Acquisition (in millions):

      (a) Adjustment to eliminate the amortization of intangible assets of TI
          Defense which would not have been incurred if the TI Acquisition had occurred on January 1, 1996.
      (b) Adjustment to reflect the effect on 1996 and 1997 results relating to a net reduction of accumulated contract costs as an allowance for Raytheon's normal profit on its efforts to complete such contracts, and other contract valuation adjustments.
      (c) Elimination of $32 of non-recurring employee related costs and $20 of non-recurring corporate allocations from the parent of TI Defense as a result of the TI Acquisition for the year ended December 31, 1996 and $10 of non-recurring corporate allocations for the six months ending June 29, 1997.
      (d) Adjustments which represent additional estimated interest expense resulting from the use of borrowings to finance the TI Acquisition and incremental interest on Raytheon's pre-TI Acquisition variable rate borrowings to reflect the change in credit rating as a result of the TI Acquisition.
      (e) The amortization of excess of costs over acquired net assets over an estimated life of 40 years. Such amortization expense is subject to possible adjustment resulting from the completion of the valuation analyses. Raytheon expects that any subsequent adjustment would not materially affect the combined pro forma results.
      (f) The estimated tax effect on the applicable pro forma adjustments.
      (g) Reclassifications made to conform the TI Defense historical financial statements to the unaudited pro forma combined condensed financial statement presentation.

                                                                    NEW RAYTHEON

--------------------------------------------------------------------------------

                      NOTES TO NEW RAYTHEON PRO FORMA

                  COMBINED CONDENSED FINANCIAL STATEMENTS

3. PRO FORMA ADJUSTMENTS--HUGHES DEFENSE

  The following adjustments give pro forma effect to the Merger (in millions):

      (a) To record the exchange consideration at closing:
          Purchase price ($9,500 less acquired debt of $120).........   $9,380
                                                                        ======
          (Assumed financing is based on the price per share of
          Raytheon Common Stock at the announcement date of the
          merger:
          Equity--102,634 thousand shares at assumed market value of
          $49.35 per share totals $5,065. $49.35 represents the mid-
          point of the market price collar mechanism. Neither the use of other market price assumptions within the range, nor the use of the highest recent closing price of Raytheon Common
          Stock of $60.25 on October 2, would have a significant
          effect on pro forma results.
          Debt--$4,435 less $120 of debt assumed plus acquisition
          costs of $125 totals $4,440 to be financed with a
          combination of variable rate short-term borrowings of
          $2,310 and fixed rate medium- and long-term borrowings of
          $2,130 at an average interest rate of 6.37%).
      (b) To adjust the assets and liabilities to their estimated fair values:
          Net assets of Hughes Defense at September 28, 1997.........    5,266
          Additional assets to be recorded in the Merger.............       45
          Additional liabilities to be recorded in the Merger........      (94)
          Cash not included in the Merger............................      (73)
          Contracts in process valuation adjustments.................     (190)
          Accrual for future lease cost in excess of fair market
          value......................................................     (264)
          Provision for the estimated exit costs of integrating
          acquired operations........................................     (495)
          To include pension assets and reflect fair market value
          less the projected benefit obligation......................      892
          To include the liability for post-retirement benefits other
          than pensions..............................................    (366)
          Deferred tax benefits......................................      166
          Costs in excess of net assets of Hughes Defense............    7,510
          Acquisition costs..........................................     (125)
          Elimination of Hughes Defense goodwill.....................   (2,892)
                                                                        ------
                                                                        $9,380
                                                                        ======

      (c) Adjustment to eliminate the amortization of intangible assets of Hughes Defense which would not have been incurred if the Merger had occurred on January 1, 1996.
      (d) Adjustment to reflect the effect on 1996 and 1997 results relating to a net reduction of accumulated contract costs as an allowance for Raytheon's normal profit on its efforts to complete such contracts.
      (e) Elimination of $29 of non-recurring corporate allocation from the parent of Hughes Defense as a result of the Merger for the year ended
          December 31, 1996 and $21 for the nine months ended September 28, 1997.
      (f) Adjustments which represent additional estimated interest expense resulting from the use of borrowings to finance the Merger and incremental interest on Raytheon's pre-Merger variable rate borrowings to reflect the change in credit rating as a result of the Merger.

NEW RAYTHEON

--------------------------------------------------------------------------------

                      NOTES TO NEW RAYTHEON PRO FORMA

                  COMBINED CONDENSED FINANCIAL STATEMENTS

      (g) The amortization of excess of costs over acquired net assets over an estimated life of 40 years. Such amortization expense is subject to possible adjustment resulting from the completion of the valuation analyses. Raytheon expects that any subsequent adjustment would not materially affect the combined pro forma results.
      (h) The estimated tax effect on the applicable pro forma adjustments.
      (i) Elimination of Hughes Defense interest expense.
      (j) The purchase price to be paid is subject to adjustment based on the actual net assets at the time of the closing and the amount of debt and equity to be issued is subject to adjustment based on the price of Raytheon Common Stock at the closing.

4. OTHER

  On September 10, 1997 Raytheon consummated the sale of its home appliance heating and air conditioning and commercial cooking businesses to Goodman Manufacturing Co., L.P. for an aggregate amount of $550 million in cash, subject to certain changes in the net working capital of such businesses between December 31, 1996 and the closing date of the transaction. The 1996 sales, operating income, net income and total assets of the businesses sold were not material to Raytheon's results of operations and as such the sale of these businesses was not included in the pro forma financial statements.

  The Department of Justice and Raytheon entered into an agreement regarding the TI Acquisition on July 2, 1997, pursuant to which Raytheon agreed to divest the Gallium Arsenide foundry and Monolithic Microwave Integrated Circuit business of the R/F Microwave business unit of Texas Instruments after closing the transaction. The business, which accounted for less than $40 million in 1996 revenues, was not material and as such the sale of this business has not been included in the pro forma financial statements.

  On October 16, 1997 the Department of Justice filed with the U.S. District Court for the District of Columbia an agreement among the Department of Justice Raytheon, GM and HE Holdings regarding the Merger. The agreement, when entered as a final judgment pursuant to court order, will require Raytheon to divest portions of Hughes' Electro Optics business and portions of Raytheon TI Systems' Focal Plane Array business. These two businesses, which together accounted for less than $55 million in 1996 revenues,were not material and as such the sale of these businesses has not been included in the pro forma financial statements.

                                                                    NEW RAYTHEON

--------------------------------------------------------------------------------






                       OVERVIEW OF NEW RAYTHEON BUSINESS

  In early January 1997, Raytheon entered into agreements to acquire what is now Raytheon TI Systems and to merge with Hughes Defense, thereby creating a unique technology company and a world leader in what we consider to be the most appealing segment of the defense business--defense electronics. Representing the best-of-the-best of the three companies in terms of people, processes and technologies, Raytheon believes this dynamic new combination will enhance Raytheon's global competitiveness by fully integrating operations for greater efficiency and effectiveness.

  Having completed the TI Acquisition on July 11, 1997, Raytheon now proposes merging with Hughes Defense to form a strategic combination through which it expects to offer an even broader range of products and services, greater returns to shareholders, and a more secure and promising future for its people. Certain of the benefits of the Raytheon, Hughes Defense and Raytheon TI Systems combination include:

  . critical mass of programs, skills and investment to compete effectively on cost and performance in an industry Raytheon knows well against top-tier defense companies such as Lockheed Martin and the newly created Boeing/McDonnell Douglas. This same critical mass also provides the technological discriminators and capability to support fully those same primes in areas where teaming is more appropriate;

  . a position of strength in core market areas such as air- and ground-based radar systems, air defense systems, air traffic control systems, airborne and space surveillance systems, communication equipment, information systems, missiles, night vision systems, surface and undersea naval systems, simulation, technical services and training;

  . integration and consolidation of the substantial research and development capabilities of the combined companies, long renowned for their innovative R&D; and

  . annual cost savings and a stronger cash flow through the creation of "centers of excellence" for design and manufacturing and consolidation of operations.

  Shortly after the TI Acquisition and the Merger were announced in January 1997, planning for the new company began with the formation of the Management Transition Committee. Cross-company teams were established in areas such as engineering, facilities, finance, human resources, material procurement, quality and others. Throughout the process, the emphasis has been on achieving efficiencies and refining business operations rapidly while expanding global market presence. In order to accomplish this, the teams have formulated a strategy to integrate and consolidate New Raytheon's businesses, serve its customers and extend its defense technologies and capabilities into related commercial areas. This strategy is currently being used to guide the integration of the operations of Raytheon TI Systems into Raytheon. Raytheon believes that the end result will be a world-class defense electronics and systems integration company with strong operational management.

  The defense operations of New Raytheon will be organized along major product lines, emphasizing weapons systems, sensor systems, information systems, communications systems, training and technical services. Although the defense operations of New Raytheon will be primarily focused on its core capabilities in defense electronics, it will continue to pursue and expand business opportunities in related and growing non-defense areas such as air traffic control, information technology, technical services, telecommunications, training and transportation systems. Furthermore, New Raytheon will be a multi-industry, global enterprise with established commercial businesses in aircraft, engineering and construction and commercial electronics.

  After the merger with Hughes Defense is completed, the business of New Raytheon will consist of:

  . the combined operations of the existing Raytheon defense business, Hughes
   Defense and Raytheon TI Systems;

NEW RAYTHEON

--------------------------------------------------------------------------------







  . the Commercial Electronics business (See "Business of Raytheon--
   Commercial Electronics");

  . the Engineering and Construction business (See "Business of Raytheon--
   Engineering and Construction");

  . the Aircraft business (See "Business of Raytheon--Aircraft"); and

  . the Commercial Laundry and Electronic Controls business (See "Business of
   Raytheon--Appliances").

                                                                    NEW RAYTHEON

--------------------------------------------------------------------------------






                    DIRECTORS AND MANAGEMENT OF NEW RAYTHEON
                              FOLLOWING THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS

 BOARD OF DIRECTORS

  The Merger Agreement provides that, immediately following the consummation of the Merger, the New Raytheon Board will have 15 members, 12 of whom currently are directors of Raytheon. The New Raytheon Board will be constituted as set forth below. None of the members of the New Raytheon Board are currently employees of Raytheon or are expected to be employees of New Raytheon, other than Dennis J. Picard and A. Lowell Lawson. See "--Officers."

                       FORMER RAYTHEON COMPANY DIRECTORS

      NAME                                                                   AGE
      ----                                                                   ---
      Ferdinand Colloredo-Mansfeld..........................................  57
      Theodore L. Eliot, Jr.................................................  69
      John R. Galvin........................................................  68
      Barbara B. Hauptfuhrer................................................  69
      Richard D. Hill.......................................................  78
      L. Dennis Kozlowski...................................................  51
      James N. Land, Jr.....................................................  68
      A. Lowell Lawson......................................................  59
      Thomas L. Phillips....................................................  73
      Dennis J. Picard......................................................  65
      Warren B. Rudman......................................................  67
      Alfred M. Zeien.......................................................  67

                                 NEW DIRECTORS

      NAME                                                                   AGE
      ----                                                                   ---
      Steven D. Dorfman.....................................................  62
      Thomas E. Everhart....................................................  65
      Charles H. Noski......................................................  45

  The New Raytheon Board will be divided into three classes serving staggered terms. Directors in each class will be elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class will stand for election as their terms of office expire.

  Ferdinand Colloredo-Mansfeld. Director of Raytheon since 1987. Chairman and Chief Executive Officer, Cabot Partners since October, 1990. Prior thereto, Mr. Colloredo-Mansfeld was Chairman and Chief Executive Officer, Cabot, Cabot & Forbes Realty Advisers, Inc. (predecessor of Cabot Partners) and Chairman, Chief Executive Officer and President of Cabot, Cabot and Forbes from 1986. Principal Business: Real Estate Investment and Management. Director: Data General Corporation; Chairman, Massachusetts General Hospital.

  Steven D. Dorfman. Vice Chairman and director of Hughes Electronics; Chairman of the Hughes Telecommunications and Space Company. Prior thereto, President and Chief Executive Officer of Hughes Space and Communications Company.
Director: American Mobile Satellite Corporation, Galaxy Latin America and PanAmSat Corporation.

  Theodore L. Eliot, Jr. Director of Raytheon since 1983. Dean Emeritus of the Fletcher School of Law and Diplomacy, Tufts University; former U.S. Ambassador. Principal Business: International Relations. Director: Neurobiological Technologies, Inc. and Fiberstars, Inc.

NEW RAYTHEON

--------------------------------------------------------------------------------







  Thomas E. Everhart. President and Professor of Electrical Engineering and Applied Physics, California Institute of Technology, Pasadena. Prior thereto, Chancellor of University of Illinois, Urbana-Champaign. Director: General Motors Corporation; Hewlett-Packard Corporation; Saint-Gobain Corporation; Reveo, Inc.; Corporation for National Research Initiatives; Community Television of Southern California (KCET).

  John R. Galvin. Director of Raytheon since February 1996. Dean of the Fletcher School of Law and Diplomacy, Tufts University. General Galvin retired from the U.S. Army in 1992 after a 38 year career which included positions as NATO Supreme Allied Commander Europe and Commander-in-Chief, U.S. European Command. From 1992 to 1994 Gen. Galvin served as the Olin Distinguished Professor of National Security at the U.S. Military Academy at West Point. In 1994-1995 he was a visiting professor at the Mershon Center, The Ohio State University. Director: USLife Corporation and Director or Trustee the Seligman Group of Investment Companies. Trustee: Institute for Defense Analyses.

  Barbara B. Hauptfuhrer. Director of Raytheon since 1987. Principal Business:
Corporate Director. Director: The Vanguard Group of Investment Companies and each of the mutual funds in the Group; The Great Atlantic and Pacific Tea Co., Inc.; Knight-Ridder, Inc.; Massachusetts Mutual Life Insurance Company; Ikon Business Solutions, Inc. Trustee Emerita Wellesley College.

  Richard D. Hill. Director of Raytheon since 1974. Retired Chairman, Bank of Boston Corporation and The First National Bank of Boston. Principal Business:
Corporate Director.

  L. Dennis Kozlowski. Director of Raytheon since June 1995. Chairman of the Board and Chief Executive Officer of Tyco International Ltd. since 1992. Prior thereto Mr. Kozlowski served as President of Tyco from 1989. Principal business: Fire Protection Systems. Director: Tyco International Ltd.; Dynatech Corporation; Thiokol Corporation and Applied Power, Inc.

  James N. Land, Jr. Director of Raytheon since 1978. Principal Business:
Corporate Financial Advisor. Director: E.W. Blanch Holdings, Inc.

  A. Lowell Lawson. Director of Raytheon since May 1995. Executive Vice President of the Company since April 1995 and Chairman of the Board and Chief Executive Officer of E-Systems, Inc. since January 1994. Prior thereto Mr. Lawson served as President of E-Systems from April 1989 and Executive Vice President of E-Systems from April 1987.

  Charles H. Noski. President and director of Hughes Electronics since October 20, 1997. Prior thereto, Executive Vice President and Chief Financial Officer, United Technologies Corporation (August 1997 to October 17, 1997). Prior thereto, Vice Chairman and Chief Financial Officer, Hughes Electronics (1996 to
1997) and Senior Vice President and Chief Financial Officer, Hughes Electronics (1992 to 1996). Director: PanAmSat Corporation.

  Thomas L. Phillips. Director of Raytheon since 1962. Retired Chairman of the Board and Chief Executive Officer, Raytheon Company. Director: John Hancock Mutual Life Insurance Company; Knight-Ridder, Inc.; Digital Equipment Corporation; Systems Research and Applications. Trustee: State Street Research Funds; MetLife-State Street Funds.

  Dennis J. Picard. Director of Raytheon since 1989. Chairman of the Board and Chief Executive Officer since March 1, 1991. Prior thereto, Mr. Picard served as President from 1989 and as Senior Vice President, General Manager of the Missile Systems Division from 1983. Director: State Street Boston Corporation.

  Warren B. Rudman. Director of Raytheon since 1993. Partner, law firm of Paul, Weiss, Rifkind, Wharton and Garrison since January 1992. Principal Business:
Law. Prior thereto, Mr. Rudman served as a United States Senator from 1980 through January 1992. Director: Chubb Corporation; Collins & Aikman Corporation; Prime Succession, Inc.; and several mutual funds managed by Dreyfus Corporation.

                                                                    NEW RAYTHEON

--------------------------------------------------------------------------------

  Alfred M. Zeien. Director of Raytheon since 1992. Chairman of the Board and Chief Executive Officer of The Gillette Company since 1991. Prior thereto, Mr. Zeien served as President of Gillette from 1991 and as Vice Chairman, Gillette International/Diversified Operations from 1988. Principal Business: Consumer Goods and Services. Director: Bank of Boston Corporation; The Gillette Company; Polaroid Corporation; Massachusetts Mutual Life Insurance Company.

 COMMITTEES

  The Merger Agreement provides for the composition of various committees of the New Raytheon Board and for the creation of three new committees which are principally charged with overseeing and implementing the integration of Raytheon, Raytheon TI Systems and Hughes Defense and with supervising and managing the combined defense business. The new committees are the Board Transition Committee, the Management Transition Committee and the Defense Business Executive Council, and each will be composed of directors or management personnel designated by both Raytheon and Hughes Defense.

  In addition, as of the Effective Time, the Audit Committee will consist of three directors designated by Raytheon and one director designated by Hughes Defense and the Nominating Committee will consist of five directors designated by Raytheon and one director designated by Hughes Defense.

  The New Raytheon Board may, from time to time, establish other committees to facilitate the management of New Raytheon or for other purposes it may deem appropriate.

 OFFICERS

  The Merger Agreement provides that the officers of Raytheon immediately prior to the Effective Time will be the officers of New Raytheon following the Effective Time. Accordingly, as of the Effective Time, the executive officers of New Raytheon are expected to be as set forth below.

NAME                              AGE   POSITION
----                              ---   --------
Gail P. Anderson...............   55    Vice President--Human Resources
Shay D. Assad..................   47    Vice President--Contracts
Renso L. Caporali..............   64    Senior Vice President Engineering and Business
                                        Development
Philip W. Cheney...............   61    Vice President and Group Executive--Commercial
                                        Electronics
Kenneth H. Colburn.............   46    Vice President--Project and International Finance
Peter R. D'Angelo..............   59    Executive Vice President--Chief Financial Officer
Herbert Deitcher...............   64    Senior Vice President--Treasurer
David S. Dwelley...............   58    Vice President--Strategic Business Development
Michele C. Heid................   43    Vice President--Corporate Controller and Investor
                                        Relations
Christoph L. Hoffmann..........   53    Executive Vice President--Law, Corporate
                                        Administration, and Secretary
Thomas D. Hyde.................   48    Vice President and General Counsel
A. Lowell Lawson...............   59    Executive Vice President and Chairman and Chief
                                        Executive Officer of Raytheon E-Systems, Inc.
Robert S. McWade...............   41    Vice President--Corporate Affairs and Communications
Charles Q. Miller..............   52    Executive Vice President and Chairman and Chief
                                        Executive Officer of Raytheon Engineers &
                                        Constructors International, Inc.
Dennis J. Picard...............   65    Chairman and Chief Executive Officer
Robert A. Skelly...............   55    Vice President--Assistant to the Executive Office
William H. Swanson.............   49    Executive Vice President and General Manager--
                                        Raytheon Electronic Systems Division
Arthur E. Wegner...............   60    Executive Vice President and Chairman and Chief
                                        Executive Officer of Raytheon Aircraft Company

  Executive officers serve at the discretion of the New Raytheon Board.

NEW RAYTHEON

--------------------------------------------------------------------------------







DIRECTOR AND EXECUTIVE COMPENSATION

  The directors and executive officers of New Raytheon will receive no compensation from New Raytheon prior to the Effective Time. Certain of the directors and executive officers of New Raytheon are presently directors and/or executive officers of Raytheon and are entitled to compensation and/or certain other employment benefits from Raytheon prior to the Effective Time. For information regarding compensation paid to directors and executive officers of Raytheon in 1996, reference is made to the Raytheon 1996 Form 10-K.

  The New Raytheon Board will rely on its Compensation Committee, which will be composed of non-employee directors, to recommend the form and amount of compensation to be paid to New Raytheon's executive officers. Raytheon's current retirement, incentive and stock purchase plans for its directors and executive officers generally will apply to New Raytheon's directors and executive officers. These plans are and will continue to be subject to change from time to time. In addition, in connection with the Merger, the following plans, each of which provides for the issuance of "incentive stock options" as defined in Section 422(b) of the Code, will be assumed by New Raytheon and will continue in full force and effect as plans of New Raytheon following the
Merger: the Raytheon Company 1991 Stock Plan and the Raytheon Company 1995 Stock Option Plan.

TREATMENT OF RAYTHEON STOCK OPTIONS

  The Merger Agreement provides that each unexpired and unexercised Raytheon Option outstanding at the Effective Time will be converted into an option to purchase shares of Class B Common Stock. See "The Merger--The Merger Agreement--Consideration to be Received in the Merger." For information on the ownership of Raytheon Options by certain directors and executive officers of Raytheon, reference is made to the Raytheon 1996 10-K.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND FIVE PERCENT STOCKHOLDERS

  No director or executive officer is expected to own more than one percent of the outstanding shares of New Raytheon Capital Stock after giving effect to the Merger. The directors and executive officers of New Raytheon as a group are expected to beneficially own less than five percent of the outstanding shares of New Raytheon Capital Stock after giving effect to the Merger. No person is expected to beneficially own more than 10 percent of the outstanding shares of New Raytheon after giving effect to the Merger (based upon publicly available information).

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

  Raytheon has entered into change in control severance agreements with 25 senior executives. These agreements provide the executive with severance pay and the continuation of certain benefits upon an involuntary or constructive termination of the executive's employment within two years following the occurrence of a "change in control" (as defined in the agreements). Specifically, the agreements will provide a cash payment, continuation of fringe benefits pursuant to all of Raytheon's welfare, benefit and retirement plans, an increase in pension benefit, outplacement services, legal fees if necessary to resolve any dispute thereunder and gross up payments if an excise tax is assessed. In the event of a termination or constructive termination of employment following a change in control, the aggregate liability for cash payments, exclusive of amounts relating to fringe benefits and gross up payments, if any, under all of the severance agreements will not exceed $48 million.

  In connection with the Pre-Merger Transactions, HE Holdings entered into change in control agreements and retention agreements with 17 of its senior executives and has entered into retention agreements with 86 of its key employees (in addition to the senior executives). New Raytheon will assume HE Holding's obligations under these agreements after the Effective Time.

  The change in control agreements are effective for three years following the Spin-Off Merger Effective Time. In the event of an involuntary termination or constructive termination of employment following a change in control (as defined in the agreements), the agreements provide for cash payments, medical and life insurance,

                                                                    NEW RAYTHEON

--------------------------------------------------------------------------------

an increase in pension benefits (for six of the senior executives), outplacement services, legal fees (if necessary to resolve any dispute thereunder) and gross up payments if excise taxes are assessed. The aggregate liability for the benefits provided in all of the change of control agreements will not exceed $11 million (exclusive of gross up payments, if any). The retention agreements provide for cash payments, and gross up payments if excise taxes are assessed, to employees covered by such agreements if still employed by New Raytheon at the end of the second and third years (in the case of senior executives) and at the end of the first and second years (in case of other key employees) after the Spin-Off Merger Effective Time. A pro-rata portion of such cash payments will be paid if there is an involuntary termination prior to the benefit payment dates. The aggregate liability for cash payments under all of the retention agreements will not exceed $60 million (exclusive of gross up payments, if any). Up to $25 million will be paid if there is a termination or constructive termination of employment following a change in control. The Merger is a "change in control" for purposes of the agreements.

NEW RAYTHEON

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                                 CAPITAL STOCK

                                                                            PAGE
                                                                            ----
   NEW RAYTHEON CAPITAL STOCK.............................................. 110
     Introduction.......................................................... 110
     Common Stock.......................................................... 110
     Preferred Stock....................................................... 111
     New Raytheon Rights Agreement......................................... 112
     Limitation on New Raytheon Directors' Liability....................... 115
     Section 203 of the Delaware General Corporation Law................... 115
     Limitations on Changes in Control..................................... 116
     Stock Exchange Listing................................................ 117
     New Raytheon Transfer Agent........................................... 117
   COMPARISON OF RIGHTS OF STOCKHOLDERS OF
    RAYTHEON AND NEW RAYTHEON.............................................. 118
     Size and Classification of the Board of Directors..................... 118
     Voting Rights......................................................... 118
     Cumulative Voting..................................................... 118
     Dividends............................................................. 119
     Advance Notice of Nominations......................................... 119
     Actions by Stockholders............................................... 119
     Special Meetings...................................................... 119
     Removal of Directors.................................................. 120
     Limitation on Directors' Liability.................................... 120
     Indemnification of Directors.......................................... 120
     Rights Plan........................................................... 121
     Transferability of Shares............................................. 121
     Fair Price Provision.................................................. 121
     Preferred Stock....................................................... 122
     Subscription Rights................................................... 122
     Amendment of Certificate of Incorporation............................. 122
     Amendment of By-Laws.................................................. 122

                                                                   CAPITAL STOCK

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                           NEW RAYTHEON CAPITAL STOCK

INTRODUCTION

  Under the New Raytheon Certificate, the authorized capital stock of New Raytheon will consist of Class A Common Stock, par value $.01 per share, Class B Common Stock, par value $.01 per share, and New Raytheon Preferred Stock, par value $.01 per share.

  Holders of both classes of GM Common Stock will receive Class A Common Stock in the Spin-Off Merger. Raytheon Common Stockholders will receive Class B Common Stock in the Merger. The New Raytheon Board has no current plans to issue New Raytheon Preferred Stock. See "The Merger--Description of The Pre-Merger Transactions" and "The Merger--Description of the Merger."

  The following descriptions of New Raytheon Capital Stock (i) are summaries and do not purport to be complete and (ii) give effect to the consummation of the Hughes Defense Spin-Off and the Merger. See "The Merger--Description of the Pre-Merger Transactions," "The Merger--Description of the Merger," and "Capital Stock--Comparison of Rights of Stockholders of Raytheon and New Raytheon." Reference is also made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, the New Raytheon Certificate and the New Raytheon By-Laws, copies of which have been filed with the SEC as exhibits to the Registration Statement.

  In addition, the Hughes Separation Agreement limits the ability of the New Raytheon Board to take certain actions which affect New Raytheon Capital Stock. For a description of these restrictions, see "The Merger-- Separation and Transition Agreements--Summary of Hughes Separation Agreement."

COMMON STOCK

  With respect to all matters other than the election and removal of directors, Class A Common Stockholders and Class B Common Stockholders will each be entitled to a single vote per share and the approval of any such matter will require the approval of both classes of New Raytheon Common Stock, each voting as a separate class, as well as the approval of the holders of any class or series of New Raytheon Preferred Stock which may be entitled to vote thereon.

  With respect to the election or removal of directors only, (i) Class B Common Stockholders will be entitled to one vote for each share of Class B Common Stock they own, which votes shall represent in the aggregate 19.9% of the total voting power of all holders of New Raytheon Common Stock, and (ii) Class A Common Stockholders will be entitled to such number of votes for each share of Class A Common Stock they own as shall be necessary to entitle the Class A Common Stockholders to vote, in the aggregate, 80.1% of the total voting power of all holders of New Raytheon Common Stock. The New Raytheon Board will determine the number of votes for each share of Class A Common Stock outstanding promptly following the fixing of a record date for each annual or special meeting of stockholders at which directors are to be elected or a vote with respect to removal of directors is to be taken. Except as may be provided in connection with any New Raytheon Preferred Stock or as may otherwise be required by law or the New Raytheon Certificate, the New Raytheon Common Stock will be the only capital stock of New Raytheon entitled to vote in the election and removal of directors and other matters presented to the stockholders of New Raytheon from time to time. A plurality of votes cast shall elect directors. The New Raytheon Common Stock will not have cumulative voting rights.

  Subject to the prior rights of holders of New Raytheon Preferred Stock, if any, Class A Common Stockholders and Class B Common Stockholders are entitled to receive such dividends as may be lawfully declared from time to time by the New Raytheon Board. The Class A Common Stockholders and Class B Common Stockholders will be entitled to receive the same amount per share of any such dividends, except that New Raytheon may declare a dividend or other distribution of shares of Class A Common Stock to Class A Common Stockholders and shares of Class B Common Stock to Class B Common Stockholders so long as, immediately following such dividend or other distribution, the number of shares of Class A Common Stock and Class B Common Stock then outstanding bears the same relationship to each other as immediately prior to such dividend or other distribution.

CAPITAL STOCK

--------------------------------------------------------------------------------





  In the case of any split, subdivision, combination or reclassification of either the Class A Common Stock or the Class B Common Stock, shares of the other class shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as immediately prior to such split, subdivision, combination or reclassification.

  Upon any liquidation, dissolution or winding up of New Raytheon, whether voluntary or involuntary, Class A Common Stockholders and Class B Common Stockholders will be entitled to receive such assets as are available for distribution to stockholders in proportion to the number of shares held by them, respectively, without regard to class, after there shall have been paid or set apart for payment the full amounts necessary to satisfy any creditors and any preferential or participating rights to which the holders of each outstanding series of New Raytheon Preferred Stock, if any, are entitled by the express terms of such series. In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by Class A Common Stockholders or Class B Common Stockholders, the holders of each class will receive the same type and amount of consideration on a per share basis.

  New Raytheon may not, directly or indirectly, redeem, purchase, repurchase or otherwise acquire for consideration any shares of New Raytheon Common Stock unless such action is (i) effected ratably in accordance with the number of outstanding shares of Class A Common Stock and Class B Common Stock, (ii) for consideration of the same type and amount as to shares of Class A Common Stock and shares of Class B Common Stock and (iii) not in any other way prejudicial to the rights of the holders of one class of New Raytheon Common Stock in favor of the other class of New Raytheon Common Stock. In the case of an offer to purchase shares of New Raytheon Common Stock by New Raytheon made to all holders of New Raytheon Common Stock, New Raytheon will purchase shares of New Raytheon Common Stock ratably in accordance with the number of shares of each class of New Raytheon Common Stock tendered thereunder.

  The outstanding shares of New Raytheon Common Stock will be fully paid and nonassessable. The New Raytheon Common Stock will not have any preemptive, subscription or conversion rights. Additional shares of authorized New Raytheon Common Stock may be issued, as authorized by the New Raytheon Board from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.

  Except as indicated above, the rights of Class A Common Stockholders and Class B Common Stockholders are in all respects and for all purposes and in all circumstances identical, and New Raytheon will not in any other manner, directly or indirectly, take any other action or in any other fashion agree to, facilitate, condone or support any transaction in which Class A Common Stockholders and Class B Common Stockholders are subject to discriminatory or unequal treatment.

PREFERRED STOCK

  The New Raytheon Board is empowered, without approval of the stockholders, to cause shares of New Raytheon Preferred Stock to be issued in one or more series, with the numbers of shares of each series and the powers, preferences, rights and limitations of each series to be determined by it. Among the specific matters that may be determined by the New Raytheon Board are the rate of dividends, if any; the terms of redemption, if any; the obligation to purchase or redeem pursuant to a sinking fund or otherwise, and the terms thereof, if any; the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New Raytheon; rights and terms of conversion or exchange, if any; and voting rights, if any. The New Raytheon Junior Preferred Stock described under "--New Raytheon Rights Agreement" is the only series of New Raytheon Preferred Stock that has been authorized by the New Raytheon Board.

  Although the New Raytheon Board has no current plans to issue New Raytheon Preferred Stock, the issuance of shares of New Raytheon Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded

                                                                   CAPITAL STOCK

--------------------------------------------------------------------------------

by the issuance of a series of New Raytheon Preferred Stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of New Raytheon Preferred Stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of New Raytheon Preferred Stock could adversely affect the voting power of the holders of the New Raytheon Common Stock. Although the New Raytheon Board is required to make any determination to issue any such stock based on its judgment as to the best interests of the stockholders of New Raytheon, the New Raytheon Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. The New Raytheon Board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements. The New Raytheon Board's ability to issue New Raytheon Preferred Stock is limited for a specified period following the Effective Time by certain provisions of the Hughes Separation Agreement. See "The Merger--Separation and Transition Arrangements--Summary of the Hughes Separation Agreement."

NEW RAYTHEON RIGHTS AGREEMENT

  In connection with the Merger, the Hughes Defense Board intends to adopt the New Raytheon Rights Agreement, effective as of the Effective Date. Prior to the Effective Date, the Hughes Defense Board will declare a dividend of one New Raytheon Right to be paid at the Spin-Off Merger Effective Time in the case of the Class A Common Stock and at the Effective Time in the case of the Class B Common Stock to the holder of record thereof as of the Effective Date. Thus, each share of Class B Common Stock distributed to Raytheon Common Stockholders in the Merger will have a New Raytheon Right attached. The following description of the New Raytheon Rights and the New Raytheon Rights Agreement
(i) is a summary and does not purport to be complete and (ii) gives effect to the consummation of the Merger and related transactions. This description, which summarizes the material provisions of the New Raytheon Rights Agreement, does not purport to be complete and is qualified in its entirety by reference to, the New Raytheon Rights Agreement, a copy of which is filed with the SEC as an exhibit to the Registration Statement.

  Each New Raytheon Right will entitle the registered holder to purchase from New Raytheon one one-hundredth of a share of New Raytheon Junior Preferred Stock at a price per one one-hundredth of a share to be determined by the Hughes Defense Board prior to the Effective Date (the "EXERCISE PRICE"), subject to adjustment. The terms of the New Raytheon Rights will be set forth in the New Raytheon Rights Agreement.

  The New Raytheon Rights (i) will not be exercisable until the New Raytheon Rights Effective Date and (ii) will expire on the 10th anniversary of the Effective Date (the "FINAL EXPIRATION DATE"), unless the Final Expiration Date is extended or unless the New Raytheon Rights are earlier redeemed or exchanged by New Raytheon, in each case, as described below.

  The Exercise Price payable, and the number of shares of New Raytheon Junior Preferred Stock or other securities or property issuable, upon exercise of the New Raytheon Rights are subject to adjustment from time to time to prevent dilution under the following circumstances:

  . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of New Raytheon Junior Preferred Stock;

  . upon the grant to holders of the shares of New Raytheon Junior Preferred
   Stock of certain rights or warrants to subscribe for or purchase shares of New Raytheon Junior Preferred Stock at a price, or securities convertible into shares of New Raytheon Junior Preferred Stock with a conversion price, less than the then-current market price of the shares of New Raytheon Junior Preferred Stock; or

  . upon the distribution to holders of the shares of New Raytheon Junior
   Preferred Stock of evidences of indebtedness or assets (other than certain dividend payments) or of subscription rights or warrants (other than those referred to above).

CAPITAL STOCK

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  The number of outstanding New Raytheon Rights and the number of one one-
hundredths of a share of New Raytheon Junior Preferred Stock issuable upon exercise of each New Raytheon Right are also subject to adjustment in the event of a stock split of New Raytheon Common Stock or a stock dividend on New Raytheon Common Stock payable in New Raytheon Common Stock or subdivisions, consolidations or combinations of New Raytheon Common Stock occurring, in any such case, prior to the New Raytheon Rights Effective Date.

  The New Raytheon Rights received on the Effective Date will be evidenced by the certificates representing shares of New Raytheon Common Stock which will be on deposit with the Transfer Agent until the New Raytheon Rights Effective Date. Ownership of New Raytheon Rights will be reflected on the account statements you receive in connection with your Book-Entry Ownership of shares of Class B Common Stock. See "The Merger--The Merger Agreement--Manner of Effecting the Exchange." The "NEW RAYTHEON RIGHTS EFFECTIVE DATE" is a date which is the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "ACQUIRING PERSON") has acquired beneficial ownership of 15% or more of (a) the outstanding shares of Class A Common Stock, (b) the outstanding shares of Class B Common Stock, or (c) the aggregate voting power in the election of directors (each, a "TRIGGERING HOLDING") or (ii) 10 business days (or a later date determined by the New Raytheon Board prior to any person or group becoming an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of a Triggering Holding.

  The New Raytheon Rights Agreement will provide that, until the New Raytheon Rights Effective Date (or earlier redemption or expiration of the New Raytheon Rights):

  . the New Raytheon Rights will be transferred with and only with the shares of New Raytheon Common Stock;

  . certificates representing shares of New Raytheon Common Stock will contain a notation incorporating the terms of the New Raytheon Rights by reference; and

  . the surrender for transfer of any certificates representing shares of New
   Raytheon Common Stock will also constitute the transfer of the New Raytheon Rights associated with the shares of New Raytheon Common Stock represented by such certificate.

  As soon as practicable following the New Raytheon Rights Effective Date, separate certificates evidencing the New Raytheon Rights ("NEW RAYTHEON RIGHTS CERTIFICATES") will be mailed to holders of record of the shares of New Raytheon Common Stock as of the close of business on the New Raytheon Rights Effective Date. Such separate New Raytheon Rights Certificates alone will then evidence the New Raytheon Rights.

  Flip-in Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a New Raytheon Right, other than New Raytheon Rights beneficially owned by the Acquiring Person (which rights become void upon acquisition of a Triggering Holding), will thereafter have the right to receive, upon exercise thereof at the then-current Exercise Price, that number of shares of Class B Common Stock having a market value of two times the Exercise Price of the New Raytheon Right (such right being referred to as a "FLIP-IN RIGHT"). Thus, if New Raytheon Common Stock at the time the Flip-in Right became exercisable were trading at $30 per share and the Exercise Price at such time were $120, each New Raytheon Right would thereafter be exercisable at $120 for eight shares of Class B Common Stock.

  Flip-over Right. In the event that, at any time on or after the date that any person has become an Acquiring Person, New Raytheon is acquired in a merger or other business combination transaction or 50% or more of consolidated assets or earning power are sold, each holder of a New Raytheon Right will thereafter have the right to receive, upon the exercise thereof at the then-current Exercise Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the Exercise Price of the New Raytheon Right (such right being referred to as a "FLIP-OVER RIGHT"). Thus, if the acquiring company's common stock at the time of such transaction were trading at $30 per share and the Exercise

                                                                   CAPITAL STOCK

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Price of the New Raytheon Rights at such time were $120, each New Raytheon
Right would thereafter be exercisable at $120 for eight shares (i.e., the number of shares that could be purchased for $240, or two times the exercise price of the rights) of the acquiring company's common stock.

  Exchange. At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of New Raytheon Common Stock, the New Raytheon Board may exchange the New Raytheon Rights (other than New Raytheon Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Class B Common Stock, or one one-hundredth of a share of New Raytheon Junior Preferred Stock, per New Raytheon Right (subject to adjustment).

  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of a Triggering Holding of New Raytheon Common Stock, the New Raytheon Board may redeem the New Raytheon Rights in whole, but not in part, at a price of $.01 per New Raytheon Right (the "REDEMPTION PRICE"). The redemption of the New Raytheon Rights may be made effective at such time, on such basis and with such conditions as the New Raytheon Board, in its sole discretion, may establish. Immediately upon any redemption of the New Raytheon Rights, the right to exercise the New Raytheon Rights will terminate and the only right of the holders of New Raytheon Rights will be to receive the Redemption Price.

  Shares of New Raytheon Junior Preferred Stock purchasable upon exercise of the New Raytheon Rights will not be redeemable. Each share of New Raytheon Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of New Raytheon Common Stock. In the event of liquidation, the holders of the New Raytheon Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 100 times the payment made per share of New Raytheon Common Stock. Each share of New Raytheon Junior Preferred Stock will have 100 votes, and will vote on all matters together with the Class B Common Stockholders. Finally, in the event of any merger, consolidation or other transaction in which New Raytheon Common Stock is exchanged, each share of New Raytheon Junior Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of New Raytheon Common Stock. These rights are protected by customary antidilution provisions.

  Because of the nature of the dividend, liquidation and voting rights of New Raytheon Junior Preferred Stock, the value of the one one-hundredth interest in a share of New Raytheon Junior Preferred Stock purchasable upon exercise of each New Raytheon Right should approximate the value of one share of New Raytheon Common Stock.

  With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% in such Exercise Price. No fractional shares of New Raytheon Junior Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of New Raytheon Junior Preferred Stock, which may, at the election of the New Raytheon Board, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the shares of New Raytheon Junior Preferred Stock on the last trading day prior to the date of exercise.

  The terms of the New Raytheon Rights may be amended by the New Raytheon Board without the consent of the holders of the New Raytheon Rights, including an amendment to lower (i) the threshold at which a person becomes an Acquiring Person and (ii) the percentage of New Raytheon Common Stock proposed to be acquired in a tender or exchange offer that would cause the New Raytheon Rights Effective Date to occur, to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding New Raytheon Common Stock then known to New Raytheon to be beneficially owned by any person or group of affiliated or associated persons and (b) 10%, except that, from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the New Raytheon Rights.

CAPITAL STOCK

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  Until a New Raytheon Right is exercised, the holder thereof, as such, will have no rights as a stockholder of New Raytheon, including, without limitation, the right to vote or to receive dividends.

  The New Raytheon Rights related to the shares of Class B Common Stock distributed in the Merger are being registered under the Exchange Act, together with the Class B Common Stock, pursuant to the Registration Statement. In the event that the New Raytheon Rights become exercisable, New Raytheon will register the shares of New Raytheon Junior Preferred Stock for which the New Raytheon Rights may be exercised in accordance with applicable law.

  The New Raytheon Rights will have certain antitakeover effects. The New Raytheon Rights will cause substantial dilution to any person or group that attempts to acquire New Raytheon without the approval of the New Raytheon Board. As a result, the overall effect of the New Raytheon Rights may be to render more difficult or discourage any attempt to acquire New Raytheon even if such acquisition may be favorable to the interests of New Raytheon's stockholders. Because the New Raytheon Board can redeem the New Raytheon Rights, the New Raytheon Rights should not interfere with a merger or other business combination approved by the New Raytheon Board. The New Raytheon Rights will be distributed to protect New Raytheon's stockholders from coercive or abusive takeover tactics and to give the New Raytheon Board more negotiating leverage in dealing with prospective acquirors.

LIMITATION ON NEW RAYTHEON DIRECTORS' LIABILITY

  The New Raytheon Certificate provides, as authorized by Section 102(b)(7) of the DGCL, that a director of New Raytheon will not be personally liable to New Raytheon or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the DGCL as it currently exists or as it may be amended in the future.

  The inclusion of this provision in the New Raytheon Certificate may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited New Raytheon and its stockholders.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  Hughes Defense is, and New Raytheon will be, a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "BUSINESS COMBINATION" includes (i) any merger or consolidation of the corporation with the interested stockholder, (ii) any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation, (iii) certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder, (iv) certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder or (v) certain transactions in which the interested stockholder receives financial benefits provided by the corporation. An "INTERESTED STOCKHOLDER" generally is (i) any person that owns 15% or more of the outstanding voting stock of the corporation, (ii) any person that is an affiliate or associate of the corporation and

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








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was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder and
(iii) the affiliates or associates of any such person described in (i) and
(ii).

LIMITATIONS ON CHANGES IN CONTROL

  The New Raytheon By-Laws contain provisions requiring that advance notice be delivered to New Raytheon of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the New Raytheon Board. To be timely, the stockholder must give written notice to the Secretary of New Raytheon not less than 90 days nor more than 120 calendar days before the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is more than 30 calendar before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered to the Secretary of New Raytheon not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by New Raytheon. In the event that the number of directors to be elected to the New Raytheon Board is increased and there is no public announcement by New Raytheon naming all of the nominees for director or specifying the size of the increased New Raytheon Board at least 100 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will also be considered timely if it is delivered not later than the close of business on the 10th calendar day following the day on which public announcement is first made by New Raytheon. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the New Raytheon By-Laws. For the annual meeting of stockholders in 1998, the first anniversary of the previous year's meeting shall be deemed to be May 28, 1998.

  The New Raytheon Certificate provides that, except as may be provided by the New Raytheon Certificate or in the resolution or resolutions providing for the issuance of any series of New Raytheon Preferred Stock, the number of directors shall not be fewer than three nor more than 15 and provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class, except that the initial terms of the three classes expire in 1998, 1999 and 2000, respectively. See "New Raytheon-- Directors and Management of New Raytheon following the Merger." A director of New Raytheon may be removed only for cause.

  The New Raytheon Certificate provides that stockholders may not act by written consent in lieu of a meeting. Special meetings of the stockholders may be called by the Chairman of the New Raytheon Board or by the New Raytheon Board (if approved by a majority of directors which New Raytheon would have if there were no vacancies), but may not be called by stockholders. No business other than that stated in the notice shall be transacted at any special meeting. In the event New Raytheon calls a special meeting for the purpose of electing one or more directors to the New Raytheon Board, any stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the notice of special meeting if notice by the stockholder is delivered to the Secretary of New Raytheon not earlier than the close of business on the 120th calendar day prior to such special meeting and not later than the close of business on the later of the 90th calendar day prior to such special meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting and the nominees proposed by the New Raytheon Board to be elected at such meeting is first made by New Raytheon.

  The New Raytheon Certificate provides that the New Raytheon Board, in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the stockholders of New Raytheon, may in its discretion consider the long-term as well as short-term best interests of New Raytheon (including the possibility that these interests may be best served by the continued

CAPITAL STOCK

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independence of New Raytheon), taking into account, and weighing as the directors deem appropriate, the effects of such action on employees, suppliers and customers of New Raytheon and its subsidiaries and the effect upon communities in which offices or other facilities of New Raytheon are located, and any other factors the directors consider pertinent.

  The foregoing provisions of the New Raytheon Certificate and the New Raytheon By-Laws, together with the New Raytheon Rights Agreement and the provisions of
Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control of New Raytheon or the removal of existing management, of deterring potential acquirors from making an offer to stockholders of New Raytheon and of limiting any opportunity to realize premiums over prevailing market prices for New Raytheon Common Stock in connection therewith. For a description of certain other factors that could limit such changes in control and offers, see "Risk Factors--Certain Limitations on Changes in Control of New Raytheon; New Raytheon's Ability to Participate in Future Defense Industry Consolidation." This could be the case notwithstanding that a majority of New Raytheon's stockholders might benefit from such a change in control or offer.

STOCK EXCHANGE LISTING

  Application will be made to list the Class B Common Stock on the NYSE, CSE and PSE. The trading symbol for the Class B Common Stock on the these exchanges is expected to be "RTNB."

NEW RAYTHEON TRANSFER AGENT

  State Street Bank and Trust Company will serve as the Transfer Agent for the New Raytheon Common Stock.

                                                                   CAPITAL STOCK
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                COMPARISON OF RIGHTS OF STOCKHOLDERS OF RAYTHEON
                                AND NEW RAYTHEON

  If the Merger is consummated, Raytheon Common Stockholders will become Class B Common Stockholders of New Raytheon. The rights of Class B Common Stockholders will be governed by the DGCL, the New Raytheon Certificate, the New Raytheon By-Laws and the New Raytheon Rights Agreement. Both Raytheon and New Raytheon are incorporated under the laws of the State of Delaware. Certain differences between the rights of Class B Common Stockholders under the New Raytheon Certificate and the New Raytheon By-Laws and the rights of Raytheon Common Stockholders under the Raytheon Certificate and Raytheon By-Laws are summarized below. This summary describes the material terms of such agreements, does not purport to be complete and is qualified by reference to the full text of such documents. For information as to how such documents may be obtained, see "Consent Solicitation and Other Matters--Where You Can Find More Information."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

  The Raytheon Certificate provides that the number of directors of Raytheon will be not less than five nor more than 15, and that such number is to be fixed from time to time, pursuant to Raytheon By-Laws, by affirmative vote of a majority of the entire Raytheon Board. The Raytheon Board currently consists of 15 directors. The Raytheon By-Laws provide that the Raytheon Board is divided into three classes, with each class being as nearly equal as possible. At each annual meeting of shareholders, directors are chosen for a full three-year term to succeed those whose terms expire.

  The New Raytheon Certificate provides that the number of directors will be 15, but may be increased or decreased to not less than three by a resolution adopted by a majority of the New Raytheon Board. The New Raytheon Board will be classified into three classes, as nearly equal in number as possible. At each annual meeting of shareholders, directors will be chosen for a full three-year term to succeed those whose terms expire, except that at the first annual meeting, one class will be elected for a one-year term and a second class will be elected for a two-year term.

VOTING RIGHTS

  Raytheon Common Stockholders are entitled to one vote per share. The voting rights of Class B Common Stockholders differ based on the matter being submitted to a vote. With respect to the election or removal of directors only, Class B Common Stockholders are entitled to one vote per share, and such votes, when aggregated, will represent 19.9% of the total voting power of all holders of New Raytheon Common Stock. Class A Common Stockholders have the remaining 80.1% of the total voting power of all holders of New Raytheon Common Stock. As a result, the number of votes per share to which each share of Class A Common Stock is entitled is based on the number of shares of Class A Common Stock entitled to vote. This number is determined by dividing the number of votes required to equal 80.1% of the aggregate voting power of all holders of New Raytheon Common Stock by the number of shares of Class A Common Stock. With respect to all other matters, Class B Common Stockholders and Class A Common Stockholders are each entitled to one vote per share. The approval of any such matter requires the affirmative vote of each class of New Raytheon Common Stock, with each class voting separately, in each case acting by such vote as is required by law for a corporation possessing only one class of common stock (or by such greater vote as set forth in the New Raytheon Certificate or in the New Raytheon By-Laws). In certain instances, the approval of the holders of any class or series of New Raytheon Preferred Stock, may also be required.

CUMULATIVE VOTING

  No holder of Raytheon Common Stock or New Raytheon Common Stock is entitled to cumulate such holder's votes in voting for directors.

CAPITAL STOCK

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DIVIDENDS

  The Raytheon Certificate provides that Raytheon Common Stockholders are entitled to such dividends as may be declared by the Raytheon Board out of any funds of Raytheon which are legally available for the payment of dividends. Dividends may not be paid to Raytheon Common Stockholders unless all accrued dividends or sinking funds payments on Raytheon's preferred stock, if any, have been paid or set aside. Class B Common Stockholders possess similar rights.

ADVANCE NOTICE OF NOMINATIONS

  Any Raytheon Common Stockholder intending to nominate a person for election to the Raytheon Board at a meeting of Stockholders may do so only if written notice of the Raytheon Common Stockholder's intention to make such nomination, including certain information specified in the Raytheon By-Laws, is given to the Secretary of Raytheon not later than 60 days or earlier than 90 days in advance of the annual meeting at which the nomination is to be made (or, in the case of a special meeting, not later than the 10th day following the date on which notice of that meeting is first given to shareholders).

  Any holder of New Raytheon Common Stock intending to nominate a person for election to the New Raytheon Board at a meeting of stockholders of New Raytheon may do so only if written notice of the stockholder's intention to make such nomination, including certain information specified in the New Raytheon By-Laws, is timely given to the Secretary of New Raytheon. To be timely, the stockholder must give written notice to the Secretary of New Raytheon not less than 90 days nor more than 120 calendar days before the first anniversary of the preceding year's annual meeting. In the event that the date of the annual meeting is more than 30 calendar before or more than 60 calendar days after such anniversary date, or in the event that a special meeting of stockholders is called for the purpose of electing one or more directors, notice by the stockholder to be timely must be delivered to the Secretary of New Raytheon not earlier than the close of business on the 120th calendar day prior to such annual or special meeting and not later than the close of business on the later of the 90th calendar day prior to such annual or special meeting or the 10th calendar day following the calendar day on which public announcement of the date of such meeting is first made by New Raytheon.

ACTIONS BY STOCKHOLDERS

  Neither the Raytheon Certificate nor the Raytheon By-Laws contains any provision which limits the right of shareholders to take any action at other than duly called annual or special meeting of shareholders. The New Raytheon Certificate provides that any action required or permitted to be taken by shareholders is to be taken at a duly called annual or special meeting of shareholders and that no action may be taken by written consent of shareholders.

SPECIAL MEETINGS

  The Raytheon By-Laws permit a special meeting of stockholders to be called only by the Chairman of the Raytheon Board, by the Secretary upon written request of the Chairman of the Raytheon Board, or by the Raytheon Board pursuant to a resolution adopted by a majority of the total number of directors which Raytheon would have if there were no vacancies. Business transacted at such meetings must be confined to the purpose stated in the notice of such special meeting.

  The New Raytheon Certificate provides that, except as required by law, a special meeting of stockholders may be called only by the New Raytheon Board pursuant to a resolution stating the purposes thereof and approved by a majority of the total number of directors which New Raytheon would have if there were no vacancies, or by the Chairman of the New Raytheon Board. Any power of the stockholders to call a special meeting is specifically denied.

                                                                   CAPITAL STOCK

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REMOVAL OF DIRECTORS

  The Raytheon Certificate provides that any director may be removed only for cause by the affirmative vote of a majority of the voting power of the all shares entitled to vote in the election of directors. Vacancies on the Raytheon Board, whether resulting from removal or other cause, as well as newly created directorships, resulting from an increase in the number of directors, are filled by a majority vote of the remaining directors then in office, even if less than a quorum. Decreases in the number of directors constituting the Raytheon Board will not shorten the term of any incumbent director. Certain additional provisions may apply with respect to directors elected by holders of Raytheon preferred stock.

  The New Raytheon Certificate permits directors to be removed only for cause by the affirmative vote of the Class A Common Stockholders and Class B Common Stockholders, voting together as a single class, in the same manner and with the same voting power to which they are entitled with respect to election of directors. The New Raytheon Certificate provides that vacancies on the New Raytheon Board resulting from death, resignation, disqualification, removal or otherwise, are filled by a majority vote of the remaining directors then in office, even if less than a quorum, and not by stockholders. Newly created directorships resulting from any increase in the number of directors are filled by the affirmative vote of the Class A Common Stockholders and Class B Common Stockholders, voting together as a single class, in the same manner and with the same voting power to which they are entitled with respect to election of directors. Decreases in the number of directors constituting the New Raytheon Board will not shorten the term of any incumbent director. Certain additional provisions may apply with respect to directors elected by holders of New Raytheon Preferred Stock.

LIMITATION ON DIRECTORS' LIABILITY

  The DGCL permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations. The Raytheon Certificate provides that Raytheon directors are not liable to Raytheon or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Raytheon or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which a director derived an improper personal benefit. The New Raytheon Certificate provides that, to the full extent of the DGCL, New Raytheon directors are not liable to New Raytheon or its stockholders for monetary damages for breach of fiduciary duty as a director.

INDEMNIFICATION OF DIRECTORS

  The DGCL provides for indemnification of directors, officers, employees and agents subject to certain limitations.

  The Raytheon By-Laws provide that Raytheon will indemnify any person against all expenses, liabilities and losses incurred in litigation brought by third parties arising by reason of the fact that such person is or was a director or officer of Raytheon, or is or was serving at the request of Raytheon in an authorized capacity, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Raytheon, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Raytheon By-Laws also provide that Raytheon will make similar indemnification with respect to actions brought by or on behalf of Raytheon, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable for willful negligence or misconduct in the performance of such person's duty to Raytheon (unless and to the extent the Court of Chancery of the State of Delaware will find such person to be fairly and reasonably entitled to indemnity). To the extent that any such person has been successful on the merits or otherwise in defense of an action to which indemnification is available, such person will be indemnified against all expenses actually and reasonably incurred by him or her in connection therewith. The Raytheon By-Laws further provide that Raytheon

CAPITAL STOCK

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may purchase and maintain insurance on behalf of any of Raytheon's officers or directors or certain other individuals against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not Raytheon would have the power to indemnify him or her against such liability under the provisions of the Raytheon By-Laws or the DGCL.

  The New Raytheon Certificate provides, in substance, that each person made a party or threatened to be made a party to any type of proceeding, by reason of the fact that such person is or was a director or officer of New Raytheon, or is or was serving at the request of New Raytheon as a director or officer of another corporation or other enterprise, will be indemnified and held harmless by New Raytheon to the fullest extent authorized by the DGCL, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith.

RIGHTS PLAN

  Shares of Raytheon Common Stock have no rights to purchase other shares of capital stock of Raytheon associated with them. Each share of Class B Common Stock will have a New Raytheon Right associated with it. The terms and conditions relating to such rights are described in "--New Raytheon Capital Stock--New Raytheon Rights Agreement."

TRANSFERABILITY OF SHARES

  The Raytheon Certificate contains no provision restricting the transferability of shares of Raytheon Common Stock. The New Raytheon Certificate contains no provision restricting transferability of shares of Class B Common Stock by the stockholder. The New Raytheon Certificate does impose certain limits on New Raytheon's ability to purchase, redeem or repurchase or otherwise acquire shares of New Raytheon Common Stock in any manner that is prejudicial to the holders of one class of common stock in favor of the other class of common stock.

FAIR PRICE PROVISION

  The Raytheon Certificate requires approval by holders of at least 75% of Raytheon's outstanding voting stock for mergers and certain other corporate transactions ("BUSINESS TRANSACTIONS") that involve a beneficial owner of (or person that has announced an intention to acquire) 10% or more of the voting stock of Raytheon (a "RELATED PERSON"), unless (i) the transaction has been approved by a majority of certain directors ("CONTINUING DIRECTORS") who constitute a majority of the entire Raytheon Board at such time or (ii) certain fair price criteria and procedural requirements are satisfied. These provisions of Raytheon Certificate may be amended or repealed only by the vote of the holders of 75% or more of the voting stock of Raytheon, or by the vote of holders of a simple majority of the voting stock of Raytheon if the Raytheon Board is composed entirely of Continuing Directors and unanimously approves the amendment or repeal.

  The fair price criteria require that, in the event of a Business Transaction in which cash or other consideration would be paid to Raytheon's Common Stockholders, (i) the consideration to be received by the stockholders be either cash or the same type of consideration used by the Related Person to acquire the largest portion of such Related Person's shares, and (ii) the fair market value of such consideration to be received per share of Raytheon Common Stock be not less than the highest per share price paid by the Related Person in acquiring any Raytheon Common Stock within two years before becoming and while a Related Person, or if higher, the per share price on the date of first public announcement of the Business Transaction.

  The fair price criteria also require that the aggregate amount of cash and fair market value of other consideration to be received by holders of shares of voting stock other than Raytheon Common Stock will be the higher of: (i) the highest per share price paid by the Related Person in acquiring such voting stock within two years before becoming and while a Related Person, or if higher, the per share price on the date of first public

                                                                   CAPITAL STOCK

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announcement of the Business Transaction, and (ii) the highest preferential liquidation amount per share to which such voting shares are entitled.

  The procedural requirements would not be satisfied if, (i) after a Related Person became a 10% voting stockholder, the Related Person acquired additional shares of voting stock of Raytheon, other than pursuant to a pro rata stock split or dividend, (ii) before consummation of the Business Transaction, the Related Person will have received the benefit of any financial assistance or tax advantage provided by Raytheon not shared proportionately with all other stockholders, (iii) before consummation of the Business Transaction, the Related Person causes a material change in Raytheon's business, capital structure or dividend rates or policy, or (iv) the proposed Business Transaction will not have been described in a proxy or information statement mailed to Raytheon Common Stockholders no later than 30 days prior to the consummation of such transaction, which proxy or information statement must prominently set forth any statements any of the Continuing Directors choose to make with respect to the advisability (or inadvisability) of the proposed Business Transaction and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment bank selected by a majority of the Continuing Directors as to the fairness (or not) to Raytheon Common Stockholders of the proposed Business Transaction.

  The New Raytheon Certificate contains no provision restricting business combinations with "interested shareholders," but does provide that in the event of any corporate reorganization in which any consideration is to be received by the Class A Common Stockholders or Class B Common Stockholders, the holders of the other class must receive the same type and amount of consideration on a per share basis.

PREFERRED STOCK

  The Raytheon Certificate provides that the Raytheon Board has the authority to issue preferred stock from time to time in one or more subsequent series, with or without voting powers, and with designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as determined by the Raytheon Board. There are no shares of preferred stock currently issued or outstanding or reserved for issuance.

  Similarly, the New Raytheon Certificate authorizes the New Raytheon Board to authorize the issuance of preferred stock from time to time in one or more series. The New Raytheon Board is authorized to fix the voting powers and such designations, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof.

SUBSCRIPTION RIGHTS

  The Raytheon Certificate provides that no Raytheon stockholder will be entitled, as a matter of right, to subscribe for, purchase or receive any shares of stock of Raytheon which Raytheon may issue or sell. The New Raytheon Certificate does not include similar provisions with respect to shares of Class A Common Stock or Class B Common Stock.

AMENDMENT OF CERTIFICATE OF INCORPORATION

  The Raytheon Certificate provides, with certain exceptions, that provisions of the Raytheon Certificate may be amended or repealed in the manner at the time prescribed by statute. The New Raytheon Certificate provides, with certain exceptions, that New Raytheon reserves the right to amend or repeal any provision contained in the New Raytheon Certificate in the manner prescribed by law.

AMENDMENT OF BY-LAWS

  The Raytheon By-Laws provide, with certain exceptions and subject to certain notice requirements, that provisions of the Raytheon By-Laws may be amended or repealed by the Raytheon Board or by the affirmative

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








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vote of at least 80% of the voting power of all outstanding shares. The New
Raytheon By-Laws may be altered or repealed and new by-laws may be adopted (i) by the affirmative vote of a majority of the Class A Common Stockholders and Class B Common Stockholders, with each class voting separately, in the same manner and with the same voting power to which they are entitled with respect to matters other than the election of directors; provided, however, that in the case of such stockholder action at a special meeting, notice of the proposed change must be contained in the notice of meeting; or (ii) by the affirmative vote of a majority of the whole New Raytheon Board.

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









--------------------------------------------------------------------------------

                           CONSENT SOLICITATION

                                                                            PAGE
                                                                            ----
   SOLICITATION OF WRITTEN CONSENT OF RAYTHEON COMMON STOCKHOLDERS......... 125
     Matter to Be Considered............................................... 125
     Action by Written Consent............................................. 125
     Record Date........................................................... 125
     Consents; Revocation of Consents...................................... 125
     Costs of Solicitation of Consents..................................... 126
     Certain Plans......................................................... 126

CONSENT SOLICITATION

--------------------------------------------------------------------------------




                      SOLICITATION OF WRITTEN CONSENT OF
                         RAYTHEON COMMON STOCKHOLDERS

MATTER TO BE CONSIDERED

  This Solicitation Statement/Prospectus is furnished in connection with the solicitation by the Raytheon Board of written consents from the Raytheon Common Stockholders approving the Merger Proposal, pursuant to which, among other things, (i) Raytheon will merge with and into HE Holdings, which at the time of the Merger will consist primarily of Hughes Defense and (ii) each share of Raytheon Common Stock will be exchanged for one share of the Class B Common Stock of New Raytheon. The full text of the Merger Agreement is attached as Appendix A to this Solicitation Statement/Prospectus and is incorporated herein by reference. See "The Merger."

  Consummation of the Merger is conditioned upon, among other things, receiving the consent of Raytheon Common Stockholders to the Merger Proposal. Approval of the Merger Proposal requires the consent of the holders of a majority of the voting power of all outstanding shares of Raytheon Common Stock and the consents of a majority of the voting power of all outstanding shares of both classes of GM Common Stock, voting together as a single class, a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class, and a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class. If the Merger Proposal is approved, the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

ACTION BY WRITTEN CONSENT

  IN LIEU OF A SPECIAL MEETING OF RAYTHEON COMMON STOCKHOLDERS, ACTION ON THE MERGER PROPOSAL WILL BE TAKEN BY WRITTEN CONSENT. THE MERGER WILL BE CONSUMMATED ON A DATE TO BE DETERMINED BY RAYTHEON, WHICH IS EXPECTED TO BE AS SOON AS PRACTICABLE AFTER CONSENTS HAVE BEEN RECEIVED AND NOT REVOKED FROM HOLDERS OF THE NUMBER OF OUTSTANDING SHARES OF RAYTHEON REQUIRED FOR APPROVAL, BUT WHICH WILL NOT IN ANY EVENT BE SOONER THAN 20 BUSINESS DAYS AFTER THE DATE OF MAILING OF THIS SOLICITATION STATEMENT/PROSPECTUS. NOTWITHSTANDING THE FOREGOING, NO CONSENT SHALL BE EFFECTIVE TO APPROVE THE MERGER PROPOSAL UNLESS, WITHIN 60 DAYS OF THE EARLIEST DATED CONSENT TO THE MERGER PROPOSAL IS DELIVERED TO RAYTHEON, THE NUMBER OF CONSENTS REQUIRED TO APPROVE THE MERGER PROPOSAL ARE DELIVERED TO RAYTHEON.

RECORD DATE

  The Raytheon Board has fixed the close of business on October 14, 1997, as the Record Date for determining which shares of Raytheon Common Stock are entitled to consent with respect to the Merger Proposal. Only holders of record of shares of Raytheon Common Stock on the Record Date are entitled to consent to the Merger Proposal. On the Record Date, there were approximately 236,221,503 shares of Raytheon Common Stock outstanding, held by approximately 21,475 shareholders of record.

  As of the Record Date, directors and executive officers of Raytheon held an aggregate of 3,176,425 shares (including options to purchase shares exercisable within 60 days) of Raytheon Common Stock. Such holdings constituted, as of the Record Date, less than 5% of the outstanding shares of Raytheon Common Stock. See "New Raytheon--Directors and Management of New Raytheon following the Merger--Stock Ownership of Directors, Executive Offices and Five Percent Stockholders."

CONSENTS; REVOCATION OF CONSENTS

  The shares represented by each executed consent submitted with respect to the Merger Proposal will be voted in accordance with the instructions indicated in such consents. Failure to execute and submit a consent to the Merger Proposal will have the effect of a vote against the Merger Proposal. In addition, under the rules of the NYSE, brokers who hold shares in street names may not consent on behalf of customers to non-routine proposals such as those to approve the Merger Proposal without specific instructions from such customers. Thus, "broker non-votes" with respect to the Merger Proposal will have the effect of a vote against such proposal.

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                                                       CONSENT SOLICITATION

--------------------------------------------------------------------------------





  Arrangements will be made to furnish copies of consent solicitation materials to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Raytheon Common Stock. Brokers, dealers, banks, voting trustees and their nominees who desire a supply of this solicitation material for transmittal by them to beneficial owners should write to Raytheon Company, c/o Morrow & Co., Inc., 909 Third Avenue, 20th Floor, New York, NY 10022-4799.

  Any consent given pursuant to this solicitation with respect to the Merger Proposal being submitted for Raytheon Common Stockholder consent may be revoked by the person giving it at any time before unrevoked consents representing the requisite number of shares required to approve the Merger Proposal are delivered to Raytheon. Consents may be revoked by filing with the Secretary of Raytheon a written notice of revocation. Any such notice of revocation should be sent to Raytheon at the following address:

                                Raytheon Company
                                141 Spring Street
                                Lexington, Massachusetts 02173
                                Attention: Secretary

COSTS OF SOLICITATION OF CONSENTS

  The cost of solicitation of written consents from Raytheon Common Stockholders will be paid by Raytheon. In addition to solicitation by mail, Raytheon may solicit written consents by telephone, telegram, facsimile or through personal contacts. The extent to which this will be necessary depends entirely upon how promptly written consents are returned. Raytheon will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send solicitation materials to beneficial owners and Raytheon will, upon request, reimburse them for their reasonable expenses in so doing. Raytheon has retained Morrow & Co., Inc. to aid in the solicitation of consents and to verify certain records related to the solicitation at a fee of $16,500 plus expenses. You are urged to send in your written consent without delay.

  YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR WRITTEN CONSENT. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR STOCK CERTIFICATES WILL BE MAILED TO YOU BY NEW RAYTHEON AS SOON AS PRACTICABLE AFTER CONSUMMATION OF THE MERGER.

  The Raytheon Board has unanimously recommended that the Merger Proposal be approved. To the best of Raytheon's knowledge, all of Raytheon's directors and executive officers currently intend to consent to approval of the Merger Proposal and, except as described under "Summary--The Merger and Related Transactions," and "The Merger--Background--Background of the Merger" and "--Reasons for the Merger," none of Raytheon's executive officers who are not directors has made any recommendations with respect to the Merger Proposal.

CERTAIN PLANS

  If you are a participant in Raytheon's Automatic Dividend Reinvestment and Stock Purchase Plan, each of your consents will also serve as voting instructions as to the number of shares in your plan account as well as shares held directly by you. If you are a participant in the Raytheon Employee Stock Ownership Plan ("RAYSOP"), the Raytheon Stock Ownership Plan for Specified Hourly Payroll Employees ("HOURLY RAYSOP"), the Raytheon Savings and Investment Plan ("RAYSIP"), the Raytheon Savings and Investment Plan for Specified Hourly Employees ("HOURLY RAYSIP"), the Raytheon Employee Savings and Investment Plan ("RESIP"), the Raytheon Savings and Investment Plan for Puerto Rico Based Employees ("PR SIP") or the Raytheon E-Systems Employee Savings Plan ("ESP"), and the accounts are registered in the same name, the consent card will also serve as voting instructions for the respective trustees of those plans. The RAYSOP, Hourly RAYSOP, RAYSIP, Hourly RAYSIP, RESIP, PR SIP and ESP provide that the respective trustees shall not vote plan shares unless the card is signed and returned.

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CONSENT SOLICITATION
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                     ADDITIONAL BACKGROUND INFORMATION

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   INTRODUCTION........................................................... 128
   APPROVALS BY THE CAPITAL STOCK COMMITTEE AND THE GM BOARD; FAIRNESS OF
    THE RAYTHEON MERGER................................................... 128
   RAYTHEON MERGER FAIRNESS OPINION: GOLDMAN SACHS........................ 128

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                               INTRODUCTION

  This section includes additional information relating to the Pre-Merger Transactions and the Merger which has been prepared for inclusion in the GM Solicitation Statement/Prospectus to be sent to GM's Common Stockholders. The information includes information regarding the factors considered by the Capital Stock Committee of the GM Board and the GM Board in deciding to recommend the approval of the Merger as well as a summary of the analyses and opinion of Goldman Sachs relating to the Merger. Because this information has been reproduced from the GM Solicitation Statement/Prospectus, certain defined terms are different than those used in this document and certain cross-references refer you to other sections and captions of the GM Solicitation Statement/Prospectus not reproduced here. We refer you to the Hughes Defense Registration Statement for complete definitions of these terms and disclosures of the sections cross-referenced below. You should note, however, that all of the materials summarized below were prepared for the boards of directors of GM, HEC and HE Holdings in connection with such boards' consideration of the Pre-Merger Transactions and were not prepared with a view toward the interests of Raytheon, the Raytheon Board or Raytheon Common Stockholders.

APPROVALS BY THE CAPITAL STOCK COMMITTEE AND THE GM BOARD; FAIRNESS OF THE RAYTHEON MERGER

  The Raytheon Merger was approved by the GM Board on January 16, 1997. This approval was based on, among other things, recommendations of the Capital Stock Committee, the Hughes Defense Spin-Off Committee, Hughes Electronics management and GM management. The Raytheon Merger was also approved by the Hughes Electronics Board. Additional information regarding the January 16, 1997 meetings of the Hughes Electronics Board, the Hughes Defense Spin-Off Committee, the Capital Stock Committee and the GM Board, and certain factors considered at these and other meetings, is set forth above under "Special Factors--Background of the Hughes Transactions." For a description of certain matters considered by the Capital Stock Committee and the GM Board in approving the Raytheon Merger, see "Special Factors--Recommendations of the Capital Stock Committee and the GM Board; Fairness of the Hughes Transactions" above.

RAYTHEON MERGER FAIRNESS OPINION: GOLDMAN SACHS

  On January 16, 1997, Goldman Sachs delivered its written opinion to the boards of directors of General Motors, Hughes Electronics and Hughes Defense that, as of the date of such opinion, the Aggregate Consideration (as defined below) is fair to the GM Group as a whole. Goldman Sachs subsequently confirmed its earlier written opinion dated January 16, 1997 by delivery of its written opinion dated November 7, 1997 that as of January 16, 1997 the Aggregate Consideration was fair to the GM Group as a whole. Goldman Sachs did not perform any additional procedures in connection with the delivery of its confirming opinion dated November 6, 1997.

  For purposes of the Goldman Sachs Fairness Opinion, Hughes Defense, Hughes Electronics, General Motors and the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders are collectively referred to as the "GM Group."

  For purposes of the Goldman Sachs Fairness Opinion, the ownership by the Class A Common Stockholders, in the aggregate, of approximately 30% of the outstanding common stock of New Raytheon upon the consummation of the Raytheon Merger and the indebtedness for borrowed money of Hughes Defense immediately prior to the Hughes Defense Spin-Off and the Raytheon Merger (which will become the indebtedness of New Raytheon upon the consummation of the Raytheon Merger) are together referred to as the "Aggregate Consideration."

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ADDITIONAL BACKGROUND INFORMATION
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  The Goldman Sachs Fairness Opinion does not address the fairness of the
Hughes Transactions or the fairness of the distribution to and allocation among the GM $1 2/3 Common Stockholders and GM Class H Common Stockholders of Class A Common Stock in the Hughes Defense Spin-Off. These matters are addressed, to the extent specified therein, in the Updated Merrill Lynch Fairness Opinion and the Updated Salomon Brothers Fairness Opinion. See "Special Factors--Hughes Transactions Fairness Opinions: Merrill Lynch and Salomon Brothers" above.

  The Goldman Sachs Fairness Opinion is directed only to the fairness of the Aggregate Consideration to be received by the GM Group as a whole and does not
(1) address GM's underlying business decision to effect the Hughes Transactions, (2) address the fairness of the allocation of the Aggregate Consideration among the members of the GM Group or (3) constitute a recommendation concerning whether GM $1 2/3 Common Stockholders and GM Class H Common Stockholders should approve the Hughes Transactions.

  THE GOLDMAN SACHS FAIRNESS OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS INCLUDED IN APPENDIX B TO THE GM SOLICITATION STATEMENT/PROSPECTUS. A COPY OF THE WRITTEN PRESENTATION BY GOLDMAN SACHS TO THE GM BOARD IN JANUARY 1997 AND THE WRITTEN CONFIRMATION, DATED NOVEMBER 7, 1997, OF THE GOLDMAN SACHS FAIRNESS OPINION HAVE BEEN FILED AS EXHIBITS TO THE
SCHEDULE 13E-3 FILED BY GM WITH THE SEC WITH RESPECT TO THE HUGHES TRANSACTIONS. COPIES OF THE MATERIALS IN THE FORMS FILED WITH THE SEC MAY BE INSPECTED AND COPIED, AND OBTAINED BY MAIL, FROM THE SEC AS SET FORTH UNDER "WHERE YOU CAN FIND MORE INFORMATION" IN CHAPTER 7 OF THE HUGHES DEFENSE REGISTRATION STATEMENT AND WILL BE MADE AVAILABLE FOR INSPECTION AND COPYING AT THE PRINCIPAL EXECUTIVE OFFICES OF GENERAL MOTORS AT GENERAL MOTORS CORPORATION, 100 RENAISSANCE CENTER, DETROIT, MICHIGAN 48243-7301 DURING REGULAR BUSINESS HOURS BY ANY INTERESTED COMMON STOCKHOLDER OF GENERAL MOTORS OR HIS OR HER REPRESENTATIVE WHO HAS BEEN SO DESIGNATED IN WRITING.

  In connection with its opinion, Goldman Sachs reviewed, among other things,
(1) the form of the Raytheon Merger Agreement; (2) the form of the Implementation Agreement; (3) the form of the GM Spin-Off Merger Agreement; (4) the form of the Master Separation Agreement; (5) the form of the Spin-Off Separation Agreement; (6) the Annual Reports of Hughes Electronics for the five years ended December 31, 1995; (7) the Annual Reports to Stockholders of Raytheon on Form 10-K for the five years ended December 31, 1995; (8) certain interim reports to stockholders and Quarterly Reports on Form 10-Q for Raytheon; (9) certain other communications from General Motors and Raytheon to their respective stockholders; and (10) certain internal financial analyses and forecasts for Hughes Defense and Raytheon prepared by their respective managements. Goldman Sachs also held discussions with members of the senior management of Hughes Defense and Raytheon regarding the past and current business operations, financial condition, and future prospects of their respective companies, including forecasts of revenue and cost synergies that are expected to result from the Raytheon Merger (collectively, the "Synergies"). In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Raytheon Common Stock; compared certain financial and stock market information for Raytheon with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the aerospace and defense industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed the accuracy and completeness thereof in all material respects for purposes of its opinion. In that regard, Goldman Sachs assumed, with the consent of General Motors, Hughes Electronics and Hughes Defense, that the financial forecasts prepared by Hughes Defense and Raytheon, including without limitation, the Synergies resulting from the Raytheon Merger, have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of Hughes Defense and Raytheon and that such forecasts will be realized in all material respects in the amounts and at the times contemplated thereby. Goldman Sachs

                                               ADDITIONAL BACKGROUND INFORMATION

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did not make an independent evaluation or appraisal of the assets and liabilities of Hughes Defense or Raytheon or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the boards of directors of each of General Motors, Hughes Electronics and Hughes Defense in connection with their consideration of the Raytheon Merger. Goldman Sachs was informed that the boards of directors of each of General Motors, Hughes Electronics and Hughes Defense were considering the Raytheon Merger in the context of the Hughes Transactions.

  In the Goldman Sachs Fairness Opinion, Goldman Sachs does not express any opinion as to the prices at which the Class A Common Stock, the Class B Common Stock or the New GM Class H Common Stock will trade if and when they are issued.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing the Goldman Sachs Fairness Opinion and in analyzing the Northrop Grumman proposal (as filed with the SEC).

  (1) Selected Companies Analysis. Goldman Sachs reviewed certain financial information, ratios and public market multiples for six publicly traded corporations: The Boeing Company (adjusted pro forma for the acquisition of Rockwell International Corporation's Aerospace and Defense business but not including the impact of the then-pending acquisition of McDonnell Douglas Corporation), General Dynamics Corporation, Hughes Electronics, Lockheed Martin Corporation, Northrop Grumman Corporation and Raytheon (adjusted for the then-pending acquisition of Texas Instruments Defense) (the "Selected Companies"). The Selected Companies were chosen because they are publicly traded companies with operations (or, in the case of Hughes Electronics, track operations) that for purposes of analysis may be considered similar to Hughes Defense. Goldman Sachs calculated and compared various financial multiples and ratios. With respect to the Selected Companies, Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash) as a multiple of 1997 estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") and stock price as a multiple of 1997 and 1998 estimated earnings per share ("EPS"). The levered market capitalizations were based on closing stock prices as of January 11, 1997 and balance sheet data as of September 30, 1996. January 11, 1997 represented the most recent closing stock prices and September 30, 1996 represented the most recent publicly available balance sheet information for the Selected Companies at the time the analysis was performed. The analysis was performed in advance of the GM Board meeting on January 16, 1997 in order to distribute material to the GM Board prior to such meeting. The 1997 EBITDA multiples estimates for each of the Selected Companies were based on Goldman Sachs research as of November 1996 (excluding pension and non-cash income). The 1997 and 1998 price/earnings ("P/E") multiples were based on stock prices as of January 11, 1997 and Institutional Brokers Estimate Service ("IBES") estimates for EPS as of January 8, 1997 (estimates for companies with non-calendar fiscal years ends were calendarized). Goldman Sachs' analysis of the Selected Companies indicated levered market capitalization multiples of 1997 estimated EBITDA ranging from 6.6x to 9.5x with a median of 8.4x and a mean of 8.2x. Goldman Sachs also considered for the Selected Companies estimated 1997 P/E multiples, which ranged from 13.1x to 23.6x with a median of 14.7x and a mean of 16.5x, estimated 1998 P/E multiples, which ranged from 11.8x to 20.4x with a median of 13.8x and a mean of 14.5x, and debt to capitalization ratios, which ranged from 3.0% to 62.6%.

  (2) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to eight selected transactions in the aerospace and defense industry since 1994 (listed by acquirer/target): (1) Raytheon Company/Texas Instruments Defense, (2) The Boeing Company/McDonnell Douglas Corporation, (3) The Boeing Company/Rockwell International Corporation's Aerospace and Defense business, (4) Lockheed Martin Corporation/Loral Corporation, (5) Northrop Grumman Corporation/Westinghouse's Electronic Systems Group business, (6) Raytheon Company/E-Systems, (7) Martin Marietta Corp./Lockheed Corporation and (8) Northrop Corporation/Grumman Corporation (the "Selected Transactions"). Such analysis indicated that for the Selected Transactions levered consideration as a multiple of (1) current year sales ranged from 0.56x to 1.68x, as compared to 1.53x for the Raytheon Merger and 1.50x for a merger of Northrop Grumman with

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 Hughes Defense, (2) current year earnings before interest and taxes ("EBIT")
 ranged from 8.6x to 12.9x, as compared to 13.7x for the Raytheon Merger and
 13.4 for a merger of Northrop Grumman with Hughes Defense, (3) current year EBITDA ranged from 5.4x to 10.6x, as compared to 11.7x for the Raytheon Merger and 11.4x for a merger of Northrop Grumman with Hughes Defense, (4) next year sales ranged from 0.57x to 1.66x, as compared to 1.43x for the Raytheon Merger and 1.40x for a merger of Northrop Grumman with Hughes Defense, (5) next year EBIT ranged from 8.2x to 12.9x, as compared to 13.0x for the Raytheon Merger and 12.7x for a merger of Northrop Grumman with Hughes Defense and (6) book value ranged from 1.9x to 9.6x, as compared to 1.9x for the Raytheon Merger and 1.8x for a merger of Northrop Grumman with Hughes Defense.

  (3) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis using Hughes Defense management projections. Goldman Sachs calculated the net present value of the cash flows of Hughes Defense as of January 1, 1997 using discount rates from 10% to 12%. Goldman Sachs calculated terminal values of Hughes Defense based on a multiple of trailing EBITDA in the year 2001 ranging from 7.0x EBITDA to 8.0x EBITDA. These terminal values were then discounted to present value (as of January 1, 1997) using discount rates from 10% to 12%. Such analysis indicated a range of $6.482 billion to $7.757 billion. The discount rates used were determined using a number of different factors, including (1) a weighted average cost of capital analysis and (2) expected internal rates of return for Hughes Defense as well as for other companies in the aerospace and defense industry.

  (4) Discounted Cash Flow Analysis--Synergies--Raytheon/Hughes Defense. Goldman Sachs performed a discounted cash flow analysis of the Synergies using Raytheon's management projections. Goldman Sachs calculated the net present value of the cash flows as of January 1, 1997 using discount rates from 10% to 12%. Goldman Sachs calculated the terminal values based on a multiple of trailing EBIT in the year 2001 ranging from 8.0x EBIT to 10.0x EBIT. These terminal values were then discounted to present value (as of January 1, 1997) using discount rates from 10% to 12%. Such analysis indicated a range from $3.396 billion to $4.321 billion. The discount rates used were determined using a number of different factors, including (1) a weighted average cost of capital analysis and (2) expected internal rates of return for each of Hughes Defense and Raytheon as well as for other companies in the aerospace and defense industry.

  (5) Discounted Cash Flow Analysis--Synergies--Northrop Grumman/Hughes Defense. Goldman Sachs performed a discounted cash flow analysis of the Synergies using Northrop Grumman's management projections. Goldman Sachs calculated the net present value of the cash flows as of January 1, 1997 using discount rates from 10% to 12%. Goldman Sachs calculated the terminal values based on a multiple of trailing EBIT in the year 2001 ranging from 8.0x EBIT to 10.0x EBIT. These terminal values were then discounted to present value (as of January 1, 1997) using discount rates from 10% to 12%. Such analysis indicated a range from $1.632 billion to $2.049 billion.

  (6) Contribution Analysis--Raytheon. Goldman Sachs reviewed certain estimated future operating and financial information (including, among other things, revenues, EBITDA, operating income and levered value) for Hughes Defense, Raytheon and the pro forma combined entity resulting from the Raytheon Merger based on Hughes Defense and Raytheon managements' financial forecasts for each of Hughes Defense and Raytheon (which included a pro forma base forecast for the impact of Texas Instruments Defense, before the impact of synergies) and the pro forma combined entity. Goldman Sachs also analyzed the relative income statement contribution of Hughes Defense and Raytheon to the combined company on a pro forma basis based on financial data and on the assumptions provided to Goldman Sachs by Hughes Defense and Raytheon managements. This analysis indicated that in 1997 Hughes Defense would have contributed 28.4% to combined revenues, 27.7% to combined EBITDA and 29.1% to combined operating income. Based on the Aggregate Consideration of $9.5 billion for Hughes Defense and market prices of Raytheon as of January 10, 1997, Hughes Defense would receive 34.1% of the combined levered value. The 34.1% figure was calculated by taking (a) Hughes Defense's levered value of $9,500 million as reflected by the Raytheon proposal and dividing it by (b) the combined levered value of $27,876 million consisting of (x) Hughes Defense's levered value of $9,500 million plus (y) Raytheon's levered value as of January 10, 1997 of $18,376 million, which

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 was adjusted to include an additional $2,950 million of debt from the then-
 pending acquisition of Texas Instruments Defense business. The figure of 34.1% is the result of dividing $9,500 million by $27,786 million.

  (7) Contribution Analysis--Northrop Grumman. Goldman Sachs reviewed certain estimated future operating and financial information (including, among other things, revenues, EBITDA, operating income and levered value) for Hughes Defense, Northrop Grumman and the pro forma combined entity resulting from the merger of Hughes Defense and Northrop Grumman based on Hughes Defense and Northrop Grumman managements' financial forecasts for each of Hughes Defense and Northrop Grumman and the pro forma combined entity. Goldman Sachs also analyzed the relative income statement contribution of Hughes Defense and Northrop Grumman to the combined company on a pro forma basis based on financial data and on the assumptions provided to Goldman Sachs by Hughes Defense and Northrop Grumman managements. This analysis indicated the percentage that Hughes Defense in 1997 would have contributed to combined revenues, to combined EBITDA and to combined operating income and based on the aggregate consideration of $9,301 million for Hughes Defense and market prices of Northrop Grumman as of January 10, 1997, the percentage of the combined levered value that Hughes Defense would have received. The percentage of combined levered value was calculated by taking (a) Hughes Defense's levered value of $9,301 million as reflected by the Northrop Grumman proposal and dividing it by (b) the combined levered value consisting of (x) Hughes Defense's levered value of $9,301 million plus (y) Northrop Grumman's levered value as of January 10, 1997. The percentage of combined levered value is the result of dividing $9,301 million by the sum of (x) and
 (y) above.

  (8) Pro Forma Trading Analysis--Raytheon. Goldman Sachs prepared pro forma analyses of the financial impact of the Raytheon Merger. Using earnings estimates for Raytheon prepared by its management for the years 1997 and 1998, Goldman Sachs compared the EPS of Raytheon Common Stock, on a stand-alone basis, to the EPS of the common stock of the combined companies on a pro forma basis (including the impact of Raytheon's acquisition of Texas Instruments Defense). Goldman Sachs performed this analysis based on a price of $49.35 per share (the midpoint of the range used in determining the amount of indebtedness Hughes Defense may have at the Raytheon Merger Effective
 Time) of Raytheon Common Stock. Based on such analysis the proposed transaction would be dilutive to Raytheon's stockholders on an earnings per share basis in 1997 by 4.7% and accretive to Raytheon's stockholders on an earnings per share basis in 1998 by 1.0%.

  (9) Pro Forma Trading Analysis--Northrop Grumman. Goldman Sachs prepared pro forma analyses of the financial impact of a merger between Hughes Defense and Northrop Grumman. Using earnings estimates for Northrop Grumman prepared by its management for the years 1997 and 1998, Goldman Sachs compared the EPS of Northrop Grumman's common stock, on a standalone basis, to the EPS of the common stock of the combined companies on a pro forma basis. Goldman Sachs performed this analysis based on a price of $81.00 per share (the midpoint of the collar) of Northrop Grumman's common stock. Based on this analysis, the proposed transaction would be dilutive to Northrop Grumman's stockholders on an earnings per share basis in both 1997 and 1998.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs Fairness Opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. Goldman Sachs reaches a single conclusion as to fairness based on its experience and professional judgment and its analysis as a whole. Goldman Sachs does not, as part of its process, isolate the various analyses and reach separate conclusions with respect thereto. No company or transaction used in the above analyses as a comparison (other than Hughes Electronics and Raytheon) is directly comparable to General Motors, Hughes Electronics, Hughes Defense or Raytheon or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs providing its opinion to the board of directors of each of General Motors, Hughes Electronics and Hughes Defense as to the fairness of the Aggregate Consideration to the GM Group as a whole and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are

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inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of General Motors, Hughes Electronics, Hughes Defense, Raytheon, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, the Goldman Sachs Fairness Opinion was one of many factors taken into consideration by the board of directors of each of General Motors, Hughes Electronics and Hughes Defense in making their respective determinations to approve the Raytheon Merger Agreement. THE FOREGOING SUMMARY DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSIS PERFORMED BY GOLDMAN SACHS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE GOLDMAN SACHS FAIRNESS OPINION INCLUDED IN APPENDIX B TO THIS DOCUMENT.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. General Motors, Hughes Electronics and Hughes Defense selected Goldman Sachs as their financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Raytheon Merger. Goldman Sachs is familiar with Hughes Defense having provided certain investment banking services to Hughes Defense and Hughes Electronics from time to time and having acted as financial advisor to Hughes Defense, Hughes Electronics and General Motors in connection with, and having participated in certain of the negotiations leading to, the Raytheon Merger Agreement. Goldman Sachs is also familiar with Raytheon having provided certain investment banking services to Raytheon from time to time, including having acted as its financial advisor in connection with the acquisition of Chrysler Technologies Airborne Systems in June 1996 and acting as a dealer in connection with Raytheon's issuance of commercial paper.

  Goldman Sachs is a full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in the securities or options on securities of General Motors and/or Raytheon.

  Pursuant to a letter agreement dated October 23, 1996 (the "Engagement Letter"), General Motors and Hughes Electronics engaged Goldman Sachs to act as their financial advisor in connection with the Hughes Defense Spin-Off and the Raytheon Merger. Pursuant to the terms of the Engagement Letter, General Motors and Hughes Electronics have agreed to pay Goldman Sachs upon the consummation of the Raytheon Merger a transaction fee based on 0.30% of the aggregate consideration of the Raytheon Merger. General Motors and Hughes Electronics have agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its attorneys, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the U.S. federal securities laws. In the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, in its view, unenforceable.


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                                               ADDITIONAL BACKGROUND INFORMATION
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                           CERTAIN OTHER MATTERS

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   CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS.............. 135
   LEGAL MATTERS........................................................... 135
   EXPERTS................................................................. 135
   STOCKHOLDER PROPOSALS................................................... 136
   WHERE YOU CAN FIND MORE INFORMATION..................................... 136
   GLOSSARY................................................................ 138
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                       CAUTIONARY STATEMENT CONCERNING
                          FORWARD-LOOKING STATEMENTS

  We have made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of New Raytheon set forth under "Risk Factors," and "The Merger--Background--Reasons for the Merger" and "--Fairness Opinions" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. Such statements reflect the current views of Raytheon and/or HE Holdings with respect to future events. For those statements as they relate to Raytheon only, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, to the extent provided by applicable law. This safe harbor does not apply to forward-looking statements of HE Holdings because HE Holdings has never registered securities prior to this Solicitation Statement/Prospectus. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which we incorporate by reference, could affect the future results of New Raytheon and Raytheon, and could cause those results to differ materially from those expressed in our forward-looking statements: materially adverse changes in economic conditions in the markets served by our companies; a significant delay in the expected closing of the Merger; future regulatory actions and conditions in our companies' operating areas; competition from others; ability to successfully integrate Raytheon TI Systems, Hughes Defense and Raytheon management structures and consolidate activities/operations in New Raytheon in order to achieve anticipated cost and revenue synergies; product demand and market acceptance; the timing of new business awards; the successful conversion of defense products to commercially viable products; the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; and obtaining and retaining skilled workers. Raytheon and HE Holdings do not intend to update these forward-looking statements.

                                 LEGAL MATTERS

  The validity of the Class B Common Stock to be issued in connection with the Merger will be passed upon by Weil, Gotshal & Manges LLP. Certain matters relating to the U.S. federal income tax considerations in connection with the Merger will be passed upon for Raytheon by Wachtell, Lipton, Rosen & Katz.

                                    EXPERTS

  The consolidated financial statements of Raytheon Company and Subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, attached as Appendix C to this document, have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their reports appearing therein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

  The financial statements of TI Defense as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, attached as Appendix E to this document, have been audited by Ernst & Young LLP, independent auditors, as stated in their reports appearing therein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

  The combined financial statements of Hughes Defense as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, attached as Appendix D to this document, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their reports appearing therein, and have been so included in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                                                      CERTAIN OTHER MATTERS

--------------------------------------------------------------------------------


                             STOCKHOLDER PROPOSALS

  Any New Raytheon stockholder who intends to submit a proposal for inclusion in the proxy materials for the 1998 Annual Meeting of New Raytheon must submit such proposal to the Secretary of New Raytheon by December 31, 1997. In addition, the New Raytheon By-Laws provide that any stockholder wishing to make a nomination for director, or wishing to introduce a proposal or other business, at the 1998 Annual Meeting of New Raytheon must give at least 90 days advance notice, subject to certain exceptions, and that notice must meet certain other requirements set forth in the New Raytheon By-Laws. A copy of the applicable New Raytheon By-Laws may be obtained from the Secretary of New Raytheon.

                      WHERE YOU CAN FIND MORE INFORMATION

  Raytheon files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

  HE Holdings filed a Registration Statement on Form S-4 to register with the SEC the Class B Common Stock to be issued to Raytheon Common Stockholders in the Merger. This Solicitation Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Hughes Defense in addition to being a solicitation of written consents of Raytheon Common Stockholders to approve the Merger Proposal. Although such Registration Statement is a filing of HE Holdings, most of the information contained in it, including information in this Solicitation Statement/Prospectus relating to the business of Raytheon, historical and pro forma financial information and data relating to Raytheon and certain information in the section entitled "Background," has been prepared by Raytheon and provided to HE Holdings for inclusion in the Registration Statement, as HE Holdings' management does not have direct knowledge thereof. Moreover, this Solicitation Statement/Prospectus makes frequent references to the words "we" and "us." These words refer to Raytheon Company. As allowed by SEC rules, this Solicitation Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

  The SEC allows us to "incorporate by reference" information into this Solicitation Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Solicitation Statement/Prospectus, except for any information superseded by information in this Solicitation Statement/Prospectus. This Solicitation Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our company and its finances.

  This document incorporates by reference the documents set forth below that Raytheon previously filed with the SEC. These documents contain important information about Raytheon and Raytheon TI Systems and their finances.

   SEC FILINGS (FILE NO. 1-2833)      PERIOD
   -----------------------------      ------
   Raytheon 1996 Form 10-K..........  Year ended December 31, 1996
   Quarterly Reports on Form 10-Q...  Quarters ended March 30, 1997 and June
                                      29, 1997
   Current Reports on Form 8-K......  Dated January 4, 1997, January 16, 1997,
                                      March 14, 1997, July 11, 1997, July 11,
                                      1997, September 10, 1997 and October 7,
                                      1997.

CERTAIN OTHER MATTERS

--------------------------------------------------------------------------------



  This document also incorporates by reference the documents set forth below that GM previously filed with the SEC. These documents contain important information about GM and HE Holdings and their finances.

   SEC FILINGS (FILE NO. 1-2143)      PERIOD
   -----------------------------      ------
   Annual Report on Form 10-K.......  Year ended December 31, 1996
                                      Quarters ended March 31, 1997 and June
   Quarterly Reports on Form 10-Q...  30, 1997
   Current Reports on Form 8-K......  Dated January 16, 1997, January 27, 1997,
                                      March 12, 1997, April 14, 1997, May 23,
                                      1997, May 27, 1997, July 1, 1997, July
                                      14, 1997, October 6, 1997 and October 13,
                                      1997.


  We are also incorporating by reference additional documents that we and GM file with the SEC between the date of this document and the consummation of the Merger. Any statement in this document or in a document incorporated or deemed to be incorporated by reference in this document shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this document, except as so modified or superseded.

  If you are a Raytheon Common Stockholder, we may have already sent you some of the Raytheon documents incorporated by reference, but you can obtain any document incorporated by reference through us or the SEC. Documents incorporated by reference are available from Raytheon without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this document. You may obtain documents incorporated by reference in this document by making a request to Raytheon by telephone at (781) 860-2888 or in writing at the following address:

                      Raytheon Company
                      141 Spring Street
                      Lexington, Massachusetts 02173
                      Attn: Shareholder Services

  If you would like to request documents from Raytheon, please do so within 15 business days of the date of the mailing of this document in order to ensure timely delivery.

                                                      CERTAIN OTHER MATTERS

--------------------------------------------------------------------------------


                                    GLOSSARY

  This Glossary contains certain terms used throughout this document. Certain other terms used exclusively in only one portion of this document do not appear in this Glossary. Unless otherwise indicated, all definitions speak as of the date of this document.

  "ACQUIRING PERSON" has the meaning provided in "Capital Stock--New Raytheon Capital Stock--New Raytheon Rights Agreement."

  "ANTITRUST DIVISION" means the Antitrust Division of the U.S. Department of Justice.

  "APPLIANCE GROUP" means the subsidiaries of Raytheon which, prior to September 10, 1997, conducted the major appliances business of Raytheon.

  "BEAR STEARNS" means Bear, Stearns & Co. Inc., in its capacity as financial advisor to Raytheon in connection with the Merger.

  "BEAR STEARNS FAIRNESS OPINION" means the written opinion of Bear Stearns, dated the date of this Solicitation Statement/Prospectus, addressed to the Raytheon Board in connection with the Merger that, on the basis of and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the Merger, the financial terms of the Merger are fair to Raytheon Common Stockholders from a financial point of view. It is a condition to the completion of the Merger that Bear Stearns has not withdrawn, revoked or modified in an adverse manner its fairness opinion.

  "BOOK-ENTRY OWNERSHIP" means ownership of shares of New Raytheon Capital Stock without share certificates through the Direct Registration System. You are still the direct owner of your shares and will receive all dividends directly from New Raytheon. New Raytheon's transfer agent, which serves as the recordkeeper for all stockholders, will periodically mail a statement to you reflecting the number of shares you own.

  "BUSINESS COMBINATION" has the meaning provided in "Capital Stock--New Raytheon Capital Stock-- Section 203 of the Delaware General Corporation Law."

  "BUSINESS TRANSACTIONS" has the meaning provided in "Capital Stock-- Comparison of Rights of Stockholders of Raytheon and New Raytheon."

  "CLASS A COMMON STOCK" means the Class A common stock, $.01 par value per share, of HE Holdings to be distributed to GM common stockholders pursuant to the Spin-Off Merger which will continue as the Class A Common Stock of New Raytheon following the Merger.

  "CLASS A COMMON STOCK AMOUNT" has the meaning provided in "The Merger-- Description of the Merger--The Merger Agreement--Certain Covenants-- Indebtedness."

  "CLASS A COMMON STOCKHOLDER" means a holder of shares of Class A Common
Stock.

  "CLASS B COMMON STOCK" means the Class B common stock, $.01 par value per share, of HE Holdings (and, following the Merger, New Raytheon) to be distributed to Raytheon Common Stockholders pursuant to the Merger.

  "CLASS B COMMON STOCKHOLDER" means a holder of shares of Class B Common
Stock.

  "CLOSING" means the closing under the Merger Agreement, which will occur as soon as practicable after the satisfaction or waiver of all of the conditions specified in the Merger Agreement.

GLOSSARY

--------------------------------------------------------------------------------

  "CLOSING DATE" means the date on which the Closing occurs.

  "CLOSING DATE FINAL AMOUNT" has the meaning provided in "The Merger-- Separation and Transition Arrangements--Summary of Master Separation Agreement."

  "CODE" means the Internal Revenue Code of 1986, as amended.

  "COMPETING TRANSACTION" means any merger, consolidation or other business combination involving such party, or any acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice and except for consummation of the Pre-Merger Transactions) of such party, or any combination of the foregoing.

  "CONTINUING DIRECTORS" has the meaning provided in "Capital Stock--Comparison of Rights of Stockholders of Raytheon and New Raytheon."

  "CSE" means the Chicago Stock Exchange, Inc.

  "CSFB" means Credit Suisse First Boston Corporation, in its capacity as financial advisor to Raytheon in connection with the Merger.

  "CSFB FAIRNESS OPINION" means the written opinion of CSFB, dated the date of this Solicitation Statement/Prospectus, addressed to the Raytheon Board, in connection with the Merger to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Merger Consideration (as defined therein) was fair to Raytheon Common Stockholders from a financial point of view. It is a condition to the completion of the Merger that CSFB has not withdrawn, revoked or modified in an adverse manner its fairness opinion.

  "DELCO" means Delco Electronics Corporation, a Delaware corporation and a wholly owned subsidiary of HEC, which will be a wholly owned subsidiary of GM comprising the automotive electronics business of HEC after the Hughes Reorganization.

  "DEPARTMENT OF DEFENSE" means the U.S. Department of Defense.

  "DIRECT REGISTRATION SYSTEM" means the [to come].

  "DISTRIBUTION RATIO" means the relationship between (i) the number of shares of Class A Common Stock to be allocated and distributed to the GM $1 2/3 Common Stockholders and (ii) the number of shares of Class A Common Stock to be allocated and distributed to the GM Class H Common Stockholders, in each case, pursuant to the Spin-Off Merger.

  "DGCL" means the General Corporation Law of the State of Delaware, as amended.

  "EBIT" means earnings before interest and taxes.

  "EBITDA" means earnings before interest, taxes, depreciation and amortization.

  "EDS" means Electronic Data Systems Corporation, a Delaware corporation and a former wholly owned subsidiary of General Motors.

  "EDS SPLIT-OFF" means the split-off of EDS from General Motors consummated on June 7, 1996.


                                      139
                                                                        GLOSSARY

--------------------------------------------------------------------------------

  "EFFECTIVE TIME" means the time at which the Merger becomes effective, which shall be immediately following the consummation of the Spin-Off Merger.

  "EPS" means earnings per share.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

  "EXCHANGE AGENT" means State Street Bank and Trust Company in its capacity as the exchange agent for the Merger.

  "EXERCISE PRICE" has the meaning provided in "Capital Stock--New Raytheon Capital Stock--New Raytheon Rights Agreement."

  "FAA" means the United States Federal Aviation Administration.

  "FINAL EXPIRATION DATE" has the meaning provided in "Capital Stock--New Raytheon Capital Stock-- New Raytheon Rights Agreement."

  "FLIP-IN RIGHT" has the meaning provided in "Capital Stock--New Raytheon Capital Stock--New Raytheon Rights Agreement."

  "FLIP-OVER RIGHT" has the meaning provided in "Capital Stock--New Raytheon Capital Stock--New Raytheon Rights Agreement."

  "FTC" means the United States Federal Trade Commission.

  "GAAP" means United States generally accepted accounting principles.

  "GENERAL MOTORS" or "GM" means General Motors Corporation, a Delaware corporation.

  "GM $1 2/3 COMMON STOCK" means the common stock, $1 2/3 par value per share, of GM.

  "GM $1 2/3 COMMON STOCKHOLDER" means a holder of shares of GM $1 2/3 Common Stock.

  "GM 1996 FORM 10-K" means the Annual Report on Form 10-K of GM for the year ended December 31, 1996.

  "GM BOARD" means the Board of Directors of GM.

  "GM BY-LAWS" means the By-Laws of GM, as amended.

  "GM CERTIFICATE" means the Restated Certificate of Incorporation of GM, as amended.

  "GM CLASS H COMMON STOCK" means the Class H common stock, $0.10 par value per share, of GM.

  "GM CLASS H COMMON STOCKHOLDER" means a holder of shares of GM Class H Common Stock.

  "GM COMMON STOCK" means the GM $1 2/3 Common Stock and the GM Class H Common Stock.

GLOSSARY

--------------------------------------------------------------------------------

  "GM COMMON STOCKHOLDER" means a holder of shares of GM Common Stock.

  "GM FINANCIAL ADVISORS" means Merrill Lynch and Salomon Brothers, in their capacity as financial advisors to GM for the Pre-Merger Transactions.

  "GM REGISTRATION STATEMENT" means the Registration Statement on Form S-4 of GM, as amended and including exhibits, to register with the SEC the shares of New GM Class H Common Stock to be distributed in the Spin-Off Merger.

  "GM SOLICITATION STATEMENT/PROSPECTUS" means the solicitation statement/prospectus of GM with respect to the Pre-Merger Transactions.

  "GM STOCKHOLDER APPROVAL" means the approval by (i) a majority of the voting power of all outstanding shares of both classes of GM Common Stock, voting together as a single class based on their respective per share voting power pursuant to the provisions set forth in the GM Certificate of Incorporation,
(ii) a majority of the outstanding shares of GM $1 2/3 Common Stock, voting as a separate class, and (iii) a majority of the outstanding shares of GM Class H Common Stock, voting as a separate class.

  "GOLDMAN SACHS" means Goldman, Sachs & Co., in its capacity as financial advisor to GM, HEC and Hughes Defense in connection with the Merger.

  "GOLDMAN SACHS FAIRNESS OPINION" means the written opinion of Goldman Sachs, dated as of January 16, 1997, addressed to the Boards of Directors of GM, HEC and HE Holdings that, on the basis of and subject to the assumptions and limitations and other matters set forth therein, as of the date thereof, the Aggregate Consideration (as defined therein) is fair to the GM Group (as defined therein) as a whole.

  "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "HEC" means Hughes Electronics Corporation, a Delaware corporation and a wholly owned subsidiary of GM, which, after the Pre-Merger Transactions, will consist of the Hughes Telecom business.

  "HE HOLDINGS" means HE Holdings, Inc., a Delaware corporation and (i) before the Hughes Reorganization, a wholly owned subsidiary of HEC comprising the defense electronics business and the telecommunications and space business of HEC, and (ii) after the Hughes Reorganization (but before the Hughes Defense Spin-Off), a wholly owned subsidiary of GM comprising the defense electronics business of HEC. HE Holdings is the corporate name currently used by the Corporation that was called "Hughes Aircraft Company" when it was acquired by GM in 1985. HE Holdings will be the issuer of the Class A Common Stock to be distributed in the Hughes Defense Spin-Off. In the Merger, Raytheon will merge with and into HE Holdings, with HE Holdings as the surviving corporation, which will be renamed "Raytheon Company." With respect to periods following the Effective Time, we refer in this document to HE Holdings as "New Raytheon."

  "HE HOLDINGS BOARD" means the Board of Directors of HE Holdings.

  "HE HOLDINGS BY-LAWS" means the Amended and Restated By-Laws of HE Holdings, which will continue as the by-laws of New Raytheon after the Merger. With respect to the periods following the Effective Time, we refer in this document to the HE Holdings By-Laws as the "New Raytheon By-Laws."

  "HE HOLDINGS CERTIFICATE" means the Amended and Restated Certificate of Incorporation of HE Holdings, which will continue as the certificate of incorporation of New Raytheon after the Merger. With respect to the periods following the Effective Time, we refer in this document to the HE Holdings Certificate as the "New Raytheon Certificate."


                                      141
                                                                        GLOSSARY

--------------------------------------------------------------------------------

  "HE HOLDINGS COMMON STOCK" means the Class A Common Stock and the Class B Common Stock. With respect to periods following the Effective time, we refer in this document to the Hughes Defense Common Stock as "New Raytheon Common Stock."

  "HE HOLDINGS EXPENSES" has the meaning provided in "The Merger--The Merger Agreement--Effect of Termination; Termination Fees."

  "HUGHES AIRCRAFT" means the corporation that was called "Hughes Aircraft Company" when it was acquired by GM in 1985. This corporation is currently named "HE Holdings, Inc."

  "HUGHES DEFENSE" means the defense electronics business of HEC.

  "HUGHES DEFENSE RECAPITALIZATION" means the adoption by HE Holdings of the New Raytheon Certificate, which authorizes the Class A Common Stock and Class B Common Stock, and the recapitalization of shares of common stock, no par value per share, of HE Holdings owned by GM into shares of Class A Common Stock.

  "HUGHES DEFENSE REGISTRATION STATEMENT" means the Registration Statement on Form S-4 of HE Holdings, as amended and including exhibits, to register with the SEC the shares of Class A Common Stock to be distributed in the Spin-Off Merger.

  "HUGHES DEFENSE SPIN-OFF" means the spin-off of HE Holdings from GM.

  "HUGHES DEFENSE SPIN-OFF COMMITTEE" means a special committee of the GM Board formed to supervise the process of soliciting interest in Hughes Defense and to oversee matters relating to the Hughes Transactions.

  "HUGHES ELECTRONICS" means Hughes Electronics Corporation, a Delaware corporation and a wholly owned subsidiary of General Motors. See the definition of "New Hughes Electronics."

  "HUGHES NETWORK SYSTEMS" means Hughes Network Systems, Inc., a Delaware corporation and a wholly owned subsidiary of HE Holdings, which, following the Hughes Reorganization, will consist of Hughes Telecom.

  "HUGHES REORGANIZATION" means all transfers of assets and liabilities by and among Delco, Hughes Network Systems and HE Holdings and their respective subsidiaries, the Hughes Telecom Spin-Off, the transfer of Delco from HEC to GM, the merger of HEC with GM (resulting in the liquidation of HEC), the merger of the subsidiary of HE Holdings that principally operates Hughes Defense with HE Holdings (resulting in the liquidation of such subsidiary) and the Hughes Defense Recapitalization.

  "HUGHES RESEARCH LABS" means Hughes Research Laboratories, Inc. and, from and after the Spin-Off Merger Effective Time, Hughes Research Laboratories LLC, a Delaware limited liability company.

  "HUGHES SEPARATION AGREEMENT" means the Spin-Off Separation Agreement, by and between HE Holdings and GM to be entered into in connection with the consummation of the Pre-Merger Transactions.

  "HUGHES TELECOM" means the telecommunications and space business of HEC.

  "HUGHES TELECOM SPIN-OFF" means the spin-off of Hughes Network Systems (which at the time of the spin-off, will consist of the business of Hughes Telecom) by HE Holdings to GM.

  "IMPLEMENTATION AGREEMENT" means the Implementation Agreement, dated as of January 16, 1997, by and between GM and Raytheon.

  "INCOME TAXES" has the meaning provided in "The Merger--Separation and Transition Arrangements-- Summary of Tax Sharing Agreement."

GLOSSARY

--------------------------------------------------------------------------------

  "INDEMNIFIED PARTIES" has the meaning provided in "The Merger--The Merger Agreement-- Indemnification."

  "INTERCOMPANY PAYMENT" means the cash payment by HE Holdings to one or more affiliates of HE Holdings (including, without limitation, the contribution of at least $3.9 billion to Hughes Network Systems) as of or prior to the effective time of the Hughes Telecom Spin-Off.

  "INTERCOMPANY PAYMENT AMOUNT" has the meaning provided in "The Merger--The Merger Agreement--Certain Covenants--Indebtedness."

  "INTERESTED STOCKHOLDER" has the meaning provided in "Capital Stock--New Raytheon Capital Stock-- Section 203 of the Delaware General Corporation Law."

  "IRS" means the Internal Revenue Service of the U.S. Department of Treasury.

  "IRS RULING" means the ruling of the IRS to the effect that each of (i) the distribution of Class A Common Stock to the GM Class H Stockholders and the GM $1 2/3 Common Stockholders as contemplated by the Spin-Off Merger Agreement and
(ii) the Hughes Telecom Spin-Off will constitute a tax-free (to the applicable distributing corporation and its stockholders) distribution under Sections 355 and 368(a)(1)(D) of the Code. The IRS Ruling includes a holding which constitutes the IRS Supplemental Ruling.

  "IRS SUPPLEMENTAL RULING" means the ruling of the IRS that the consummation of the transactions contemplated by the Spin-Off Merger Agreement and the consummation of Merger will not in any way jeopardize the tax-free status of the EDS Split-Off.

  "LETTER OF TRANSMITTAL" means the Letter of Transmittal which you will receive from the Transfer Agent following the Effective Time, which will include instructions for exchanging shares of Raytheon Common Stock for shares of Class B Common Stock.

  "MASTER SEPARATION AGREEMENT" means the Master Separation Agreement among GM, Hughes Network Systems, Delco and HE Holdings, to be entered into in connection with the Pre-Merger Transactions.

  "MERGER" means the merger of Raytheon with and into Hughes Defense pursuant to the Merger Agreement.

  "MERGER AGREEMENT" means the Agreement and Plan of Merger, dated as of January 16, 1997, by and between HE Holdings and Raytheon, as amended.

  "MERGER OPINIONS" means collectively the opinions of Wachtell, Lipton, Rosen & Katz, counsel to Raytheon, and Weil, Gotshal & Manges LLP, counsel to HE Holdings, each to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code.

  "MERGER PROPOSAL" means the proposal to adopt the Merger Agreement and approve the Merger and, pursuant to which, among other things, (i) Raytheon will merge with and into HE Holdings, which at the time of the Merger will consist primarily of Hughes Defense and (ii) each share of Raytheon Common Stock will be exchanged for one share of the Class B Common Stock of New Raytheon. This Solicitation Statement/Prospectus is being furnished in connection with the solicitation by the Raytheon Board of written consents from the Raytheon Common Stockholders to approve the Merger Proposal.

  "MERGER SUB" means GM Mergeco Corporation, a Delaware corporation and a wholly owned subsidiary of GM, formed for the purpose of effecting the Spin-Off Merger.

                                                                        GLOSSARY

--------------------------------------------------------------------------------

  "MERRILL LYNCH" means Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as financial advisor to GM in connection with the Pre-Merger Transactions.

  "MERRILL LYNCH FAIRNESS OPINION" means a written opinion of Merrill Lynch, dated on or about the date of the GM Solicitation Statement/Prospectus, addressed to the GM Board that, as of such date, on the basis of and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the Pre-Merger Transactions, the consideration to be provided to GM and its subsidiaries and to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in the Pre-Merger Transactions is fair, from a financial point of view, to the GM $1 2/3 Common Stockholders and to the GM Class H Common Stockholders.

  "NEW GM CLASS H COMMON STOCK" means the Class H Common Stock, $0.10 par value per share, of General Motors to be issued in the Spin-Off Merger.

  "NEW RAYTHEON" means HE Holdings (renamed Raytheon Company) as the surviving corporation of the Merger.

  "NEW RAYTHEON BOARD" means the Board of Directors of New Raytheon.

  "NEW RAYTHEON BY-LAWS" means the Amended and Restated By-Laws of HE Holdings, which will continue as the by-laws of New Raytheon after Merger.

  "NEW RAYTHEON CAPITAL STOCK" means the New Raytheon Common Stock and New Raytheon Preferred Stock.

  "NEW RAYTHEON CERTIFICATE" means the Amended and Restated Certificate of Incorporation of HE Holdings, as amended, which will continue as the certificate of incorporation of New Raytheon after Merger. See the definition of "HE Holdings Certificate."

  "NEW RAYTHEON COMMON STOCK" means the Class A Common Stock and the Class B Common Stock. See the definition of "HE Holdings Common Stock."

  "NEW RAYTHEON EXCHANGE OPTION" has the meaning provided in "The Merger--The Merger Agreement--Consideration to be Received in the Merger."

  "NEW RAYTHEON JUNIOR PREFERRED STOCK" means the Series A Junior Participating Preferred Stock, $0.01 par value, of New Raytheon.

  "NEW RAYTHEON PREFERRED STOCK" means the Preferred Stock, $.01 par value per share, of New Raytheon.

  "NEW RAYTHEON RIGHT" means a right to purchase one one-hundredth of a share of New Raytheon Junior Preferred Stock as provided in the New Raytheon Rights Agreement.

  "NEW RAYTHEON RIGHTS AGREEMENT" means the Rights Agreement, to be entered into by and between HE Holdings and the Rights Agent (as defined in the New Raytheon Rights Agreement), which will continue in effect following the Merger.

  "NEW RAYTHEON RIGHTS CERTIFICATES" has the meaning provided in "Capital Stock--New Raytheon Capital Stock--New Raytheon Rights Agreement."

  "NEW RAYTHEON RIGHTS EFFECTIVE DATE" has the meaning provided in "Capital Stock--New Raytheon Capital Stock--New Raytheon Rights Agreement."

GLOSSARY

--------------------------------------------------------------------------------

  "NYSE" means the New York Stock Exchange, Inc.

  "POST-DISTRIBUTION TAXABLE PERIOD" has the meaning provided in "The Merger-- Separation and Transition Arrangements--Summary of Tax Sharing Agreement."

  "PRE-DISTRIBUTION TAXABLE PERIOD" has the meaning provided in "The Merger-- Separation and Transition Arrangements--Summary of Tax Sharing Agreement."

  "PRE-MERGER TRANSACTIONS" means collectively (i) the Hughes Reorganization,
(ii) the Hughes Defense Recapitalization, (iii) the Hughes Defense Spin-Off,
(iv) the recapitalization of GM Class H Common Stock into New GM Class H Common Stock and the right to receive a distribution of Class A Common Stock, (v) the consummation of the Spin-Off Merger, (vi) the execution and delivery of each of the Separation Agreements and (vii) the consummation of the other transactions and events contemplated by the Transaction Agreements.

  "PSE" means the Pacific Stock Exchange Incorporated.

  "RAYTHEON" means Raytheon Company, a Delaware corporation.

  "RAYTHEON BOARD" means the Board of Directors of Raytheon.

  "RAYTHEON BY-LAWS" means the Amended and Restated By-Laws of Raytheon, as amended.

  "RAYTHEON CERTIFICATE" means the Restated Certificate of Incorporation of Raytheon, as amended.

  "RAYTHEON COMMON STOCK" means the Common Stock, par value $1.00 per share, of Raytheon.

  "RAYTHEON COMMON STOCKHOLDER" means a holder of shares of Raytheon Common
Stock.

  "RAYTHEON EXPENSES" has the meaning provided in "The Merger--The Merger Agreement--Effect of Termination; Termination Fees--Termination Fees Payable by HE Holdings."

  "RAYTHEON FACILITIES" has the meaning provided in "Financial and Business Information--Recent Developments--The TI Acquisition."

  "RAYTHEON 1996 FORM 10-K" means the Annual Report on Form 10-K for Raytheon Company for the fiscal year ended December 31, 1996.

  "RAYTHEON NOTES" means the 6.30% Notes Due 2000, the 6.45% Notes Due 2002, the 6.75% Notes Due 2007 and the 7.20% Debentures Due 2027 of Raytheon.

  "RAYTHEON OPTION" has the meaning provided in "The Merger--The Merger Agreement--Consideration to be Received in the Merger."

  "RAYTHEON TI SYSTEMS" or "RTIS" means Raytheon TI Systems, Inc., a Delaware corporation and wholly owned subsidiary of Raytheon which conducts the business and operations of TI Defense.

  "RECORD DATE" means October 14, 1997.

  "REDEMPTION PRICE" has the meaning provided in "Capital Stock--New Raytheon Capital Stock--New Raytheon Rights Agreement."

                                                                        GLOSSARY

--------------------------------------------------------------------------------

  "REGISTRATION STATEMENT" means the Registration Statement on Form S-4 of HE Holdings, as amended and including exhibits, to register with the SEC the shares of Class B Common Stock to be distributed in the Merger. This document is part of the Registration Statement.

  "RELATED PERSON" has the meaning provided in "Capital Stock--Comparison of Rights of Stockholders of Raytheon and New Raytheon."

  "SALOMON BROTHERS" means Salomon Brothers Inc. in its capacity as financial advisor to GM in connection with the Pre-Merger Transactions.

  "SALOMON BROTHERS FAIRNESS OPINION" means a written opinion of Salomon Brothers, dated on or about the date of the GM Solicitation Statement/Prospectus, addressed to the GM Board that, as of such date, on the basis of and subject to the assumptions, limitations and other matters set forth therein, taking into account all relevant aspects of the Pre-Merger Transactions, the consideration to be provided to GM and its subsidiaries and to the GM $1 2/3 Common Stockholders and the GM Class H Common Stockholders in the Pre-Merger Transactions is fair, from a financial point of view, to the GM $1 2/3 Common Stockholders and to the GM Class H Common Stockholders.

  "SEC" means the Securities and Exchange Commission.

  "SECURITIES ACT" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

  "SEPARATION AGREEMENTS" means collectively the Master Separation Agreement, the Hughes Separation Agreement, the Tax Sharing Agreement and all of the other agreements contemplated by the Master Separation Agreement.

  "SPIN-OFF MERGER" means the merger of Merger Sub with and into GM, with GM as the Surviving corporation, to effect, among other things, the Hughes Defense Spin-Off.

  "SPIN-OFF MERGER AGREEMENT" means the Agreement and Plan of Merger dated as of October 17, 1997, as amended, by and between GM and Merger Sub to effect the Spin-Off Merger.

  "SPIN-OFF MERGER EFFECTIVE TIME" means the time at which the Spin-Off Merger becomes effective.

  "STRADDLE PERIOD" has the meaning provided in "The Merger--Separation and Transition Arrangements--Summary of Tax Sharing Agreement."

  "SURVIVING CORPORATION" means New Raytheon, or, HE Holdings as the surviving corporation of the Merger.

  "TARGET" has the meaning provided in "The Merger--Separation and Transition Arrangements-- Summary of Master Separation Agreement--Post-Closing Adjustment."

  "TAX SHARING AGREEMENT" means the Tax Sharing Agreement by and among GM, HE Holdings and Hughes Network Systems, to be entered into in connection with the Pre-Merger Transactions and the Merger.

  "TERMINATION FEE" has the meaning provided in "The Merger--The Merger Agreement--Effect of Termination; Termination Fees."

  "TEXAS INSTRUMENTS" means Texas Instruments Incorporated, a Delaware corporation.

GLOSSARY

--------------------------------------------------------------------------------

  "TI ACQUISITION" means the acquisition of TI Defense, which was consummated on July 11, 1997.

  "TI DEFENSE" means the defense systems and electronics business of Texas Instruments, which was acquired by Raytheon in the TI Acquisition and which now conducts its business as Raytheon TI Systems.

  "TRANSACTION AGREEMENTS" means the Spin-Off Merger Agreement, the Implementation Agreement, the Merger Agreement and the Separation Agreements.

  "TRANSFER AGENT" means State Street Bank and Trust Company in its capacity as the Transfer Agent for Raytheon and New Raytheon.

  "TREASURY REGULATIONS" means the rules and regulations promulgated by the U.S. Department of Treasury under the Code.

  "TRIGGERING HOLDING" has the meaning provided in "Capital Stock--New Raytheon Capital Stock--New Raytheon Rights Agreement."

                                                                        GLOSSARY

--------------------------------------------------------------------------------
                                   APPENDICES

 APPENDIX A Merger Agreement...........................................  A-1
 APPENDIX B Fairness Opinions
            Appendix B-I--Bear Stearns Fairness Opinion................  B-I-1
            Appendix B-II--CSFB Fairness Opinion.......................  B-II-1
 APPENDIX C Raytheon Consolidated Financial Statements.................  C-1
            Report of Independent Accountants..........................  C-6
            Raytheon Consolidated Financial Statements and Notes
            Thereto....................................................  C-7
 APPENDIX D Hughes Defense Combined Financial Statements...............  D-1
            Independent Auditors' Report...............................  D-7
            Hughes Defense Combined Financial Statements and Notes
            Thereto....................................................  D-8
 APPENDIX E TI Defense Financial Statements............................  E-1
            Report of Independent Auditors.............................  E-5
            TI Defense Financial Statements............................  E-6

APPENDICES

--------------------------------------------------------------------------------

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                               HE HOLDINGS, INC.

                                      AND

                                RAYTHEON COMPANY


                          DATED AS OF JANUARY 16, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                      APPENDIX A

--------------------------------------------------------------------------------
                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE 1
                                   THE MERGER

 Section 1.1.      The Merger............................................   A-2
 Section 1.2.      Effective Time........................................   A-2
 Section 1.3.      Effects of The Merger.................................   A-2
 Section 1.4.      Certificate of Incorporation and By-laws..............   A-2
 Section 1.5.      Boards, Committees and Officers.......................   A-2
 Section 1.6.      Additional Actions....................................   A-3

                                   ARTICLE 2
                            CONVERSION OF SECURITIES

 Section 2.1.      Conversion of Capital Stock...........................   A-3
 Section 2.2.      Exchange of Certificates..............................   A-3
               (a) Exchange Agent........................................   A-3
               (b) Exchange Procedures...................................   A-3
               (c) Distributions With Respect to Unexchanged Shares......   A-4
               (d) No Further Ownership Rights in Raytheon Common Stock..   A-4
 Section 2.3.      No Fractional Share Certificates......................   A-4
               (a) Determination of Excess Shares........................   A-4
               (b) Common Shares Trust...................................   A-5
               (c) Distribution to Holders of Fractional Hughes Class B
                   Common Stock..........................................   A-5
 Section 2.4.      Exchange Fund and Common Shares Trust Matters.........   A-5
               (a) No Liability..........................................   A-5
               (b) Investment of Exchange Fund...........................   A-5
               (c) Withholding Rights....................................   A-5
               (d) Termination of Exchange Fund and Common Shares Trust..   A-5
 Section 2.5.      Treatment of Raytheon Stock Options...................   A-6

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF HUGHES

 Section 3.1.      Organization and Standing.............................   A-6
 Section 3.2.      Subsidiaries..........................................   A-6
 Section 3.3.      Corporate Power and Authority.........................   A-7
 Section 3.4.      Capitalization of Hughes..............................   A-7
 Section 3.5.      Conflicts, Consents and Approvals.....................   A-8
 Section 3.6.      Hughes Financial Statements...........................   A-8
 Section 3.7.      Registration Statement................................   A-9
 Section 3.8.      Compliance with Law...................................   A-9
 Section 3.9.      Litigation............................................   A-9
 Section 3.10.     Taxes.................................................  A-10
 Section 3.11.     Absence of Certain Changes............................  A-10
 Section 3.12.     Undisclosed Liabilities...............................  A-10
 Section 3.13.     Environmental Matters.................................  A-10
 Section 3.14.     Employee Benefits.....................................  A-11
 Section 3.15.     Brokerage and Finder's Fees...........................  A-12
 Section 3.16.     Opinion of Financial Advisor..........................  A-12
 Section 3.17.     Board and Stockholder Approval........................  A-13
 Section 3.18.     DGCL Section 203 and State Takeover Laws..............  A-13
 Section 3.19.     Permits...............................................  A-13

                                                                      APPENDIX A

--------------------------------------------------------------------------------

                                                                            PAGE
                                                                            ----
 Section 3.20.     Restrictive Agreements.................................  A-13
 Section 3.21.     Real Estate............................................  A-13
 Section 3.22.     Employees..............................................  A-13
 Section 3.23.     Certain Retirement Assets..............................  A-14

                                    ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF RAYTHEON

 Section 4.1.      Organization and Standing..............................  A-14
 Section 4.2.      Subsidiaries...........................................  A-14
 Section 4.3.      Corporate Power and Authority..........................  A-15
 Section 4.4.      Capitalization of Raytheon.............................  A-15
 Section 4.5.      Conflicts, Consents and Approvals......................  A-15
 Section 4.6.      Raytheon SEC Documents.................................  A-16
 Section 4.7.      Registration Statement.................................  A-17
 Section 4.8.      Compliance with Law....................................  A-17
 Section 4.9.      Litigation.............................................  A-17
 Section 4.10.     Taxes..................................................  A-17
 Section 4.11.     Absence of Certain Changes.............................  A-18
 Section 4.12.     Undisclosed Liabilities................................  A-18
 Section 4.13.     Environmental Matters..................................  A-18
 Section 4.14.     Employee Benefits......................................  A-18
 Section 4.15.     Brokerage and Finder's Fees............................  A-19
 Section 4.16.     Opinion of Financial Advisor...........................  A-20
 Section 4.17.     Board Recommendation...................................  A-20
 Section 4.18.     Voting Requirements....................................  A-20
 Section 4.19.     DGCL Section 203 and State Takeover Laws...............  A-20
 Section 4.20.     Permits................................................  A-20
 Section 4.21.     Restrictive Agreements.................................  A-20
 Section 4.22.     Real Estate............................................  A-20
 Section 4.23.     Employees..............................................  A-21
 Section 4.24.     Shareholder Rights Plan................................  A-21

                                    ARTICLE 5
                            COVENANTS OF THE PARTIES

 Section 5.1.      Mutual Covenants.......................................  A-21
               (a) General................................................  A-21
               (b) HSR Act................................................  A-21
               (c) Tax-Free Treatment.....................................  A-21
               (d) NYSE Listing...........................................  A-22
               (e) Letters of Accountants.................................  A-22
               (f) Public Announcements...................................  A-22
               (g) Access.................................................  A-22
               (h) Indemnification........................................  A-23
               (i) Expenses...............................................  A-23
               (j) Preparation of SEC Documents...........................  A-23
               (k) No Solicitation........................................  A-24
               (l) Additional Agreements..................................  A-24
               (m) Blue Sky...............................................  A-24
               (n) Notification of Certain Matters........................  A-24

APPENDIX A

--------------------------------------------------------------------------------

                                                                           PAGE
                                                                           ----
 Section 5.2.      Covenants of Hughes...................................  A-25
               (a) Conduct of Hughes' Operations.........................  A-25
               (b) Notification of Certain Matters.......................  A-26
               (c) Debt..................................................  A-26
               (d) Adoption of Rights Plan...............................  A-26
 Section 5.3.      Covenants of Raytheon.................................  A-26
               (a) Raytheon Stockholders Meeting.........................  A-26
               (b) Conduct of Raytheon's Operations......................  A-26
               (c) Notification of Certain Matters.......................  A-27
               (d) Affiliates............................................  A-27
               (e) Raytheon Securities Law Filings.......................  A-27

                                   ARTICLE 6
                                   CONDITIONS

 Section 6.1.      Mutual Conditions.....................................  A-28
 Section 6.2.      Conditions to Obligations of Raytheon.................  A-29
 Section 6.3.      Conditions to Obligations of Hughes...................  A-30

                                   ARTICLE 7
                           TERMINATION AND AMENDMENT

 Section 7.1.      Termination...........................................  A-30
 Section 7.2.      Effect of Termination.................................  A-31
 Section 7.3.      Amendment.............................................  A-32
 Section 7.4.      Extension; Waiver.....................................  A-33

                                   ARTICLE 8
                                 MISCELLANEOUS

 Section 8.1.      No Survival of Representations and Warranties.........  A-33
 Section 8.2.      Notices...............................................  A-33
 Section 8.3.      Interpretation; Absence of Presumption................  A-34
 Section 8.4.      Counterparts..........................................  A-34
 Section 8.5.      Entire Agreement; Severability........................  A-34
 Section 8.6.      Definitions of "subsidiary" and "significant
                   subsidiary"...........................................  A-35
 Section 8.7.      Third Party Beneficiaries.............................  A-35
 Section 8.8.      Governing Law.........................................  A-35
 Section 8.9.      Specific Performance..................................  A-35
 Section 8.10.     Assignment............................................  A-35

                                    EXHIBITS
 Exhibit A --Form of Amended and Restated Certificate of Incorporation of Hughes
 Exhibit B --Form of Amended and Restated By-laws of Hughes
 Exhibit C --Form of GM Implementation Agreement
 Exhibit D --Form of Agreement and Plan of Merger with respect to the
             Hughes Distribution
 Exhibit E --Directors/Officers of the Surviving Corporation
 Exhibit F --Form of Affiliate Letter
 Exhibit G --Form of Raytheon Tax Opinion
 Exhibit H --Form of Hughes Tax Opinion
 Exhibit I --Form of Raytheon Tax Letter
 Exhibit J --Form of Hughes Tax Letter
 Exhibit K --Terms for Rights Plan

                                                                      APPENDIX A

--------------------------------------------------------------------------------

                                 SCHEDULES
 Hughes Disclosure Schedule
 Section 3.2     Subsidiaries............................................    A-6
 Section 3.4     Capitalization of Hughes................................    A-7
 Section 3.5     Conflicts, Consents & Approvals.........................    A-8
 Section 3.6     Hughes Financial Statements.............................    A-8
 Section 3.9     Litigation..............................................    A-9
 Section 3.10    Taxes...................................................   A-10
 Section 3.11    Absence of Certain Changes..............................   A-10
 Section 3.12    Undisclosed Liabilities.................................   A-10
 Section 3.13    Environmental Matters...................................   A-10
 Section 3.14(d) Certain Employee Benefit Plans..........................   A-11
 Section 3.14(h) Certain Employee Benefit Plans and Agreements...........   A-12
 Section 3.20    Restrictive Agreements..................................   A-13
 Section 3.21    Real Estate.............................................   A-13
 Section 3.22    Employees...............................................   A-13
 Section 5.2 (a) Covenants of Hughes (Conduct of Hughes' Operations).....   A-25

 Raytheon Disclosure Schedule

 Section 4.2     Subsidiaries............................................   A-14
 Section 4.4     Capitalization of Raytheon..............................   A-15
 Section 4.5     Conflicts, Consents & Approvals.........................   A-15
 Section 4.6     Raytheon Financial Statements...........................   A-16
 Section 4.9     Litigation..............................................   A-17
 Section 4.10    Taxes...................................................   A-17
 Section 4.11    Absence of Certain Changes..............................   A-18
 Section 4.12    Undisclosed Liabilities.................................   A-18
 Section 4.13    Environmental Matters...................................   A-18
 Section 4.14(a) Employee Benefit Plans and Agreements...................   A-18
 Section 4.14(c) Employee Benefit Plans Subject to Sections 4063, 4064 or
                 4202 of ERISA...........................................   A-19
 Section 4.21    Restrictive Agreements..................................   A-20
 Section 4.23    Employees...............................................   A-21
 Section 5.3 (b) Covenants of Raytheon (Conduct of Raytheon's
                 Operations).............................................   A-26

APPENDIX A

--------------------------------------------------------------------------------
                          AGREEMENT AND PLAN OF MERGER

  This Agreement and Plan of Merger (this "Agreement") is made and entered into as of January 16, 1997, by and between HE Holdings, Inc., a Delaware corporation ("Hughes"), and Raytheon Company, a Delaware corporation ("Raytheon").

  WHEREAS, Hughes and Raytheon desire to combine Raytheon's business with the Defense Business (as defined in the Separation Agreement (as hereinafter defined), the "Defense Business"), through a merger pursuant to which Raytheon shall merge (the "Merger") with and into Hughes, with Hughes as the surviving corporation, and each share of Raytheon Common Stock (as defined herein) outstanding at the Effective Time (as defined herein) will be converted into a share of Hughes Class B Common Stock (as defined herein) as more fully provided herein; and

  WHEREAS, prior to the Effective Time, Hughes shall adopt the restated certificate of incorporation and restated by-laws attached as Exhibits A and B, respectively, which provide for, among other things, a recapitalization of the outstanding capital stock of Hughes into Class A common stock, par value $0.01 per share ("Hughes Class A Common Stock"), and provide also for a Class B common stock, par value $0.01 per share ("Hughes Class B Common Stock"); and

  WHEREAS, as a condition to entering into this Agreement, Raytheon has required that Hughes be, at the time of consummation of the Merger, an independent, publicly owned company, comprising the Defense Business; and

  WHEREAS, concurrently with the execution and delivery of this Agreement, General Motors Corporation ("GM"), a Delaware corporation and the indirect parent of Hughes, and Raytheon are entering into an Implementation Agreement dated as of the date hereof, in the form attached as Exhibit C (the "GM Implementation Agreement"), setting forth, among other things, the rights and obligations of GM with respect to the execution and delivery of the Hughes Distribution Agreement (as defined below); and

  WHEREAS, prior to the Effective Time, subject to the satisfaction or waiver of the conditions set forth in the GM Implementation Agreement, GM and a wholly owned subsidiary of GM to be designated by GM ("Merger Sub") will enter into an Agreement and Plan of Merger, in the form attached as Exhibit D or with such changes thereto as are permitted pursuant to the GM Implementation Agreement (the "Hughes Distribution Agreement"), and immediately prior to the Effective Time, shall consummate the GM Transactions (as defined therein, the "GM Transactions") in accordance with the terms and subject to the conditions thereof. Pursuant to the Hughes Distribution Agreement, Merger Sub shall merge with and into GM, with GM as the surviving corporation (the "GM Merger"), and, pursuant thereto, among other things, holders of shares of common stock, par value $1 2/3 per share, of GM (the "GM $1 2/3 Common Stock") and of Class H common stock, par value $0.10 per share, of GM (the "GM Class H Common Stock") will receive in accordance with the Hughes Distribution Ratio (as defined in the GM Implementation Agreement) a distribution of shares of Hughes Class A Common Stock on account of their holdings of such GM $1 2/3 Common Stock and GM Class H Common Stock, such that, prior to the consummation of the Merger, such shares of Hughes Class A Common Stock shall represent the entire equity interest in Hughes; and

  WHEREAS, the parties intend that (a) the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) certain of the transactions contemplated by the Hughes Distribution Agreement qualify as tax-free spin-offs within the meaning of Sections 355 and 368(a)(1)(D) of the Code; and

  WHEREAS, the respective Boards of Directors of GM, Hughes and Raytheon have determined that the Merger is desirable and in the best interests of their respective common stockholders and, by resolutions duly adopted, the respective Boards of Directors of Hughes and Raytheon have approved and adopted this Agreement and the respective Boards of Directors of GM and Raytheon have approved and adopted the GM Implementation Agreement;

                                                                      APPENDIX A

--------------------------------------------------------------------------------

  NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

  Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), Raytheon shall be merged with and into Hughes as soon as practicable following the satisfaction or waiver of the conditions set forth in
Article 6. Following the Merger, the separate corporate existence of Raytheon shall cease and Hughes shall continue its existence under the laws of the State of Delaware. Hughes, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation".

  Section 1.2. Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective (the "Effective Time") when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be specified in the Certificate of Merger, which shall be immediately following the consummation of the GM Merger. Prior to the filing referred to in this
Section 1.2, a closing shall be held at the New York offices of Weil, Gotshal & Manges LLP, or such other place as Hughes and Raytheon may agree on a date (the "Closing Date") mutually agreed to by Hughes and Raytheon.

  Section 1.3. Effects of The Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

  Section 1.4. Certificate of Incorporation and By-laws. Unless the same already shall have been adopted, the Certificate of Merger shall provide that at the Effective Time (i) the Certificate of Incorporation of the Surviving Corporation shall be the certificate of incorporation attached as Exhibit A (except as regards the corporate name), (ii) the By-laws of the Surviving Corporation shall be the By-laws attached as Exhibit B and (iii) the corporate name of the Surviving Corporation shall be "Raytheon Company."

  Section 1.5. Boards, Committees and Officers. At the Effective Time, the Board of Directors, committees of the Board of Directors, composition of such committees (including chairmen thereof) and certain officers of the Surviving Corporation (as indicated on Exhibit E) shall be as set forth on Exhibit E until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit E or until their respective successors are duly appointed or elected and qualified, as the case may be. Hughes shall create, effective from and after the Effective Time, the following three new committees: a Management Transition Committee which shall be responsible for supervising and implementing the integration of the businesses, facilities, functions and employees of Hughes, Raytheon and the Defense Systems and Electronics business of Texas Instruments Incorporated to be acquired by Raytheon, which shall be chaired by an individual who prior to the Effective Time is an executive officer of Hughes; a Board Transition Committee which shall be responsible for resolving issues relating to such integration at the Board of Directors level; and a Defense Business Executive Council which shall supervise and manage the combined defense businesses of Hughes, Raytheon and the Defense Systems and Electronics business of Texas Instruments Incorporated to be acquired by Raytheon, on an ongoing basis and shall serve as a vehicle for planning, communication and decision making on issues involving such combined businesses. The composition of such committees also shall be as set forth on Exhibit E until the earlier of the resignation or removal of any individual listed on or designated in accordance with Exhibit E or until their respective successors are duly appointed or elected and qualified, as the case may be. If any officer listed on or appointed in accordance with Exhibit E ceases to be a full-time employee of Hughes or Raytheon prior to the Effective Time, or if any director, committee member or committee chairman listed or designated on

APPENDIX A

--------------------------------------------------------------------------------
Exhibit E is not available to serve as such at the Effective Time, the parties shall agree upon another person to serve in such person's stead. On or prior to the Effective Time, Hughes, to the extent necessary, shall deliver to Raytheon evidence of the resignations of the directors of Hughes not so designated to be continuing to serve as directors of the Surviving Corporation, such resignations to be effective as of the Effective Time.

  Section 1.6. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Raytheon or Hughes, or (b) otherwise carry out the provisions of this Agreement, Raytheon and its directors and officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the directors and officers of the Surviving Corporation are authorized in the name of Hughes or Raytheon, as the case may be, or otherwise to take any and all such action.

                                   ARTICLE 2

                            CONVERSION OF SECURITIES

  Section 2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Hughes, Raytheon, any holder of Hughes Class A Common Stock, any holder of Raytheon Common Stock or any other person:

    (a) Subject to Section 2.3 below, each whole share of Hughes Class A Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger, and each fractional share of Hughes Class A Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and represent an equivalent fractional share of Hughes Class B Common Stock (which shall be sold by the Exchange Agent as provided in Section 2.3 below). For purposes of determining whether a holder of Hughes Class A Common Stock immediately prior to the Effective Time holds a fractional share of Hughes Class A Common Stock, all shares of Hughes Class A Common Stock held by such holder shall be aggregated;

    (b) Each share of common stock, par value $1.00 per share, of Raytheon ("Raytheon Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and represent one share of Hughes Class B Common Stock; and

    (c) Each share of capital stock of Raytheon held in the treasury of Raytheon or owned by any wholly-owned subsidiary of Raytheon shall be cancelled and retired and no payment shall be made in respect thereof.

  Section 2.2. Exchange of Certificates.

  (a) Exchange Agent. Following the Effective Time, Hughes shall deposit with the exchange agent mutually agreed to and designated by Hughes and Raytheon (the "Exchange Agent"), as required for exchange in accordance with this
Section 2.2, certificates representing shares of Hughes Class B Common Stock issuable pursuant to Section 2.1 in exchange for outstanding shares of Raytheon Common Stock and cash, as required for payments pursuant to Section 2.2(c) below (such shares of Hughes Class B Common Stock, together with any cash deposited with the Exchange Agent pursuant to this Section 2.2, being hereinafter referred to as the "Exchange Fund.")

  (b) Exchange Procedures. As soon as practicable after the Effective Time, the Exchange Agent, pursuant to the terms of an exchange agent agreement to be entered into with Hughes prior to the Effective Time, shall mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Raytheon Common Stock whose shares were converted into

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shares of Hughes Class B Common Stock pursuant to Section 2.1(b): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Hughes and Raytheon may specify), and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Hughes Class B Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of shares of Hughes Class B Common Stock which such holder has the right to receive pursuant to Section 2.1 and (y) a check representing the unpaid dividends and distributions, if any, which such holder has the right to receive pursuant to the provisions of this Article, after giving effect to any required withholding tax pursuant to Section 2.4(c) below, and the shares represented by the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on unpaid dividends and distributions, if any, payable to holders of Raytheon Common Stock ("Raytheon Stockholders"). In the event of a transfer of ownership of shares of Raytheon Common Stock which is not registered on the transfer records of Raytheon, a certificate representing the proper number of shares of Hughes Class B Common Stock, together with a check for the cash to be paid in lieu of unpaid dividends and distributions, if any, may be issued to such transferee if the Certificate representing such shares of Raytheon Common Stock held by such transferee is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent that number of whole shares of Hughes Class B Common Stock into which the shares of Raytheon Common Stock formerly represented by such Certificate shall have been converted, together with the right to receive any unpaid dividends and distributions.

  (c) Distributions With Respect to Unexchanged Shares. Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Hughes Class B Common Stock having a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, until the holder shall surrender such Certificate as provided in this Section 2.2. Subject to the effect of Applicable Law (as defined herein), following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Hughes Class B Common Stock issued in exchange therefor, without interest, (i) promptly following such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Hughes Class B Common Stock and not paid, less the amount of any withholding taxes which may be required thereon pursuant to Section 2.4(c) below, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Hughes Class B Common Stock, less the amount of any withholding taxes which may be required thereon.

  (d) No Further Ownership Rights in Raytheon Common Stock. All shares of Hughes Class B Common Stock issued upon surrender of Certificates in accordance with the terms hereof (including any cash paid pursuant to this Article 2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Raytheon Common Stock represented thereby, and from and after the Effective Time there shall be no further registration of transfers of shares of Raytheon Common Stock on the stock transfer books of Raytheon. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.

  Section 2.3. No Fractional Share Certificates.

  (a) Determination of Excess Shares. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the aggregate number of fractional shares of Hughes Class A Common Stock converted into Hughes Class B Common Stock pursuant to Section 2.1(a) (such aggregate number of shares being herein called the "Excess Shares"). Following the Effective Time, the Exchange Agent, as agent for the holders of GM Common Stock, shall sell the Excess Shares at then prevailing prices on the New York Stock Exchange, Inc. (the "NYSE"), all in the manner provided in subsection (b) of this Section 2.3.

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  (b) Common Shares Trust. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. The Exchange Agent shall use all reasonable efforts to complete the sale of the Excess Shares as promptly following the Effective Time as, in the Exchange Agent's reasonable judgment, is practicable consistent with obtaining the best execution of such sales in light of prevailing market conditions. Until the net proceeds of such sale or sales have been distributed to the holders of Hughes Class B Common Stock constituting Excess Shares, the Exchange Agent will hold such proceeds in trust for the holders of such Hughes Class B Common Stock (the "Common Shares Trust"). The Surviving Corporation shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of such fractional interests in Hughes Class B Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust by a fraction the numerator of which is the amount of fractional share interests to which such holder of Hughes Class B Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all such holders of Hughes Class B Common Stock are entitled.

  (c) Distribution to Holders of Fractional Hughes Class B Common Stock. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Hughes Class B Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding, to such holders of Hughes Class B Common Stock, subject to and in accordance with the terms of this Agreement.

  Section 2.4. Exchange Fund and Common Shares Trust Matters.

  (a) No Liability. None of any party hereto, the Exchange Agent or the Surviving Corporation shall be liable to any person in respect of any shares of Hughes Class B Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund or the Common Shares Trust delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any cash, any dividends or distributions with respect to whole shares of Hughes Class B Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined herein)), any such cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by Applicable Law (as defined in Section 3.8 hereof), become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

  (b) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund and the Common Shares Trust, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation from time to time as the Surviving Corporation may request.

  (c) Withholding Rights. The Exchange Agent, on behalf of the Surviving Corporation, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Raytheon Common Stock and to any holder of fractional interests in Hughes Class B Common Stock as set forth in Section 2.3 above, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax (as defined herein) law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of Raytheon Common Stock or Hughes Class B Common Stock, as the case may be, in respect of which such deduction and withholding was made.

  (d) Termination of Exchange Fund and Common Shares Trust. Any portion of the Exchange Fund and the Common Shares Trust which remains undistributed for six months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of fractional interests in Hughes Class B Common Stock or any

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holders of Raytheon Common Stock representing Hughes Class B Common Stock who have not theretofore complied with the provisions of this Article 2 shall thereafter look only to the Surviving Corporation for satisfaction of their claims for Hughes Class B Common Stock, dividends and other distributions, if any, and, with respect to shares of Hughes Class B Common Stock constituting Excess Shares, any cash in lieu of fractional shares thereof, as the case may be.

  Section 2.5. Treatment of Raytheon Stock Options. Prior to the Effective Time, Hughes and Raytheon shall take all such actions as may be necessary to cause each unexpired and unexercised option under stock option plans of Raytheon in effect on the date hereof which has been granted to current or former directors, officers, employees, consultants or independent contractors of Raytheon or its subsidiaries or to any other persons by Raytheon (each, a "Raytheon Option") to be automatically converted at the Effective Time into an option (a "Hughes Exchange Option") to purchase that number of shares of Hughes Class B Common Stock equal to the number of shares of Raytheon Common Stock issuable immediately prior to the Effective Time upon exercise of the Raytheon Option (without regard to actual restrictions on exercisability), with an exercise price equal to the exercise price which existed under the corresponding Raytheon Option, and with other terms and conditions that are the same as the terms and conditions of such Raytheon Option immediately before the Effective Time (except for any changes in vesting rights or permitted time of exercise which result from the occurrence of the Merger). In connection with the issuance of Hughes Exchange Options, Hughes shall (i) reserve for issuance the number of shares of Hughes Class B Common Stock that will become subject to Hughes Exchange Options pursuant to this Section 2.5, and (ii) from and after the Effective Time, upon exercise of Hughes Exchange Options, make available for issuance all shares of Hughes Class B Common Stock covered thereby, subject to the terms and conditions applicable thereto.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF HUGHES

  In order to induce Raytheon to enter into this Agreement, Hughes hereby represents and warrants to Raytheon that the statements contained in this Article are true, correct and complete. The parties hereto agree that representations and warranties of Hughes set forth in this Article 3 have been prepared on a basis that reflects the consummation of the HEC Reorganization (as defined in the Hughes Distribution Agreement, the "HEC Reorganization") and accordingly, all references to Hughes exclude all businesses, assets or obligations of Hughes which will not be such following the consummation of the HEC Reorganization.

  Section 3.1. Organization and Standing. Hughes and each of its significant subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with respect to Hughes, and under the laws of its state or other jurisdiction of incorporation, with respect to its significant subsidiaries, in each case with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where owned, leased, used, operated and conducted. Hughes and each of its significant subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Hughes. Hughes is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation or by-laws, as amended.

  Section 3.2. Subsidiaries. Hughes does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 3.2 to the disclosure schedule delivered by Hughes to Raytheon and dated as of the date hereof (the "Hughes Disclosure Schedule"). Except as set forth in Section
3.2 to the Hughes Disclosure Schedule, Hughes is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. Except as set forth in Section 3.2 to the Hughes Disclosure Schedule, Hughes owns directly or indirectly each of the outstanding shares of capital stock (or other ownership

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












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interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such significant subsidiary) of each of its significant subsidiaries. Each of the outstanding shares of capital stock of each of Hughes' significant subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Hughes free and clear of all liens, pledges, security interests, claims or other encumbrances. Other than as set forth in
Section 3.2 to the Hughes Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any significant subsidiary of Hughes, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any significant subsidiary of Hughes; and no significant subsidiary of Hughes has any obligation of any kind to issue any additional securities or to pay for securities of Hughes or any significant subsidiary of Hughes or any predecessor of any of the foregoing.

  Section 3.3. Corporate Power and Authority. Hughes has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Hughes and the consummation of the transactions contemplated hereby to be effected by Hughes have been duly authorized by all necessary corporate action on the part of Hughes. This Agreement has been duly executed and delivered by Hughes, and constitutes the legal, valid and binding obligation of Hughes, enforceable against it in accordance with its terms.

  Section 3.4. Capitalization of Hughes. (a) As of September 30, 1996, Hughes' authorized capital stock consisted solely of 75,000 shares of common stock, without par value, all of which were issued and outstanding. Each outstanding share of Hughes capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights and is owned indirectly by GM free and clear of all liens, pledges, security interests, claims or other encumbrances. Each share of Hughes Class B Common Stock to be issued in connection with the Merger will be duly authorized and validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights. Hughes has no authorized or outstanding bonds, debentures, notes or other obligations or securities, the holders of which have the right to vote with the stockholders of Hughes on any matter.

  (b) Immediately prior to the Effective Time, but after giving effect to the GM Transactions, Hughes will have (i) 102,630,503 shares of Class A Common Stock outstanding, (ii) no shares of Class A Common Stock reserved for issuance upon the exercise of outstanding options, warrants and convertible securities,
(iii) not more than 4,150,000 shares of Class B Common Stock reserved for issuance upon the exercise of outstanding options (plus (x) up to 1,000,000 additional shares of Class B Common Stock which may be reserved for issuance in respect of options granted after July 1, 1997 in accordance with Section 5(c) of Schedule EM of the Separation Agreement and plus (y) such additional shares of Class B Common Stock which may be reserved for issuance in respect of options associated with any corporate employees of Hughes or its affiliates which Hughes and Raytheon agree may become or remain employees of the Surviving Corporation after the Merger), (iv) no shares of any other class of capital stock outstanding, and (v) except as set forth in the foregoing clause (iii) or as otherwise contemplated by this Agreement, no shares of Class A Common Stock, Class B Common Stock or any other class of capital stock subject in any event to issuance upon the exercise, conversion or exchange of any other securities or pursuant to any contractual or other right, option, warrant or agreement.

  (c) Other than as contemplated by the Merger or as set forth in Section 3.4 to the Hughes Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Hughes, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Hughes; and Hughes has no obligation of any kind to issue any additional securities or to pay for securities of Hughes or any predecessor or affiliate. The issuance and sale of all of the shares of capital stock described in this Section 3.4 have been in compliance with federal and state securities laws. Except as set forth in Section 3.4 to the Hughes Disclosure Schedule, Hughes has not agreed to register any securities under the Securities Act of 1933, as amended (together with rules and regulation thereunder, the "Securities Act"), or

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under any state securities law or granted registration rights with respect to any securities of Hughes to any person or entity.

  Section 3.5. Conflicts, Consents and Approvals. Neither the execution and delivery of this Agreement by Hughes nor the consummation of the transactions contemplated hereby will:

    (a) conflict with, or result in a breach of any provision of the certificate of incorporation or by-laws of Hughes or its significant subsidiaries;

    (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Hughes or any of its significant subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, intellectual property or other license, contract, undertaking, agreement, lease or other instrument or obligation to which Hughes or any of its significant subsidiaries is a party;

    (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Hughes or any of its significant subsidiaries or any of their respective properties or assets; or

    (d) except as contemplated by the Hughes Distribution Agreement, require any action or consent or approval of, or review by, or registration or filing by Hughes or any of its affiliates with, any third party or any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a "Governmental Authority"), other than (i) authorization for listing of the shares of Hughes Class A Common Stock and Hughes Class B Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance,
  (ii) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and any comparable laws of foreign jurisdictions, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, and (iv) as set forth in
  Section 3.5 to the Hughes Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that, individually or in the aggregate, would neither have a material adverse effect on Hughes nor materially delay or adversely impact Hughes' ability to consummate the transactions contemplated hereby and by the other Transaction Agreements (as defined in the GM Implementation Agreement, the "Transaction Agreements").

  Section 3.6. Hughes Financial Statements. (a) Included in the Hughes Disclosure Schedule are (i) pro forma unaudited consolidated balance sheets as of December 31, 1995 and 1994, and pro forma unaudited consolidated statements of income and cash flows for the two years ended December 31, 1995 and 1994, for Hughes and its subsidiaries (such financial statements, the "Hughes Statements" and the balance sheet as of December 31, 1995 included therein, the "Hughes Balance Sheet"), and (ii) an unaudited pro forma consolidated balance sheet and statement of income and cash flows at and for the nine months ended September 30, 1996 for Hughes and its subsidiaries (the "Hughes Interim Statements"). The Hughes Statements and the Hughes Interim Statements have been prepared on a basis that gives effect to the consummation of the HEC Reorganization, except to the extent disclosed in the notes thereto. The Hughes Balance Sheet (including any related notes and schedules) and the consolidated balance sheet included in the Hughes Interim Statements fairly present in all material respects the consolidated financial position of Hughes and its subsidiaries, after giving effect to the consummation of the HEC Reorganization, as of their respective dates, and each of the consolidated statements of income and cash flows included in the Hughes Statements and the Hughes Interim Statements fairly presents in all material respects the consolidated results of operations and cash flows, as the case may be, of Hughes and its subsidiaries, after giving effect to the consummation of the HEC Reorganization, for the periods set forth therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied except as disclosed in the Basis of Presentation note thereto and except that footnotes to the Hughes Statements and the Hughes Interim Statements required by GAAP are omitted.

                                      A-8

APPENDIX A
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  (b) Proper accounting controls are, and since January 1, 1994, have been, in place to ensure that no portion of any international sales representative commission or contingent fee payment is included, directly or indirectly, in the contract price of any sale to the United States Government pursuant to the Foreign Military Sales ("FMS") program, or any sale to a foreign government financed in whole or in part with funding from the U.S. Foreign Military Finance ("FMF") program, except as permitted thereunder and except where there is no reasonable likelihood that the failure to have in place such controls would give rise to any unreserved loss, cost or expense in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in clause (c) below and in Sections
3.9 and 3.13, $100 million.

  (c) All payments to international sales representatives since January 1, 1994, including commission and contingent fee payments to international sales representatives on FMS and FMF contracts, (i) have been accurately reported on Hughes' books and records, and (ii) have been made consistent with all applicable United States and foreign laws and regulations, except where there is no reasonable likelihood that the failure to accurately report or to be consistent with applicable law would give rise to any unreserved loss, cost or expense in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in clause
(b) above and in Sections 3.9 and 3.13, $100 million.

  Section 3.7. Registration Statement. None of the information provided by or on behalf of Hughes for inclusion in the registration statement on Form S-4, as supplemented or amended from time to time (the "Registration Statement"), including the prospectus, as supplemented or amended from time to time, relating to the shares of Hughes Class B Common Stock to be issued in the Merger (the "Prospectus"), at the time it becomes effective or, in the case of Raytheon's proxy statement or consent solicitation with respect to the Merger, as supplemented or amended from time to time (the "Proxy Statement"), at the date of mailing or at the date of voting or consent and approval with respect thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, except for such portions thereof that relate only to Raytheon, will comply as to form in all material respects with the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act").

  Section 3.8. Compliance with Law. Hughes and its subsidiaries are in compliance with, and at all times since December 31, 1994 have been in compliance with, all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Law") relating to them or their businesses or properties, including, without limitation, the Truth-In-Negotiations Act, the Procurement Integrity Act, the Foreign Corrupt Practices Act and the Cost Accounting Standards, except where the failure to be in compliance therewith would not have a material adverse effect on Hughes.

  Section 3.9. Litigation. Except as set forth in Section 3.9 to the Hughes Disclosure Schedule, there is no suit, claim, action, proceeding or investigation, whether civil, criminal or administrative in nature (an "Action"), pending or, to the knowledge of Hughes threatened against Hughes or any of its subsidiaries, nor are there any facts known to Hughes which would support an Action, which has any reasonable likelihood of resulting in unreserved liability to Hughes or its subsidiaries in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in Sections 3.6(b) and (c) and Section 3.13, $100 million or a material adverse effect on the ability of Hughes to consummate the transactions contemplated hereby. Hughes is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Hughes or on its ability to consummate the transactions contemplated hereby. Except as set forth in Section 3.9 to the Hughes Disclosure Schedule, since December 31, 1994, neither Hughes nor any of its significant subsidiaries has been subject to any outstanding order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Hughes or any such subsidiaries.

                                      A-9

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  Section 3.10. Taxes. Hughes and its subsidiaries have filed (or there have been duly filed on their behalf) all federal and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by them prior to the date hereof (taking into account extensions). All of the foregoing returns and reports, to the extent they relate to the income, assets or business of Hughes or its subsidiaries, are true and correct in all material respects, and Hughes and its subsidiaries have paid (or there have been paid on their behalf), or adequate provision has been made in the financial statements of Hughes included in the Hughes Disclosure Schedule for all taxes payable in respect of all periods ending on or prior to September 30, 1996. None of Hughes or any of its subsidiaries (i) will have any liability for any taxes in excess of the amounts so paid or reserves so established, (ii) is delinquent in the payment of any tax, assessment or governmental charge or (iii) has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, except, in each case, where such liability, delinquency or failure to request such an extension would not have a material adverse effect on Hughes. No deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Hughes or any of its subsidiaries for which there are not adequate reserves. Except as set forth in Section 3.10 to the Hughes Disclosure Schedule, none of Hughes or any of its subsidiaries (or any consolidated, combined or unitary group of which any such corporation is a member) is the subject of any tax audit which could reasonably be expected to have a material adverse effect on Hughes. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The consolidated federal income tax returns of GM through the fiscal year ending December 31, 1990 have been audited by the Internal Revenue Service. For the purposes of this Agreement, the term "tax" shall include all federal, state, local and foreign taxes including interest and penalties thereon.

  Section 3.11. Absence of Certain Changes. (a) Except as set forth in Section
3.11 to the Hughes Disclosure Schedule and except as contemplated by the GM Implementation Agreement, since September 30, 1996, the businesses of Hughes and its subsidiaries have been conducted in the ordinary course, consistent with past practice, and there has been no (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of Hughes and its subsidiaries taken as a whole or (ii) material adverse effect on the ability of Hughes to consummate the transactions contemplated hereby.

  (b) Except (i) as set forth in Schedule 3.11 to the Hughes Disclosure Schedule, (ii) for the Separation Agreements (as defined in the Hughes Distribution Agreement, the "Separation Agreement"), and (iii) pursuant to customary accounting practices relating to Government Contracts (A) neither Hughes nor any of its subsidiaries has entered into any agreement material to Hughes and its subsidiaries, taken as a whole, with GM or any affiliate of GM on terms that are not as favorable, in all material respects, to terms that would be obtainable in comparable agreements with unrelated third parties, and
(B) from the date hereof to the Effective Time Hughes will not enter into any such agreement, excluding for all purposes of this Section 3.11 any such agreement which will not continue in force from and after the Effective Time.

  (c) Except (i) as set forth in Schedule 3.11 to the Hughes Disclosure Schedule and (ii) for the Separation Agreement, since September 30, 1996, neither Hughes nor any of its subsidiaries has taken any action referred to in clauses (i) through (xiii) of Section 5.2(a) hereof.

  Section 3.12. Undisclosed Liabilities. Except as and to the extent disclosed or reserved against on the Hughes Interim Statements, neither Hughes nor any of its subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, except (i) as set forth in Section 3.12 to the Hughes Disclosure Schedule, (ii) as incurred after the date of the Hughes Interim Statements in the ordinary course of business consistent with prior practice, or (iii) for liabilities and obligations which are not, individually or in the aggregate, material to Hughes and its subsidiaries, taken as a whole.

  Section 3.13. Environmental Matters. (a) As used herein, the term "Environmental Laws" means all applicable federal, state, local or foreign laws relating to pollution or protection of human health or the

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environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all applicable authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notice or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

  (b) There are, with respect to Hughes and its subsidiaries, and to Hughes' knowledge with respect to its and their predecessors, no past or present material violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any liability under any applicable Environmental Laws and none of Hughes or its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or to Hughes' knowledge threatened in connection with any of the foregoing;

  (c) Hughes is in material compliance with all applicable Environmental Laws;

  (d) Hughes has all valid permits required under Environmental Laws for the operation of its business as presently conducted;

except, in the case of (b), (c) and (d) for any of the foregoing matters that would not reasonably be expected to result in Hughes or its subsidiaries incurring unreserved losses, costs or expenses in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in Sections 3.6(b) and (c) and Section 3.9, $100 million, and except as is set forth in Section 3.9 or 3.13 to the Hughes Disclosure Schedule.

  Section 3.14. Employee Benefits. (a) The plans, contracts or arrangements described in subsections 3, 4, 5, 6 and 7 of Schedule EM to the Separation Agreement include (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, which Hughes and/or its subsidiaries maintain (the "Hughes Employee Benefit Plans") and (ii) all material employment agreements, and all material bonus and other incentive compensation, deferred compensation, disability, severance, stock award, stock option or stock purchase agreements, collective bargaining agreements, workers' compensation, policies and arrangements with respect to the employment and termination of employment of any officer, director or other employee whose principal place of employment is in the United States under which Hughes or its subsidiaries could have any liability (the "Hughes Employee Arrangements").

  (b) With respect to each Hughes Employee Benefit Plan and Hughes Employee Arrangement, a complete and correct copy of each of the following documents has been provided or made available to Raytheon: (i) the most recent plan document or agreement, and all amendments thereto and all related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; and (iii) the most recent actuarial and financial reports.

  (c) None of the Hughes Employee Benefit Plans is subject to Section 4063, 4064 or 4202 of ERISA.

  (d) With respect to each Hughes Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (other than a Multiemployer Plan, as defined below), except as would not have a material adverse effect on Hughes: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) except for the Hughes Employee Benefit Plans disclosed in Section 3.14(d) of the Hughes Disclosure Schedule, the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under the Plan (whether or not vested), on a termination basis; (iii) other than the consummation of the transactions contemplated by this Agreement, no reportable event within the meaning of
Section 4043(c) of ERISA has occurred; and (iv) all premiums to the Pension Benefit Guaranty Corporation have been paid in full and there are

                                      A-11

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no outstanding penalties or interest assessments. With respect to each Hughes
Employee Benefit Plan which is a Multiemployer Plan, except as would not have a material adverse effect on Hughes: (i) no Withdrawal Liability (as defined below) exists that has not been satisfied in full; (ii) if Hughes or any of its subsidiaries were to experience a withdrawal or partial withdrawal from such Plan, no Withdrawal Liability would be incurred; and (iii) neither Hughes nor any of its subsidiaries has received any notification, nor has any reason to believe, that any such Plan is in reorganization, has been terminated, or may reasonably be expected to be in reorganization or to be terminated. A "Multiemployer Plan" means any "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA. "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

  (e) All contributions required to have been made by Hughes or its subsidiaries under any Hughes Employee Benefit Plan or any Applicable Law to any trusts established thereunder or in connection therewith have been made by the due date therefor (including any valid extensions), except where any failure to contribute would not, individually or in the aggregate, have a material adverse effect on Hughes.

  (f) The Hughes Employee Benefit Plans and Hughes Employee Arrangements have been maintained, in all material respects, in accordance with their terms and Applicable Law, including but not limited to the filing of applicable reports, documents and notices regarding any Hughes Employee Benefit Plans with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants in the Hughes Employee Benefit Plans, except where any failure to comply would not, individually or in the aggregate, have a material adverse effect on Hughes.

  (g) With respect to each Hughes Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), either the Internal Revenue Service has issued a favorable determination letter that has not been revoked, or an application for a favorable determination letter was timely submitted to the Internal Revenue Service for which no final action has been taken by the Internal Revenue Service, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust, except to the extent such circumstances or events can be cured without a material adverse effect on Hughes. Each Hughes Employee Benefit Plan which is intended to meet the requirements of Section 501(c)(9) of the Code meets such requirements and provides no disqualified benefits (as such term is defined in Section 4976(b) of the Code), except as would not have a material adverse effect on Hughes.

  (h) Section 3.14(h) of the Hughes Disclosure Schedule (i) identifies each Hughes Employee Benefit Plan and each Hughes Employee Arrangement that is part of a plan or arrangement that is to be split pursuant to Schedule EM to the Separation Agreement, (ii) identifies any funding vehicle associated therewith and (iii) states whether there are any employee contributions made with respect thereto.

  Section 3.15. Brokerage and Finder's Fees. Except for obligations to Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc, neither Hughes nor any of its affiliates, stockholders, directors, officers or employees has incurred or will incur on behalf of Hughes or any affiliate of Hughes, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. Other than with respect to the fee of Goldman, Sachs & Co., which may be paid by Hughes, no such fee will be charged against or payable by Hughes or any subsidiary thereof, and if the fee of Goldman, Sachs & Co. is payable by Hughes after the Effective Time, it will be reflected as a liability on the Closing Date Balance Sheet (as defined in the Separation Agreement). A copy of all agreements relating to any such fee payable by Hughes or any subsidiary thereof to Goldman, Sachs & Co. has (or upon request will be) delivered to Raytheon.

  Section 3.16. Opinion of Financial Advisor. The Boards of Directors of GM, HEC and Hughes have received the written opinion of Goldman, Sachs & Co., their financial advisor, to the effect that, as of January 16, 1997, the Aggregate Consideration (as defined therein) is fair to the GM Group (as defined therein) as a

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whole. Hughes has heretofore provided a copy of such opinion to Raytheon and such opinion has not been withdrawn, revoked or modified.

  Section 3.17. Board and Stockholder Approval. The Board of Directors of Hughes, at a meeting duly called and held, has, by unanimous vote of the directors then in office determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Hughes and its stockholder. Hughes Electronics Corporation ("HEC"), in its capacity as sole stockholder of Hughes, has, acting by written consent, determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Hughes and its stockholder, and adopted and approved this Agreement and the transactions contemplated hereby. No other vote of the holders of any class or series of Hughes capital stock or indebtedness is necessary to approve and adopt this Agreement and the transactions contemplated hereby.

  Section 3.18. DGCL Section 203 and State Takeover Laws. Prior to the date hereof, the Board of Directors of Hughes has taken all action necessary to exempt under or make not subject to (x) Section 203 of the DGCL and (y) to its knowledge, any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby and by the Hughes Distribution Agreement.

  Section 3.19. Permits. Hughes and its subsidiaries have in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for them to own, lease and operate their properties and assets and to carry on their business as now conducted or as presently contemplated to be conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, would not have a material adverse effect on Hughes.

  Section 3.20. Restrictive Agreements. Except as set forth in Section 3.20 of the Hughes Disclosure Schedule, Hughes and its subsidiaries will not be parties to or bound by any agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment that materially limits, after the Effective Time, the ability of Hughes or any of its subsidiaries to compete in any line of business or with any person or in any geographic area or which would so limit, after the Effective Time, the ability of the Surviving Corporation or any subsidiary thereof.

  Section 3.21. Real Estate. Each of Hughes and its subsidiaries (i) has good and marketable title to its owned real properties and (ii) has valid and subsisting leasehold interests in its leased real properties, in each case free and clear of any liens or encumbrances of whatsoever nature, other than liens and encumbrances which would not reasonably be expected to have a material adverse effect on Hughes. The real property leased or owned by Hughes or any of its subsidiaries (including, without limitation, all buildings, structures, improvements and fixtures located thereon, thereunder, thereover or therein, and all appurtenances thereto and other aspects thereof): (1) is in good operating condition and repair and is structurally sound and free of defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements; and (2) is otherwise suitable, sufficient, adequate and appropriate in all respects (whether physical, structural, operational, legal, practical or otherwise) for its current use, operation and occupancy, except, in each such case, to the extent that failure to meet such standards would not reasonably be expected to have a material adverse effect on Hughes. Except as set forth in Section 3.21 of the Hughes Disclosure Schedule, no material real property owned or leased by Hughes or any of its subsidiaries is subject to any sales contracts, option, right of first refusal or similar agreement or arrangement with any third party.

  Section 3.22. Employees. (a) There is no labor strike or work stoppage pending or, to the knowledge of Hughes, threatened against Hughes or any of its subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Hughes. Except as set forth in Section 3.22 of the Hughes Disclosure Schedule, neither Hughes nor any of its subsidiaries is a party to any collective bargaining agreement, nor has Hughes received, within the past 12 months, any demand or request for recognition by a labor organization purporting to represent any employees of Hughes or its subsidiaries.

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  (b) Except as set forth in Section 3.22 of the Hughes Disclosure Schedule, neither Hughes nor any of its subsidiaries is a party to any severance or change-in-control plan or agreement which could entitle any employee of Hughes or any such subsidiary to payments as a result of the consummation of the transactions contemplated by this Agreement.

  Section 3.23. Certain Retirement Assets. (a) The aggregate fair market value of the assets of the HEC Bargaining and Nonbargaining Retirement Plans as of November 30, 1996 was not less than $7,000,000,000. The actuarial accrued liability for such plans as of December 1, 1995 under government cost accounting standards was $4,677,000,000 as calculated and disclosed in the Actuarial Reports for Fiscal Year ending December 31, 1996 and Plan Year beginning December 1, 1995 as prepared by Towers, Perrin. To the best knowledge of Hughes, as of December 1, 1996 there has been no material increase in such liabilities, other than those arising as a result of benefit accruals, terminations, retirements, salary increases and growth due to interest, all of which have occurred in the ordinary course of business.

  (b) To the best knowledge of Hughes, the share of the assets of the HEC Retirement Plan allocable to the defense business under government cost accounting standards (i.e., the Defense Business Fraction, as defined in Schedule EM to the Separation Agreement as determined as of November 30, 1996) is not less than 70% as of November 30, 1996.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF RAYTHEON

  In order to induce Hughes to enter into this Agreement, Raytheon hereby represents and warrants to Hughes that the statements contained in this Article are true, correct and complete.

  Section 4.1. Organization and Standing. Raytheon and each of its significant subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with respect to Raytheon, and under the laws of its state or other jurisdiction of incorporation, with respect to its significant subsidiaries, in each case with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where owned, leased, used, operated and conducted. Raytheon and each of its significant subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Raytheon. Raytheon is not in default in the performance, observance or fulfillment of any provision of its certificate of incorporation, as amended or by-laws, as amended and restated.

  Section 4.2. Subsidiaries. Raytheon does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, except as set forth in Section 4.2 to the disclosure schedule delivered by Raytheon to Hughes and dated as of the date hereof (the "Raytheon Disclosure Schedule"). Except as set forth in
Section 4.2 to the Raytheon Disclosure Schedule, Raytheon is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such entity. Except as set forth in Section 4.2 to the Raytheon Disclosure Schedule, Raytheon owns directly or indirectly each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such significant subsidiary) of each of its significant subsidiaries. Each of the outstanding shares of capital stock of each of Raytheon's significant subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Raytheon free and clear of all liens, pledges, security interests, claims or other encumbrances. Other than as set forth in Section 4.2 to the Raytheon Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of any significant subsidiary of Raytheon, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of any significant subsidiary of Raytheon; and

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no significant subsidiary of Raytheon has any obligation of any kind to issue any additional securities or to pay for securities of Raytheon or any significant subsidiary of Raytheon or any predecessor of any of the foregoing.

  Section 4.3. Corporate Power and Authority. Raytheon has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of Raytheon Stockholders, Raytheon has all requisite corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Raytheon and the consummation of the transactions contemplated hereby to be effected by Raytheon have been duly authorized by all necessary corporate action on the part of Raytheon, subject to the approval of Raytheon Stockholders. This Agreement has been duly executed and delivered by Raytheon, and constitutes the legal, valid and binding obligation of Raytheon, enforceable against it in accordance with its terms.

  Section 4.4. Capitalization of Raytheon. (a) As of December 31, 1996, Raytheon's authorized capital stock consisted solely of (x) 400,000,000 shares of Raytheon Common Stock, of which (i) 236,250,167 shares were issued and outstanding, (ii) 69,123,796 shares of Raytheon Common Stock were held in the treasury of Raytheon and (iii) 12,570,360 shares were reserved for issuance upon the exercise or conversion of outstanding options granted by Raytheon with an average weighted exercise price as set forth in Section 4.4 of the Raytheon Disclosure Schedule and (y) 3,000,000 shares of preferred stock, without par value, none of which were issued and outstanding or reserved for issuance. Each outstanding share of Raytheon capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights. Raytheon has no authorized or outstanding bonds, debentures, notes or other obligations or securities, the holders of which have the right to vote with the stockholders of Raytheon on any matter.

  (b) Other than as contemplated by the Merger or as set forth in Section 4.4 to the Raytheon Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of Raytheon, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Raytheon; and Raytheon has no obligation of any kind to issue any additional securities or to pay for securities of Raytheon or any predecessor or affiliate. The issuance and sale of all of the shares of capital stock described in this
Section 4.4 have been in compliance with federal and state securities laws. The Raytheon Disclosure Schedule accurately sets forth the number of shares of Raytheon Common Stock issuable upon exercise of Raytheon Options, and the average exercise prices with respect thereto, along with a list of the options held by each corporate officer of Raytheon. Except as set forth in Section 4.4 to the Raytheon Disclosure Schedule, Raytheon has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights with respect to any securities of Raytheon to any person or entity.

  Section 4.5. Conflicts, Consents and Approvals. Neither the execution and delivery of this Agreement by Raytheon nor the consummation of the transactions contemplated hereby will:

    (a) conflict with, or result in a breach of any provision of the certificate of incorporation or by-laws of Raytheon or its significant subsidiaries;

    (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Raytheon or any of its significant subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, intellectual property or other license, contract, undertaking, agreement, lease or other instrument or obligation to which Raytheon or any of its significant subsidiaries is a party;

    (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Raytheon or any of its significant subsidiaries or any of their respective properties or assets; or

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    (d) require any action or consent or approval of, or review by, or registration or filing by Raytheon or any of its affiliates with, any third party or any Governmental Authority, other than, (i) authorization of the Merger and the transactions contemplated hereby by Raytheon Stockholders,
  (ii) actions required by the HSR Act and any comparable laws of foreign jurisdictions, (iii) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement and (iv) as set forth in Section 4.5 to the Raytheon Disclosure Schedule;

except in the case of (b), (c) and (d) for any of the foregoing that, individually or in the aggregate, would neither have a material adverse effect on Raytheon nor materially delay or adversely impact Raytheon's ability to consummate the transactions contemplated hereby.

  Section 4.6. Raytheon SEC Documents. (a) Raytheon has timely filed with the Securities and Exchange Commission (the "Commission") all forms, reports, schedules, statements and other documents required to be filed by it since December 31, 1994 under the Exchange Act or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the "Raytheon SEC Documents"). The Raytheon SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of Raytheon included in the Raytheon SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the date of effectiveness and the date of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of Raytheon and its consolidated subsidiaries as at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

  Included in the Raytheon Disclosure Schedule are (i) audited consolidated balance sheets as of December 31, 1995 and 1994, and consolidated statements of income, cash flows and shareholders' equity for the two years ended December 31, 1995 and 1994, together with a report of Raytheon's independent accountants thereon, for Raytheon and its subsidiaries (such financial statements, the "Raytheon Statements" and the balance sheet as of December 31, 1995 included therein, the "Raytheon Balance Sheet"), and (ii) an unaudited consolidated balance sheet and statement of income, cash flows and shareholders' equity at and for the nine months ended September 29, 1996 for Raytheon and its subsidiaries (the "Raytheon Interim Statements"). The Raytheon Balance Sheet (including any related notes and schedules) and the consolidated balance sheet included in the Raytheon Interim Statements fairly present in all material respects the consolidated financial position of Raytheon and its subsidiaries as of their respective dates, and each of the consolidated statements of income, cash flows and shareholders' equity included in the Raytheon Statements and the Raytheon Interim Statements (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations, retained earnings and cash flows, as the case may be, of Raytheon and its subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied except as disclosed in the footnotes thereto.

  (b) Proper accounting controls are, and since January 1, 1994, have been, in place to ensure that no portion of any international sales representative commission or contingent fee payment is included, directly or indirectly, in the contract price of any sale to the United States Government pursuant to the FMS program, or any sale to a foreign government financed in whole or in part with funding from the FMF program, except as permitted thereunder and except where there is no reasonable likelihood that the failure to have in place such controls would give rise to any unreserved loss, cost or expense in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in clause (c) below and in Sections
4.9 and 4.13, $100 million.

APPENDIX A
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  (c) All payments to international sales representatives since January 1,
1994, including commission and contingent fee payments to international sales representatives on FMS and FMF contracts, (i) have been accurately reported on Raytheon's books and records, and (ii) have been made consistent with all applicable United States and foreign laws and regulations, except where there is no reasonable likelihood that the failure to accurately report or to be consistent with applicable law would give rise to any unreserved loss, cost or expense in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in clause
(b) above and in Sections 4.9 and 4.13, $100 million.

  Section 4.7. Registration Statement. None of the information provided by or on behalf of Raytheon for inclusion in the Registration Statement, including the Prospectus, at the time it becomes effective, or in the Proxy Statement, at the date of mailing or at the date of voting or consent and approval with respect thereto, and none of the information provided by Raytheon for inclusion in GM's proxy statement or consent solicitation statement regarding the GM Transactions (the "GM Proxy Statement") at the date of mailing or at the date of voting or consent and approval with respect thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, except for such portions thereof that relate only to GM or Hughes, and such portions of the Registration Statement that relate only to Raytheon, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

  Section 4.8. Compliance with Law. Raytheon and its subsidiaries are in compliance with, and at all times since December 31, 1994 have been in compliance with, all Applicable Law relating to them or their businesses or properties, including, without limitation, the Truth-In-Negotiations Act, the Procurement Integrity Act, the Foreign Corrupt Practices Act and the Cost Accounting Standards, except where the failure to be in compliance therewith would not have a material adverse effect on Raytheon.

  Section 4.9. Litigation. Except as set forth in Section 4.9 to the Raytheon Disclosure Schedule, there is no Action pending or, to the knowledge of Raytheon, threatened against Raytheon or any of its subsidiaries, nor are there any facts known to Raytheon which would support an Action, which has any reasonable likelihood of resulting in unreserved liability to Raytheon or its subsidiaries in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in Sections 4.6(b) and (c) and Section 4.13, $100 million or a material adverse effect on the ability of Raytheon to consummate the transactions contemplated hereby. Raytheon is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a material adverse effect on Raytheon or on its ability to consummate the transactions contemplated hereby. Except as set forth in Section
4.9 to the Raytheon Disclosure Schedule, since December 31, 1994, neither Raytheon nor any of its significant subsidiaries has been subject to any outstanding order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future users or purchasers of any goods or services of Raytheon or any such subsidiaries.

  Section 4.10. Taxes. Raytheon and its subsidiaries have duly filed all federal and material state, local and foreign income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by them prior to the date hereof (taking into account extensions). All of the foregoing returns and reports are true and correct in all material respects, and Raytheon and its subsidiaries have paid or made adequate provision in the financial statements of Raytheon included in the Raytheon Disclosure Schedule for all taxes payable in respect of all periods ending on or prior to September 30, 1996. None of Raytheon or any of its subsidiaries (i) will have any liability for any taxes in excess of the amounts so paid or reserves so established, (ii) is delinquent in the payment of any tax, assessment or governmental charge or (iii) has requested any extension of time within which to file any returns in respect of any fiscal year which have not since been filed, except, in each case, where such liability, delinquency or failure to request such an extension would not have a material adverse effect on Raytheon. No deficiencies for any tax, assessment or governmental charge have been proposed in writing, asserted or assessed (tentatively or definitely), in each case, by any taxing authority, against Raytheon or any of its subsidiaries for which there are not adequate reserves. Except as set forth in Section 4.10 to the Raytheon

                                                                      APPENDIX A

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Disclosure Schedule, none of Raytheon or any of its subsidiaries is the subject of any tax audit which could reasonably be expected to have a material adverse effect on Raytheon. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any such tax, other than those made in the ordinary course and for which payment has been made or there are adequate reserves. The consolidated federal income tax returns of Raytheon through the fiscal year ending December 31, 1991 have been audited by the Internal Revenue Service.

  Section 4.11. Absence of Certain Changes. (a) Except as set forth in Section
4.11 to the Raytheon Disclosure Schedule, since September 29, 1996, the businesses of Raytheon and its subsidiaries have been conducted in the ordinary course, consistent with past practice, and there has been no (i) material adverse change in the assets, liabilities, results of operations, business or financial condition of Raytheon and its subsidiaries taken as a whole or (ii) material adverse effect on the ability of Raytheon to consummate the transactions contemplated hereby.

  (b) Except as set forth in Section 4.11 to the Raytheon Disclosure Schedule, since September 29, 1996, neither Raytheon nor any of its subsidiaries has taken any action referred to in clauses (i) through (vi) of Section 5.3(b) hereof.

  Section 4.12. Undisclosed Liabilities. Except as and to the extent disclosed or reserved against on the Raytheon Interim Statements, neither Raytheon nor any of its subsidiaries has any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due except (i) as set forth in Section 4.12 to the Raytheon Disclosure Schedule, (ii) as incurred after the date of the Raytheon Interim Statements in the ordinary course of business consistent with prior practice, or (iii) for liabilities and obligations which are not, individually or in the aggregate, material to Raytheon and its subsidiaries, taken as a whole.

  Section 4.13. Environmental Matters. (a) There are, with respect to Raytheon and its subsidiaries, and to Raytheon's knowledge with respect to its and their predecessors, no past or present material violations of Environmental Laws, releases of any material into the environment, actions, activities, circumstances, conditions, events, incidents, or contractual obligations which may give rise to any liability under any applicable Environmental Laws and none of Raytheon or its subsidiaries has received any notice with respect to any of the foregoing, nor is any Action pending or to Raytheon's knowledge threatened in connection with any of the foregoing;

  (b) Raytheon is in material compliance with all applicable Environmental
Laws;

  (c) Raytheon has all valid permits required under Environmental Laws for the operation of its business as presently conducted;

except, in each case, for any of the foregoing matters that would not reasonably be expected to result in Raytheon or its subsidiaries incurring unreserved losses, costs or expenses in excess of $10 million individually or, when aggregated with the aggregate of those items excepted from the representations set forth in Sections 4.6(b) and (c) and Section 4.9, $100 million, and except as is set forth in Section 4.9 or 4.13 to the Raytheon Disclosure Schedule.

  Section 4.14. Employee Benefits. (a) Section 4.14(a) of the Raytheon Disclosure Schedule sets forth a complete and correct list of: (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, which Raytheon and/or its subsidiaries maintain (the "Raytheon Employee Benefit Plans") and
(ii) all material employment agreements, and all material bonus and other incentive compensation, deferred compensation, disability, severance, stock award, stock option or stock purchase agreements, collective bargaining agreements, workers' compensation, policies and arrangements with respect to the employment and termination of employment of any officer, director or other employee whose principal place of employment is or was in the United States under which Raytheon or its subsidiaries could have any liability (the "Raytheon Employee Arrangements").

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












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  (b) With respect to each Raytheon Employee Benefit Plan and Raytheon Employee
Arrangement, a complete and correct copy of each of the following documents has been provided or made available to Hughes: (i) the most recent plan document or agreement, and all amendments thereto and all related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; and (iii) the most recent actuarial and financial reports.

  (c) Except as set forth in Section 4.14(c) of the Raytheon Disclosure Schedule, none of the Raytheon Employee Benefit Plans is subject to Section 4063, 4064 or 4202 of ERISA.

  (d) With respect to each Raytheon Employee Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (other than a Multiemployer Plan), except as would not have a material adverse effect on
Raytheon: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under the Plan (whether or not vested), on a termination basis; (iii) other than the consummation of the transactions contemplated by this Agreement, no reportable event within the meaning of Section 4043(c) of ERISA has occurred; and (iv) all premiums to the Pension Benefit Guaranty Corporation have been paid in full and there are no outstanding penalties or interest assessments. With respect to each Raytheon Employee Benefit Plan which is a Multiemployer Plan, except as would not have a material adverse effect on Raytheon: (i) no Withdrawal Liability exists that has not been satisfied in full; (ii) if Raytheon or any of its subsidiaries were to experience a withdrawal or partial withdrawal from such Plan, no Withdrawal Liability would be incurred; and (iii) neither Raytheon nor any of its subsidiaries has received any notification, nor has any reason to believe, that any such Plan is in reorganization, has been terminated, or may reasonably be expected to be in reorganization or to be terminated.

  (e) All contributions required to have been made by Raytheon or its subsidiaries under any Raytheon Employee Benefit Plan or any Applicable Law to any trusts established thereunder or in connection therewith have been made by the due date therefor (including any valid extensions), except where any failure to contribute would not, individually or in the aggregate, have a material adverse effect on Raytheon.

  (f) The Raytheon Employee Benefit Plans and Raytheon Employee Arrangements have been maintained, in all material respects, in accordance with their terms and Applicable Law, including but not limited to the filing of applicable reports, documents and notices regarding any Raytheon Employee Benefit Plans with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants in the Raytheon Employee Benefit Plans, except where any failure to comply would not, individually or in the aggregate, have a material adverse effect on Raytheon.

  (g) With respect to each Raytheon Employee Benefit Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code (a "Qualified Plan"), either the Internal Revenue Service has issued a favorable determination letter that has not been revoked, or an application for a favorable determination letter was timely submitted to the Internal Revenue Service for which no final action has been taken by the Internal Revenue Service, and there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust, except to the extent such circumstances or events can be cured without a material adverse effect on Raytheon. Each Raytheon Employee Benefit Plan which is intended to meet the requirements of Section 501(c)(9) of the Code meets such requirements and provides no disqualified benefits (as such term is defined in Section 4976(b) of the Code), except as would not have a material adverse effect on Raytheon.

  Section 4.15. Brokerage and Finder's Fees. Except for Raytheon's obligations to Bear, Stearns & Co. Inc. and Credit Suisse First Boston Corporation, neither Raytheon nor any of its affiliates, stockholders, directors, officers or employees has incurred or will incur on behalf of Raytheon or any affiliate of Raytheon, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement. A copy of all agreements relating to any such fees payable by Raytheon or any affiliate of Raytheon has (or upon request will be) delivered to Hughes.

                                                                      APPENDIX A

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  Section 4.16. Opinion of Financial Advisor. The Board of Directors of
Raytheon has received (a) the opinion of Bear, Stearns & Co. Inc. to the effect that, as of January 16, 1997, the financial terms of the Merger are fair to the Raytheon Stockholders from a financial point of view and (b) the opinion of Credit Suisse First Boston Corporation to the effect that, as of January 16, 1997, the Merger Consideration (as defined in such opinion) is fair to the Raytheon Stockholders from a financial point of view, and on or promptly following the date hereof such opinions will be confirmed in writing. Raytheon, promptly upon receipt thereof, will provide a copy of such written opinions to Hughes. Neither of such opinions has been withdrawn, revoked or modified.

  Section 4.17. Board Recommendation. The Board of Directors of Raytheon, at a meeting duly called and held, has by the unanimous vote of all directors present (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Raytheon and the Raytheon Stockholders and (ii) resolved to recommend that the Raytheon Stockholders approve this Agreement and the transactions contemplated hereby.

  Section 4.18. Voting Requirements. The affirmative vote of the holders of a majority of all outstanding shares of Raytheon Common Stock, voting as a single class, at the Raytheon stockholders meeting to adopt and approve this Agreement, is the only vote of the holders of any class or series of Raytheon capital stock or indebtedness necessary to approve and adopt this Agreement and the transactions contemplated hereby.

  Section 4.19. DGCL Section 203 and State Takeover Laws. Prior to the date hereof, the Board of Directors of Raytheon has taken all action necessary to exempt under or make not subject to (x) Section 203 of the DGCL and (y) to its knowledge, any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares (i) the execution of this Agreement, (ii) the Merger and (iii) the transactions contemplated hereby.

  Section 4.20. Permits. Raytheon and its subsidiaries have in effect all federal, state, local and foreign Permits necessary for them to own, lease and operate their properties and assets and to carry on their business as now conducted or as presently contemplated to be conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits which absence or defaults, individually or in the aggregate, would not have a material adverse effect on Raytheon.

  Section 4.21. Restrictive Agreements. As of the date hereof, except as set forth in Section 4.21 of the Raytheon Disclosure Schedule, Raytheon and its subsidiaries will not be parties to or bound by any agreement, contract, policy, license, Permit, document, instrument, arrangement or commitment that materially limits, after the Effective Time, the ability of Raytheon or any of its subsidiaries to compete in any line of business or with any person or in any geographic area or which would so limit, after the Effective Time, the ability of the Surviving Corporation or any subsidiary thereof.

  Section 4.22. Real Estate. Each of Raytheon and its subsidiaries (i) has good and marketable title to its owned real properties and (ii) has valid and subsisting leasehold interests in its leased real properties, in each case free and clear of any liens or encumbrances of whatsoever nature, other than liens and encumbrances which would not reasonably be expected to have a material adverse effect on Raytheon. The real property leased or owned by Raytheon or any of its subsidiaries (including, without limitation, all buildings, structures, improvements and fixtures located thereon, thereunder, thereover or therein, and all appurtenances thereto and other aspects thereof): (1) is in good operating condition and repair and is structurally sound and free of defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements; and (2) is otherwise suitable, sufficient, adequate and appropriate in all respects (whether physical, structural, operational, legal, practical or otherwise) for its current use, operation and occupancy, except, in each such case, to the extent that failure to meet such standards would not reasonably be expected to have a material adverse effect on Raytheon. No material real property owned or leased by Raytheon or any of its subsidiaries is subject to any sales contracts, option, right of first refusal or similar agreement or arrangement with any third party.

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  Section 4.23. Employees. (a) There is no labor strike or work stoppage pending or, to the knowledge of Raytheon, threatened against Raytheon or any of its subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Raytheon. Except as set forth in Section 4.23 of the Raytheon Disclosure Schedule, neither Raytheon nor any of its subsidiaries is a party to any collective bargaining agreement, nor has Raytheon received, within the past 12 months, any demand or request for recognition by a labor organization purporting to represent any employees of Raytheon or its subsidiaries.

  (b) Except as set forth in Section 4.23 of the Raytheon Disclosure Schedule, neither Raytheon nor any of its subsidiaries is a party to any severance or change-in-control plan or agreement which could entitle any employee of Raytheon or any such subsidiary to payments as a result of the consummation of the transactions contemplated by this Agreement.

  Section 4.24. Shareholder Rights Plan. There does not exist any shareholder rights plan or any outstanding rights issued by Raytheon with respect to any of Raytheon's securities (other than as disclosed in Section 4.4(a)(iii) or Section 4.4 of the Raytheon Disclosure Schedule).

                                   ARTICLE 5

                            COVENANTS OF THE PARTIES

  The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

  Section 5.1. Mutual Covenants.

  (a) General. Each of the parties hereto shall use all commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including using all commercially reasonable efforts to cause the conditions set forth in Article 6 for which they are responsible to be satisfied as soon as practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request), subject to the limitations in Section 5.1(b) below.

  (b) HSR Act. As soon as practicable, and in any event no later than ten (10) business days after the date hereof, each of the parties hereto shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act with respect to the Merger and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable. Each of Raytheon and Hughes shall furnish to the other such information and assistance as the other reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority under the HSR Act or any comparable laws of foreign jurisdictions, and each of Raytheon and Hughes shall keep the other promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities. Each of Raytheon and Hughes hereby agrees to use its best efforts to cause the condition set forth in
Section 6.1(b) of this Agreement to be satisfied, including, without limitation, by disposing of or holding separate, or agreeing to dispose of or hold separate, any assets (but in the case of Hughes, only Hughes Assets, as defined in the Separation Agreement).

  Each of Raytheon and Hughes hereby agrees to use its best efforts to cooperate and assist in any defense by the other party hereto of the Merger before any Governmental Authority reviewing the Merger, including by promptly providing such information as may be requested by such Governmental Authority or such assistance as may be reasonably requested by the other party hereto in such defense.

  (c) Tax-Free Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code and certain of the transactions contemplated by the Hughes Distribution Agreement (the "Spin-Off

                                                                      APPENDIX A
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Transactions") to qualify as tax-free spin-offs within the meaning of Sections
355 and 368(a)(1)(D) of the Code. Each of the parties and its affiliates shall use all commercially reasonable efforts to cause the Merger and the Spin-Off Transactions to so qualify and to obtain, as of the Effective Time, the opinions (the "Tax Opinions") of Wachtell, Lipton, Rosen & Katz, special counsel to Raytheon, and Weil, Gotshal & Manges LLP, special counsel to Hughes, substantially in the forms attached hereto as Exhibits G and H (or otherwise in form and substance satisfactory to Raytheon or Hughes, respectively), in each case to the effect that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Code, it being understood that in rendering such Tax Opinions, such tax counsel shall be entitled to rely upon, inter alia, representations of officers of Raytheon and Hughes substantially in the form of Exhibits I and J. Neither party hereto nor its affiliates shall take any action that would cause the Merger not to qualify as a reorganization under Section 368(a) or that would cause the Spin-Off Transactions not to qualify as tax-free spin-offs within the meaning of Sections 355 and 368(a)(1)(D) of the Code. The parties shall take the position for all purposes that the Merger qualifies as a reorganization under Section 368(a) of the Code, and the Spin-Off Transactions qualify as tax-free spin-offs within the meaning of Sections 355 and 368(a)(1)(D) of the Code, unless and until the parties fail to obtain either of the Tax Opinions as of the Closing Date.

  (d) NYSE Listing. The parties hereto shall use all commercially reasonable efforts to cause the shares of Hughes Class A Common Stock and Hughes Class B Common Stock to be issued pursuant to the Hughes Distribution Agreement and the Merger, respectively, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

  (e) Letters of Accountants. Hughes shall use all commercially reasonable efforts to cause to be delivered to Raytheon two letters from Hughes' independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the date on which the Proxy Statement is mailed to Raytheon Stockholders, in each case addressed to Raytheon, in form and substance reasonably satisfactory to Raytheon and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Proxy Statement.

  Raytheon shall use all commercially reasonable efforts to cause to be delivered to Hughes two letters from Raytheon's independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the date on which the Proxy Statement is mailed to Raytheon Stockholders, in each case addressed to Hughes, in form and substance reasonably satisfactory to Hughes and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and proxy statements similar to the Proxy Statement.

  (f) Public Announcements. Unless otherwise required by Applicable Law or requirements of the NYSE (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 7.1, the parties hereto shall consult with each other before issuing any press release or other public announcement with respect to the Merger or the other transactions and matters contemplated hereby and shall not issue any such press release or public announcement prior to such consultation, provided that the initial press release relating to this Agreement and the transactions contemplated hereby will be a joint press release.

  (g) Access. From and after the date of this Agreement until the Effective Time (or the termination of this Agreement), Raytheon and Hughes shall permit representatives of the other to have appropriate access at all reasonable times to the other's premises, properties, books, records, contracts, tax records and documents to the extent related to Hughes' business (which, for purposes of this Section 5.1(g), shall mean Hughes' business after giving effect to the consummation of HEC Reorganization) or Raytheon's business, as the case may be. Information obtained by Raytheon and Hughes pursuant to this Section 5.1(g) shall be subject to the provisions of the confidentiality agreements between them, each dated February 7, 1996 (together, the "Confidentiality Agreement"), which agreements remain in full force and effect.

APPENDIX A

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  (h) Indemnification. From and after the Effective Time, the Surviving
Corporation shall indemnify, defend and hold harmless each individual who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Raytheon or Hughes or any of their respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld) arising out of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of (i) the fact that such person is or was a director or officer of Raytheon or Hughes or their respective subsidiaries, as the case may be, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (but in the case of Hughes only insofar as relating to the Defense Business (as defined in the Separation Agreement)) and (ii) this Agreement or the transactions contemplated hereby, in each case to the full extent Raytheon or Hughes, as the case may be, would have been permitted under Delaware law and its certificate of incorporation and bylaws to indemnify such person, and the Surviving Corporation shall pay expenses reasonably incurred by an Indemnified Party in advance of the final disposition of any such action or proceeding to such Indemnified Party to the full extent permitted by law upon receipt of the undertaking contemplated by
Section 145(e) of the DGCL. Without limiting the generality of the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), after the Effective Time, the Surviving Corporation (i) shall pay all reasonable fees and expenses of any counsel retained by any Indemnified Parties promptly as statements therefor are received, and (ii) shall use its commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.1(h), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section 5.1(h) except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation the undertaking, if any, contemplated by Section 145(e) of the DGCL.

  The provisions of this Section 5.1(h) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

  (i) Expenses. Except as otherwise provided in this Agreement or the other Transaction Agreements, whether or not the Merger is consummated, the parties hereto shall pay their own costs and expenses associated with this Agreement and the transactions contemplated hereby.

  (j) Preparation of SEC Documents. Hughes shall promptly furnish Raytheon, and Raytheon shall promptly furnish Hughes and GM, with all information concerning such party as may be requested for inclusion in the Proxy Statement, the Registration Statement and the GM Proxy Statement to be filed with the Commission with respect to the Merger, the GM Merger and the other transactions contemplated by this Agreement and the Hughes Distribution Agreement. Hughes and Raytheon jointly shall prepare the Proxy Statement and the Registration Statement and shall cooperate with GM in the preparation of the GM Proxy Statement. The parties shall use all commercially reasonable efforts to file the Proxy Statement with the Commission on a confidential basis as soon as is reasonably practicable after the date hereof. If at any time prior to the Effective Time, any information pertaining to Raytheon or Hughes contained in or omitted from the Registration Statement, the Proxy Statement or the GM Proxy Statement makes such statements contained therein false or misleading, Raytheon or Hughes, as the case may be, shall promptly inform the other or GM, as appropriate, and promptly provide the information necessary to make the statements contained therein not false and misleading. The parties shall use all commercially reasonable efforts to have the Registration Statement declared effective by the Commission on a date as close as reasonably practicable to the anticipated date of termination of any applicable waiting periods under the HSR Act and to maintain the effectiveness of the Registration Statement through the Effective Time. Raytheon shall use all commercially reasonable efforts to mail to its stockholders the Proxy Statement on a date as soon as reasonably practicable after the effectiveness of the Registration Statement which shall include all

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












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information required under Applicable Law to be furnished to such stockholders in connection with the Merger and the transactions contemplated hereby.

  (k) No Solicitation. Each of the parties hereto agrees that, during the term of this Agreement, without the consent of the other, it shall not, and shall not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving such party, or any acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice and except for consummation of the GM Transactions) of such party, or any combination of the foregoing (in each case, a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than the other party hereto or its respective directors, officers, employees, agents and representatives or, with respect to Hughes, its affiliates) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding therefor requiring them to abandon, terminate or fail to consummate the Merger; provided, however, that Hughes' obligations under this Section 5.1(k) shall only apply with respect to a Competing Transaction that includes the Defense Business or the consummation of which would otherwise result in the termination or material breach of any of the Transaction Agreements, and provided further, that notwithstanding any other provision hereof, each party may (i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, knowing encouragement, discussion or negotiation, directly or indirectly, by or with such party or its subsidiaries, or any of its or its subsidiaries' directors, officers, employees, agents or representatives after the date hereof) seeks to initiate such discussion or negotiations and may furnish such third party information concerning such party and its business, properties and assets if, and only to the extent that, in each case (A) (x) the third party has first proposed a Competing Transaction that is superior to the transactions contemplated by this Agreement and has demonstrated that the consideration necessary for the Competing Transaction is reasonably likely to be available (all as determined in good faith in each case by such party's Board of Directors after consultation with its financial advisors) and (y) such party's Board of Directors has concluded in good faith, on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under Applicable Law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person, such party shall have (x) provided prompt notice to the other party of its intent to furnish information to or enter into discussions or negotiations with such person or entity and a description of the financial and other terms of the proposed Competing Transaction (as well as all material revisions or modifications thereof), together with the evidence by which the third party which proposed such Competing Transaction demonstrated the likely availability of the consideration therefor, and (y) received from such person or entity an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) with respect to Raytheon, comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (iii) provided such party shall have terminated this Agreement pursuant to Section 7.1(i) hereof, accept a Competing Transaction from a third party. Each party hereto will immediately cease all existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

  (l) Additional Agreements. Each of Hughes and Raytheon will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

  (m) Blue Sky. Hughes and Raytheon will use all commercially reasonable efforts to obtain prior to the Effective Time all necessary blue sky permits and approvals required to permit the distribution of the shares of Hughes Class B Common Stock to be issued in accordance with the provisions of this Agreement.

  (n) Notification of Certain Matters. Each of Hughes and Raytheon shall notify the other promptly following the receipt of process with respect to any stockholder litigation initiated against it relating to the Merger, and from time to time upon the request of the other shall provide a summary of the status thereof.

APPENDIX A

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  Section 5.2. Covenants of Hughes.

  (a) Conduct of Hughes' Operations. During the period from the date of this Agreement to the Effective Time, Hughes (which for purposes of this Section 5.2(a) shall mean Hughes after giving effect to the consummation of the HEC Reorganization, as if the HEC Reorganization had been consummated as of the date of this Agreement), shall conduct its business and operations in the ordinary course except with respect to the consummation of the GM Transactions in accordance with the terms thereof as contemplated by the Transaction Agreements and except as expressly contemplated by this Agreement, the Separation Agreement, and the transactions contemplated hereby and thereby, and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, Hughes shall not, except with respect to the consummation of the GM Transactions and except as otherwise expressly contemplated by this Agreement, the Separation Agreement and the transactions contemplated hereby and thereby or as otherwise set forth in
Section 5.2(a) or Section 3.22 to the Hughes Disclosure Schedule, without the prior written consent of Raytheon:

    (i) grant any person any right or option to acquire any shares of its capital stock or enter into any agreement, understanding or arrangement with respect to the purchase, sale or voting of its capital stock or issue any instrument convertible into or exchangeable for such capital stock, or make, declare or pay any dividend or distribution in respect of any of its capital stock other than in cash;

    (ii) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any material amount of its property or assets other than in the ordinary course of business, consistent with past practice;

    (iii) make or propose any changes in its certificate of incorporation or bylaws;

    (iv) merge or consolidate with any other person or persons or acquire assets or capital stock of any other person or persons the value of which individually or in the aggregate exceeds $100 million or enter into any confidentiality agreement with any person with respect to any such transaction;

    (v) create any subsidiaries which are material to Hughes and which are not, directly or indirectly, wholly owned by Hughes;

    (vi) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, or otherwise increase the compensation or benefits of, any officer, director, consultant or employee other than increases in salary, compensation or benefits granted in the ordinary course of business consistent (including as to the amount and timing thereof) with past practice, except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

    (vii) except as may be required by changes in Applicable Law or accounting principles, change any method or principle of accounting in a manner that is inconsistent with past practice;

    (viii) take any action that would reasonably be expected to result in the representations and warranties set forth in Article 3 becoming false or inaccurate;

    (ix) enter into or carry out any other transaction which is material to Hughes other than in the ordinary and usual course of business;

    (x) take any action which could reasonably be expected to adversely affect or delay the ability of any parties hereto to obtain any approval of any Governmental Authority required to consummate the transaction contemplated hereby;

    (xi) settle any Actions, whether now pending or hereafter made or brought, on terms which include a material limitation on the business or operations of the Surviving Corporation;

                                                                      APPENDIX A

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    (xii) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

    (xiii) agree in writing or otherwise to take any of the foregoing actions.

  (b) Notification of Certain Matters. Hughes shall give prompt notice to Raytheon of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Hughes representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Hughes to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(b) shall not limit or otherwise affect the remedies available hereunder to Raytheon.

  (c) Debt. As of or prior to the Effective Time, Hughes shall incur indebtedness for borrowed money (the principal amount of which is referred to as "Debt") in an amount equal to the Intercompany Payment Amount (as defined below) for the purpose of funding payments to one or more Affiliates of Hughes (which may include, without limitation, payments with respect to existing debt, dividends, distributions and/or contributions to capital) as of or prior to the Effective Time (collectively the "Intercompany Payment"). Hughes and Raytheon shall cooperate in connection with Hughes' negotiation of the terms and conditions relating to the Debt comprising the Intercompany Payment Amount, and Hughes shall not commit to incur such Debt without obtaining the consent of Raytheon to such terms and conditions, which consent shall not be unreasonably withheld or delayed. No interest in respect of the Debt comprising the Intercompany Payment Amount shall be accrued and unpaid at the Effective Time. The "Intercompany Payment Amount" will be equal to $9,500,000,000 ($9.5 billion) minus the "Class A Common Stock Amount" (as defined below) and minus all other Debt of Hughes which is outstanding as of the Effective Time. The "Class A Common Stock Amount" is equal to 102,630,503 multiplied by the average closing price of Raytheon Common Stock, regular way, on the New York Stock Exchange during the 30-day period ending 5 days prior to the Effective Time, provided, however, that in the event such average price is greater than $54.29 such price shall be deemed to be $54.29, and in the event such average price is less than $44.42, such price shall be deemed to be $44.42.

  (d) Adoption of Rights Plan. Hughes shall take all action necessary to adopt a shareholder rights plan incorporating in all material respects the terms and provisions set forth in Exhibit K effective as of the Effective Time.

  Section 5.3. Covenants of Raytheon.

  (a) Raytheon Stockholders Meeting. Raytheon shall take all action in accordance with the federal securities laws, the DGCL and its Certificate of Incorporation and bylaws necessary to obtain the consent and approval of Raytheon Stockholders with respect to the Merger, this Agreement, and the transactions contemplated hereby and thereby. The stockholder vote or consent required for approval of this Agreement will be no greater than is provided in
Section 4.17. Raytheon shall use all commercially reasonable efforts to solicit from its stockholders proxies to be voted at its stockholders meeting in favor of this Agreement pursuant to the Proxy Statement and, subject to the fiduciary duties of its Board of Directors, the Proxy Statement shall include the recommendation of the Board of Directors of Raytheon in favor of this Agreement and the Merger. Raytheon shall use all commercially reasonable efforts to promptly and expeditiously secure any vote or consent of stockholders required by the DGCL, the applicable requirements of any securities exchange and Raytheon's Certificate of Incorporation and Bylaws to effect the Merger.

  (b) Conduct of Raytheon's Operations. During the period from the date of this Agreement to the Effective Time, Raytheon shall conduct its business and operations in the ordinary course except as expressly contemplated by this Agreement and the transactions contemplated hereby and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the

APPENDIX A

--------------------------------------------------------------------------------
Effective Time, Raytheon shall not, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby, or pursuant to agreements, arrangements or understandings in effect as of the date hereof, which are disclosed in Section 5.3(b) to the Raytheon Disclosure Schedule, or as otherwise set forth in Section 5.3(b) to the Raytheon Disclosure Schedule, without the prior written consent of Hughes:

    (i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine, recapitalize or reclassify its capital stock, (B) make, declare or pay any dividend (other than regular quarterly cash dividends consistent as to time of payment and amount with the dividends declared and paid during 1996) or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except for purchases of shares of Raytheon Common Stock by Raytheon in the open market, the aggregate number of which shares is not in excess of the number of shares of Raytheon Common Stock issued by Raytheon after the date hereof pursuant to the exercise of stock options by employees of Raytheon), (C) grant any person any right or option to acquire any shares of its capital stock other than in the ordinary course of business, consistent with past practice pursuant to existing option plans or the Raytheon Company Deferral Plan for Directors, the aggregate amount of which will not exceed the amount set forth in Section 5.3(b) to the Raytheon Disclosure Schedule, (D) issue, deliver or sell or agree to issue, deliver or sell any shares of its capital stock or any securities, instruments or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of options to purchase Raytheon Common Stock outstanding on the date hereof or the Raytheon Company Deferral Plan for Directors or created hereafter in accordance with this Section 5.3(b)(i)) or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

    (ii) except as may be required by changes in Applicable Law or accounting principles, change any method or principle of accounting in a manner that is inconsistent with past practice;

    (iii) take any action that would reasonably be expected to result in the representations and warranties set forth in Article 4 becoming false or inaccurate;

    (iv) take any action which could reasonably be expected to adversely affect or delay the ability of any parties hereto to obtain any approval of any Governmental Authority required to consummate the transaction contemplated hereby;

    (v) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

    (vi) agree in writing or otherwise to take any of the foregoing actions.

  (c) Notification of Certain Matters. Raytheon shall give prompt notice to Hughes of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any Raytheon representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Raytheon to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(c) shall not limit or otherwise affect the remedies available hereunder to Hughes.

  (d) Affiliates. Prior to the Effective Time, Raytheon shall deliver to Hughes a letter identifying all persons who are, at the time this Agreement is submitted for adoption to the stockholders of Raytheon, "affiliates" of Raytheon for purposes of Rule 145 under the Securities Act. Raytheon shall use all reasonable efforts to cause each such person to deliver to the Surviving Corporation on or prior to the Effective Time a written agreement substantially in the form attached as Exhibit F.

  (e) Raytheon Securities Law Filings. During the period from the earlier of
(i) the date on which the registration statement for Hughes Class A Common Stock relating to the GM Proxy Statement is declared effective by the Commission and (ii) the date on which the Registration Statement is declared effective by the

                                                                      APPENDIX A

--------------------------------------------------------------------------------
Commission, through and including the later of (x) the date of the meeting of Raytheon's Stockholders with respect to this Agreement or (y) the date of the meeting of GM's stockholders with respect to the GM Proxy Statement (or in the case of a consent solicitation, the date on which the requisite approval of the GM Transactions by the stockholders of GM shall have been obtained), Raytheon shall provide Hughes and GM with drafts of each filing under the Securities Act or the Exchange Act (other than a filing under the Exchange Act on Form 8-K with respect to matters not contemplated by the Transaction Agreements) which it proposes to make a reasonable period of time in advance of the filing thereof with the Commission, and shall consult with Hughes and GM as regards any comments or concerns raised by Hughes or GM with respect thereto, all with a view towards coordinating the disclosure contained in such filings with the disclosure to be contained in or incorporated by reference in the Registration Statement, the Prospectus, and the proxy statement or consent solicitation to be used by GM in connection with the GM Transactions.

                                   ARTICLE 6

                                   CONDITIONS

  Section 6.1. Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

    (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

    (b) All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all approvals of, or filings with, any Governmental Authority required to consummate the transactions contemplated hereby shall have been obtained or made, other than immaterial approvals and filings, the failure to obtain or make which would have no material adverse effect on Hughes or Raytheon or, following the Effective Time, the Surviving Corporation.

    (c) All consents or approvals of all persons (other than Governmental Authorities) required for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Hughes or Raytheon or, following the Effective Time, the Surviving Corporation.

    (d) The requisite approval of the stockholders of Raytheon to the Merger shall have been obtained.

    (e) The Commission shall have declared the Registration Statement and the Proxy Statement effective. On the Closing Date and at the Effective Time, no stop order or similar restraining order shall have been threatened by the Commission or entered by the Commission or any state securities administrator prohibiting the Merger.

    (f) The GM Transactions shall have been consummated in accordance with the terms contemplated by the Transaction Agreements.

    (g) The shares of Hughes Class B Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

    (h) Hughes shall have received from Goldman, Sachs & Co. a written confirmation, dated as of a date within two business days of the date of the first mailing of the Proxy Statement, of its opinion dated January 16, 1997, to the boards of directors of GM, Hughes and HEC that on the basis of and subject to the assumptions and limitations and other matters set forth therein, the Aggregate Consideration (as defined therein) is fair to the GM Group (as defined therein) as a whole, together (if requested by Hughes or Raytheon) with a consent authorizing the use of such opinion in connection with the Registration Statement and Proxy Statement, and such opinion shall not have been withdrawn, revoked or modified in an adverse manner.

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    (i) Raytheon shall have received from Bear, Stearns & Co. Inc. and Credit
  Suisse First Boston Corporation a written confirmation, dated as of a date within two business days of the date of the first mailing of the Proxy Statement, of its opinion dated January 16, 1997, to Raytheon's board of directors that on the basis of and subject to the assumptions, representations, limitations and other matters set forth therein, the financial terms of the Merger are fair to the stockholders of Raytheon from a financial point of view (with respect to Bear, Stearns & Co. Inc.) and the Merger Consideration (as defined in the opinion of Credit Suisse First Boston Corporation) is fair to the stockholders of Raytheon from a financial point of view, together with a consent authorizing the use of such opinions in connection with the Registration Statement and Proxy Statement, and such opinions shall not have been withdrawn, revoked or modified in an adverse manner.

    (j) Receipt by Raytheon and Hughes, respectively, of the Tax Opinions of Wachtell, Lipton, Rosen & Katz, special counsel to Raytheon, and Weil, Gotshal & Manges LLP, special counsel to Hughes, substantially in the forms attached hereto as Exhibits G and H (or otherwise in form and substance satisfactory to Raytheon or Hughes, respectively), in each case to the effect that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Code, it being understood that in rendering the Tax Opinions, such tax counsel shall be entitled to rely upon, inter alia, representations of officers of Raytheon and Hughes substantially in the form of Exhibits I and J.

    (k) All state securities or blue sky permits or approvals required to carry out the transaction contemplated hereby shall have been received.

  Section 6.2. Conditions to Obligations of Raytheon. The obligations of Raytheon to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by Raytheon:

    (a) The representations and warranties of Hughes set forth in Article 3 shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except, in the case of the representations and warranties other than those set forth in Sections 3.6(b) and (c), the first two sentences of Section 3.9, Section 3.13 and any representation or warranty that is qualified by the words "material adverse effect," for such inaccuracies which have not had and would not reasonably be expected to have a material adverse effect on Hughes or the Surviving Corporation; provided, however, that any and all actions taken by Hughes pursuant to Section 5.1(b) and the effects thereof on the representations and warranties of Hughes set forth in Article 3 shall be ignored for purposes of this Section 6.2(a).

    (b) Hughes shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

    (c) Hughes shall have furnished Raytheon with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

    (d) Since the date of this Agreement, except to the extent contemplated by Section 3.11 to the Hughes Disclosure Schedule, and except for any actions taken by Hughes pursuant to Section 5.1(b) and any effects thereof upon Hughes, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Hughes and its subsidiaries taken as a whole or any material adverse effect on the ability of Hughes to consummate the transactions contemplated hereby.

    (e) GM shall have received the Ruling (as defined in the Hughes Distribution Agreement) and the substance thereof shall be reasonably satisfactory to Raytheon.

                                                                      APPENDIX A

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  Section 6.3. Conditions to Obligations of Hughes. The obligations of Hughes to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by
Hughes:

    (a) The representations and warranties of Raytheon set forth in Article 4 shall be true and correct on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except, in the case of the representations and warranties other than those set forth in Sections 4.6(b) and (c), the first two sentences of Section 4.9, Section 4.13 and any representation or warranty that is qualified by the words "material adverse effect," for such inaccuracies which have not had and would not reasonably be expected to have a material adverse effect on Raytheon or the Surviving Corporation; provided, however, that any and all actions taken by Raytheon pursuant to Section 5.1(b) and the effects thereof on the representations and warranties of Raytheon set forth in Article 4 shall be ignored for purposes of this Section 6.3(a).

    (b) Raytheon shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

    (c) Raytheon shall have furnished Hughes with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

    (d) Since the date of this Agreement, except to the extent contemplated by Section 4.11 to the Raytheon Disclosure Schedule, and except for any actions taken by Raytheon pursuant to Section 5.1(b) and any effects thereof upon Raytheon, there shall not have been any material adverse change in the assets, liabilities, results of operations, business or financial condition of Raytheon and its subsidiaries taken as a whole or any material adverse effect on the ability of Raytheon to consummate the transactions contemplated hereby.

    (e) The Debt contemplated by Section 5.2(c) shall have been incurred and the borrowings thereunder received, and the Intercompany Payment shall have been duly made in full.

                                   ARTICLE 7

                           TERMINATION AND AMENDMENT

  Section 7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

    (a) by mutual written consent of Hughes and Raytheon;

    (b) by either Hughes or Raytheon if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger or the GM Transactions shall have become final and nonappealable;

    (c) by either Hughes or Raytheon in the event of either: (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

    (d) by either Hughes or Raytheon if the Merger shall not have been consummated before December 31, 1997, unless extended by the Boards of Directors of both Hughes and Raytheon (provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure (or whose affiliate's failure) to perform any material covenant or obligation under this Agreement or under the GM Implementation Agreement, has been the cause of or resulted in the failure of the Merger to occur on or before such date);

APPENDIX A

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    (e) by either Hughes or Raytheon if at the meeting of Raytheon
  Stockholders (including any adjournment or postponement thereof) the requisite vote of the Raytheon Stockholders to approve the Merger and the transactions contemplated hereby shall not have been obtained;

    (f) by either Raytheon or Hughes if at the respective meetings of holders of the GM $1 2/3 Common Stock and the GM Class H Common Stock (including any adjournments or postponements thereof) the requisite vote of each such class of stock of GM to approve the GM Transactions shall not have been obtained (or with respect to a consent solicitation in lieu of such meetings, the period to consent to such transactions shall have expired without the requisite consents having been obtained);

    (g) by either Hughes or Raytheon upon the occurrence of any event that has resulted in a material adverse change after the date hereof in the assets, liabilities, results of operations, businesses or financial condition of the other party and its subsidiaries, taken as a whole, or upon the occurrence of an event which could reasonably be expected to result in such a material adverse change with respect to such party or, after the Effective Time, the Surviving Corporation, excluding for all purposes of this clause (g), any actions taken by Hughes or Raytheon pursuant to Section 5.1(b) and any effects thereof on Hughes or Raytheon or effects which could reasonably be expected to result from such actions on Hughes, Raytheon or, after the Effective Time, the Surviving Corporation;

    (h) by either Hughes or Raytheon if the Board of Directors of the other party or any committee of the Board of Directors of the other party (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement or the Merger, (ii) shall fail to reaffirm such approval or recommendation upon such party's request, (iii) shall approve or recommend any acquisition of the other party or a material portion of its assets or any tender offer for shares of its capital stock, in each case, other than by a party hereto or an affiliate thereof, or (iv) shall resolve to take any of the actions specified in clause (i) above of this subparagraph (h);

    (i) by either Hughes or Raytheon upon five business days' prior notice to the other and upon payment of the amounts specified in Section 7.2 hereof, if, as a result of any offer, inquiry, solicitation or proposal with respect to any Competing Transaction received by such party after the date hereof from a person other than the other party to this Agreement or any of its affiliates, the Board of Directors of such party shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all adjustments which may be offered by the other party described below pursuant to this subparagraph (i), on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law and prior to any such termination, such party shall, and shall cause its respective financial and legal advisors to, negotiate with the other party to this Agreement to seek to make such adjustments in the terms and conditions of this Agreement as would enable such party to proceed with the transactions contemplated hereby; or

    (j) by either Hughes or Raytheon if the GM Implementation Agreement shall have been terminated pursuant to its terms.

  Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of
Section 5.1(i) and the provisions of Section 7.2, shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this
Section 7.2 shall relieve any party to this Agreement of liability for a willful breach of any provision of this Agreement nor invalidate the provisions of the Confidentiality Agreement. If this Agreement is terminated (A) by Raytheon pursuant to Section 7.1(h), (B) by Hughes pursuant to Section 7.1(i),
(C) by either Raytheon or Hughes pursuant to Section 7.1(f) or pursuant to
Section 7.1(j) (but with respect to Section 7.1(j) only in the event the GM Implementation Agreement was terminated pursuant to Sections 5.1(d), 5.1(e) or 5.1(f) thereof or pursuant to Section 5.1(b) thereof solely as a result of the termination of the Hughes Distribution Agreement pursuant to Section 4(a)(i), 4(a)(ii) (other than with respect to a termination arising from a failure to obtain the opinion contemplated by Section 3(d) of the Hughes Distribution Agreement solely as a result of any matter that would also constitute a breach of the representations or warranties

                                                                      APPENDIX A

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of Raytheon set forth herein) or 4(a)(v) thereof) or (D) by Raytheon or Hughes pursuant to Section 7.1(d) but only in the event the Merger shall not have been consummated as a result of the non-completion of the Spin-Off Merger (as defined in the Hughes Distribution Agreement) by reason solely of the failure to satisfy the condition set forth in Section 3(c) or the condition set forth in Section 3(j) of the Hughes Distribution Agreement or due solely to the failure of the Board of Directors of GM to determine the Hughes Distribution Ratio (as defined in the Hughes Distribution Agreement), then Hughes shall pay to Raytheon, within five business days of such termination in cash by wire transfer in immediately available funds to an account designated by Raytheon, in reimbursement for Raytheon's and its affiliates' expenses, an amount in cash equal to the aggregate amount of Raytheon's and its affiliates' actual documented out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by this Agreement, including legal, accounting and investment banking fees, up to but not in excess of an amount equal to $20 million in the aggregate, and, if (x) following the date hereof but prior to the time of such termination a Competing Transaction involving the Defense Business shall have been commenced, publicly proposed, publicly disclosed or communicated to the Board of Directors of Hughes or (y) at any time within three months following such termination any agreement with respect to a Competing Transaction involving the Defense Business shall have been entered into or any such Competing Transaction shall have been consummated, then, in addition (except in the case of a termination pursuant to Section 7.1(i) where such amount already has been paid), Hughes shall pay to Raytheon, within five business days of such termination (or, in the case of clause (y), prior to the earlier of the signing or consummation of any such transaction) in cash by wire transfer in immediately available funds to an account designated by Raytheon a termination fee in an amount equal to $200 million. In the event this Agreement is terminated (A) by Hughes pursuant to Section 7.1(e) or 7.1(h), (B) by Raytheon pursuant to Section 7.1(e) or 7.1(i), or (C) by Raytheon or Hughes pursuant to Section 7.1(d) (but in the case of Section 7.1(d) only in the event the Merger shall not have been consummated as a result of the failure of the condition set forth in Section 6.1(i) to have been satisfied at a time when all other conditions set forth in Article 6 (other than the condition set forth in Section 6.1(f)) shall have been satisfied or be capable of being satisfied, and only if the failure of the condition set forth in Section 6.1(i) to have been satisfied does not result from any matter that would also constitute a breach of the representations or warranties of Hughes set forth herein), then Raytheon shall pay to Hughes, within five business days of such termination in cash by wire transfer in immediately available funds to an account designated by Hughes, in reimbursement for Hughes' and its affiliates' expenses, an amount in cash equal to the aggregate amount of Hughes' and its affiliates' actual documented out-of-pocket expenses incurred in connection with pursuing the transactions contemplated by this Agreement, including legal, accounting and investment banking fees, up to but not in excess of an amount equal to $20 million in the aggregate and if (x) following the date hereof but prior to the time of such termination a Competing Transaction involving Raytheon shall have been commenced, publicly proposed, publicly disclosed or communicated to the Board of Directors of Raytheon or (y) at any time within three months following such termination any agreement with respect to a Competing Transaction involving Raytheon shall have been entered into or any such Competing Transaction shall have been consummated, then, in addition (except in the case of a termination pursuant to Section 7.1(i) where such amount already has been paid), Raytheon shall pay to Hughes, within five business days of such termination (or, in the case of clause (y), prior to the earlier of the signing or consummation of any such transaction) in cash by wire transfer in immediately available funds to an account designated by Hughes a termination fee in an amount equal to $200 million.

  Hughes and Raytheon agree that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one party fails to pay to the other any fee due under this Section 7.2 in accordance with the terms hereof, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.

  Section 7.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by

APPENDIX A

--------------------------------------------------------------------------------
Raytheon stockholders and before or after approval of the GM Transactions by GM's stockholders, but after either such approval or authorization, no amendment shall be made which by law requires further approval or authorization by the stockholders of GM or Raytheon, as the case may be, without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 7.4. Extension; Waiver. At any time prior to the Effective Time, Hughes (with respect to Raytheon) and Raytheon (with respect to Hughes) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE 8

                                 MISCELLANEOUS

  Section 8.1. No Survival of Representations and Warranties. The representations and warranties made herein by the parties hereto shall not survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or the termination of this Agreement.

  Section 8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a) if to Hughes:

      HE Holdings, Inc.
      7200 Hughes Terrace
      Los Angeles, CA 90045-0066
      Attention: Charles H. Noski
      Telecopy No.: (310) 568-7589

      with a copy to:

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, New York 10153
      Attention: Frederick S. Green, Esq.
      Telecopy No.: (212) 310-8007

      and with copies to:

      GM
      General Motors Corporation
      3031 West Grand Boulevard
      Detroit, Michigan 48202
      Attention: Warren G. Anderson, Esq.
      Telecopy No.: (313) 974-0685

              and

                                                                      APPENDIX A

--------------------------------------------------------------------------------

    Kirkland & Ellis
    200 East Randolph Drive
    Chicago, Illinois 60601
    Attention: Robert S. Osborne, P.C.
    Telecopy No.: (312) 861-2200

 (b)if to Raytheon:

    Raytheon Company
    141 Spring Street
    Lexington, Massachusetts 02173
    Attention: Christoph L. Hoffmann, Esq.
    Telecopy No.: (617) 860-2822

    with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Attention: Adam O. Emmerich, Esq.
    Telecopy No.: (212) 403-2000

  Section 8.3. Interpretation; Absence of Presumption. (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, and (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days.

  (b) The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

  (d) For the purposes of any provision of this agreement, a "material adverse effect" with respect to Raytheon, Hughes (which shall mean Hughes after giving effect to the consummation of the HEC Reorganization) or the Surviving Corporation shall be deemed to occur if the consequences of a breach or inaccuracy of the contemplated covenant or representation under this Agreement are reasonably likely to have a material adverse effect on the assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole.

  Section 8.4. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

  Section 8.5. Entire Agreement; Severability. (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions,

APPENDIX A

--------------------------------------------------------------------------------
writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

  (b) If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

  Section 8.6. Definitions of "subsidiary" and "significant subsidiary". When a reference is made in this Agreement to a subsidiary of a party, the term "subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. When a reference is made in this Agreement to a significant subsidiary of a party, the phrase "significant subsidiary" means a subsidiary of such party that constitutes a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the Commission.

  Section 8.7. Third Party Beneficiaries. Other than the provisions of Sections 5.1(h), (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

  Section 8.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

  Section 8.9. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

  Section 8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                                                                      APPENDIX A

--------------------------------------------------------------------------------

  IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

                                    HE HOLDINGS, INC.

                                    By:          /s/ Charles H. Noski
                                       ----------------------------------------
                                       Name:Charles H. Noski
                                       Title:Senior Vice President and
                                       Chief Financial Officer

                                    RAYTHEON COMPANY

                                    By:       /s/ Christoph L. Hoffmann
                                       ----------------------------------------
                                       Name:Christoph L. Hoffmann
                                       Title:Executive Vice President

APPENDIX A

--------------------------------------------------------------------------------

                                                               APPENDIX B-I

                    [LETTERHEAD OF BEAR STEANS APPEARS HERE]


November 7, 1997

Board of Directors
Raytheon Company
141 Spring Street
Lexington, MA 02173

Dear Sirs and Madam:

We understand that Raytheon Company ("Raytheon") and HE Holdings, Inc. ("Hughes Defense") have entered into a merger agreement dated as of January 16, 1997 (the "Merger Agreement") pursuant to which Hughes Defense and Raytheon will be combined in a stock-for-stock transaction as described therein and herein (hereinafter referred to as the "Merger").

The Merger will be structured as a merger of Raytheon with and into Hughes Defense, with Hughes Defense continuing as the surviving corporation in the Merger (the "Surviving Corporation"). Immediately prior to the consummation of the Merger, Hughes Defense will be reorganized to include only certain assets and liabilities, as specified in the Transaction Agreements (as defined herein), and Hughes Defense will be spun-off from its parent company (the "Spin-Off") such that the holders of Class H Common Stock, par value $.10 per share ("Class H Shares"), of General Motors Corporation ("GM") and holders of common stock, par value $1 2/3, of GM ("GM Common Shares") will, in the aggregate, receive shares of a new Class A Common Stock, par value $.01 per share, of the Surviving Corporation (the "Class A Shares"), representing, in the aggregate, approximately 30% of the economic value, and 80.1% of the voting power as to election of directors, of the Surviving Corporation after consummation of the Merger. In the Merger, the holders of Raytheon Common Stock, par value $1.00 per share ("Raytheon Common Stock"), will receive one share of a new Class B Common Stock, par value $.01 per share, of the Surviving Corporation (the "Class B Shares") for each share of Raytheon Common Stock, representing, in the aggregate (together with shares issuable upon exercise of options to purchase Raytheon Common Stock), approximately 70% of the economic value, and 19.9% of the voting power as to election of directors, of the Surviving Corporation after consummation of the Merger. The Class A Shares and Class B Shares will vote as separate classes on matters other than the election of directors and will in all other respects have the same rights and interests.

The Merger is expected to be considered by the shareholders of Raytheon at a special meeting expected to be held after receipt of regulatory approvals and a tax ruling and satisfaction of other closing conditions and to be consummated shortly thereafter.

You have asked us to render our opinion as to whether the financial terms of the Merger are fair, from a financial point of view, to holders of Raytheon Common Stock.

In the course of our analysis for rendering this opinion, we have:

   1. reviewed the Merger Agreement, and other related agreements to be entered into by the parties in connection with the Spin-Off and the Merger (collectively, the "Transaction Agreements"), in substantially final form as provided by you to us;

   2. reviewed the structure of the proposed recapitalization of Hughes Defense and related entities as set forth in the Transaction Agreements and as further described by you and your legal advisors to us;

                                     B-I-1

                                                                      APPENDIX B

--------------------------------------------------------------------------------

  3. reviewed GM's Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1996, its Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997, its Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 1995 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996;

  4. reviewed unaudited financial statements for the fiscal years ended December 31, 1995 and 1994 for Hughes Defense and its subsidiaries and reviewed certain other operating and financial information provided to us by the management of Raytheon and GM and Hughes Defense relating to such businesses, including internal projections of future financial results;

  5. met with certain members of Raytheon's senior management to discuss Raytheon's operations, historical financial statements and future prospects, as well as their views with respect to the operations, historical financial statements and future prospects of Hughes Defense, and their views of the business, operational and strategic benefits, potential synergies and tax and other implications of the Merger;

  6. reviewed certain estimates of cost savings and other combination benefits (collectively, the "Projected Benefits") expected to result from the Merger, prepared and provided to us by the management of Raytheon;

  7. met with certain members of GM's and Hughes Defense's senior management to discuss Hughes Defense operations, historical financial statements and future prospects, as well as their views of the business and assets of Hughes Defense, operational and strategic benefits, potential synergies and tax and other implications of the Merger;

  8. reviewed the pro forma financial impact of the Merger on Raytheon and Hughes Defense, including its earnings, cash flow, financial ratios and earnings per share;

  9. discussed with certain members of senior management the potential implications of not doing the Merger;

  10. reviewed and compared with Hughes Defense certain publicly available financial information and stock market performance data of publicly-held companies which we deemed generally comparable to Hughes Defense;

  11. reviewed and compared with the Merger the financial terms of certain other recent acquisitions of companies which we deemed generally comparable to Hughes Defense;

  12. reviewed discounted cash flow analyses of Hughes Defense and Raytheon;

  13. reviewed the historical market prices and trading activity for the Class H Shares, the GM Common Shares and the Raytheon Common Stock;

  14. conducted such other studies, analyses, inquires and investigations as we deemed appropriate; and

  15. conducted the above studies and analyses, where we deemed relevant, in the context of consummating the Merger on a pro forma basis both with and without giving effect to the pending acquisition by Raytheon of the Defense Systems and Electronics unit of Texas Instruments Incorporated.

In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us or reviewed for us by Raytheon, GM, Hughes Electronics and Hughes Defense. With respect to the projected financial results of such business and the Projected Benefits, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements of Raytheon, GM and Hughes Defense as to the anticipated future performance of their respective companies and as to the anticipated Projected Benefits within the time frames forecast therein. We have not assumed any responsibility for independent verification of such information and have relied upon the assurances of the management of Raytheon and the managements of GM, Hughes Defense and Hughes Electronics that they are unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Raytheon or Hughes Defense nor have we been furnished with any such appraisals. We note that the Merger is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and we have assumed

                                     B-I-2

APPENDIX B

--------------------------------------------------------------------------------
that it will so qualify. We note that the Spin-Off is intended to qualify as a tax-free distribution within the meaning of Section 355 of the code, and we have assumed that it will so qualify. In addition, we have assumed that the Transaction Agreements in the form finally entered into will not differ in any material respect from the drafts furnished to us, and that the Transactions will be consummated on the terms set forth in the Transaction Agreements without waiver or amendment of any of the terms thereof. Our opinion is necessarily based on the economic, market, competitive and other conditions, and governmental policies and practices in the defense sector, as in effect on, and the information made available to us as of, the date hereof. No opinion is express herein as to the price which the new securities of the Surviving Corporation to be issued to the shareholders of both Raytheon and GM may trade at any time.

We have acted as financial advisor to Raytheon in connection with the Merger and will receive a fee for such advisory services, including the rendering of this opinion, payment of a significant portion of which is contingent upon the consummation of the Merger. We have previously rendered certain investment banking and financial advisory services to Raytheon for which we received customary compensation.

In the ordinary course of our business, we may actively trade the securities and senior loans of Raytheon and GM (including the Class H Shares and the GM Common Shares) for our own account and for the accounts of customers and, accordingly, may, at any time, hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Raytheon and is not to be reproduced, disseminated, quoted or referred to at any time, in whole or in part, in any manner without our prior written consent, which shall not be unreasonably withheld. This opinion does not address the Company's underlying decision to effect the Merger and does not constitute a recommendation to any shareholder as to how any such shareholder should vote on the Merger or related Transactions.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the financial terms of the merger are fair, from a financial point of view, to the shareholders of Raytheon.

                                    Very truly yours,

                                    Bear, Stearns & Co. Inc.


                                     B-I-3

                                                                      APPENDIX B

November 7, 1997

Board of Directors
Raytheon Company
141 Spring Street
Lexington, Massachusetts 02173

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of Raytheon Company ("Raytheon") from a financial point of view of the Merger Consideration (as hereinafter defined) as contemplated by the terms of the Agreement and Plan of Merger, dated as of January 16, 1997 (the "Merger Agreement"), by and between HE Holdings, Inc. ("Hughes"), a subsidiary of General Motors Corporation ("GM"), and Raytheon. The Merger Agreement and the transactions contemplated thereby provide for, among other things, (i) the transfer by certain subsidiaries of GM to Hughes of all assets and associated liabilities primarily related to the defense business operations of such subsidiaries not currently held by Hughes or its subsidiaries (the defense business operations of Hughes, after giving effect to such transfer, being referred to as the "Business") and the transfer by Hughes to certain subsidiaries of GM of all assets and associated liabilities primarily related to the non-defense business operations of Hughes and its subsidiaries, (ii) the recapitalization of the capital stock of Hughes into shares of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), and the creation of a series of shares of Class B common stock, par value $0.01 per share (the "Class B Common Stock"), of Hughes (the "Recapitalization") and the subsequent distribution to holders of shares of the common stock, par value $1-2/3 per share, of GM (the "$1-2/3 Stock") and shares of the Class H common stock, par value $0.10 per share, of GM (the "GMH Stock") of shares of the Class A Common Stock, which shares of Class A Common stock will represent in the aggregate 80.1% of the voting power of the holders of the common stock of Hughes entitled to vote in the election or removal of directors (the "Distribution"), (iii) the merger of Raytheon with and into Hughes pursuant to which each outstanding share of the common stock, par value $1.00 per share, of Raytheon (the "Raytheon Common Stock") will become one share of the Class B Common Stock (the "Merger"), such that, after giving effect to the Distribution and the Merger, the equity ownership in the entity resulting from the Merger (the "Surviving Corporation") by the former holders of Raytheon Common Stock (including options to purchase Raytheon Common Stock) will equal approximately 70% (the "Merger Consideration") and the equity ownership in the Surviving Corporation represented by the shares of Class A Common Stock distributed to the former holders of the GMH Stock and $1-2/3 Stock will equal approximately 30%, all in accordance with the terms of the Merger Agreement, and (iv) the incurrence by Hughes prior to or as of the effective time of the Merger (the "Effective Time") of indebtedness for borrowed money, in an amount to be determined in accordance with the terms of the Merger Agreement, incurred primarily for the purpose of funding certain intercompany payments to affiliates of Hughes (the "Debt Amount"). You have advised us that, based upon the closing sale price of Raytheon Common Stock on November 6, 1997 (the last trading day prior to the date of this opinion) and after giving effect to the foregoing transactions, the total Debt Amount and the 30% equity position of the holders of the GMH Stock and $1-2/3 Stock in the Surviving Corporation as of the Effective Time will, subject to a "collar" mechanism as specified in the Merger Agreement, have a value equal to approximately $9.3 billion. The foregoing transactions are collectively referred to herein as the "Transaction."

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, the Solicitation Statement/Prospectus of Raytheon relating to the proposed Transaction (the "Solicitation Statement") and certain publicly available business and financial information relating to Raytheon and the Business. We have also reviewed certain other information provided to us by Raytheon and Hughes, including financial forecasts, relating to Raytheon and the Business, and have met with the managements of Raytheon and Hughes to discuss the operations and prospects of Raytheon and the Business.

                                     B-II-1

                                                                 APPENDIX B

Board of Directors
Raytheon Company

November 7, 1997
Page 2

We have also considered certain financial and stock market data of Raytheon and Hughes, and we have compared certain financial and stock market data for Hughes with similar data for publicly held companies in businesses similar to that of the Business and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information (including the information contained in the Solicitation Statement) and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Raytheon and Hughes as to the future financial performance of Raytheon and the Business and the best currently available estimates and judgments of the management of Raytheon as to the cost savings and other potential synergies (including the timing, amount and achievability thereof) anticipated to result from the Transaction. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Raytheon or Hughes, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are expressing no opinion as to what the value of the Class A Common Stock or Class B Common Stock actually will be when issued pursuant to the Transaction or the prices at which the Class A Common Stock or the Class B Common Stock will trade subsequent to the Transaction.

We have acted as financial advisor to Raytheon in connection with the Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction. In the past, we have performed certain financial advisory and investment banking services for Raytheon, Hughes and GM, for which services we have received compensation. In the ordinary course of our business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Raytheon, Hughes and GM for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Raytheon in connection with its evaluation of the Transaction, does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matter in connection with the proposed Transaction, and is not to be quoted or referred to, in whole or in part, in any manner, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Raytheon Common Stock from a financial point of view.

                                Very truly yours,

                                CREDIT SUISSE FIRST BOSTON CORPORATION

                                    B-II-2

APPENDIX B

                                  APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                             FINANCIAL STATEMENTS

                                   INDEX                                  PAGE
                                   -----                                  ----
   UNAUDITED FINANCIAL STATEMENTS AS OF SEPTEMBER 28, 1997 AND FOR THE
    NINE MONTH PERIODS ENDED SEPTEMBER 28, 1997 AND SEPTEMBER 29, 1996
     Balance Sheets.....................................................   C-2
     Statements of Income...............................................   C-3
     Statements of Cash Flows...........................................   C-4
     Notes to Combined Financial Statements.............................   C-5
   COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND 1995 AND
    FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996 AND REPORT
    OF INDEPENDENT ACCOUNTANTS
     Report of Independent Accountants..................................   C-6
     Balance Sheets.....................................................   C-7
     Statements of Income...............................................   C-8
     Statements of Stockholders' Equity.................................   C-9
     Statements of Cash Flows...........................................  C-10
     Notes to Financial Statements......................................  C-11

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                                 BALANCE SHEETS

                                  (UNAUDITED)

                                            SEPTEMBER 28, 1997 DECEMBER 31, 1996
                                            ------------------ -----------------
                                                       (IN THOUSANDS)
ASSETS
Cash and marketable securities............     $   267,684        $   138,821
Accounts receivable.......................         953,652            808,715
Federal and foreign income taxes, includ-
 ing deferred.............................         227,554            246,120
Contracts in process, less progress pay-
 ments....................................       3,148,259          2,592,006
Inventories...............................       1,652,815          1,590,967
Prepaid expenses..........................         304,005            227,266
                                               -----------        -----------
    Total current assets..................       6,553,969          5,603,895
Property, plant and equipment, net........       2,046,958          1,802,012
Other assets..............................       6,655,225          3,720,169
                                               -----------        -----------
                                               $15,256,152        $11,126,076
                                               ===========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable and current portion of long-
 term debt................................     $ 2,174,785        $ 2,226,935
Accounts payable..........................       1,265,300          1,125,881
Advance payments, less contracts in proc-
 ess......................................         389,327            341,326
Accrued expenses..........................       1,515,709            997,691
                                               -----------        -----------
    Total current liabilities.............       5,345,121          4,691,833
Accrued retiree benefits..................         423,793            249,992
Federal and foreign income taxes, includ-
 ing deferred.............................          85,765             85,765
Long-term debt............................       4,386,377          1,500,476
Stockholders' equity......................       5,015,096          4,598,010
                                               -----------        -----------
                                               $15,256,152        $11,126,076
                                               ===========        ===========



    The accompanying notes are an integral part of the financial statements.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                              STATEMENTS OF INCOME

                                  (UNAUDITED)

                                   THREE MONTHS ENDED                     NINE MONTHS ENDED
                          ------------------------------------- -------------------------------------
                          SEPTEMBER 28, 1997 SEPTEMBER 29, 1996 SEPTEMBER 28, 1997 SEPTEMBER 29, 1996
                          ------------------ ------------------ ------------------ ------------------
                                             (IN THOUSANDS EXCEPT PER SHARE DATA)
NET SALES...............      $3,445,310         $3,032,360         $9,669,204         $8,946,745
                              ----------         ----------         ----------         ----------
  Cost of sales.........       2,635,702          2,428,087          7,426,576          7,004,735
  Administrative and
   selling expenses.....         269,501            254,358            811,871            781,655
  Research and
   development expenses.         120,510             76,862            290,057            254,326
  Special charge........             --              34,000                --              34,000
                              ----------         ----------         ----------         ----------
    Total operating
     expenses...........       3,025,713          2,793,307          8,528,504          8,074,716
                              ----------         ----------         ----------         ----------
OPERATING INCOME........         419,597            239,053          1,140,700            872,029
                              ----------         ----------         ----------         ----------
  Interest expense......         119,810             70,827            262,593            185,684
  Interest and dividend
   income...............          (9,291)           (60,314)           (24,341)           (92,884)
  Other (income)
   expense, net.........         (13,189)             2,623            (12,050)           (42,613)
                              ----------         ----------         ----------         ----------
    Non-operating
     expense, net.......          97,330             13,136            226,202             50,187
                              ----------         ----------         ----------         ----------
INCOME BEFORE TAXES.....         322,267            225,917            914,498            821,842
Federal and foreign
 income taxes...........         111,047             38,027            310,366            238,069
                              ----------         ----------         ----------         ----------
NET INCOME..............      $  211,220         $  187,890         $  604,132         $  583,773
                              ==========         ==========         ==========         ==========
Earnings per common
 shares.................      $     0.89         $     0.80         $     2.56         $     2.45
Average number of common
 shares outstanding
 during period..........         236,411            235,932            236,327            237,833
Dividends declared per
 common share...........      $     0.20         $     0.20         $     0.60         $     0.60


    The accompanying notes are an integral part of the financial statements.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                            STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                             NINE MONTHS ENDED
                                                       ------------------------------
                                                       SEPT. 28, 1997  SEPT. 29, 1996
                                                       --------------  --------------
                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.........................................   $   604,132     $   583,773
  Adjustments to reconcile net income to net cash
   provided by operating activities..................
    Depreciation and amortization....................       325,326         271,321
    Special charge...................................          --            34,000
    Sale of receivables..............................     1,080,500         524,500
    Gain on sale of operating unit...................       (13,000)            --
    Other adjustments, net...........................    (1,702,995)     (1,934,741)
                                                        -----------     -----------
  Net cash provided by (used in) operating
   activities........................................       293,963        (521,147)
                                                        -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment.........      (305,381)       (287,597)
  Payment for purchase of acquired companies, net of
   cash received.....................................    (3,018,277)       (584,390)
  Proceeds from sale of operating unit, net..........       522,200          66,551
  Additions to intangible assets.....................        (8,684)        (36,207)
  All other, net.....................................       (86,059)         (5,481)
                                                        -----------     -----------
  Net cash used in investing activities..............    (2,896,201)       (847,124)
                                                        -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in short-term debt..........................       (52,150)      1,721,396
  Change in long-term debt...........................     2,885,901          (3,122)
  Dividends..........................................      (141,808)       (142,317)
  Purchase of treasury shares........................       (65,256)       (305,842)
  Proceeds under common stock plans..................        48,722          45,047
  All other, net.....................................        60,069           4,992
                                                        -----------     -----------
  Net cash provided by financing activities..........     2,735,478       1,320,154
                                                        -----------     -----------
Effect of foreign exchange rates on cash.............        (3,986)           (663)
                                                        -----------     -----------
Net increase (decrease) in cash and cash equivalents.       129,254         (48,780)
Cash and cash equivalents at beginning of year.......       137,379         208,614
                                                        -----------     -----------
Cash and cash equivalents at end of third quarter....   $   266,633     $   159,834
                                                        ===========     ===========

    The accompanying notes are an integral part of the financial statements.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                         NOTES TO FINANCIAL STATEMENTS

(1) Details of certain balance sheet accounts are as follows:

                                                    SEPT. 28, 1997 DEC. 31, 1996
                                                    -------------- -------------
                                                           (IN THOUSANDS)
CASH AND MARKETABLE SECURITIES
  Cash and cash equivalents........................  $   266,633    $   137,379
  Marketable securities............................        1,051          1,442
                                                     -----------    -----------
    Total cash and marketable securities...........  $   267,684    $   138,821
                                                     ===========    ===========
INVENTORIES
  Finished goods...................................  $   371,977    $   616,660
  Work in process..................................      934,847        650,132
  Material and purchased parts.....................      503,968        482,152
  Excess of current cost over LIFO values..........     (157,977)      (157,977)
                                                     -----------    -----------
    Total inventories..............................  $ 1,652,815    $ 1,590,967
                                                     ===========    ===========
PROPERTY, PLANT AND EQUIPMENT
  At cost..........................................  $ 4,928,196    $ 4,490,359
  Accumulated depreciation and amortization........   (2,881,238)    (2,688,347)
                                                     -----------    -----------
    Net property, plant and equipment..............  $ 2,046,958    $ 1,802,012
                                                     ===========    ===========
STOCKHOLDERS' EQUITY
  Preferred stock, no outstanding shares...........  $        --    $        --
  Common stock, outstanding shares.................      236,331        236,250
  Additional paid-in capital.......................      353,174        307,451
  Equity adjustments...............................      (40,670)       (11,966)
  Retained earnings................................    4,466,261      4,066,275
                                                     -----------    -----------
    Total stockholders' equity.....................  $ 5,015,096    $ 4,598,010
                                                     ===========    ===========

(2) In connection with the sale of receivables as noted in the Statement of Cash Flows, the following special purpose entities were established in accordance with Statement of Financial Accounting Standards No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinquishments of Liabilities: Raytheon Aircraft Receivables Corporation, Raytheon Commercial Appliances Finance Corporation, Raytheon Appliances/Amana Receivables Corporation, Raytheon Commercial Appliances Receivables Corporation and Raytheon Engineers & Constructors Receivables Corporation.

(3) The company will adopt Statement of Financial Accounting Standards No. 128, Earnings per Share, in the fourth quarter of 1997. The adoption is not expected to have a material effect on the company's financial position, results of operations, or earnings per share.

(4) The company will adopt Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, in 1998, by making the appropriate disclosures.

(5) The company will adopt Statement of Financial Standards No. 131, Disclosure about Segments of an Enterprise and Related Information, in 1998, by making the appropriate disclosures.

(6) Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 presentation.

(7) The information furnished has been prepared from the accounts without audit. In the opinion of management, the information reflects all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the financial statements for the interim periods.

                                                                      APPENDIX C

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Raytheon Company
Lexington, Mass.

  We have audited the accompanying balance sheets of Raytheon Company and Subsidiaries Consolidated as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Raytheon Company and Subsidiaries Consolidated as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Boston, Mass.
January 20,1997, except as to the information presented in note R for which the date is February 23, 1997.

                                     /s/ Coopers & Lybrand L.L.P.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                                 BALANCE SHEETS

                                            DECEMBER 31, 1996 DECEMBER 31, 1995
                                            ----------------- -----------------
                                                      (IN THOUSANDS)
ASSETS
Current assets
  Cash and marketable securities (notes A
   and B)..................................    $   138,821       $   210,284
  Accounts receivable, less allowance for
   doubtful accounts: 1996--$20,260,000;
   1995--$22,043,000.......................        808,715           926,800
  Federal and foreign income taxes,
   including deferred
   (notes A and I).........................        246,120           196,711
  Contracts in process (notes A and C).....      2,592,006         2,212,689
  Inventories (notes A and D)..............      1,590,967         1,502,983
  Prepaid expenses (note L)................        227,266           225,751
                                               -----------       -----------
    Total current assets...................      5,603,895         5,275,218
Property, plant, and equipment, net (notes
 A and E)..................................      1,802,012         1,584,035
Other assets (notes A and F)...............      3,720,169         2,981,691
                                               -----------       -----------
                                               $11,126,076       $ 9,840,944
                                               ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable and current portion of
   long-term debt
   (notes G and H).........................    $ 2,226,935       $ 1,216,039
  Advance payments, less contracts in
   process:
   1996--$803,056,000; 1995--$586,792,000..        341,326           343,470
  Accounts payable.........................      1,125,881         1,041,848
  Accrued salaries and wages...............        272,877           254,419
  Other accrued expenses (note A)..........        724,814           834,647
                                               -----------       -----------
    Total current liabilities..............      4,691,833         3,690,423
Accrued retiree benefits (note L)..........        249,992           270,025
Income taxes, including deferred (notes A
 and I)....................................         85,765           100,797
Long-term debt (note H)....................      1,500,476         1,487,735
Commitments and contingencies (note J).....
Stockholders' equity (note Q)
  Preferred stock, no par value
    Authorized: 3,000,000 shares...........
    Outstanding: 1996 and 1995--none.......
  Common stock, par value $1.00 per shares
    Authorized: 400,000,000 shares.........
    Outstanding: 1996--236,250,000 shares;
     1995--240,690,000 shares (after
     deducting shares in treasury: 1996--
     118,685,000; 1995--114,245,000) (note
     K)....................................        236,250           240,690
  Additional paid-in capital...............        307,451           258,708
  Equity adjustments (note A)..............        (11,966)            5,071
  Retained earnings........................      4,066,275         3,787,495
                                               -----------       -----------
      Total stockholders' equity...........      4,598,010         4,291,964
                                               -----------       -----------
                                               $11,126,076       $ 9,840,944
                                               ===========       ===========

    The accompanying notes are an integral part of the financial statements.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                              STATEMENTS OF INCOME

                                             YEARS ENDED DECEMBER 31:
                                      ----------------------------------------
                                          1996          1995          1994
                                      ------------  ------------  ------------
                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
Net sales (note A)................... $ 12,330,538  $ 11,804,174  $ 10,097,662
Cost of sales........................    9,753,970     9,159,447     7,769,882
Administrative and selling expenses..    1,021,127     1,085,765       912,313
Research and development expenses
 (note A)............................      323,271       315,581       269,613
Restructuring and special charges
 (note A)............................       34,000       125,000       249,751
                                      ------------  ------------  ------------
    Total operating expenses.........   11,132,368    10,685,793     9,201,559
                                      ------------  ------------  ------------
Operating income.....................    1,198,170     1,118,381       896,103
                                      ------------  ------------  ------------
Interest expense.....................      256,253       196,627        48,504
Interest and dividend income.........     (101,996)      (26,288)      (19,611)
Other income, net (note A)...........      (39,549)     (243,641)      (32,729)
                                      ------------  ------------  ------------
Non-operating expense (income), net..      114,708       (73,302)       (3,836)
                                      ------------  ------------  ------------
Income before taxes..................    1,083,462     1,191,683       899,939
Federal and foreign income taxes
 (notes A and I).....................      322,311       399,195       303,063
                                      ------------  ------------  ------------
Net income (note A).................. $    761,151  $    792,488  $    596,876
                                      ------------  ------------  ------------
Earnings per common share (notes A
 and Q)
  Outstanding shares................. $       3.21  $       3.25  $       2.26
  Fully diluted...................... $       3.16  $       3.20  $       2.24
                                      ============  ============  ============


    The accompanying notes are an integral part of the financial statements.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                              YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                           -----------------------------------------------------
                             COMMON STOCK
                           ------------------
                                               ADDITIONAL
                                                PAID-IN     EQUITY     RETAINED
                           SHARES   PAR VALUE   CAPITAL   ADJUSTMENTS  EARNINGS
                           -------  ---------  ---------- ----------- ----------
                                             (IN THOUSANDS)
Balance at December 31,
 1993 (note Q)...........  270,428  $270,428    $193,275   $ (2,100)  $3,836,257
Net income...............                                                596,876
Dividends declared--$.738
 per share...............                                               (192,681)
Proceeds under common
 stock plans.............    1,864     1,864      41,476
Treasury shares
 purchased...............  (25,338)  (25,338)    (20,638)               (758,933)
Treasury shares received
 on exercise of stock
 options.................     (310)     (310)     (4,645)
Foreign exchange
 translation adjustments.                                    (3,613)
FAS No. 87 pension
 adjustment..............                                    (3,750)
                           -------  --------    --------   --------   ----------
  Balance at December 31,
   1994..................  246,644   246,644     209,468     (9,463)   3,481,519
Net income...............                                                792,488
Dividends declared--$.75
 per share...............                                               (182,487)
Proceeds under common
 stock plans.............    2,388     2,388      64,502
Treasury shares
 purchased...............   (8,144)   (8,144)     (7,844)               (304,025)
Treasury shares received
 on exercise of stock
 options.................     (198)     (198)     (7,418)
Foreign exchange
 translation adjustments.                                    10,374
FAS No. 115 unrealized
 valuation adjustment....                                     2,973
FAS No. 87 pension
 adjustment..............                                     1,187
                           -------  --------    --------   --------   ----------
  Balance at December 31,
   1995..................  240,690   240,690     258,708      5,071    3,787,495
Net income...............                                                761,151
Dividends declared--$.80
 per share...............                                               (189,574)
Proceeds under common
 stock plans.............    1,864     1,864      63,837
Treasury shares
 purchased...............   (6,104)   (6,104)     (6,942)               (292,797)
Treasury shares received
 on exercise of stock
 options.................     (200)     (200)     (8,152)
Foreign exchange
 translation adjustments.                                    (3,071)
FAS No. 115 unrealized
 valuation adjustment....                                   (15,045)
FAS No. 87 pension
 adjustment..............                                     1,079
                           -------  --------    --------   --------   ----------
  Balance at December 31,
   1996..................  236,250  $236,250    $307,451   ($11,966)  $4,066,275
                           =======  ========    ========   ========   ==========

    The accompanying notes are an integral part of the financial statements.

                                                                      APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                            STATEMENTS OF CASH FLOWS

                                               YEARS ENDED DECEMBER 31:
                                           -----------------------------------
                                              1996        1995         1994
                                           ----------  -----------  ----------
                                                    (IN THOUSANDS)
Cash flows from operating activities
  Net income.............................. $  761,151  $   792,488  $  596,876
  Adjustments to reconcile net income to
   net cash provided by operating
   activities, net of the effect of
   acquired companies.....................
    Depreciation and amortization.........    368,923      371,399     304,166
    Net gain on sale of operating divi-
     sion.................................        --      (210,000)        --
    Gain on sale of an investment.........        --       (27,846)    (31,056)
    Sale of receivables...................  1,208,600    1,081,100     797,000
    Increase in accounts receivable.......   (993,944)    (964,694)   (332,218)
    (Increase) decrease in contracts in
     process..............................   (580,830)     173,655      72,875
    (Increase) decrease in inventories....    (38,154)      44,748      23,826
    Increase in long term receivables.....    (57,014)     (11,577)   (305,744)
    (Decrease) increase in advance pay-
     ments................................    (44,861)    (216,762)     90,351
    Increase in accounts payable..........     48,510       37,003      71,820
    Increase (decrease) in federal and
     foreign income taxes.................     47,341       83,322    (138,889)
    (Decrease) increase in other current
     liabilities..........................   (373,677)      80,876      32,135
    Other adjustments, net................    (54,750)     (59,122)    (23,283)
                                           ----------  -----------  ----------
      Net cash provided by operating ac-
       tivities...........................    291,295    1,174,590   1,157,859
                                           ----------  -----------  ----------
Cash flows from investing activities
  Additions to property, plant, and
   equipment..............................   (406,005)    (328,617)   (267,376)
  Disposals of property, plant, and
   equipment..............................     15,765       61,861      69,844
  Increase in other assets................     (7,544)    (113,599)     (2,891)
  Payment for purchase of acquired
   companies, net of cash received........   (584,390)  (2,341,522)   (151,209)
  Proceeds from sale of operating units...     66,551      449,200         --
  Proceeds from sale of an investment.....        --        10,160      85,113
  Additions to intangible assets..........    (23,918)     (60,551)    (69,568)
  All other, net..........................      2,059          355      (6,875)
                                           ----------  -----------  ----------
      Net cash used in investing activi-
       ties...............................   (937,482)  (2,322,713)   (342,962)
                                           ----------  -----------  ----------
Cash flows from financing activities
  Dividends...............................   (189,574)    (182,487)   (192,681)
  Increase in short-term debt.............  1,006,928      139,692     159,912
  Increase (decrease) in long-term debt...      4,149    1,463,213        (929)
  Purchase of treasury shares.............   (305,842)    (320,013)   (804,910)
  Proceeds under common stock plans.......     57,348       59,274      38,386
  All other, net..........................      2,180       (4,612)     (4,122)
                                           ----------  -----------  ----------
      Net cash provided (used in) financ-
       ing activities.....................    575,189    1,155,067    (804,344)
                                           ----------  -----------  ----------
Effect of foreign exchange rates on cash..       (237)         732         264
                                           ----------  -----------  ----------
Net (decrease) increase in cash and cash
 equivalents..............................    (71,235)       7,676      10,817
Cash and cash equivalents at beginning of
 year.....................................    208,614      200,938     190,121
                                           ----------  -----------  ----------
Cash and cash equivalents at end of year.. $  137,379  $   208,614  $  200,938
                                           ==========  ===========  ==========

    The accompanying notes are an integral part of the financial statements.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                         NOTES TO FINANCIAL STATEMENTS

NOTE A: ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of the parent company and all domestic and foreign subsidiary companies. The books of the parent and all subsidiaries are maintained on a calendar year basis. All material intercompany transactions have been eliminated. Certain amounts in the 1995 and 1994 financial statements and notes have been reclassified to conform with the 1996 presentation. Certain accounts were reclassified in the statements of income to reconcile operating income with segment income.

 Cash Equivalents and Marketable Securities

  Cash and cash equivalents include only cash and short-term, highly liquid investments (those with original maturities when purchased of 90 days or less).

  Cash equivalents and marketable securities are valued in accordance with the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) (see note P). Dividends are recorded as income when declared.

 Contracts in Process

  Sales under long-term contracts are recorded under the percentage of completion method, wherein costs and estimated gross margin are recorded as sales as the work is performed. Costs include direct engineering and manufacturing costs, applicable overheads, and special tooling and test equipment. Estimated gross margin provides for the recovery of allocable research, development (including bid proposal), marketing and administration costs, and for accrued income. Accrued income is based on the percentage of estimated total income that incurred costs to date bear to estimated total costs after giving effect to the most recent estimates of cost and funding at completion. When appropriate, increased funding is assumed based on expected adjustments of contract prices for increased scope and other changes ordered by the customer. Some contracts contain incentive provisions based upon performance in relation to established targets to which applicable recognition has been given in the contract estimates. Since many contracts extend over a long period of time, revisions in cost and funding estimates during the progress of work have the effect of adjusting in the current period earnings applicable to performance in prior periods. When the current contract estimate indicates a loss, provision is made for the total anticipated loss. In accordance with these practices, contracts in process are stated at cost plus estimated profit but not in excess of realizable value.

 Inventories

  Aircraft inventories at Raytheon Aircraft, except finished goods, are stated at the lower of cost (principally last-in, first-out) or market. Work in process is stated at total cost incurred reduced by estimated costs of units delivered.

  All other inventories are stated at cost (principally first-in, first-out or average basis) but not in excess of net realizable value.

 Research and Development Expenses

  Research and development expenditures for company-sponsored projects are expensed as incurred.

 Property, Plant, and Equipment

  Property, plant, and equipment are stated at cost. Betterments and major renewals are capitalized and included in property, plant, and equipment accounts while expenditures for maintenance and repairs and minor renewals are charged to expense. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in income.

                                                                      APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  Provisions for depreciation are computed generally on the sum-of-the-years-digits method, except for certain operations, which use the straight-line or declining-balance method. Depreciation provisions are based on estimated useful lives: buildings--20 to 45 years; machinery and equipment, including production tooling--3 to 10 years; equipment leased to others--5 to 10 years. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement.

 Excess of Cost Over Net Assets of Acquired Companies

  The excess of cost over net assets acquired is amortized on the straight-line method over its estimated useful life but not in excess of 40 years. The company evaluates the possible impairment of goodwill at each reporting period based on the undiscounted projected cash flows of the related business unit.

 Investments

  Investments, which are included in Other Assets, include equity ownership of 20 percent to 50 percent in affiliated companies and of less than 20 percent in other companies. Investments in affiliated companies are accounted for under the equity method, wherein the company's share of their earnings and income taxes applicable to the assumed distribution of such earnings are included in net income. Other investments are stated at the lower of cost or fair market value and certain available for sale investments are accounted in accordance with the provisions of SFAS 115.

 Commissions

  The company pays commissions to sales representatives, distributors, and agents under various arrangements in return for services rendered in connection with obtaining orders. Such commissions are charged to income as related sales are recorded and, for income statement purposes, are applied as a reduction of sales. In some cases, payment of such commissions is made upon the company's receipt of advance payments under the related contracts or in accordance with schedules contained in the contracts governing commissions, and such amounts are applied as a reduction of advance payments received. Sales have been reduced by $30,337,000, $36,958,000 and $32,552,000 in 1996,
1995, and 1994, respectively, for commission expense.

 Federal and Foreign Income Taxes

  The company and its domestic subsidiaries provide for federal income taxes on pretax accounting income at rates in effect under existing tax law. The recovery of foreign tax credits related to foreign contracts, Foreign Sale Corporation (FSC) tax benefits, and other tax credits are recorded on a flow-through basis. Foreign subsidiaries have recorded provisions for income taxes at applicable foreign tax rates in a similar manner.

 Lease Accounting

  Revenue from certain qualifying noncancelable aircraft lease contracts are accounted for as sales-type leases wherein the present values of all payments, net of executory costs, are recorded currently as revenues, and the related costs of the aircraft are charged to cost of sales. Associated interest, using the interest method, is recorded over the term of the lease agreements. All other leases for aircraft are accounted for under the operating method wherein revenues are recorded as earned over the rental aircraft lives. Service revenues are recognized ratably over contractual periods or as services are performed.

 Pension Cost

  The company and its subsidiaries have several pension and retirement plans covering the majority of employees, including certain employees in foreign countries.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  Annual charges to income are made for costs of the plans, including current service costs, interest on projected benefit obligations, and net amortization and deferral (unrecognized net obligation (asset) at transition, unrecognized prior service costs, and actuarial net gains or losses), increased or reduced by the return on assets. Unfunded accumulated benefit obligations are accounted for as a long-term liability on the balance sheet. It is the company's policy to fund annually those pension costs which are calculated in accordance with Internal Revenue Service regulations and standards issued by the Cost Accounting Standards Board.

 Translation of Foreign Currencies

  Assets and liabilities of foreign subsidiaries are translated at current exchange rates, and the effects of these translation adjustments are reported as a component of equity adjustments in stockholders' equity. The balances at December 31, 1996, 1995, and 1994 were $3,840,000, $6,911,000, and
($3,463,000), respectively. Foreign exchange transaction gains and losses in 1996, 1995, and 1994 were not material.

 Employee Stock Plans

  Proceeds from the exercise of stock options under the employee stock plans are credited to common stock at par value, and the excess of the option price over par value is credited to additional paid-in capital. There are no charges or credits to income with respect to the options. The market value at the date of award of restricted stock awards is credited to common stock at par value, and the excess is credited to additional paid-in capital. The market value is also charged to income as compensation expense over the vesting period. Income tax benefits arising from restricted stock transactions, employees' premature disposition of option shares, and exercise of nonqualified stock options are credited to additional paid-in capital.

  The company adopted statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, in 1996. The standard defines a fair value based method of accounting for employee stock options. The pro forma net income and earnings per share effect of the fair value based accounting is disclosed in the notes to the financial statements.

 Earnings Per Common Share

  Earnings per common share are based upon the weighted average number of common shares outstanding during each year.

  Fully diluted earnings per common share include the additional shares resulting from the assumed exercise of all outstanding dilutive stock options reduced by the number of shares repurchasable from the assumed proceeds of such options.

 Restructuring and Special Items

  The company announced in the third quarter of 1996 that it would exit the manual-clean range market and dispose of the assets, including the facility of the Delaware, Ohio, operation. A $34.0 million pre-tax charge ($22.1 million after tax) was recorded for this closing. For 1996, earnings, earnings per share and fully diluted earnings per share were $783.3 million, $3.30 and $3.25 respectively, excluding the special charge. The company recorded in the fourth quarter of 1995 a net pre-tax gain of $210 million from the sale of D.C. Heath, its educational publishing unit. The company adopted statement of Financial Accounting Standard No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed of, in the fourth quarter of 1995 which resulted in a $125 million pre-tax special charge ($81.2 million after tax) related to specific assets, liabilities or commitments, and nonrecurring charges of $77 million, related principally to inventory and contract valuations. The net gain resulted in a $5.2 million after-tax increase to net income, or $.02 per share. For 1995, earnings, earnings per share and fully diluted earnings per share were $787.3 million, $3.23 and $3.18 respectively, excluding the one-time gain.

                                                                      APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The company recorded in the first quarter of 1994 a restructuring provision of $249.8 million before tax. The restructuring was driven by the significant reductions in the defense budget and increasing commercial competition. Approximately 65 percent of the restructuring costs were attributable to Raytheon's defense business and the remainder to its commercial business.

  Through year-end 1996, $249.3 million of restructuring costs have been incurred, of which $103.4 million was employee-related costs and $145.9 million was related to asset disposals and idle facilities. For 1994, earnings, earnings per share and fully diluted earnings per share were $759.2 million, $2.87 and $2.85 respectively, excluding the restructuring provision.

 Interest Rate and Foreign Currency Interest Rate Swap Agreements, Rate Locks and Foreign Exchange Contracts

  The company enters into interest rate and foreign currency interest rate swap agreements with commercial banks to reduce the impact of changes in interest rates and foreign exchange rates on long-term debt and on financing arrangements with customers and foreign subsidiaries. The company meets its working capital requirements mainly with variable rate short-term financing. Interest rate swaps are used to provide purchasers of the company's products with fixed financing terms over extended time periods. Cross-currency interest rates swaps have allowed the company's foreign subsidiaries to meet borrowing needs at lower interest rates compared to local borrowing. The company also enters into foreign exchange contracts to minimize fluctuations in the value of payments due to international vendors and the value of foreign currency denominated receipts. The hedges used by the company are transaction driven and are directly related to a particular asset, liability or transaction for which a commitment is in place. Swaps and foreign exchange contracts are held to maturity and no exchange traded or over-the-counter instruments have been purchased. The impact on the financial position and results of operations from likely changes in foreign exchange rates and interest rates is not material due to the minimizing of risk through the hedging of transactions related to specific assets, liabilities, or commitments.

 Risks and Uncertainties

  Companies such as Raytheon, which are engaged in supplying defense-related equipment to the government, are subject to certain business risks peculiar to that industry. Sales to the government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad and other factors. As a result of the 1985 Balanced Budget and Emergency Deficit Reduction Control Act, the federal deficit and changing world order conditions, Department of Defense (DoD) budgets have been subject to increasing pressure resulting in an uncertainty as to the future effects of DoD budget cuts. Raytheon has, nonetheless, maintained a solid foundation of tactical defense systems which meet the needs of the United States and its allies, as well as servicing a broad government program base and wide range of commercial electronic businesses. These factors lead management to believe that there is high probability of continuation of Raytheon's current major tactical defense programs.

  The company provides long-term financing principally to its aircraft customers. The company sells general and regional aviation long-term receivables to a bank syndicate and a fractional ownership in a defined pool of trade receivables to financial institutions. The banks have recourse against the company, at varying percentages, depending on the character of the receivables sold. The underlying aircraft serve as collateral for the receivables, and the future resale value of the aircraft is an important consideration in the transaction. Based on the company's experience to date with resale activities and pricing, management believes that any liability arising from these transactions will not have a material effect on the company's financial position, liquidity, or results of operations.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE B: CASH AND MARKETABLE SECURITIES

                                                        CASH AND MARKETABLE
                                                    SECURITIES CONSISTED OF THE
                                                     FOLLOWING AT DECEMBER 31:
                                                    ---------------------------
                                                        1996          1995
                                                    ------------- -------------
                                                          (IN THOUSANDS)
Cash and cash equivalents.......................... $     137,379 $     208,614
Marketable securities..............................         1,442         1,670
                                                    ------------- -------------
                                                    $     138,821 $     210,284
                                                    ============= =============

  Under the company's cash management program, checks and amounts in transit are not considered reductions of cash or accounts payable until presented to the appropriate banks for payment. At December 31, 1996 and 1995, checks and amounts in transit amounted to $177,600,000 and $182,900,000, respectively.

NOTE C: CONTRACTS IN PROCESS

                                          CONTRACTS IN PROCESS CONSISTED OF THE
                                             FOLLOWING AT DECEMBER 31, 1996
                                          -------------------------------------
                                          COST TYPE FIXED PRICE TYPE   TOTAL
                                          --------- ---------------- ----------
                                                     (IN THOUSANDS)
U.S. government end-use contracts
  Billed................................. $205,643     $  139,655    $  345,298
  Unbilled...............................  348,971      1,813,148     2,162,119
  Less progress payments.................      --       1,068,638     1,068,638
                                          --------     ----------    ----------
    Total................................  554,614        884,165     1,438,779
                                          --------     ----------    ----------
Other customers
  Billed.................................   63,474        164,110       227,584
  Unbilled...............................  123,457      1,265,478     1,388,935
  Less progress payments.................      --         463,292       463,292
                                          --------     ----------    ----------
    Total................................  186,931        966,296     1,153,227
                                          --------     ----------    ----------
                                          $741,545     $1,850,461    $2,592,006
                                          ========     ==========    ==========
                                            CONTRACTS IN PROCESS CONSISTED OF
                                           THE FOLLOWING AT DECEMBER 31, 1995
                                          -------------------------------------
                                          COST TYPE FIXED PRICE TYPE   TOTAL
                                          --------- ---------------- ----------
                                                     (IN THOUSANDS)
U.S. government end-use contracts
  Billed................................. $251,462     $  182,320    $  433,782
  Unbilled...............................  303,148      2,239,814     2,542,962
  Less progress payments.................      --       1,368,878     1,368,878
                                          --------     ----------    ----------
    Total................................  554,610      1,053,256     1,607,866
                                          --------     ----------    ----------
Other customers
  Billed.................................   29,915         95,470       125,385
  Unbilled...............................  154,665        692,069       846,734
  Less progress payments.................      --         367,296       367,296
                                          --------     ----------    ----------
    Total................................  184,580        420,243       604,823
                                          --------     ----------    ----------
                                          $739,190     $1,473,499    $2,212,689
                                          ========     ==========    ==========

                                                                      APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The U.S. government has a security title to unbilled amounts associated with contracts that provide for progress payments.

  Unbilled amounts are recorded on the percentage of completion method and are recoverable from the customer upon shipment of the product, presentation of billings, or completion of the contract. It is anticipated that substantially all of these unbilled amounts, net of progress payments, will be collected during 1997.

  Billed and unbilled contracts in process include retentions arising from contractual provisions. At December 31, 1996, retentions amounted to $65,285,000 and are anticipated to be collected as follows: 1997--$41,144,000, 1998--$6,352,000, and the balance thereafter.

NOTE D: INVENTORIES

                                                 INVENTORIES CONSISTED OF THE
                                                   FOLLOWING AT DECEMBER 31:
                                                 ------------------------------
                                                      1996            1995
                                                 --------------  --------------
                                                        (IN THOUSANDS)
Finished goods.................................. $      616,660  $      596,080
Work in process.................................        702,180         728,792
Materials and purchased parts...................        482,152         456,402
Excess of current cost over LIFO values.........       (157,977)       (176,725)
                                                 --------------  --------------
                                                      1,643,015       1,604,549
Less progress payments..........................         52,048         101,566
                                                 --------------  --------------
                                                 $    1,590,967  $    1,502,983
                                                 ==============  ==============

  The inventory values from which the excess of current cost over LIFO values are deductible were $423,564,000 and $488,765,000 at December 31, 1996 and 1995, respectively.

NOTE E: PROPERTY, PLANT, AND EQUIPMENT

                                                         PROPERTY, PLANT, AND
                                                          EQUIPMENT CONSISTED
                                                                OF THE
                                                       FOLLOWING AT DECEMBER 31:
                                                       -------------------------
                                                           1996         1995
                                                       ------------ ------------
                                                            (IN THOUSANDS)
Land.................................................. $     66,008 $     53,090
Buildings and leasehold improvements..................    1,273,678    1,184,072
Machinery and equipment...............................    3,077,606    2,852,721
Equipment leased to others............................       73,067       25,866
                                                       ------------ ------------
                                                          4,490,359    4,115,749
Less accumulated depreciation and amortization........    2,688,347    2,531,714
                                                       ------------ ------------
                                                       $  1,802,012 $  1,584,035
                                                       ============ ============

  Accumulated amortization of equipment leased to others was $5,508,000 and $3,981,000 at December 31, 1996 and 1995, respectively.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  Future minimum lease payments from noncancelable aircraft operating leases, which extend to 2006, amounted to $35,882,000.

                                                              AT DECEMBER 31,
                                                            1996, THESE PAYMENTS
                                                            WERE DUE AS FOLLOWS:
                                                            --------------------
                                                               (IN THOUSANDS)
   1997.................................................... $     5,717
   1998....................................................       5,907
   1999....................................................       5,537
   2000....................................................       5,270
   2001....................................................       5,270
   Thereafter..............................................       8,181

NOTE F: OTHER ASSETS

                                                 OTHER ASSETS CONSISTED OF THE
                                                   FOLLOWING AT DECEMBER 31:
                                                 -----------------------------
                                                      1996           1995
                                                 -------------- --------------
                                                        (IN THOUSANDS)
Long-term receivables
  Due from customers in installments to 2009.... $      175,920 $      102,261
  Sales-type leases, due in installments to
   2012.........................................         21,559         48,277
  Other, principally due from 1997 through 2012.         31,519         21,707
Investments.....................................        251,171        183,034
Deferred charges and other noncurrent assets....        161,254         80,129
Excess of cost over net assets of acquired
 companies (net of accumulated amortization of
 $183.6 million and $103.5 million at December
 31, 1996 and 1995, respectively)...............      3,066,972      2,532,358
Intangible pension asset........................         11,774         13,925
                                                 -------------- --------------
                                                 $    3,720,169 $    2,981,691
                                                 ============== ==============

  Long-term receivables and sales-type leases due from customers, of $197.5 million at December 31, 1996, and $150.5 million at December 31, 1995, included commuter airline receivables of $116.1 million and $47.1 million, respectively. Since it is the company's policy to have the aircraft serve as collateral for the commuter airline receivables, management does not expect to incur any material losses against the net book value of the long-term receivables. The company sold general and commuter aviation long-term receivables to a bank syndicate and sold a fractional ownership in a defined pool of engineering & construction and commercial appliance trade receivables to financial institutions. The interest rate on the general aviation receivables is LIBOR+.55% and on the commuter receivables LIBOR+.4% and +.35% and on the trade receivables commercial paper rate +.225% to +.29%. The interest rates are adjusted based on the company's debt rating.

  The banks have a first priority claim on all proceeds, including the underlying equipment and any insurance proceeds, and have recourse against the company, at varying percentages, depending upon the character of the receivables sold. The balance of receivables sold to banks or financial institutions and outstanding at December 31, 1996 and December 31, 1995, was $2,493.7 million and $1,912.4 million, respectively, of which 1996 net proceeds of $581.3 million included $288.3 million for commuter and general aviation aircraft.

  The company will adopt Statement of Financial Accounting Standard No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, in 1997. The adoption is not expected to have a material effect on the company's financial position or results of operation.

                                                                      APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE G: NOTES PAYABLE

                                                       NOTES PAYABLE CONSISTED
                                                          OF THE FOLLOWING
                                                           AT DECEMBER 31:
                                                       ------------------------
                                                          1996         1995
                                                       -----------  -----------
                                                           (IN THOUSANDS)
Notes payable......................................... $    63,050  $    56,086
Commercial paper......................................   2,155,821    1,148,391
Weighted average interest rate on:
  Average notes payable borrowings....................        6.51%        6.30%
  Average commercial paper............................        5.40%        5.94%
  Notes payable borrowings at December 31.............        5.11%        5.70%
  Commercial paper at December 31.....................        5.53%        5.83%
Aggregate borrowings outstanding
  Maximum month-end balance........................... $ 3,135,929  $ 4,051,846
  Average during the year............................. $ 2,890,261  $ 2,362,599

  Credit lines or commitments with banks were maintained by subsidiary companies amounting to $188.3 million in 1996 and $196.7 million in 1995. Compensating balance arrangements are not material. In addition, lines of credit with certain commercial banks exist as a standby facility to support the issuance of commercial paper by the company. These lines of credit were $3.5 billion at December 31, 1996 and $3.2 billion at December 31, 1995. Through December 31, 1996, there have been no borrowings under these lines of credit. Total interest payments were $257 million, $160 million, and $48 million for 1996, 1995, and 1994, respectively.

NOTE H: LONG-TERM DEBT

                                                          LONG-TERM DEBT
                                                    CONSISTED OF THE FOLLOWING
                                                          AT DECEMBER 31:
                                                    ---------------------------
                                                        1996          1995
                                                    ------------- -------------
                                                          (IN THOUSANDS)
30 year 7.375% debentures due 2025 and redeemable
 after July 15, 2005............................... $     361,834 $     361,373
10 year 6.5% long-term notes due 2005, not
 redeemable prior to maturity......................       730,499       728,216
Commercial paper backed by 5 year fixed for
 variable interest rate
 swap at 6.40%.....................................       375,000       375,000
Notes (including $19,392,000 and $17,639,000 at
 December 31, 1996 and 1995 respectively, of
 mortgage notes and industrial revenue bonds),
 interest in the range of 2.04% to 10.0% in
 installments, maturing at various dates from 1997
 to 2006...........................................        41,207        34,708
Less installments due within one year..............         8,064        11,562
                                                    ------------- -------------
                                                    $   1,500,476 $   1,487,735
                                                    ============= =============

  The aggregate amounts of installments due for the next five years are:

                                                                 (IN THOUSANDS)
   1997......................................................... $   8,064
   1998.........................................................     5,406
   1999.........................................................     9,718
   2000.........................................................   378,017
   2001.........................................................     2,937

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  Interest expense on long-term debt charged to income was $103,187,000, $52,122,000, and $1,158,000 for 1996 through 1994, respectively.

  Commercial paper in the amount of $375,000,000 has been classified as long-term due to company borrowings of that amount which are supported by a 5 year Syndicated Bank Credit Agreement combined with a 5 year fixed for variable interest rate swap.

  In 1995, the company issued $375,000,000 of 30 year, 7.375 percent debentures due in 2025, redeemable after ten years, and $750,000,000 of ten year 6.50 percent notes due in 2005. The proceeds from these issues were used for acquisition financing.

  The principal amounts of debt were reduced by debt issue discounts and costs at December 31, 1996, as follows:

                                                30 YEAR DEBENTURES 10 YEAR NOTES
                                                ------------------ -------------
                                                         (IN THOUSANDS)
Principal......................................      $375,000        $750,000
Unamortized issue discounts....................        (8,879)         (7,877)
Unamortized interest rate hedging costs........        (4,287)        (11,624)
                                                     --------        --------
Net debt.......................................      $361,834        $730,499

  The company has bank agreement covenants which require (1) That the ratio of total debt to total capitalization not exceed 55%, and (2) That the sum of profit before tax plus net interest expense be at least three times net interest expense over the prior four fiscal quarters. The company was in compliance with these covenants during 1996 and 1995.

NOTE I: FEDERAL AND FOREIGN INCOME TAXES

  Income reported for federal and foreign tax purposes differs from pretax accounting income due to variations between requirements of Internal Revenue codes and the company's accounting practices. The provisions for federal and foreign income taxes consisted of the following for the years ended December 31:

                                                     1996      1995      1994
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
Current income tax expense
  Federal......................................... $169,870  $263,489  $400,482
  Foreign.........................................   33,784   (23,347)   25,429
Deferred income tax expense
  Federal.........................................  150,983   123,858  (119,663)
  Foreign.........................................  (32,326)   35,195    (3,185)
                                                   --------  --------  --------
                                                   $322,311  $399,195  $303,063
                                                   ========  ========  ========

  The provision for income taxes for 1996 through 1994 differs from the U.S. statutory rate due to the following:

Tax at statutory rate...................................... 35.0%    35.0% 35.0%
Research and development tax credit........................ (4.6)(1) (0.4)  --
FSC tax benefit............................................ (2.5)    (2.0) (1.0)
Goodwill amortization......................................  1.7      1.3   0.3
Recovery of foreign tax credits............................  --      (0.5) (1.1)
Other, net.................................................  0.1      0.1   0.5
                                                            ----     ----  ----
                                                            29.7%    33.5% 33.7%
                                                            ====     ====  ====

-------
(1) Accrued retroactive research and development tax credits applicable to certain government contracts

                                                                      APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  In 1996, 1995, and 1994 domestic profit before taxes amounted to $1,061,335,000, $1,126,332,000, and $827,258,000, respectively, and foreign profit before taxes amounted to $22,127,000, $65,351,000, and $72,681,000, respectively.

  Actual cash income tax payments by year were $274,700,000, $275,300,000, and $425,800,000, respectively, for 1996, 1995, and 1994. In 1996 and 1995, net
deferred tax assets were increased by $108,235,000 and $175,813,000, respectively, in connection with acquisitions.

  Details of the balance sheet captions, "Federal and foreign income taxes, including deferred," at December 31, 1996, 1995 and 1994 are as follows:

                                                 1996       1995       1994
                                               ---------  ---------  ---------
                                                      (IN THOUSANDS)
Current deferred tax assets (liabilities):
  Inventory and other......................... $  10,215  $  78,377  $  50,078
  Long-term contracts.........................   198,861    115,992     97,054
  Restructuring reserve.......................       154      3,261     55,055
  Inventory capitalization....................    16,611     27,689     29,546
  Other.......................................   (43,779)   (17,803)    (7,203)
                                               ---------  ---------  ---------
  Net current deferred tax assets.............   182,062    207,516    224,530
Current period tax prepaid (liability)........    64,058    (10,805)   (58,915)
                                               ---------  ---------  ---------
Federal and foreign income taxes, including
 deferred--current............................ $ 246,120  $ 196,711  $ 165,615
                                               =========  =========  =========
Noncurrent deferred tax assets (liabilities):
  Depreciation................................ $(125,684) $(115,819) $ (97,095)
  Revenue on leases...........................   (58,096)   (79,237)   (27,596)
  Postretirement benefits.....................   104,730    103,014        --
  Other.......................................    (6,715)    (8,755)    (9,880)
                                               ---------  ---------  ---------
Noncurrent deferred tax liabilities...........   (85,765)  (100,797)  (134,571)
                                               ---------  ---------  ---------
Federal and foreign income taxes, including
 deferred--noncurrent......................... $ (85,765) $(100,797) $(134,571)
                                               =========  =========  =========

NOTE J: COMMITMENTS AND CONTINGENCIES

  At December 31, 1996, the company had commitments under long-term leases requiring approximate annual rentals on a net lease basis as follows:

                                                                     (IN
                                                                  THOUSANDS)
   1997..........................................................  $ 85,041
   1998..........................................................    69,677
   1999..........................................................    56,052
   2000..........................................................    46,655
   2001..........................................................    39,827
   Thereafter....................................................   182,162

  Rental expense for 1996, 1995, and 1994 amounted to $112,649,000, $102,925,000, and $79,887,000, respectively.

  Defense contractors are subject to many levels of audit and investigation. Among agencies that oversee contract performance are the Defense Contract Audit Agency, the Inspector General, the Defense Criminal Investigative Service, the General Accounting Office, the Department of Justice, and Congressional Committees. Over recent years, the Department of Justice has convened Grand Juries from time to time to investigate possible irregularities by the company in government contracting. Management believes that such investigations,

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED individually and in the aggregate, will not have any material adverse effect upon the financial condition of the company.

  The company self-insures for losses and expenses for aircraft product liability up to a maximum of $50 million annually. Excess insurance is purchased from third parties to cover excess aggregate liability exposure from $50 million to $1 billion. This coverage also includes the excess of liability over $10 million per occurrence. The aircraft product liability reserve at December 31, 1996 was $27.5 million.

  Recurring costs associated with the company's environmental compliance program are not material and are expensed as incurred. Capital expenditures in connection with environmental compliance are not material. The company is involved in various stages of investigation and cleanup relative to remediation of various sites. All appropriate costs incurred in connection therewith have been expensed. Due to the complexity of environmental laws and regulations, the varying costs and effectiveness of alternative cleanup methods and technologies, the uncertainty of insurance coverage, and the unresolved extent of the company's responsibility, it is difficult to determine the ultimate outcome of these matters. However, in the opinion of management, any additional liability will not have a material effect on the company's financial position, liquidity, or results of operations after giving effect to provisions already recorded.

  The company will adopt the American Institute of Certified Public Accountants Statement of Position 96-1, Environmental Remediation Liabilities, in 1997. The adoption of the standard will not have a material effect on the company's financial position or results of operations.

  The company issues guarantees and has banks issue, on its behalf, letters of credit to meet various bid, performance, warranty, retention and advance payment obligations. Approximately $1,363 million, $979 million and $519 million of these contingent obligations, net of related outstanding advance payments, were outstanding at December 31, 1996, 1995, and 1994, respectively. These instruments expire on various dates through the year 2003.

  Various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against the company. While the ultimate liability from these proceedings is presently indeterminable, in the opinion of management, any additional liability will not have a material effect on the company's financial position, liquidity, or results of operations after giving effect to provisions already recorded.

NOTE K: EMPLOYEE STOCK PLANS

  The 1976 Stock Option Plan provides for the grant of both incentive and nonqualified options at an exercise price which is 100% of the fair market value on the date of grant. The 1991 Stock Option Plan provides for the grant of incentive options at an exercise price which is 100% of the fair market value, and non-qualified options at an exercise price which may be less than the fair market value on the date of grant. The 1995 Stock Option Plan provides for the grant of both incentive and nonqualified options at an exercise price which is not less than 100% of the fair market value on the date of grant.

  The plans also provide that all options may be exercised in their entirety 12 months after the date of grant. Incentive options terminate 10 years from the date of grant, and those options granted after Dec. 31, 1986 become exercisable to a maximum of $100,000 per year. Nonqualified options terminate 11 years from the date of grant or 10 years and a day if issued in connection with the 1995 plan. The 1991 plan also provides for the award of restricted stock and restricted units. Restricted awards are made at prices determined by the Compensation Committee of the Board of Directors and are compensatory in nature. Restricted stock and restricted unit awards vest over a specified period of time of not less than one year nor more than 10 years. The plans' expiration dates are March 22, 1998, March 26, 2001 and March 21, 2005.

                                                                      APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  All restricted stock awards entitle the participant to full dividend and voting rights. Unvested shares are restricted as to disposition and subject to forfeiture under certain circumstances. Upon issuance of restricted shares, unearned compensation is charged to share-owners' equity for the cost of restricted stock and recognized as compensation expense ratably over the vesting periods, as applicable. Awards of 19,500; 256,000; and 380,000 shares of restricted stock were made to employees at a weighted average value at the grant date of $50.87, $38.07, and $32.29 in 1996, 1995 and 1994, respectively.
The amount of compensation expense recorded was $6.9 million, $4.8 million and $2.9 million for 1996, 1995 and 1994, respectively.

  There were 49,562,000; 51,383,000; and 13,765,000 shares of common stock
(including shares held in treasury) reserved for stock options and restricted stock awards at December 31, 1996, 1995, and 1994, respectively.

  The following are the shares exercisable at the corresponding weighted average exercise price at December 31, 1996, 1995, and 1994, respectively:
8,820,000 at $31.32; 7,319,000 at $26.71; and 5,531,000 at $22.04.

  Information for the years 1993 through 1996 with respect to the plans are as follows:

                                                                WEIGHTED AVERAGE
STOCK OPTIONS                                        SHARES       OPTION PRICE
-------------                                    -------------- ----------------
                                                 (IN THOUSANDS)
Outstanding at December 31, 1993................      7,054          $21.64
  Granted.......................................      3,688           32.79
  Exercised.....................................     (1,452)          20.00
  Expired.......................................       (132)          28.22
                                                     ------          ------
Outstanding at December 31, 1994................      9,158          $26.30
  Granted.......................................      4,071           36.61
  Exercised.....................................     (2,132)          22.92
  Expired.......................................       (316)          34.04
                                                     ------          ------
Outstanding at December 31, 1995................     10,781          $30.63
  Granted.......................................      3,890           52.53
  Exercised.....................................     (1,845)          26.91
  Expired.......................................       (256)          45.47
                                                     ------          ------
Outstanding at December 31, 1996................     12,570          $37.65
                                                     ======          ======

  The following table summarizes information about stock options outstanding at December 31, 1996:

STOCK OPTIONS OUTSTANDING

                                        OPTIONS OUTSTANDING    OPTIONS EXERCISABLE
                                     ------------------------- --------------------
                                     WEIGHTED AVERAGE WEIGHTED             WEIGHTED
                           SHARES      CONTRACTUAL    AVERAGE    SHARES    AVERAGE
  EXERCISE               OUTSTANDING    REMAINING     EXERCISE EXERCISABLE EXERCISE
 PRICE RANGE             AT 12/31/96       LIFE        PRICE   AT 12/31/96  PRICE
 -----------             ----------- ---------------- -------- ----------- --------
$15.51 to $35.38........  5,836,183     6.1 years      $27.37   5,836,183   $27.37
$39.03 to $52.25........  3,050,127     8.4 years      $39.31   2,983,627   $39.06
$52.56 to $54.63........  3,684,050     9.4 years      $52.56         --       --
                         ----------                             ---------
Total................... 12,570,360                             8,819,810
                         ==========                             =========

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The company applies Accounting Principles Board Opinion No.25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for restricted stock. The company has adopted the disclosure-only provisions of Financial Accounting Standards No.123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost was recognized for the stock option plans. Had compensation cost for the company's stock option plans been determined based on the fair value at the grant date for awards under these plans, consistent with the methodology prescribed under SFAS No.123, the company's net income and earnings per share would have approximated the pro forma amounts indicated below:

                                                              1996      1995
                                                            --------- ---------
                                                              (IN THOUSANDS)
Net income-as reported..................................... $ 761,151 $ 792,488
Net income-pro forma....................................... $ 739,165 $ 779,175
Earnings per share-as reported............................. $    3.21 $    3.25
Earnings per share-pro forma............................... $    3.11 $    3.19
Fully diluted-as reported.................................. $    3.16 $    3.20
Fully diluted-pro forma.................................... $    3.06 $    3.14

  The weighted-average fair value of each option granted in 1996 and 1995 is estimated as $10.79 and $8.30 on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

      Expected life...........................................          4 years
      Assumed annual dividend.................................               6%
       growth rate (5 year historical rate)
      Expected volatility.....................................              15%
      Risk free interest rate................................. 5% to 7.5% range
       (the month-end yields on 4 year
       treasury strips equivalent zero coupon)
      Assumed annual forfeiture rate..........................               5%

  The effects of applying SFAS No.123 in this pro forma disclosure are not indicative of future amounts. SFAS No.123 does not apply to awards prior to 1995 and additional awards in future years are anticipated.

NOTE L: PENSION AND OTHER EMPLOYEE BENEFITS

  The company and its subsidiaries have several pension and retirement plans covering the majority of employees, including certain employees in foreign countries. The major plans covering salaried and management employees provide pension benefits that are based on the five highest consecutive years of the employee's compensation in the ten years before retirement. Plans covering hourly and union employees generally provide benefits of stated amounts for each year of service, but in some cases can also use a final average pay based calculation. The company's funding policy for the salaried plans is to contribute annually at a rate that is intended to remain at a level percentage of compensation for the covered employees. The company's funding policy on the hourly and union plans is to contribute annually at a rate that is intended to remain level for the covered employees. Unfunded prior service costs under the funding policy are generally amortized over periods from 10 to 30 years.

  Total pension expense was $93,283,000; $31,156,000; and $29,908,000; in 1996
through 1994, respectively. Foreign pension expense was $9,937,000; $8,287,000; and $4,866,000 in 1996 through 1994, respectively.

                                                                      APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  Net periodic pension cost for the company and its subsidiaries in 1996 through 1994 included the following components:

                                                 YEARS ENDING DECEMBER 31
                                                -------------------------------
                                                  1996    1995(1)        1994
                                                --------  --------     --------
                                                      (IN THOUSANDS)
Service cost--benefits earned during the
 period.......................................  $126,589  $ 98,207     $ 95,537
Interest cost on projected benefit obligation.   307,115   267,891      218,118
Actual (gain)/loss on assets..................  (669,917) (955,942)      37,612
Net amortization and deferral.................   325,191   626,217     (323,866)
Curtailment adjustments.......................     1,176    (7,815)(2)      --
                                                --------  --------     --------
Net periodic pension costs....................    90,154    28,558       27,401
Defined contribution pension plans............     3,129     2,598        2,507
                                                --------  --------     --------
Total pension costs...........................  $ 93,283  $ 31,156     $ 29,908
                                                ========  ========     ========
Assumptions used in the accounting were:
  Discount rate...............................      7.75%     7.50%        8.25%
  Expected long-term rate of return on assets.      9.25%     9.00%        9.00%
  Rate of increase in compensation levels.....      4.50%     4.50%        5.00%

  The following table sets forth the funded status of the plans at:

                               DECEMBER 31, 1996         DECEMBER 31, 1995(1)
                          --------------------------- ---------------------------
                          ASSETS EXCEED  ACCUMULATED  ASSETS EXCEED  ACCUMULATED
                           ACCUMULATED    BENEFITS     ACCUMULATED    BENEFITS
                            BENEFITS    EXCEED ASSETS   BENEFITS    EXCEED ASSETS
                          ------------- ------------- ------------- -------------
                                              (IN THOUSANDS)
Actuarial present value
 of benefit obligations:
  Vested benefit
   obligation...........   $(3,603,273)   $(68,623)    $(3,399,386)   $(57,583)
                           -----------    --------     -----------    --------
  Accumulated benefit
   obligation...........   $(3,752,844)   $(70,840)    $(3,538,658)   $(68,021)
                           -----------    --------     -----------    --------
  Projected benefit
   obligation...........   $(4,183,811)   $(83,104)    $(3,998,382)   $(74,544)
  Plan assets at fair
   value................     4,960,892         --        4,451,725         --
                           -----------    --------     -----------    --------
  Projected benefit
   obligation (in excess
   of) or less than plan
   assets...............       777,081     (83,104)        453,343     (74,544)
  Unrecognized net
   (gain) or loss.......      (762,898)     15,199        (411,413)     11,907
  Prior service cost not
   yet recognized in net
   periodic pension
   cost.................       212,641      12,544         212,270      13,723
  Unrecognized net
   obligation (asset) at
   transition...........       (34,423)        911         (42,652)      1,138
  Adjustment required to
   recognize additional
   minimum liability....           --      (18,047)            --      (21,330)
                           -----------    --------     -----------    --------
  Prepaid pension cost
   (liability)..........   $   192,401    $(72,497)    $   211,548    $(69,106)
                           ===========    ========     ===========    ========

  Plan assets primarily include equity and fixed income securities and, in addition to normal funding contributions, include prepayments of $60,719,000; and $1,900,000 made in 1995 and 1994 respectively.

  The company's salaried pension plan provides that in the event of a termination of the plan within three years after an involuntary change of control of the company, the assets of the plan will be applied to satisfy all

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED liabilities to participants and beneficiaries in accordance with section 4044 of the Employee Retirement Income Security Act of 1974. Any remaining assets will be applied on a pro rata basis to increase the benefits to the participants and beneficiaries.

  In addition to providing pension benefits, the company and most of its subsidiaries provide certain health care and life insurance benefits for retired employees. Substantially all of the company's U.S. employees may become eligible for these benefits if they reach normal retirement age while working for the company. Retiree health plans are paid for in part by retiree contributions, which are adjusted annually. Benefits are provided through various insurance companies whose charges are based either on the benefits paid during the year or annual premiums. Health benefits are provided to retirees, their covered dependents and beneficiaries. Retiree life insurance plans are noncontributory and cover the retiree only.

  In 1993, the company adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other than Pensions, which requires recognition of an accumulated postretirement benefit obligation for retiree costs existing at the time of implementation, as well as an incremental expense recognition for changes in the obligation attributable to each successive year. Prior to 1995, all company segments had elected to amortize past service costs over the allowable 20 year period. During 1995 the company acquired E-Systems, Inc. who had elected in 1992 to recognize all its past service cost immediately upon implementation.

  The company is funding the liability for many salaried and hourly employees and plans to continue to do so. The net postretirement benefit cost for the company and its subsidiaries in 1996, 1995 and 1994 included the following components:

                                          YEARS ENDING DECEMBER 31:
                                  ---------------------------------------------
                                      1996          1995(1)           1994
                                  -------------  -------------    -------------
                                               (IN THOUSANDS)
Service cost--benefits earned
 during the period..............       $  9,297       $  8,265          $ 5,546
Interest cost on accumulated
 postretirement benefit
 obligation.....................         52,472         47,906           37,355
Actual (gain)/loss on assets....        (29,482)        (8,283)             600
Amortization of transition
 obligation.....................         26,712         27,340           24,830
Other amortizations and
 deferrals (net)................          7,146        (11,299)          (6,316)
Curtailment and other
 adjustments....................          3,159         18,900(3)           --
                                  -------------  -------------    -------------
Net postretirement benefit cost.       $ 69,304       $ 82,829          $62,015
                                  =============  =============    =============
Assumptions used in the
 accounting were:
  Discount rate.................          7.75%          7.50%            8.25%
  Expected long-term rate of
   return on assets.............          8.75%          8.50%            8.50%
  Rate of increase in
   compensation levels..........          4.50%          4.50%            5.00%
  Health care trend rate in the
   next year....................          7.00%          7.50%            8.00%
  Gradually declining to a trend
   rate of......................          5.00%          5.00%            5.00%
  In the years..................  2001 & beyond  2001 & beyond    2001 & beyond

                                                                      APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The following amounts are recognized in the balance sheet at:

                                                 YEARS ENDING DECEMBER 31:
                                               -------------------------------
                                                 1996      1995(1)     1994
                                               ---------  ---------  ---------
                                                      (IN THOUSANDS)
Accumulated postretirement benefit obligation
  Retirees...................................  $(559,666) $(516,767) $(356,573)
  Active employees eligible for benefits.....    (41,158)   (32,339)   (45,501)
  Active employees not yet eligible for
   benefits..................................   (131,260)  (138,888)   (73,674)
                                               ---------  ---------  ---------
    Total obligation.........................   (732,084)  (687,994)  (475,748)
  Plan assets at fair value..................    183,750    175,172    105,983
                                               ---------  ---------  ---------
  Total obligation (in excess of) plan
   assets....................................   (548,334)  (512,822)  (369,765)
  Unrecognized net (gain)....................    (67,258)  (127,279)   (89,074)
  Unrecognized prior service cost............    (12,969)   (14,214)       --
  Unrecognized net obligation at transition..    360,255    390,079    446,786
                                               ---------  ---------  ---------
  Accrued postretirement benefit cost........  $(268,306) $(264,236) $ (12,053)
                                               =========  =========  =========
The effect of a one percentage point increase
 in the assumed health care trend rate for
 each future year on:
    Aggregate of service and interest cost...  $   3,576  $   3,055  $   3,706
    Accumulated postretirement benefit
     obligation..............................  $  43,596  $  37,979  $  38,262

-------
(1) 1995 data, including $17,117,000 of Net Periodic Pension Cost, $7,853,000 of Accrued Pension Cost, $15,041,000 of Net Periodic Postretirement Benefit Cost and $235,383,000 of Accrued Postretirement Benefit Cost, were a result of having acquired E-Systems, Inc. in April 1995.
(2) Various plan curtailments were recognized, as a result of workforce reductions which were planned as part of the restructuring program.
(3) Benefit enhancements were made to various plans during the year in order to accelerate attrition through voluntary retirements.

  The company has adopted Statement of Financial Accounting Standards No. 112 (FAS 112), Employers' Accounting for Postemployment Benefits, in 1994. FAS 112 requires that benefits to be paid for former or inactive employees after employment but prior to retirement must be accrued if certain criteria are met. The adoption of FAS 112 had no material financial impact on the company.

  Under the terms of the Raytheon Savings and Investment Plan, a defined contribution plan, covered employees are allowed to contribute up to 17 percent of their pay limited to $9,500. The company contributes amounts equal to 50 percent of the employee's contributions, up to a maximum of 3 percent of the employee's pay. Total expense for the plan was $68,090,000; $64,563,000; and $49,436,000 for 1996 through 1994, respectively.

  The company's annual contribution to the Raytheon Employee Stock Ownership Plans is approximately one-half of one percent of salaries and wages, limited to $150,000, of substantially all United States salaried and a majority of hourly employees. The expense was $14,670,000; $11,748,000; and $11,768,000 and the number of shares allocated to participant accounts was 296,000; 177,000 and 185,000 for 1996 through 1994, respectively.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE M: BUSINESS SEGMENT REPORTING

  The company operates in four major business areas: Electronics, both commercial and defense; Engineering and Construction; Aircraft; and Major appliances. The principal contributors to Electronics sales and earnings are defense missile systems and other products. The Engineering and Construction segment does business in some 60 countries around the world. The Aircraft segment manufactures, markets and supports piston, jetprops and medium and light jet aircraft for commercial, regional airline and military markets around the world. The Major Appliance segment manufactures and sells household and commercial appliances to dealers and distributors in the United States and to foreign locations. Sales and segment income for 1995 and 1994 have been restated to conform with the 1996 presentation.

  Certain accounts were reclassified to reconicile segment income with operating income, as reported in the statements of income. The reclassifications did not have a material effect on the income of the segments other than the aircraft segment. Aircraft segment income was reduced in all years due to the inclusion of interest cost associated with the financing of off-balance sheet receivables. This cost was previously reported as a part of corporate interest expense. The change did not affect the company's income before taxes or net income.

OPERATIONS BY BUSINESS SEGMENTS

                         SALES TO UNAFFILIATED CUSTOMERS     SEGMENT INCOME
                         -------------------------------- ----------------------------
                            1996       1995       1994     1996       1995       1994
                         ---------- ---------- ---------- ------     ------     ------
                                             (IN MILLIONS)
Electronics............. $    5,424 $    5,389 $    4,057 $  766     $  740 (3) $  630
Engineering and
 Construction...........      3,053      2,883      2,827    211 (6)    262        239
Aircraft................      2,345      2,060      1,759    181        167 (4)    195
Major Appliances........      1,509      1,472      1,455     74         74         82
                         ---------- ---------- ---------- ------     ------     ------
Total Operating
 Segments............... $   12,331 $   11,804 $   10,098 $1,232     $1,243     $1,146
                         ========== ========== ========== ======     ======     ======
Restructuring and
 special charges........                                     (34)(1)   (125)(2)   (250)(5)
Gain on sale of D.C.
 Heath..................                                     --         210        --
Net interest expense....                                    (154)      (170)       (28)
Other income............                                      39          5          1
Gain on sale of an
 investment.............                                     --          29         31
                         ---------- ---------- ---------- ------     ------     ------
Income before taxes.....                                  $1,083     $1,192     $  900
                         ========== ========== ========== ======     ======     ======

-------
(1) The 1996 special charge of $34 million relates to the Major Appliances segment.
(2) The special charge relates to the business segments as follows:
    Electronics, $115, and Engineering and Construction, $10.
(3) Includes a nonrecurring charge of $47 million.
(4) Includes a nonrecurring charge of $30 million.
(5) The restructuring provision relates to the business segments as follows:
    Electronics, $193, Engineering and Construction, $37, Aircraft $13, and Major Appliances $7.
(6) Excludes second quarter fee adjustment on a major foreign project which was covered by a pre-existing contingency reserve.

                                                                      APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

                                                              DEPRECIATION AND
                                         CAPITAL EXPENDITURES   AMORTIZATION
                                         -------------------- -----------------
                                          1996   1995   1994  1996  1995  1994
                                         ------ ------ ------ ----- ----- -----
                                                     (IN MILLIONS)
Electronics............................. $  160 $  147 $  120 $ 220 $ 228 $ 167
Engineering and Construction............     27     26     22    37    32    31
Aircraft................................    140     80     74    50    51    52
Major Appliances........................     79     76     51    62    60    54
                                         ------ ------ ------ ----- ----- -----
Total................................... $  406 $  329 $  267 $ 369 $ 371 $ 304
                                         ====== ====== ====== ===== ===== =====

                                           IDENTIFIABLE ASSETS AT DECEMBER 31,
                                           ------------------------------------
                                               1996        1995        1994
                                           ------------ ----------- -----------
                                                      (IN MILLIONS)
Electronics............................... $      5,881 $     5,473 $     2,867
Engineering and Construction..............        2,059       1,544       1,359
Aircraft..................................        2,372       1,832       2,171
Major Appliances..........................          814         992         998
                                           ------------ ----------- -----------
Total..................................... $     11,126 $     9,841 $     7,395
                                           ============ =========== ===========

OPERATIONS BY GEOGRAPHIC AREAS

                                            OUTSIDE UNITED STATES
                              UNITED STATES (PRINCIPALLY EUROPE)  CONSOLIDATED
                              ------------- --------------------- ------------
                                               (IN MILLIONS)
Sales to unaffiliated
 customers
1996.........................    $11,570            $761            $12,331
1995.........................     11,017             787             11,804
1994.........................      9,309             789             10,098
Net income
1996.........................        740              21                761
1995.........................        738              54                792
1994.........................        547              50                597
Identifiable assets at
December 31, 1996............     10,473             653             11,126
December 31, 1995............      9,171             670              9,841
December 31, 1994............      6,929             466              7,395

  Sales between business segments and between geographic areas are not material. In the data by geographic area, U.S. sales in millions of $11,570, $11,017, and $9,309 include export sales, in millions, principally to Europe, the Middle East, and Far East, of $2,137, $1,907, and $1,173 for 1996 through 1994, respectively.

  Sales in millions to major customers, principally in Electronics, for 1996 through 1994, respectively, are: U.S. government (end user), $4,638, $4,079, and $3,236; U.S. government (foreign military sales), $502, $597, and $694.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE N: ACQUISITIONS AND DIVESTITURES

  The company has included in its consolidated results of operations the acquisitions under the purchase method of accounting of the following companies: the aircraft modification and defense electronics businesses of Chrysler Technologies (from June 1996); the engineering and construction assets of Rust International (from June 1996); and the marine communication assets of Standard Radio AB of Sweden (from June 1996). The cash paid for the acquisitions, net of cash acquired, was $584.4 million. No pro forma results have been presented since they would not be material to the consolidated results.

  The following unaudited pro forma financial information combines Raytheon and E-Systems results of operations as if the acquisition had taken place on January 1, 1995, and on January 1, 1994. The pro forma results are not necessarily indicative of what the results of operations actually would have been if the transaction had occurred on the applicable dates indicated and are not intended to be indicative of future results of operations.

                                                               1995      1994*
                                                             --------- ----------
                                                             (IN MILLIONS EXCEPT
                                                             EARNINGS PER SHARE)
Net sales................................................... $  12,397 $  12,046
Net income..................................................       794       584
Earnings per share..........................................      3.25      2.21

-------
* includes after tax restructuring provision of $162.3 million, or $.61 per share.

  Also, in April 1996, the company sold Xyplex, its data networking subsidiary, for $177.5 million in cash and securities.

                                                                      APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE O: QUARTERLY OPERATING RESULTS (UNAUDITED)

QUARTERLY FINANCIAL DATA

  The third quarter of 1996 includes a special charge of $22.1 million after tax or $.09 per share to exit the manual-clean range market and close the Delaware, Ohio plant.

  The fourth quarter of 1995 includes a one-time gain of $5.2 million after tax or $.02 per share related to the sale of D.C. Heath, net of special charges.

                                        FIRST    SECOND   THIRD    FOURTH
                                       -------- -------- -------- --------
                                         (IN MILLIONS EXCEPT PER SHARE DATA)
1996
Net sales............................. $2,787.6 $3,126.8 $3,032.4 $3,383.7
Cost of sales.........................  2,141.3  2,435.4  2,428.1  2,749.2
Net income............................    186.5    209.4    187.9    177.4
Earnings per common share.............     0.78     0.88     0.80     0.75
Cash dividends per common share
  Declared............................     0.20     0.20     0.20     0.20
  Paid................................   0.1875     0.20     0.20     0.20
Common stock prices per the Composite
 Tape
  High................................    54.13    53.63    55.00    56.13
  Low.................................    45.00    48.75    43.38    45.75
1995
Net sales............................. $2,399.1 $2,844.6 $3,174.0 $3,386.5
Cost of sales.........................  1,832.3  2,130.5  2,442.7  2,754.0
Net income............................    173.9    195.5    200.7    222.4
Earnings per common share.............     0.71     0.80     0.82     0.92
Cash dividends per common share
  Declared............................   0.1875   0.1875   0.1875   0.1875
  Paid................................   0.1875   0.1875   0.1875   0.1875
Common stock prices per the Composite
 Tape
  High................................    37.19    39.81    42.69    47.25
  Low.................................    31.44    34.75    38.75    41.50

-------
Note:

Share data have been restated for the two-for-one stock split in October, 1995.

NOTE P: FINANCIAL INSTRUMENTS

  For certain financial instruments, including cash, cash equivalents, marketable securities, and short-term debt, it is estimated that carrying value approximates fair value, due to their short maturities and varying interest rates of the debt.

  The carrying value of notes receivable at December 31, 1996 and 1995 is estimated to approximate fair value based principally on the underlying interest rates and terms, maturities, collateral, and credit status of the receivables.

  The carrying values of marketable securities and investments are based on quoted market prices or the present value of future cash flows and earnings which approximate fair value.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The value of the guarantees and letters of credit reflect fair value.

  The fair value of long-term debt at December 31, 1996 and 1995 was estimated based on current rates offered to the company for similar debt with the same maturities and approximates the carrying value.

  At December 31, 1996 and 1995, the company had outstanding interest rate swap agreements, with notional amounts, and foreign currency forward exchange contracts which minimized or eliminated risk associated with interest rate changes or foreign currency exchange rate fluctuations. All of these financial instruments were related to specific transactions and particular assets or liabilities for which a firm commitment existed. These instruments were executed with credit-worthy institutions and the majority of the foreign currencies were denominated in currencies of major industrial countries:

                                                                1996     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
Interest rate swaps.......................................... $388,785 $394,268
Foreign exchange contracts................................... $270,017 $335,068

  The following table summarizes major currencies and contract amounts associated with foreign exchange contracts:

                                                    1996              1995
                                              ----------------- ----------------
                                                BUY      SELL     BUY     SELL
                                              -------- -------- -------- -------
                                                        (IN THOUSANDS)
Pound Sterling............................... $ 94,742 $  5,129 $ 25,007 $ 2,784
Japanese Yen.................................    9,160   30,707    2,292  58,453
Netherlands Guilder..........................    3,437   75,600   90,144     --
German Mark..................................    1,153      --    16,410     390
Canadian Dollar..............................   17,287    1,248   35,562   2,021
French Franc.................................   10,400      --    71,663     --
Australian Dollar............................   16,175      --    20,015     --
All others...................................    2,738    2,241    6,885   3,442
                                              -------- -------- -------- -------
Total........................................ $155,092 $114,925 $267,978 $67,090
                                              ======== ======== ======== =======

  Foreign currencies are translated at current rates at the reporting date. "Buy" amounts represents the U.S. dollar equivalent of commitments to purchase foreign currencies and "sell" amounts represent the U.S. dollar equivalent of commitments to sell foreign currencies.

  Swap contracts mature at various dates through the year 2000 and essentially fix the interest rates on that portion of debt at rates from 4.7 percent to 9.5 percent at December 31, 1996, and 1995, respectively.

  Foreign exchange forward contracts, used primarily to minimize fluctuations in the values of foreign currency payments and receipts, have maturities at various dates through April, 1999. Fair values for these contracts were determined by applying December 31, 1996, spot rates to the eight major currencies and comparing the U.S. dollar equivalents to the U.S. dollar contract amounts for the same currencies. The resulting difference was not material and approximates the contract amounts.

  The company, in order to lock in favorable rates, entered into interest rate swaps and locks in connection with the 1995 issuance of $750 million ten-year notes and $375 million thirty-year debentures. Both the interest rate swaps and locks were unwound prior to the issue of the 1995 debt.

                                                                      APPENDIX C

                RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

NOTE Q: STOCK SPLIT

  All share data have been restated to reflect the stock split effective on October 23, 1995.

NOTE R: SUBSEQUENT EVENTS

  On January 6, 1997, the company announced that the Board of Directors approved a definitive agreement to purchase the assets of Texas Instruments' defense operations for $2.950 billion in cash. Texas Instruments Defense Systems and Electronics Group, headquartered in Lewisville, Texas will have 1996 revenues of approximately $1.8 billion. The group is a premier supplier of advanced defense systems, including precision-guided weapons, antiradiation and strike missiles, airborne radar, night vision systems and electronic warfare systems. The group has approximately 12,000 employees, based largely in Texas. The transaction is subject to Hart-Scott-Rodino antitrust review and is expected to close in the second quarter of 1997.

  On January 16, 1997, the company announced that it has entered into definitive agreements with Hughes Electronics Corporation to bring about the merger of the Hughes Electronics defense operations (Hughes Aircraft) and Raytheon. The combined company will be called Raytheon. The transaction is valued at $9.5 billion, comprised of approximately $5.1 billion in common stock and $4.4 billion in debt.

  The company's debt will increase as a result of the planned transactions and the covenants applicable to the existing financing arrangements have been modified by the participating entities to accommodate the increase in debt.

  Hughes Aircraft, the Hughes Electronics' defense business, will have 1996 revenues of approximately $6.3 billion. It has approximately 40,000 employees, principally in the states of California, Arizona, Indiana, Texas and Virginia.

  Hughes is a premier supplier of advanced defense electronics systems and services, principally in Naval systems, airborne and ground-based radars, ground, air and ship-launched missiles, tactical communications, and training simulators and services. Hughes also supplies Air Traffic Control systems to the U.S. Federal Aviation Administration and to foreign governments, and is active in the fields of global positioning systems and infrared/electro-optics.

  The transaction is subject to approval by Raytheon's stockholders, certain regulatory approvals (including Hart-Scott-Rodino antitrust review), approval by the holders of GM and GM "H" common stocks, and the receipt by GM of rulings from the Internal Revenue Service relating to certain federal income tax consequences of the transaction.

  TRANSACTION SUMMARY

  Hughes Aircraft will be spun off to the holders of GM's $1 2/3 and Class H common stocks in a transaction intended to be tax free. In connection with the spin-off and subsequent merger, two classes of common stock will be created:
Class A common stock, which will be held by GM $1 2/3 and Class H stockholders after the spin-off and will be entirely held by the public; and Class B common stock.

  Immediately following the spin-off of Hughes Aircraft, Raytheon and Hughes Aircraft will merge. In the merger, Raytheon stockholders will receive all of the Class B common stock of the combined company. The Class B common stock will represent approximately 70 percent of the equity of the combined company, and the Class A common stock will represent the remaining, approximately 30 percent.

APPENDIX C

                 RAYTHEON COMPANY AND SUBSIDIARIES CONSOLIDATED

  The merger terms provide that Hughes Aircraft's total debt will be adjusted to reflect variations in the market price of Raytheon stock, subject to specified limits, so that the two components of value will total $9.5 billion so long as such market price is between $44.42 and $54.29 per share. The approximately $5.1 billion in common stock issued to the Class A stockholders is based upon the midpoint of this range. The balance of the $9.5 billion transaction value will be made up of approximately $4.4 billion in Hughes Aircraft debt.

  In the election of directors to the combined company board, Class A common stock will have an 80.1 percent voting interest, and Class B common stock will have a 19.9 percent voting interest. The board of directors will have staggered terms for directors. Except as to voting rights for directors, each class will vote separately as to all other matters, and the Class A and Class B stock will have identical rights. In a merger, acquisition or any other type of reorganization, Class A and Class B common stock must receive the same consideration.

  On February 23, 1997, the company announced that it is evaluating strategic alternatives for the Appliance Group, which may result in the sale or merger of the group at some time in the future. The company retained an advisor to assist with this evaluation. The decision to undertake this strategic reassessment was made in the context of Raytheon's financial priorities, and the belief that the Appliance Group may have greater value to another company with more focus on the markets served by the group.

                                                                      APPENDIX C

--------------------------------------------------------------------------------
                                   APPENDIX D

                                 HUGHES DEFENSE

                         COMBINED FINANCIAL STATEMENTS

                                   INDEX                                 PAGE
                                   -----                                 ----
   UNAUDITED COMBINED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 1997 AND
   FOR THE SIX MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30,
   1996
     Combined Statement of Income and Parent Company's Net Investment...  D-2
     Combined Balance Sheet.............................................  D-3
     Combined Statement of Cash Flows...................................  D-4
     Notes to Combined Financial Statements.............................  D-5
   COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND 1995 AND
   FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 AND INDEPENDENT
   AUDITORS' REPORT
     Independent Auditors' Report.......................................  D-7
     Combined Statement of Income and Parent Company's Net Investment...  D-8
     Combined Balance Sheet.............................................  D-9
     Combined Statement of Cash Flows................................... D-10
     Notes to Combined Financial Statements............................. D-11

                                                                      APPENDIX D

--------------------------------------------------------------------------------
                                 HUGHES DEFENSE

                        COMBINED STATEMENT OF INCOME AND
                        PARENT COMPANY'S NET INVESTMENT
                                  (UNAUDITED)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
                                                               (DOLLARS IN
                                                                MILLIONS)
REVENUES
  Net sales................................................ $5,157.1  $4,588.8
  Other income (expense), net..............................     10.3      (2.0)
                                                            --------  --------
    Total Revenues.........................................  5,167.4   4,586.8
                                                            --------  --------
COSTS AND EXPENSES
  Cost of sales and other operating charges, exclusive of
   items listed below......................................  4,245.6   3,756.7
  Selling, general, and administrative expenses............    273.6     227.4
  Depreciation and amortization............................    116.4     101.7
  Amortization of GM purchase accounting adjustments
   related to Hughes Aircraft Company......................     75.8      75.8
  Interest expense.........................................     72.1      66.7
                                                            --------  --------
    Total Costs and Expenses...............................  4,783.5   4,228.3
                                                            --------  --------
INCOME BEFORE INCOME TAXES.................................    383.9     358.5
Income taxes...............................................    176.6     164.9
                                                            --------  --------
  NET INCOME...............................................    207.3     193.6
                                                            --------  --------
Parent Company's Net Investment, beginning of period.......  4,823.0   4,680.2
  Net contributions from Parent Company....................    243.3     107.2
  Change in foreign currency translation adjustment........     (8.0)     (5.8)
                                                            --------  --------
PARENT COMPANY'S NET INVESTMENT, END OF PERIOD............. $5,265.6  $4,975.2
                                                            ========  ========


    Reference should be made to the Notes to Combined Financial Statements.

APPENDIX D

--------------------------------------------------------------------------------
                                 HUGHES DEFENSE

                             COMBINED BALANCE SHEET
                                  (UNAUDITED)

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                                                       (DOLLARS IN MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents.........................   $   72.9      $   59.7
  Accounts and notes receivable (less allowances)...      686.5         612.7
  Contracts in process, less advances and progress
   payments of $886.9 and $956.2....................    1,579.1       1,581.2
  Inventories.......................................      445.2         337.7
  Deferred income taxes.............................      232.9         285.3
  Prepaid expenses..................................       30.6          31.1
                                                       --------      --------
    Total Current Assets............................    3,047.2       2,907.7
                                                       --------      --------
Property, net.......................................    1,094.5       1,085.1
                                                       --------      --------
Intangible Assets, net of amortization of $1,360.3
 and $1,268.5.......................................    2,892.4       2,907.4
                                                       --------      --------
Investments and Other Assets, principally at cost
 (less allowances)..................................      128.0         128.2
                                                       --------      --------
    Total Assets....................................   $7,162.1      $7,028.4
                                                       ========      ========
LIABILITIES AND PARENT COMPANY'S NET INVESTMENT
Current Liabilities
  Accounts payable..................................   $  326.7      $  278.3
  Advances on contracts.............................      309.7         396.8
  Notes and loans payable...........................      118.6          94.5
  Accrued liabilities...............................      780.2       1,119.4
                                                       --------      --------
    Total Current Liabilities.......................    1,535.2       1,889.0
                                                       --------      --------
Long-Term Debt and Capitalized Leases...............       32.4          34.4
                                                       --------      --------
Other Liabilities and Deferred Credits..............      179.4         174.4
                                                       --------      --------
Deferred Income Taxes...............................      149.5         107.6
                                                       --------      --------
Contingent Liabilities
Parent Company's Net Investment.....................    5,265.6       4,823.0
                                                       --------      --------
    Total Liabilities and Parent Company's Net
     Investment.....................................   $7,162.1      $7,028.4
                                                       ========      ========


    Reference should be made to the Notes to Combined Financial Statements.

                                                                      APPENDIX D

--------------------------------------------------------------------------------

                                 HUGHES DEFENSE

                        COMBINED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                NINE MONTHS
                                                                   ENDED
                                                               SEPTEMBER 30,
                                                              ----------------
                                                               1997     1996
                                                              -------  -------
                                                                (DOLLARS IN
                                                                 MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................. $ 207.3  $ 193.6
  Adjustments to reconcile net income to net cash used in
   operating activities
    Depreciation and amortization............................   116.4    101.7
    Amortization of GM purchase accounting adjustments
     related to Hughes Aircraft Company......................    75.8     75.8
    Deferred income taxes and other..........................    94.9     16.9
    Change in other operating assets and liabilities
      Accounts receivable....................................   (53.1)   105.2
      Contracts in process...................................    11.1    (72.3)
      Inventories............................................  (107.0)  (137.2)
      Accounts payable.......................................    43.7    (43.3)
      Advances on contracts..................................   (87.1)   (75.5)
      Accrued liabilities....................................  (341.1)  (156.5)
      Other..................................................     6.8    (45.6)
                                                              -------  -------
  Net Cash Used in Operating Activities......................   (32.3)   (37.2)
                                                              -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in companies, net of cash acquired..............  (143.3)   (28.7)
  Expenditures for property..................................   (95.5)  (113.3)
  Proceeds from disposal of property.........................    22.1     38.4
  (Increase) Decrease in notes receivable....................    (3.2)    28.4
                                                              -------  -------
  Net Cash Used in Investing Activities......................  (219.9)   (75.2)
                                                              -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in notes and loans payable....................    24.1     36.4
  Increase in long-term debt.................................     7.4     17.8
  Decrease in long-term debt.................................    (9.4)   (31.3)
  Net contributions from Parent Company......................   243.3    107.2
                                                              -------  -------
  Net Cash Provided By Financing Activities..................   265.4    130.1
                                                              -------  -------
Net increase in cash and cash equivalents....................    13.2     17.7
Cash and cash equivalents at beginning of the period.........    59.7     15.7
                                                              -------  -------
Cash and cash equivalents at the end of the period........... $  72.9  $  33.4
                                                              =======  =======



    Reference should be made to the Notes to Combined Financial Statements.

APPENDIX D

--------------------------------------------------------------------------------
                                 HUGHES DEFENSE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1: BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  The accompanying unaudited combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of only normal recurring items) which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the full year.


  On January 16, 1997, Hughes Electronics Corporation ("Hughes Electronics"), General Motors Corporation ("GM"), the parent of Hughes Electronics, and Raytheon Company ("Raytheon") announced a series of planned transactions that would include:

 . The tax-free spin-off of 100% of the defense business of Hughes Electronics ("Hughes Defense") to holders of GM's $1 2/3 par value and Class H Common Stocks followed immediately by the tax-free merger of that business with Raytheon, after which there would be outstanding two classes of Raytheon/Hughes Defense common stock;

 . The transfer of Delco Electronics Corporation and related entities ("Delco"), from Hughes Electronics to GM and a reallocation of the derivative interest in the earnings of Delco currently held by GM Class H common stockholders to holders of GM $1 2/3 par value Common Stock; and

 . The recapitalization of GM Class H Common Stock into a GM tracking stock linked to the telecommunications and space business of Hughes Electronics ("Hughes Telecom"). GM would continue to own 100% of Hughes Telecom.

  On July 14, 1997, GM received a ruling from the Internal Revenue Service that its contemplated spin-off of Hughes Defense would be tax-free to GM and its stockholders. In addition, GM and Raytheon have reached agreement with the U.S. Department of Justice and U.S. Department of Defense regarding the basis upon which the merger of Hughes Defense and Raytheon can proceed consistent with the Government's enforcement of U.S. antitrust laws. On October 6, 1997, the GM Board of Directors approved the final terms for the above described transactions. The planned transactions must be approved by holders of GM $1 2/3 par value and Class H Common Stocks, among a number of other conditions. In addition, the merger of Hughes Defense and Raytheon is subject to approval by Raytheon stockholders. No assurance can be given that the above transactions will be completed. GM expects to solicit stockholders' approval of the planned transactions during the fourth quarter of 1997, after certain conditions are satisfied.

  Hughes Defense is not a legal entity. The combined financial statements present the financial position, results of operations and cash flows of Hughes Defense, which consists primarily of operations included in the Aerospace and Defense Systems segment of Hughes Electronics, certain other businesses identified in the Merger Agreements and certain Hughes Electronics Corporate assets, liabilities, income and expenses attributable to Hughes Defense. The combined financial statements do not include certain other defense operations of Hughes Electronics which will not be merged with Raytheon, consisting principally of the defense business of Hughes Electronics currently reported in the Hughes Electronics Telecommunications and Space segment. All transactions and balances between the entities included in the combined financial statements have been eliminated. All Hughes Defense amounts due from or payable to other Hughes Electronics businesses, except for certain loans payable to affiliates which are included in notes and loans payable, have been reported in Parent Company's Net Investment.

  The combined financial statements include allocations of corporate expenses from Hughes Electronics including research and development, general management, human resources, financial, legal, tax, quality,

                                                                      APPENDIX D

                                 HUGHES DEFENSE

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONCLUDED)
                                  (UNAUDITED)











--------------------------------------------------------------------------------
communications, marketing, international, employee benefits and other miscellaneous services. These costs and expenses have been charged to Hughes Defense based either on usage or using allocation methodologies which comply with U.S. Government cost accounting standards, primarily based upon total revenues, certain tangible assets and payroll expenses. Management believes the allocations were made on a reasonable basis.

NOTE 2: INVENTORIES

  Inventories are stated at the lower of cost or market, principally using the average cost method.

  Major Classes of Inventories

                                                      SEPTEMBER 30, DECEMBER 31,
                                                          1997          1996
                                                      ------------- ------------
                                                        (DOLLARS IN MILLIONS)
      Productive material and supplies...............    $ 59.1        $ 63.5
      Work in process and finished goods.............     386.1         274.2
                                                         ------        ------
        Total........................................    $445.2        $337.7
                                                         ======        ======

NOTE 3: CONTINGENT LIABILITIES

  In conjunction with its performance on long-term contracts, Hughes Defense is contingently liable under standby letters of credit and bonds in the amount of $236.6 million at September 30, 1997. In Hughes Defense's past experience, no material claims have been made against these financial instruments.

  Hughes Defense is subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted against it. The aggregate ultimate liability of Hughes Defense under these government regulations and under these claims and actions, was not determinable at September 30, 1997. In the opinion of Hughes Electronics and Hughes Defense management, such liability is not expected to have a material adverse effect on Hughes Defense's combined operations or financial position.

NOTE 4: NEW ACCOUNTING STANDARDS

  In June 1997, the Financial Accounting Standards Board issued SFAS Nos. 130 and 131. SFAS 130, "Reporting Comprehensive Income," establishes accounting standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," establishes accounting standards for the way public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Hughes Defense will adopt SFAS Nos. 130 and 131 which are effective for fiscal years beginning after December 15, 1997.

APPENDIX D

--------------------------------------------------------------------------------
                          INDEPENDENT AUDITORS' REPORT

Hughes Electronics Corporation:

  We have audited the Combined Balance Sheet of the Defense Business of Hughes Electronics Corporation and subsidiaries ("Hughes Defense") as of December 31, 1996 and 1995 and the related Combined Statements of Income and Parent Company's Net Investment and of Cash Flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Hughes Defense's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Hughes Defense at December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

  As discussed in Note 2 to the combined financial statements, effective January 1, 1994 Hughes Defense changed its method of accounting for postemployment benefits.

/s/ Deloitte & Touche LLP
Los Angeles, California
March 21, 1997

                                                                      APPENDIX D

--------------------------------------------------------------------------------
                                 HUGHES DEFENSE

                          COMBINED STATEMENT OF INCOME
                      AND PARENT COMPANY'S NET INVESTMENT

                                                   YEARS ENDED DECEMBER 31,
                                                  ----------------------------
                                                    1996      1995      1994
                                                  --------  --------  --------
                                                    (DOLLARS IN MILLIONS)
REVENUES
  Net Sales...................................... $6,382.7  $5,921.8  $5,896.0
  Other income, net..............................      9.1      43.0      22.5
                                                  --------  --------  --------
    Total Revenues...............................  6,391.8   5,964.8   5,918.5
                                                  --------  --------  --------
COSTS AND EXPENSES
  Cost of sales and other operating charges,
   exclusive of items listed below...............  5,211.1   4,783.4   4,762.2
  Selling, general and administrative expenses...    321.6     311.0     323.2
  Depreciation and amortization..................    145.3     139.2     164.2
  Amortization of GM purchase accounting
   adjustments related to Hughes Aircraft
   Company.......................................    101.3     101.3     101.3
  Interest expense...............................     92.3      75.9      64.9
                                                  --------  --------  --------
    Total Costs and Expenses.....................  5,871.6   5,410.8   5,415.8
                                                  --------  --------  --------
INCOME BEFORE INCOME TAXES.......................    520.2     554.0     502.7
Income taxes.....................................    239.3     235.4     226.2
                                                  --------  --------  --------
Income before cumulative effect of accounting
 change..........................................    280.9     318.6     276.5
Cumulative effect of accounting change...........      --        --        7.1
                                                  --------  --------  --------
  NET INCOME.....................................    280.9     318.6     269.4
                                                  --------  --------  --------
Parent Company's Net Investment, beginning of
 period..........................................  4,680.2   4,198.2   4,283.3
  Net (distributions to) contributions from
   Parent Company................................   (136.1)    173.2    (354.8)
  Change in minimum pension liability............      0.4      (5.0)      --
  Foreign currency translation adjustment........     (2.4)     (4.8)      0.3
                                                  --------  --------  --------
PARENT COMPANY'S NET INVESTMENT, END OF PERIOD... $4,823.0  $4,680.2  $4,198.2
                                                  ========  ========  ========



    Reference should be made to the Notes to Combined Financial Statements.

APPENDIX D

--------------------------------------------------------------------------------
                                 HUGHES DEFENSE

                             COMBINED BALANCE SHEET

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
ASSETS
Current Assets
  Cash and cash equivalents.................................. $   59.7 $   15.7
  Accounts and notes receivables (less allowances)...........    612.7    754.6
  Contracts in process, less advances and progress payments
   of $956.2 and $1,259.2....................................  1,581.2  1,460.2
  Inventories................................................    337.7    291.3
  Deferred income taxes......................................    285.3    325.6
  Prepaid expenses...........................................     31.1     32.6
                                                              -------- --------
    Total Current Assets.....................................  2,907.7  2,880.0
                                                              -------- --------
Property, net................................................  1,085.1  1,061.9
                                                              -------- --------
Intangible Assets, net of amortization of $1,268.5 and
 $1,149.3....................................................  2,907.4  2,993.0
                                                              -------- --------
Investments and Other Assets, principally at cost (less
 allowances).................................................    128.2     91.0
                                                              -------- --------
    Total Assets............................................. $7,028.4 $7,025.9
                                                              ======== ========
LIABILITIES AND PARENT COMPANY'S NET INVESTMENT
Current Liabilities
  Accounts payable........................................... $  278.3 $  267.6
  Advances on contracts......................................    396.8    441.1
  Notes and loans payable....................................     94.5     84.0
  Accrued liabilities........................................  1,119.4  1,167.2
                                                              -------- --------
    Total Current Liabilities................................  1,889.0  1,959.9
                                                              -------- --------
Long-term Debt and Capitalized Leases........................     34.4     49.7
                                                              -------- --------
Other Liabilities and Deferred Credits.......................    174.4    200.9
                                                              -------- --------
Deferred Income Taxes........................................    107.6    135.2
                                                              -------- --------
Commitments and Contingent Liabilities
Parent Company's Net Investment..............................  4,823.0  4,680.2
                                                              -------- --------
    Total Liabilities and Parent Company's Net Investment.... $7,028.4 $7,025.9
                                                              ======== ========




    Reference should be made to the Notes to Combined Financial Statements.

                                                                      APPENDIX D

--------------------------------------------------------------------------------
                                 HUGHES DEFENSE

                        COMBINED STATEMENT OF CASH FLOWS

                                                      YEARS ENDED DECEMBER
                                                               31,
                                                     -------------------------
                                                      1996     1995     1994
                                                     -------  -------  -------
                                                      (DOLLARS IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income........................................ $ 280.9  $ 318.6  $ 269.4
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation and amortization...................   145.3    139.2    164.2
    Amortization of GM purchase accounting
     adjustments related to Hughes Aircraft Company.   101.3    101.3    101.3
    Deferred income taxes and other.................    19.6    (25.8)    16.4
    Change in other operating assets and liabilities
      Accounts receivable...........................   148.0     46.8   (254.6)
      Contracts in process..........................  (117.2)  (153.9)   337.5
      Inventories...................................   (46.2)   (84.7)    28.5
      Accounts payable..............................     9.7   (146.6)  (143.9)
      Advances on contracts.........................   (44.3)    38.5     45.9
      Accrued liabilities...........................   (62.8)   253.8   (164.3)
      Other.........................................   (81.3)  (154.0)    63.3
                                                     -------  -------  -------
  Net Cash Provided by Operating Activities.........   353.0    333.2    463.7
                                                     -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investment in companies, net of cash acquired.....   (28.7)  (549.2)     --
  Expenditures for property.........................  (178.3)   (99.4)  (174.1)
  Proceeds from disposal of property................    45.2     58.6     87.6
  Proceeds from sale of businesses..................     --      23.6      --
  (Increase) decrease in notes receivable...........    (6.3)     6.7      3.8
                                                     -------  -------  -------
  Net Cash Used in Investing Activities.............  (168.1)  (559.7)   (82.7)
                                                     -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in notes and loans payable...........    10.5     18.2     57.2
  Payment on long-term debt.........................   (15.3)    (7.9)   (26.3)
  Net (distributions to) contributions from Parent
   Company..........................................  (136.1)   173.2   (354.8)
                                                     -------  -------  -------
  Net Cash (Used in) Provided by Financing
   Activities.......................................  (140.9)   183.5   (323.9)
                                                     -------  -------  -------
Net increase (decrease) in cash and cash
 equivalents........................................    44.0    (43.0)    57.1
Cash and cash equivalents at beginning of the year..    15.7     58.7      1.6
                                                     -------  -------  -------
Cash and cash equivalents at end of the year........ $  59.7  $  15.7  $  58.7
                                                     =======  =======  =======

    Reference should be made to the Notes to Combined Financial Statements.

APPENDIX D

--------------------------------------------------------------------------------
                                 HUGHES DEFENSE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

  On January 16, 1997, Hughes Electronics Corporation ("Hughes Electronics"), General Motors Corporation ("GM"), the parent of Hughes Electronics and Raytheon Company ("Raytheon") announced a series of planned transactions that would include:

  . The tax-free spin-off of 100% of the defense business of Hughes
    Electronics ("Hughes Defense") to holders of GM's $1 2/3 par value and Class H Common Stocks followed immediately by the tax-free merger of that business with Raytheon, after which there would be outstanding two classes of Raytheon/Hughes Defense common stock;

  . The transfer of Delco Electronics Corporation and Related Entities
    ("Delco"), from Hughes Electronics to GM and a reallocation of the derivative interest in the earnings of Delco currently held by GM Class H common stockholders to holders of GM $1 2/3 par value Common Stock; and

  . The recapitalization of GM Class H Common Stock into a GM tracking stock linked to the telecommunications and space business of Hughes Electronics ("Hughes Telecom"). GM would continue to own 100% of Hughes Telecom.

  The planned transactions are subject to approval by holders of GM $1 2/3 par value and Class H Common Stocks. In addition, the merger of the Hughes Defense with Raytheon, which is contingent upon the spin-off of Hughes Defense, is subject to approval by the stockholders of Raytheon. The planned transactions also are subject to a variety of regulatory approvals.

  Hughes Defense is not a legal entity. The combined financial statements present the financial position, results of operations and cash flows of Hughes Defense, which consists primarily of operations included in the Aerospace and Defense Systems segment of Hughes, certain other businesses identified in the Merger Agreements and certain Hughes Electronics Corporate assets, liabilities, income and expenses attributable to Hughes Defense. The combined financial statements do not include certain other defense operations of Hughes Electronics which will not be merged with Raytheon, consisting principally of the defense business of Hughes Electronics currently reported in the Hughes Electronics Telecommunications and Space segment. All transactions and balances between the entities included in the combined financial statements have been eliminated. All Hughes Defense amounts due from or payable to other Hughes Electronics businesses, except for certain loans payable to affiliates, which are included in notes and loans payable, have been reported in Parent Company's Net Investment.

  The combined financial statements include allocations of corporate expenses from Hughes Electronics including research and development, general management, human resources, financial, legal, tax, quality, communications, marketing, international, employee benefits and other miscellaneous services. These costs and expenses have been charged to Hughes Defense based either on usage or using allocation methodologies which comply with U.S. Government cost accounting standards, primarily based upon total revenues, certain tangible assets and payroll expenses. Management believes the allocations were made on a reasonable basis.

  Hughes Defense participates in a centralized cash management system wherein cash receipts are transferred to and cash disbursements are funded by Hughes daily. Accordingly, the Combined Balance Sheet includes only cash and cash equivalents held by Hughes Defense, consisting principally of cash held by foreign operations. Interest expense in the Combined Statement of Income and Parent Company's Net Investment includes interest expense associated with the debt included in the Combined Balance Sheet plus an allocated share of total HE Holdings, Inc. interest expense.

  Hughes Defense operates in one segment: the development, production and support of advanced defense electronics systems including missile, airborne radar and communications, information, training and simulation, command and control, torpedoes and sonar, electro-optical, air traffic control and guidance and control.

                                                                      APPENDIX D

                                 HUGHES DEFENSE

--------------------------------------------------------------------------------

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates in the Preparation of the Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates.

 Revenue Recognition

  Sales under long-term contracts are recognized primarily using the percentage-of-completion (cost-to-cost) method of accounting. Under this method, sales are recorded equivalent to costs incurred plus a portion of the profit expected to be realized, determined based on the ratio of costs incurred to estimated total costs at completion. Sales under certain commercial long-term contracts and to outside customers not pursuant to long-term contracts generally are recognized as products are shipped or services are rendered.

  Profits expected to be realized on long-term contracts are based on estimates of total sales value and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts and adjustments to profits resulting from such revisions are recorded in the accounting period in which the revisions are made. Estimated losses on contracts are recorded in the period in which they are identified.

  Certain contracts contain cost or performance incentives which provide for increases in profits for surpassing stated objectives and decreases in profits for failure to achieve such objectives. Amounts associated with incentives are included in estimates of total sales values when there is sufficient information to relate actual performance to the objectives.

 Cash Flows

  Cash equivalents consist of highly liquid investments purchased with original maturities of 90 days or less.

  Net cash provided by operating activities reflects cash payments for interest made by Hughes Defense and by Hughes Electronics on behalf of Hughes Defense of $92.3 million, $75.9 million and $64.9 million in 1996, 1995 and 1994, respectively. Cash payments for income taxes made by Hughes Electronics on behalf of Hughes Defense amounted to $226.6 million, $299.0 million and $209.1 million in 1996, 1995 and 1994, respectively.

 Accounts Receivable and Contracts in Process

  Accounts receivable principally are related to long-term contracts and programs. Amounts billed under retainage provisions of contracts are not significant and substantially all amounts are collectible within one year.

  Contracts in process are stated at costs incurred plus estimated profit, less amounts billed to customers and advances and progress payments applied. Engineering, tooling, manufacturing and applicable overhead costs, including administrative, research and development and selling expenses, are charged to costs and expenses when incurred. Contracts in process include amounts relating to contracts with long production cycles and $87.3 million of the 1996 amount is expected to be billed after one year. Contracts in process in 1996 also includes approximately $43.8 million relating to claims and requests for equitable adjustments. Under certain contracts with the U.S. Government, progress payments are received based on costs incurred on the respective contracts. Title to the inventories related to such contracts (included in contracts in process) vests with the U.S. Government.

APPENDIX D

                                 HUGHES DEFENSE

--------------------------------------------------------------------------------

 Inventories

  Inventories are stated at the lower of cost or market, principally using the average cost method.

                                                           1996     1995
                                                         -------- --------
                                                          (DOLLARS IN MILLIONS)
   Major Classes of Inventories
       Productive material and supplies................. $   63.5 $   75.6
       Work in process and finished goods...............    274.2    215.7
                                                         -------- --------
         Total.......................................... $  337.7 $  291.3
                                                         ======== ========

 Property and Depreciation

  Property is carried at cost. Depreciation of property is provided for based on estimated useful lives generally using accelerated methods. Recoverability of property is periodically evaluated by assessing whether the net book value can be recovered over its remaining life through undiscounted cash flows generated by the asset.

 Intangible Assets

  Effective December 31, 1985, GM acquired Hughes Aircraft Company ("HAC"), now a wholly owned subsidiary of Hughes Electronics. The acquisition of HAC was accounted for as a purchase. The excess of the purchase price over the net tangible assets acquired, $4,244.7 million, was assigned to intangible assets, primarily goodwill. The portion of such intangible assets and related amortization attributable to Hughes Defense has been reflected in the accompanying combined financial statements.

  Intangible assets are amortized using the straight-line method over periods not exceeding 40 years. Recoverability is periodically evaluated by assessing whether the unamortized carrying amount can be recovered over its remaining life through undiscounted cash flows generated by underlying tangible assets.

 Income Taxes

  Hughes Defense, along with other Hughes Electronics businesses and subsidiaries, joins with GM in filing a consolidated U.S. federal income tax return. Current and deferred income taxes are computed by Hughes Electronics and allocated to Hughes Defense according to principles established by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax laws. Hughes Electronics has paid Hughes Defense's share of the consolidated income tax liability. The income taxes that would have been paid by Hughes Defense if it were a separate taxpayer but were not paid under Hughes Electronics' policy results in an increase in the Parent Company's Net Investment.

 Research and Development

  Expenditures for research and development are charged to costs and expenses as incurred and amounted to $84.2 million in 1996, $100.0 million in 1995 and $126.8 million in 1994.

 Financial Instruments

  Hughes Electronics enters into foreign exchange-forward contracts on behalf of Hughes Defense to reduce Hughes Defense's exposure to fluctuations in foreign exchange rates. Such foreign exchange-forward contracts are accounted for in the accompanying combined financial statements as hedges to the extent they are designated as, and are effective as, hedges of firm foreign currency commitments.

                                                                      APPENDIX D

                                 HUGHES DEFENSE

--------------------------------------------------------------------------------

 Foreign Currency

  Substantially all of Hughes Defense's foreign operations have determined the local currency to be their functional currency. Accordingly, most foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates. Income and expense accounts are translated at the average rates in effect during the year. The related translation adjustments are included in the foreign currency translation adjustment in the Combined Statement of Income and Parent Company's Net Investment. Foreign currency transaction net gains and losses included in the combined operating results were not material in all years presented.

 Market Concentrations

  Sales under U.S. Government contracts were approximately 70%, 71% and 74% of net sales in 1996, 1995 and 1994, respectively. No single U.S. Government program accounted for more than 10% of revenues.

 New Accounting Standards

  Effective January 1, 1996, Hughes Defense adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. The adoption of this new accounting standard did not have a material effect on Hughes Defense's combined operating results or financial position.

  Effective January 1, 1994, Hughes Defense adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This Statement requires accrual of the costs of benefits provided to former or inactive employees after employment, but before retirement. The unfavorable cumulative effect on Hughes Defense of adopting this Statement was $7.1 million, net of income taxes of $4.4 million. The charge primarily related to extended disability benefits which are accrued on a service-driven basis.

NOTE 3: RELATED-PARTY TRANSACTIONS

  The following table summarizes the significant related party transactions between Hughes Defense and other GM and Hughes Electronics entities:

                                                            1996   1995   1994
                                                           ------ ------ ------
                                                               (DOLLARS IN
                                                                MILLIONS)
      Revenues............................................ $400.0 $273.6 $219.1
      Costs and expenses:
        Purchases.........................................   41.8   38.6   50.5
        Cost of sales.....................................  352.5  249.2  203.7
        Allocation of corporate expenses..................  150.4  157.3  192.6
        Imputed interest..................................   82.1   65.3   60.6

  Imputed interest was charged at a rate of 3.6% to Hughes Defense based on its average adjusted net operating assets for the years ended 1996, 1995 and 1994.

APPENDIX D

                                 HUGHES DEFENSE

--------------------------------------------------------------------------------

NOTE 4: PROPERTY, NET

                                                  ESTIMATED
                                                 USEFUL LIVES
                                                   (YEARS)      1996     1995
                                                 ------------ -------- --------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
      Land and improvements.....................   20 - 40    $  102.8 $  108.2
      Buildings and unamortized leasehold
       improvements.............................    3 - 45       842.7    828.0
      Machinery and equipment...................    3 - 23     1,306.4  1,323.0
      Furniture, fixtures and office machines...    7 - 10        65.7     60.7
      Construction in progress..................                 105.9     77.1
                                                              -------- --------
        Total...................................               2,423.5  2,397.0
      Less accumulated depreciation.............               1,338.4  1,335.1
                                                              -------- --------
      Property, net.............................              $1,085.1 $1,061.9
                                                              ======== ========

NOTE 5: NOTES AND LOANS PAYABLE AND LONG-TERM DEBT AND CAPITALIZED LEASES

                                                                   1996   1995
                                                                  ------ ------
                                                                    (DOLLARS
                                                                  IN MILLIONS)
      Loans payable to banks..................................... $ 10.2 $ 13.0
      Loans payable to affiliate.................................   82.9   65.1
      Current portion of long-term debt..........................    1.4    5.9
                                                                  ------ ------
        Total notes and loans payable............................ $ 94.5 $ 84.0
                                                                  ====== ======
      Foreign bank debt.......................................... $ 27.1 $ 53.8
      Other......................................................    --     1.6
                                                                  ------ ------
        Subtotal.................................................   27.1   55.4
      Less current portion.......................................    1.4    5.9
                                                                  ------ ------
      Long-term debt.............................................   25.7   49.5
      Capitalized leases.........................................    8.7    0.2
                                                                  ------ ------
      Total long-term debt and capitalized leases................ $ 34.4 $ 49.7
                                                                  ====== ======

  At December 31, 1996, loans payable to affiliate, a subsidiary of GM, consists of $82.9 million with a maturity date of July 15, 1997, of which $34.9 million bears interest at a rate which approximates the London Interbank Offered Rate ("LIBOR") plus 0.10% and the remaining $48.0 million bears interest at a rate which approximates LIBOR plus 0.625%. At December 31, 1996, all foreign bank debt was denominated in British pounds sterling, bearing interest at rates ranging from 5.9% to 7.1%, with maturity dates from 1997 to 2003.

  Annual maturities of long-term debt and capitalized leases are $1.4 million in 1997, $2.4 million in 1998, $2.5 million in 1999, $2.8 million in 2000, $3.1 million in 2001 and $23.6 million thereafter.

  Property with a net book value of $14.8 million at December 31, 1996 was pledged as collateral under such debt.

                                                                      APPENDIX D

                                 HUGHES DEFENSE

--------------------------------------------------------------------------------

NOTE 6: ACCRUED LIABILITIES

                                                                1996     1995
                                                              -------- --------
                                                                 (DOLLARS IN
                                                                  MILLIONS)
      Payrolls and other compensation........................ $  344.5 $  349.7
      Contract related provisions............................    587.0    620.6
      Accrual for restructuring..............................     11.6     88.0
      Other..................................................    176.3    108.9
                                                              -------- --------
        Total................................................ $1,119.4 $1,167.2
                                                              ======== ========

NOTE 7: INCOME TAXES

  The income tax provision consisted of the following:

                                                          1996   1995    1994
                                                         ------ ------  ------
                                                             (DOLLARS IN
                                                              MILLIONS)
      U.S. federal, state and foreign taxes currently
       payable.......................................... $226.6 $299.0  $209.1
      U.S. federal, state and foreign deferred tax
       liabilities
       (assets)--net....................................   12.7  (63.6)   17.1
                                                         ------ ------  ------
        Total income tax provision...................... $239.3 $235.4  $226.2*
                                                         ====== ======  ======

  Income before income taxes included the following components:

                                                            1996    1995   1994
                                                           ------  ------ ------
                                                               (DOLLARS IN
                                                                MILLIONS)
      U.S. income......................................... $525.5  $546.2 $487.9
      Foreign (loss) income...............................   (5.3)    7.8   14.8
                                                           ------  ------ ------
        Total............................................. $520.2  $554.0 $502.7
                                                           ======  ====== ======

  The combined income tax provision was different than the amount computed using the U.S. statutory income tax rate for the reasons set forth in the following table:

                                                         1996    1995    1994
                                                        ------  ------  ------
                                                            (DOLLARS IN
                                                             MILLIONS)
      Expected tax at U.S. statutory income tax rate... $182.0  $193.9  $175.9
      U.S. state and local income taxes................   20.3    21.6    19.6
      Investment tax credits...........................    --    (15.0)    --
      Purchase accounting adjustments..................   35.5    35.5    35.5
      Non-deductible goodwill amortization.............    5.2     2.8     1.4
      Other............................................   (3.7)   (3.4)   (6.2)
                                                        ------  ------  ------
        Combined income tax provision.................. $239.3  $235.4  $226.2*
                                                        ======  ======  ======

-------
*  Excluding effect of accounting change.

APPENDIX D

                                 HUGHES DEFENSE

--------------------------------------------------------------------------------

  Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities at December 31, 1996 and 1995 were as follows:

                                             1996                 1995
                                     -------------------- --------------------
                                     DEFERRED  DEFERRED   DEFERRED  DEFERRED
                                       TAX        TAX       TAX        TAX
                                      ASSETS  LIABILITIES  ASSETS  LIABILITIES
                                     -------- ----------- -------- -----------
                                               (DOLLARS IN MILLIONS)
      Profits on long-term
       contracts....................  $185.6    $  --      $205.2    $  --
      Employee benefit programs.....    60.4       --        56.8       --
      Depreciation..................     --      128.6        --      156.8
      Accrued expenses..............    18.0       --         6.5       --
      Other.........................    75.5      11.8      100.8      11.8
                                      ------    ------     ------    ------
        Subtotal....................   339.5     140.4      369.3     168.6
      Valuation allowance...........   (21.4)      --       (10.3)      --
                                      ------    ------     ------    ------
        Total deferred taxes........  $318.1    $140.4     $359.0    $168.6
                                      ======    ======     ======    ======

  No provision has been made for U.S. Federal income taxes to be paid on the portion of the undistributed earnings of foreign subsidiaries deemed permanently reinvested. At December 31, 1996 and 1995, undistributed earnings of foreign subsidiaries amounted to approximately $49.8 million and $46.0 million, respectively. Repatriation of all accumulated foreign earnings would have resulted in tax liabilities of $13.8 million and $12.6 million, respectively.

  At December 31, 1996, Hughes Defense had $61.0 million of foreign operating loss carryforwards which expire in varying amounts between 1997 and 2001. The valuation allowance consists of a provision for all of the foreign operating loss carryforwards.

NOTE 8: RETIREMENT AND INCENTIVE PLANS

  Certain employees of Hughes Defense and other Hughes Electronics businesses participate in contributory and non-contributory defined benefit retirement plans (the "Plans") maintained by Hughes Electronics. The Plans are available to substantially all full-time employees of Hughes Defense. Benefits are based on years of service and compensation earned during a specified period of time before retirement. The accumulated plan benefit obligations and plan net assets for the employees of Hughes Defense have not been separately determined and are not included in the Combined Balance Sheet. However, the fair value of plan assets exceeds the accumulated plan benefit obligations related to the Plans. In addition, employees of Hughes Defense and other Hughes Electronics businesses participate in certain other postretirement and postemployment benefit plans, principally health and life insurance plans, which are unfunded. The accumulated postretirement and postemployment benefit obligations related to employees of Hughes Defense have not been separately determined and are not included in the Combined Balance Sheet. Hughes Defense recorded expenses related to the pension, postretirement and postemployment benefits plans of approximately $60.7 million, $31.9 million and $21.4 million in 1996, 1995 and 1994, respectively.

  Certain other Hughes Defense employees (principally foreign employees and those employed by the businesses acquired in the CAE-Link and Magnavox Electronic Systems Company acquisitions (see Note 10)) are covered by contributory and non-contributory defined benefit retirement plans, where benefits are based on years of service and compensation earned during a specified period of time before retirement. The net pension cost, assets and liabilities related to these plans are not significant.

                                                                      APPENDIX D

                                 HUGHES DEFENSE

--------------------------------------------------------------------------------

  Certain eligible employees of Hughes Defense participate in the Hughes Electronics Corporation Incentive Plan pursuant to which shares, rights, or options to acquire GM Class H Common Stock may be granted through May 31, 1997. The option price is equal to 100% of the fair market value of GM Class H Common Stock on the date the options are granted. These non-qualified options generally expire 10 years from the dates of grant and are subject to earlier termination under certain conditions.

  Employees of Hughes Defense also participate in other Hughes Electronics health and welfare plans. Charges related to these plans were $132.6 million, $147.0 million and $195.6 million in 1996, 1995 and 1994, respectively.

NOTE 9: SPECIAL PROVISION FOR RESTRUCTURING

  In 1992, Hughes Electronics recorded a special restructuring charge of $1,237.0 million primarily attributable to redundant facilities and related employment costs. Approximately $833.1 million was attributable to Hughes Defense and comprehended a reduction of Hughes Defense worldwide employment, a major facilities consolidation and a reevaluation of certain business lines that no longer met Hughes Defense strategic objectives. Restructuring costs of $75.4 million, $140.8 million and $184.4 million attributable to Hughes Defense were charged against the reserve during 1996, 1995 and 1994, respectively. The remaining liability attributable to Hughes Defense of $16.1 million relates primarily to reserves for excess facilities and other site consolidation costs. It is expected that these costs will be expended predominantly during 1997.

NOTE 10: ACQUISITIONS AND DIVESTITURES

  In December 1996, Hughes Defense announced that it had reached an agreement to acquire the Marine Systems Division of Alliant Techsystems, Inc. for $143.3 million. The Marine Systems Division is a leader in lightweight torpedo manufacturing and the design and manufacturing of underwater surveillance, sonar and mine warfare systems. The acquisition was completed in the first quarter of 1997. Also in 1996, Hughes Defense acquired an enterprise with operations that complement existing technological capabilities for $28.7 million.

  In February 1995, Hughes Defense acquired substantially all of the assets of CAE-Link Corporation for $176.0 million. CAE-Link is an established supplier of simulation, training and technical services, primarily to the U.S. military and NASA. In December 1995, Hughes Defense acquired all of the stock of Magnavox Electronic Systems Company ("Magnavox") for $382.4 million. Magnavox is a leading supplier of military tactical communications, electronic warfare and command and control systems.

  All acquisitions were accounted for using the purchase method of accounting. The operating results of the entities acquired were combined with those of Hughes Defense from their respective acquisition dates. These acquisitions did not have a material impact on the operating results of Hughes Defense. The purchase price of each acquisition was allocated to the net assets acquired, including intangible assets, based upon their estimated fair values at the dates of acquisition.

  During 1995, Hughes Defense divested several non-strategic enterprises generating aggregate proceeds of approximately $23.6 million with no significant net income impact.

NOTE 11: DERIVATIVE FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

  In the normal course of business, Hughes Electronics enters into transactions utilizing financial instruments with off-balance sheet risk on behalf of Hughes Defense to reduce Hughes Defense exposure to fluctuations in foreign exchange rates. The primary class of derivatives used is foreign exchange-forward contracts. These instruments involve, to varying degrees, elements of credit risk in the event a counterparty should default and

APPENDIX D

                                 HUGHES DEFENSE

--------------------------------------------------------------------------------
market risk as the instruments are subject to rate and price fluctuations. Credit risk is managed through the periodic monitoring and approval of financially sound counterparties. Market risk is mitigated because the derivatives are used to hedge underlying transactions. Cash receipts or payments on these contracts normally occur at maturity. Hughes Electronics holds derivatives on behalf of Hughes Defense only for purposes other than trading.

  Foreign exchange-forward contracts are legal agreements between two parties to purchase and sell a foreign currency, for a price specified at the contract date, with delivery and settlement in the future. Hughes Electronics uses these agreements on behalf of Hughes Defense to hedge risk of changes in foreign currency exchange rates associated with certain firm commitments denominated in foreign currency.

  The total notional amount of foreign exchange-forward contracts entered into by Hughes Defense at December 31, 1996 and 1995, was approximately $23.0 million and $31.0 million, respectively. The total notional amount of foreign exchange-forward contracts entered into by Hughes Electronics on behalf of Hughes Defense at December 31, 1996 and 1995, was approximately $136.0 million and $148.0 million, respectively.

NOTE 12: FAIR VALUE OF FINANCIAL INSTRUMENTS

  For notes and loans payable and long-term debt, the estimated fair value was $120.2 million and $134.2 million at December 31, 1996 and 1995, respectively. Such fair value is based on quoted market prices for similar issues or on current rates offered to Hughes Defense for debt of similar remaining maturities. The carrying value of debt with an original term of less than 90 days is assumed to approximate fair value.

  The fair values of derivative financial instruments reflect the estimated amounts Hughes Defense would receive or pay to terminate the contracts at the reporting date, which takes into account the current unrealized gains or losses on open contracts that are deferred and recognized when the offsetting gains and losses are recognized on the related hedged items. The fair value of foreign exchange-forward contracts is estimated based on foreign exchange rate quotes at the reporting date. At December 31, 1996 and 1995, the total estimated fair value of open contracts, which were in a net gain (loss) position, was $0.4 million and ($0.5) million, respectively. No amounts were recorded on the Combined Balance Sheet for these contracts in 1996 and 1995. For all financial instruments not described above, fair value approximates book value.

NOTE 13: COMMITMENTS AND CONTINGENT LIABILITIES

  In December 1994, Hughes Electronics entered into an agreement with Computer Sciences Corporation ("CSC") whereby CSC provides a significant amount of data processing services required by the non-automotive businesses of Hughes Electronics. Baseline service payments to CSC are expected to aggregate approximately $1.5 billion over the term of the eight-year agreement. Based on historical usage, approximately 85% of the costs incurred under the agreement are attributable to Hughes Defense. The contract is cancelable by Hughes Electronics with substantial early termination penalties.

  Minimum future commitments under operating leases having noncancelable lease terms in excess of one year, primarily for real property, aggregating $1,048.6 million, are payable as follows: $98.6 million in 1997, $86.0 million in 1998, $88.8 million in 1999, $84.2 million in 2000, $74.4 million in 2001 and $616.6 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases were $96.2 million in 1996, $114.1 million in 1995 and $133.7 million in 1994.

  In conjunction with its performance on long-term contracts, Hughes Defense is contingently liable under standby letters of credit and bonds in the amount of $227.0 million at December 31, 1996. In Hughes Defense's past experience, no material claims have been made against these financial instruments.

                                                                      APPENDIX D

                                 HUGHES DEFENSE

--------------------------------------------------------------------------------

  Hughes Defense is subject to potential liability under government regulations and various claims and legal actions which are pending or may be asserted against it. The aggregate ultimate liability of Hughes Defense under these government regulations and under these claims and actions, was not determinable at December 31, 1996. In the opinion of Hughes Electronics and Hughes Defense management, such liability is not expected to have a material adverse effect on Hughes Defense combined operations or financial position.

NOTE 14: EXPORT SALES

  Export sales from the U.S. were as follows:

                                                           1996   1995    1994
                                                          ------ ------ --------
                                                          (DOLLARS IN MILLIONS)
      Europe............................................. $321.5 $319.7 $  363.5
      Asia...............................................  335.8  269.6    204.0
      Middle East........................................  244.9  302.9    347.0
      Canada.............................................   54.3   25.6     70.7
      Other..............................................   12.4   10.4     18.6
                                                          ------ ------ --------
        Total............................................ $968.9 $928.2 $1,003.8
                                                          ====== ====== ========

APPENDIX D

--------------------------------------------------------------------------------
                                   APPENDIX E

                                   TI DEFENSE

                              FINANCIAL STATEMENTS

                                   INDEX                                   PAGE
                                   -----                                   ----
   UNAUDITED FINANCIAL STATEMENTS AS OF JUNE 30, 1997 AND FOR THE SIX
    MONTH PERIODS ENDED JUNE 30, 1997 AND JUNE 30, 1996
     Statements of Assets to be Acquired and Liabilities to be Assumed...  E-2
     Statements of Income................................................  E-3
     Statements of Cash Flows............................................  E-4
     Notes to Financial Statements.......................................  E-5
   COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 1996 AND 1995 AND FOR
    EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996 AND
    REPORT OF INDEPENDENT AUDITORS
     Report of Independent Auditors......................................  E-6
     Statements of Assets to be Acquired and Liabilities to be Assumed...  E-7
     Statements of Income................................................  E-8
     Statements of Cash Flows............................................  E-9
     Notes to Financial Statements.......................................  E-10

                                                                      APPENDIX E

--------------------------------------------------------------------------------

               DEFENSE BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

                    STATEMENTS OF ASSETS TO BE ACQUIRED AND
                           LIABILITIES TO BE ASSUMED
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                      JUNE 30,
                                                                        1997
                                                                      ---------
ASSETS
Current assets:
  Accounts receivable................................................ $ 236,845
  Inventories (net of progress billings).............................   217,478
  Prepaid expenses...................................................     2,372
                                                                      ---------
    Total current assets.............................................   456,695
Property, plant, and equipment, at cost..............................   740,840
  Less accumulated depreciation......................................  (433,458)
                                                                      ---------
  Property, plant and equipment (net)................................   307,382
Other assets.........................................................    41,946
                                                                      ---------
Total assets......................................................... $ 806,023
                                                                      =========
LIABILITIES
Current liabilities:
  Accounts payable and accrued expenses..............................   211,499
  Accrued Profit Sharing/Health Care.................................     9,600
  Accrued retirement costs--current..................................    53,000
                                                                      ---------
    Total current liabilities........................................   274,099
                                                                      ---------
Deferred Credits.....................................................       --
                                                                      ---------
Accrued retirements costs............................................   177,788
                                                                      ---------
Total liabilities....................................................   451,887
                                                                      ---------
Net assets........................................................... $ 354,136
                                                                      =========

                          See accompanying notes.

APPENDIX E

--------------------------------------------------------------------------------

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                              STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                      THREE MONTHS ENDED    SIX MONTHS ENDED
                                            JUNE 30              JUNE 30
                                      --------------------  ------------------
                                        1997       1996       1997      1996
                                      ---------  ---------  --------  --------
Net revenues......................... $ 424,090  $ 454,099  $823,749  $860,214
Operating costs and expenses:........
Costs of revenues....................   329,029    346,882   637,947   650,439
Marketing, general, and administra-
 tive................................    27,525     33,207    55,594    64,813
Research and development.............    25,675     18,070    43,720    38,204
                                      ---------  ---------  --------  --------
Total................................   382,229    398,159   737,261   753,456
                                      ---------  ---------  --------  --------
Profit from operations...............    41,861     55,940    86,488   106,758
Other expense (net)..................    (1,362)      (670)   (1,802)   (1,518)
                                      ---------  ---------  --------  --------
Income before provision for income
 taxes...............................    40,449     55,270    84,686   105,240
Provision for income taxes...........    15,096     20,721    31,968    39,455
                                      ---------  ---------  --------  --------
Net income........................... $  25,403  $  34,549  $ 52,718  $ 65,785
                                      =========  =========  ========  ========

                          See accompanying notes.

                                                                      APPENDIX E

--------------------------------------------------------------------------------
               DEFENSE BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                 JUNE 30
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
Cash flows from operating activities:
  Net income............................................... $ 52,718  $ 65,785
  Depreciation.............................................   41,379    37,105
  Deferred income taxes....................................   (9,051)   (1,603)
  (Increase) decrease in working capital:
    Accounts receivable....................................   41,209    11,761
    Inventories............................................    3,671   (96,327)
    Prepaid expenses.......................................   (1,287)   (1,232)
    Accounts payable and accrued expenses..................   (6,144)  (29,793)
    Accrued retirement costs...............................     (503)    4,290
  Increase (decrease) in noncurrent accrued retirement
   costs...................................................    5,544     4,235
  Other....................................................  (37,294)    5,616
                                                            --------  --------
Net cash provided by (used in) operating activities........   90,242      (163)
Cash flows from investing activities:
  Additions to property, plant and equipment...............  (16,441)  (40,510)
                                                            --------  --------
Net cash (used in) investing activities....................  (16,441)  (40,510)
Cash flows from financing activities:
  Net transfers (to) from Texas Instruments................  (73,801)   40,673
                                                            --------  --------
Net cash provided by (used in) financing activities........  (73,801)   40,673
Net increase (decrease) in cash and cash equivalents.......      --        --
Cash and cash equivalents at beginning of period...........      --        --
                                                            --------  --------
Cash and cash equivalents at end of period................. $    --   $    --
                                                            ========  ========

                          See accompanying notes.

APPENDIX E

--------------------------------------------------------------------------------

            DEFENSE BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

                       NOTES TO FINANCIAL STATEMENTS

                                (UNAUDITED)

  The statements of income, statements of cash flows and statement of assets to be acquired and liabilities to be assumed at June 30, 1997, are not audited but reflect all adjustments which are of a normal recurring nature and are, in the opinion of management, necessary to a fair statement of the results of the periods shown.

  Inventories as of June 30, 1997 were comprised of the following (in thousands):

      Raw material and purchased parts............................... $  99,773
      Long-term contracts in process.................................   361,054
      Finished goods.................................................     1,548
                                                                      ---------
        Total........................................................ $ 462,375
      Less progress billings.........................................  (244,897)
                                                                      ---------
        Inventories (net of progress billings)....................... $ 217,478
                                                                      =========

                                                                      APPENDIX E

--------------------------------------------------------------------------------
                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Texas Instruments Incorporated

  We have audited the accompanying statements of assets to be acquired and liabilities to be assumed of the Defense Business of Texas Instruments Incorporated (the "Defense Business" as defined in Note 1) as of December 31, 1996 and 1995, and the related statements of income and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Texas Instruments Incorporated. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the assets to be acquired and liabilities to be assumed of the Defense Business at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                    /s/ Ernst & Young LLP

February 18, 1997

APPENDIX E

--------------------------------------------------------------------------------

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                    STATEMENTS OF ASSETS TO BE ACQUIRED AND
                           LIABILITIES TO BE ASSUMED
                           (IN THOUSANDS OF DOLLARS)

                                                              DECEMBER 31,
                                                           --------------------
                                                             1996       1995
                                                           ---------  ---------
ASSETS
Current assets:
  Accounts receivable..................................... $ 278,054  $ 240,328
  Inventories (net of progress billings)..................   221,149    156,922
  Prepaid expenses........................................     1,085        441
                                                           ---------  ---------
    Total current assets..................................   500,288    397,691
Property, plant and equipment, at cost....................   760,688    751,591
  Less accumulated depreciation...........................  (464,878)  (458,565)
                                                           ---------  ---------
  Property, plant and equipment (net).....................   295,810    293,026
Other assets..............................................    40,438     46,462
                                                           ---------  ---------
    Total assets.......................................... $ 836,536  $ 737,179
                                                           ---------  ---------
LIABILITIES
Current liabilities:
  Accounts payable and accrued expenses...................   227,243    251,976
  Accrued retirement costs--current.......................    53,503     49,668
                                                           ---------  ---------
    Total current liabilities.............................   280,746    301,644
Accrued retirement costs..................................   172,244    157,638
                                                           ---------  ---------
    Total liabilities.....................................   452,990    459,282
                                                           ---------  ---------
Net Assets................................................ $ 383,546  $ 277,897
                                                           =========  =========


                            See accompanying notes.

                                                                      APPENDIX E

--------------------------------------------------------------------------------
               DEFENSE BUSINESS OF TEXAS INSTRUMENTS INCORPORATED

                              STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                 YEARS ENDED DECEMBER 31
                                             ----------------------------------
                                                1996        1995        1994
                                             ----------  ----------  ----------
Net revenues................................ $1,800,022  $1,739,016  $1,724,810
Operating costs and expenses:
  Costs of revenues.........................  1,415,139   1,379,389   1,374,618
  Marketing, general, and administrative....    128,850     126,592     119,008
  Research and development..................     78,258      77,883      73,755
                                             ----------  ----------  ----------
    Total...................................  1,622,247   1,583,864   1,567,381
                                             ----------  ----------  ----------
Profit from operations......................    177,775     155,152     157,429
Other expense (net).........................     (2,809)     (6,154)     (2,123)
                                             ----------  ----------  ----------
Income before provision for income taxes....    174,966     148,998     155,306
Provision for income taxes..................     65,569      57,123      56,532
                                             ----------  ----------  ----------
Net income.................................. $  109,397  $   91,875  $   98,774
                                             ==========  ==========  ==========



                            See accompanying notes.

APPENDIX E

--------------------------------------------------------------------------------

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                            STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                 YEARS ENDED DECEMBER 31
                                              ---------------------------------
                                                1996      1995      1994
                                              --------  --------  --------
Cash flows from operating activities:
  Net income................................. $109,397  $ 91,875  $ 98,774
  Depreciation and amortization..............   86,760    76,504    85,764
  Charge for purchased R&D...................      --      3,300       --
  Deferred income taxes......................   (2,663)    8,751    20,588
  Loss on sale of fixed assets...............    1,090     4,674     2,251
  (Increase) decrease in working capital:
    Accounts receivable......................  (37,726)  (67,195)   30,059
    Inventories..............................  (64,227)  (28,268)   13,592
    Prepaid expenses.........................     (644)     (327)    2,349
    Accounts payable and accrued expenses....  (24,529)  (24,722)   (4,250)
    Accrued retirement costs.................    3,835    15,637     4,882
  Increase (decrease) in noncurrent accrued
   retirement costs..........................   14,606   (49,433)   (5,065)
                                              --------  --------  --------
Net cash provided by operating activities....   85,899    30,796   248,944
Cash flows from investing activities:
  Additions to property, plant and equipment.  (80,027)  (88,600)  (56,304)
  Acquisitions of businesses.................     (175)  (57,591)      --
                                              --------  --------  --------
Net cash used in investing activities........  (80,202) (146,191)  (56,304)
Cash flows from financing activities:
  Net transfers (to) from Texas Instruments..   (5,697)  115,395  (192,640)
                                              --------  --------  --------
Net cash (used in) provided by financing
 activities..................................   (5,697)  115,395  (192,640)
Net increase (decrease) in cash and cash
 equivalents.................................      --        --        --
Cash and cash equivalents at beginning of
 period......................................      --        --        --
                                              --------  --------  --------
Cash and cash equivalents at end of period .. $    --   $    --   $    --
                                              ========  ========  ========


                            See accompanying notes.

                                                                      APPENDIX E

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS












--------------------------------------------------------------------------------

1. BASIS OF PRESENTATION

  Texas Instruments Incorporated ("TI") and Raytheon Company (the "Buyer") entered into a definitive agreement (the "Agreement") on January 4, 1997 under which, on the contractually designated closing date, the Buyer will acquire TI's Defense Systems and Electronics business ("DS&E"), TI's Smart Antenna business, TI's Commercial Uncooled IR business, TI's wholly owned subsidiary SAVI Technology, Inc., and certain corporate and other assets and liabilities of TI described below (such businesses and certain corporate and other assets and liabilities of TI together are referred to as the "Defense Business"). The financial statements present the assets to be acquired and liabilities to be assumed and results of operations and cash flows of the Defense Business based upon the structure of the transaction as described in the Agreement, and this transaction is herein referred to as the Acquisition.

  The financial statements are not intended to be a complete presentation of the financial position, results of operations and cash flows as if the Defense Business had operated as a stand-alone company. The financial statements have been prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions, in particular estimates of anticipated contract costs and revenues utilized in the earnings recognition process, that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Intercompany balances and transactions within the Defense Business have been eliminated.

  The Defense Business is engaged in the research, development, and manufacture of advanced defense systems, including tactical missiles, precision guided weapons, radar, night vision systems, and electronic warfare systems. The Defense Business operates in one industry segment, and the principal markets served include the military forces of the United States, aerospace prime contractors, international military customers and commercial customers who procure components and subsystems.

  The statements of assets to be acquired and liabilities to be assumed include certain TI corporate property (see Note 4) and certain TI pension plan and retiree health care benefit assets and obligations related to employees of the Defense Business (see Note 10).

  TI provides various services to the Defense Business including, but not limited to, facilities management, data processing, security, payroll and employee benefits administration, insurance administration, duplicating and telecommunications services. TI allocates these expenses and all other central operating costs, first on the basis of direct usage when identifiable, with the remainder allocated among TI's businesses on the basis of their respective revenues, headcount, or other measures. In the opinion of management of TI, these methods of allocating costs are reasonable. These expenses totaled $162.7 million, $168.5 million, and $161.3 million in 1996, 1995, and 1994, respectively. Such expense allocations to the Defense Business are allowable overhead costs on government contracts, with the exception of certain unallowable amounts which are not material.

  Sales from the Defense Business to affiliates of TI approximated $27.2 million in 1996, $19.4 million in 1995, and $17.4 million in 1994. These amounts have been included in the statements of income. See also Note 14.

  The Defense Business participates in a centralized cash management system wherein cash receipts are transferred to and cash disbursements are funded by TI. Since cash and cash equivalents related to the Defense Business operations will not be acquired by the Buyer, they are excluded from the statements of assets to be acquired and liabilities to be assumed.

  Significant accounting policies are designated below as an integral part of the notes to financial statements to which the policies relate.

APPENDIX E

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)












--------------------------------------------------------------------------------

2. ACCOUNTS RECEIVABLE

                                                                   DECEMBER 31
                                                                -----------------
                                                                  1996     1995
                                                                -------- --------
                                                                 (IN THOUSANDS)
     Accounts receivable--Commercial........................... $133,359 $110,051
     Accounts receivable--United States Government.............   92,452  100,167
     Account receivable--Joint Venture (see Note 14)............. 37,492   17,201
     Unreimbursed costs and fees...............................   14,751   12,909
                                                                -------- --------
                                                                $278,054 $240,328
                                                                ======== ========

  Accounts Receivable from commercial customers include amounts receivable under subcontracts with government prime contractors. Unreimbursed costs and fees relate to accrued but unbilled revenues under long-term cost reimbursement contracts (see Note 8). These amounts are billed in accordance with contract terms.

3. INVENTORIES

                                                                DECEMBER 31
                                                             ------------------
                                                               1996      1995
                                                             --------  --------
                                                              (IN THOUSANDS)
     Raw materials and purchased parts...................... $106,610  $ 90,313
     Long-term contracts in process.........................  334,940   263,815
     Finished goods.........................................    6,826     5,997
                                                             --------  --------
       Total................................................ $448,376  $360,125
     Less progress billings................................. (227,227) (203,203)
                                                             --------  --------
     Inventories (net of progress billings)................. $221,149  $156,922
                                                             ========  ========

  Inventories related to long-term contracts are stated at actual production costs, including manufacturing overhead and special tooling and engineering costs, reduced by amounts identified with revenues recognized on units delivered or with progress completed. Such inventories are reduced by charging any amounts in excess of estimated realizable value to cost of revenues. The costs attributed to units delivered under long-term contracts are based on the estimated average cost of all units to be produced under existing contracts and are determined under the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. Production costs included in inventories in excess of the estimated cost of in-process inventories (on the basis of estimated average cost of all units to be produced) were not material.

                                                                      APPENDIX E

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)






--------------------------------------------------------------------------------

4. PROPERTY, PLANT, AND EQUIPMENT

  Property, plant, and equipment is stated at cost less accumulated depreciation. Depreciation is computed primarily using the sum-of-the-years-digits method for buildings and improvements and the double declining-balance method for machinery and equipment. Fully depreciated assets are written off against accumulated depreciation. Maintenance and repairs are charged to expense.

                                                                DECEMBER 31
                                                 DEPRECIABLE ------------------
                                                    LIVES      1996      1995
                                                 ----------- --------  --------
                                                              (IN THOUSANDS)
     Land.......................................             $  5,483  $  5,483
     Buildings and improvements................. 9-40 years   248,479   257,917
     Machinery and equipment.................... 6-10 years   506,726   488,192
                                                             --------  --------
       Total....................................             $760,688   751,592
     Less accumulated depreciation..............             (464,878) (458,566)
                                                             --------  --------
     Net property, plant, and equipment.........             $295,810  $293,026
                                                             ========  ========

  Pursuant to the Agreement, Defense Business facilities owned by TI which are located in Lewisville, Texas and McKinney, Texas will be purchased by the Buyer, and the cost and related accumulated depreciation of such facilities are included in the financial statements of the Defense Business. See also Note 9.

5. OTHER ASSETS

                                                         DECEMBER 31 DECEMBER 31
                                                         ----------- -----------
                                                            1996        1995
                                                         ----------- -----------
                                                             (IN THOUSANDS)
     Goodwill...........................................   $40,407     $46,204
     Other assets.......................................        31         258
                                                           -------     -------
                                                           $40,438     $46,462
                                                           =======     =======

  In 1995, TI made three business acquisitions which are included within the Defense Business. The combined cash purchase prices totaled approximately $57.8 million. Of this amount, $47.1 million of goodwill was recorded to reflect the excess of cash paid for these businesses over the fair values of their net assets. The goodwill for these acquisitions is being amortized on a straight-line basis over 7 to 10 year periods.

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                                DECEMBER 31,
                                                              -----------------
                                                                1996     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
     Accounts payable--trade................................. $ 54,165 $ 65,500
     Accrued product warranties..............................   23,009   15,797
     Advance payments in excess of related inventories.......   46,095   65,773
     Accrued payroll and benefits............................   57,265   55,647
     Other...................................................   46,709   49,259
                                                              -------- --------
                                                              $227,243 $251,976
                                                              ======== ========

APPENDIX E

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)












--------------------------------------------------------------------------------

7. FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

  As of December 31, 1996 and 1995, the Defense Business had forward currency exchange contracts outstanding of $22.1 million and $88.9 million, respectively, to hedge specific firm commitments for multi-year product sale transactions denominated in pound sterling. The carrying amounts and current market settlement values of the forward contracts as of December 31, 1996 and 1995 were not significant. The forward currency exchange contracts are used to minimize the adverse impacts from the effect of exchange rate fluctuations on the Defense Business' specific commitments to sell products. In order to minimize its exposure to credit risk, the Defense Business limits its counterparties on the forward currency exchange contracts to investment-grade rated financial institutions.

  Financial instruments which subject the Defense Business to concentrations of credit risk primarily relate to accounts receivable. Contracts involving the U.S. government do not require collateral or other security. The Defense Business conducts ongoing credit evaluations of domestic non-U.S. Government customers and generally does not require collateral or other security from these customers. The Defense Business generally requires international customers to furnish letters of credit or make advance payments in amounts sufficient to limit the Defense Business' credit risk to a minimal level. Historically, the Defense Business has not incurred any significant credit-related losses.

8. CONTRACT REVENUE RECOGNITION

  Revenues under long-term fixed price and fixed-price incentive contracts are recognized as deliveries are made or as performance targets are achieved. Revenues under long-term cost reimbursement contracts are recorded as costs are incurred and include estimated earned fees.

  Expected profits or losses on contracts are based on management estimates of total sales values and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments resulting from such revisions are recorded in the periods in which the revisions are made. In certain cases the estimated sales values include amounts expected to be realized from contract adjustments or claims subject to negotiations. Losses on contracts are recorded in full as they are identified.

  The Defense Business accounts for general and administrative costs as period costs for contract accounting purposes except in circumstances in which contract revenues are not estimated to be sufficient to cover actual production costs, including manufacturing overhead and allocable general and administrative overhead ("loss contract situation"). In a loss contract situation the loss recorded includes, therefore, future allocable general and administrative costs. As of December 31, 1996 and December 31, 1995, net contract inventories have been reduced by $14.8 million and $24.8 million, respectively, for future general and administrative costs.

  Revenues under United States Government prime contracts approximated $1,038 million in 1996, $978 million in 1995 and $985 million in 1994. Percentages of United States Government sales by contract type were as follows:

                                                                  1996 1995 1994
                                                                  ---- ---- ----
      Cost.......................................................  38%  32%  27%
      Firm-fixed-price...........................................  55%  64%  65%
      Fixed-price-incentive......................................   7%   4%   8%
                                                                  ---- ---- ----
        Total.................................................... 100% 100% 100%
                                                                  ==== ==== ====

                                                                      APPENDIX E

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)












--------------------------------------------------------------------------------

  A portion of work performed for the United States Government is under contracts that contain cost or performance incentives or both. These incentives provide for increases in fees or profits for surpassing stated targets or other criteria, or for decreases in fees or profits for failure to achieve such targets or other criteria. Performance incentives are included in sales at the time there is sufficient information to relate actual performance to targets or other criteria.

9. RENTAL EXPENSE AND LEASE COMMITMENTS

  The Defense Business occupies various facilities which are either owned or leased by TI (see Note 4). The statements of income include occupancy charges from TI of $25.7 million, $28.6 million, and $29.3 million in 1996, 1995, and 1994, respectively. These charges include depreciation, rent, and taxes (as applicable) incurred by TI and allocated to the Defense Business based on the square footage of facilities occupied. The occupancy charges historically allocated to the Defense Business do not necessarily represent current market rates to lease such facilities. TI will execute lease agreements with the Buyer at agreed-upon rates in connection with TI-owned facilities that will be utilized by the Buyer after the Acquisition is completed.

  The Defense Business also directly leases certain facilities and equipment from third parties under operating leases, many of which contain renewal options and escalation clauses. Total rental expense on such operating leases amounted to $2.8 million, $3.5 million, and $5.9 million in 1996, 1995, and 1994, respectively. The following indicates minimum rental commitments in succeeding years under these Defense Business leases (in millions): 1997: $4.2; 1998: $2.5; 1999: $0.7.

  In connection with the Acquisition, TI will assign to the Buyer certain non-cancelable operating lease commitments with third parties. The following indicates minimum rental commitments in succeeding years under these TI leases (in millions): 1997: $7.5; 1998: $6.4; 1999: $5.9; 2000: $3.0; 2001: $1.9;
Later years: $2.4.

10. PROFIT SHARING AND RETIREMENT PLANS

  The Defense Business participates in various incentive plans provided by TI for its employees, including general profit sharing and savings programs as well as an annual incentive plan for key employees. The Defense Business also participates in TI pension and retiree health care benefit plans. Pursuant to the Agreement, liabilities pertaining to employees of the Defense Business pension and retiree health care benefit plans are to be assumed by the Buyer. Profit sharing expense has been allocated to the Defense Business by TI based on relative payroll costs, and accrued retirement costs for the Defense Business have been separately determined based upon the Defense Business participants in the retirement plans of TI.

PROFIT SHARING

  There was no profit sharing expense in 1996. Profit sharing expense for the Defense Business was $67.3 million in 1995 and $42.1 million in 1994. Under the plan, TI contributes a portion of its net profits equal to 25% of the amount by which consolidated income (as defined) before profit sharing and income taxes exceeds 8% of TI's consolidated average assets for the year. For profit sharing earned by eligible participants in 1993 and prior, the contributions have been invested in TI common stock. For profit sharing earned by employees in 1994 and thereafter, several investment options in addition to TI common stock have been made available. And, for 1995 and thereafter, 50% of the profit sharing earned by employees is not contributed to a deferred plan but is paid as cash to the eligible participants.

APPENDIX E

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)












--------------------------------------------------------------------------------

SAVINGS PROGRAM

  The Defense Business participates in the TI matched savings program whereby employees' contributions of up to 4% of their salary are matched by TI at the rate of 50 cents per dollar. Contributions are subject to statutory limitations. The contributions may be invested in several investment funds including TI common stock. The expense under this program charged by TI to the Defense Business was $8.1 million in 1996, $7.5 million in 1995 and $7.7 million in 1994.

PENSION PLAN

  TI has a defined benefit plan which covers employees of the Defense Business and provides benefits based on years of service and employee's compensation. The plan is a career-average-pay plan which has been amended periodically in the past to produce approximately the same results as a final-pay type plan. The expected effects of such amendments have been considered in calculating pension expense. TI's funding policy is to contribute to the plan at least the minimum amount required by ERISA. Plan assets consist primarily of common stock, U.S. government obligations, commercial paper, and real estate.

  Pension expense of the Defense Business includes the following components:

                                                   1996      1995      1994
                                                 --------  --------  --------
                                                       (IN THOUSANDS)
     Service cost--benefits earned during the
      period.................................... $ 19,769  $ 15,604  $ 18,812
     Interest cost on projected benefit
      obligation................................   27,677    25,127    26,514
     Return on plan assets:
       Actual return............................  (51,153)  (34,881)    6,233
       Deferral.................................   29,485    14,500   (26,909)
     Net amortization...........................      (34)   (1,556)      212
                                                 --------  --------  --------
     Pension expense............................ $ 25,744  $ 18,794  $ 24,862
                                                 ========  ========  ========

  The funded status of the TI plan relating to employees of the Defense Business was as follows:

                                                              DECEMBER 31
                                                          --------------------
                                                            1996       1995
                                                          ---------  ---------
                                                            (IN THOUSANDS)
     Actuarial present value of:
       Vested benefit obligation......................... $(277,458) $(257,269)
                                                          ---------  ---------
       Accumulated benefit obligation.................... $(310,730) $(292,134)
                                                          ---------  ---------
       Projected benefit obligation...................... $(434,163) $(428,999)
     Plan assets at fair value...........................   326,117    278,471
                                                          ---------  ---------
     Projected benefit obligation in excess of plan
      assets.............................................  (108,046)  (150,528)
     Unrecognized net asset from initial application of
      SFAS 87............................................   (10,986)   (22,719)
     Unrecognized net (gain) loss........................    (5,597)    78,533
     Unrecognized prior service cost.....................    12,204     12,041
                                                          ---------  ---------
     Accrued pension..................................... $(112,425) $ (82,673)
                                                          =========  =========

  The projected benefit obligations for 1996 and 1995 were determined using assumed discount rates of 7.25% and 7.0%, respectively, and an assumed average long-term pay progression rate of 4.25%. The assumed long-term rate of return on plan assets was 9.0%.

                                                                      APPENDIX E

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)





--------------------------------------------------------------------------------

RETIREE HEALTH CARE BENEFIT PLAN

  In accordance with the TI plan, employees of the Defense Business are currently eligible to receive, during retirement, specified company-paid medical benefits. The plan is contributory and premiums are adjusted annually. For employees retiring on or after January 5, 1993, TI has specified a maximum annual amount per retiree, based on years of service, that it will pay toward retiree medical premiums. For employees who retired prior to that date, TI maintains a consistent level of cost sharing between the company and the retiree. Funding of the plan obligation is determined at the discretion of management. Plan assets consist primarily of common stock, U.S. government obligations, commercial paper, and obligations of U.S. states and municipalities.

  Expense of the Defense Business for the retiree health care benefit plan includes the following components:

                                                      1996     1995     1994
                                                    --------  -------  -------
                                                         (IN THOUSANDS)
     Service cost--benefits earned during the
      period....................................... $  2,217  $ 2,120  $ 2,743
     Interest cost on accumulated postretirement
      benefit obligation...........................   11,350   13,246   12,618
     Return on plan assets:
       Actual return...............................  (17,935)  (3,660)  (3,228)
       Deferral....................................   14,547    1,604    2,437
     Amortization of prior service cost............     (234)    (234)     --
                                                    --------  -------  -------
     Retiree health care benefit expense........... $  9,945  $13,076  $14,570
                                                    ========  =======  =======

  The funded status of the TI plan relating to Defense Business employees was as follows:

                                                            DECEMBER 31
                                                        --------------------
                                                          1996       1995
                                                        ---------  ---------
                                                          (IN THOUSANDS)
     Actuarial present value of accumulated
      postretirement benefit obligation:
       Retirees........................................ $(123,321) $(121,049)
       Fully eligible employees........................    (4,094)    (5,066)
       Other employees.................................   (39,424)   (41,654)
                                                        ---------  ---------
                                                         (166,839)  (167,769)
                                                        ---------  ---------
     Plan assets at fair value.........................    68,976     43,753
                                                        ---------  ---------
     Accumulated postretirement benefit obligation in
      excess
      of plan assets...................................   (97,863)  (124,016)
     Unrecognized net (gain) loss......................   (12,184)     3,108
     Unrecognized prior service cost...................    (3,275)    (3,725)
                                                        ---------  ---------
     Accrued retiree health care benefit costs......... $(113,322) $(124,633)
                                                        =========  =========

  Retiree health care benefit amounts were determined using health care cost trend rates of 7.3% for 1997 decreasing to 5.0% by 2000, and assumed discount rates of 7.25% for 1996 and 7.0% for 1995. Increasing the health care cost trend rates by 1% would have increased the accumulated postretirement benefit obligation at December 31, 1996 by $7.9 million and 1996 plan expense by $.7 million. A trust holding a portion of the plan assets is subject to federal income taxes at a 39.6% rate. The assumed long-term rate of return on plan assets, after taxes, was 7.3%.

APPENDIX E

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)












--------------------------------------------------------------------------------
11. INCOME TAXES

  The operations of the Defense Business are included in the consolidated income tax returns of TI. Pursuant to the Agreement, TI will retain all income tax liabilities and rights to all tax refunds relating to operations prior to the closing date of the Acquisition. Accordingly, the statements of assets to be acquired and liabilities to be assumed do not reflect current or prior period income tax receivables or payables. The income tax provisions included in the statements of income have been determined as if the Defense Business were a separate taxpayer.

  The components of the provisions for income taxes were as follows:

                                                       1996     1995     1994
                                                      -------  -------  -------
                                                          (IN THOUSANDS)
     Current:
       United States................................. $60,561  $37,189  $32,413
       Foreign.......................................   2,305    7,694      825
       State and local...............................   5,366    3,489    2,706
                                                      -------  -------  -------
         Total current...............................  68,232   48,372   35,944
     Deferred:
       United States.................................  (2,598)   8,435   19,838
       State and local...............................     (65)     316      750
                                                      -------  -------  -------
         Total deferred..............................  (2,663)   8,751   20,588
                                                      -------  -------  -------
     Provision for income taxes...................... $65,569  $57,123  $56,532
                                                      =======  =======  =======

  The effective tax rate was different from the United States statutory rate for the reasons set forth below:

                                                       1996     1995     1994
                                                      -------  -------  -------
     Computed tax at statutory rate.................. $61,238  $52,149  $54,357
     Effect of U.S. state income taxes...............   3,424    2,584    2,496
     Effect of non-U.S. rates........................     783    2,613      280
     Research and experimentation tax credits........    (290)    (579)    (957)
     Other...........................................     414      356      356
                                                      -------  -------  -------
     Provision for income taxes...................... $65,569  $57,123  $56,532
                                                      =======  =======  =======

  The income tax provisions were calculated based upon the following components of income before income taxes:

                                                        1996     1995     1994
                                                      -------- -------- --------
                                                            (IN THOUSANDS)
     United States income............................ $170,618 $134,480 $153,747
     Foreign Income..................................    4,348   14,518    1,559
                                                      -------- -------- --------
       Total......................................... $174,966 $148,998 $155,306
                                                      ======== ======== ========

                                                                      APPENDIX E

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)












--------------------------------------------------------------------------------

12. STOCK OPTIONS

  Employees of the Defense Business have stock options outstanding under the Texas Instruments 1996 Long-Term Incentive Plan, approved by TI stockholders on April 18, 1996. Options are also outstanding under the 1984 and 1988 Stock Option Plans and the Texas Instruments Long-Term Incentive Plan; however, no further options may be granted under these plans. Under all these stockholder-approved plans, the exercise price per share may not be less than 100 percent of the fair market value on the date of the grant. Substantially all of the options have a 10-year term and do not become exercisable until after eight years, although exercisability may be accelerated to the extent that earnings per share goals are achieved. Under the terms of the Acquisition as they pertain to these plans, unvested options held by employees of the Defense Business will be canceled and replaced with Raytheon Company options. At December 31, 1996, 279,363 options held by employees of the Defense Business were unvested.

  Employees of the Defense Business also have stock options outstanding under an Employees Stock Option Purchase Plan approved by TI stockholders in 1988. The plan provides for options to be offered to all eligible employees in amounts based on a percentage of the employee's prior year's compensation. Options granted become exercisable 14 months, and expire not more than 27 months, from the date of grant. Under the terms of the Acquisition, options under this plan will not be converted to options of the Buyer.

  Stock option transactions related to the Defense Business were as follows:

                                          LONG-TERM
                                          INCENTIVE            EMPLOYEES
                                             AND     WEIGHTED-   STOCK    WEIGHTED
                                            STOCK     AVERAGE   OPTION    AVERAGE
                                           OPTION    EXERCISE  PURCHASE   EXERCISE
                                            PLANS      PRICE     PLAN      PRICE
                                          ---------  --------- ---------  --------
Balance at Dec. 31, 1993.................  504,300    $17.33    143,025    $29.87
  Granted................................  222,500     35.32    195,796     41.07
  Forfeited..............................      --        --     (70,852)    40.42
  Expired................................      --        --         --        --
  Exercised.............................. (147,600)    19.28    (86,144)    27.89
                                          --------    ------   --------    ------
Balance at Dec. 31, 1994.................  579,200    $23.74    181,825    $38.75
  Granted................................  261,450     35.65    275,367     59.32
  Forfeited..............................   (4,400)    33.63    (18,838)    54.41
  Expired................................      --        --         --        --
  Exercised.............................. (153,600)    20.97   (120,974)    37.62
                                          --------    ------   --------    ------
Balance at Dec. 31, 1995.................  682,650    $28.85    317,380    $56.10
  Granted................................  232,500     45.88    232,880     56.32
  Forfeited..............................   (4,850)    26.16    (99,512)    58.55
  Expired................................      --        --         --        --
  Exercised..............................  (17,800)    25.80   (122,074)    51.13
                                          --------    ------   --------    ------
Balance at Dec. 31, 1996.................  892,500    $34.58    328,674    $57.36
                                          ========    ======   ========    ======

  In accordance with the terms of APB No. 25, the Defense Business has recorded no compensation expense for TI stock option awards to employees of the Defense Business. As required by SFAS No. 123, the following disclosures of hypothetical values for stock option awards are provided below.

APPENDIX E

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)












--------------------------------------------------------------------------------

  The weighted-average grant-date value of options granted during 1996 was estimated to be $18.47 under the Long-Term Incentive Plans (Long-Term Plans) and $12.10 under the Employees Stock Option Purchase Plan (Employees Plan). These values were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions: expected dividend yields of 1.48% (Long-Term Plans) and 1.21% (Employees Plan), expected volatility of 39%, risk-free interest rates of 5.42% (Long-Term Plans) and 6.15% (Employees Plan); and expected lives of 6 years (Long-Term Plans) and 1.5 years (Employees Plan). Had compensation expense been recorded based on these hypothetical values, the Defense Business' 1996 net income would have been $105.6 million. A similar computation for 1995 would have resulted in net income of $90.1 million.~ Because options vest over several years and additional option grants are expected, the effects of these hypothetical calculations are not likely to be representative of similar future calculations.

  The balance of options at December 31, 1996 for the Long-Term Plans and Stock Option Plans includes 768,700 options held by current employees and 123,800 options held by employees who retired effective December 31, 1996. Summarized information about stock options outstanding under the Long-Term Plans and Stock Option Plans at December 31, 1996 for current employees of the Defense Business is as follows:

                OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
----------------------------------------------------- ------------------------
                                 WEIGHTED-
                     NUMBER       AVERAGE   WEIGHTED-     NUMBER      WEIGHTED
                 OUTSTANDING AT  REMAINING   AVERAGE    EXERCISABLE   AVERAGE
   RANGE OF       DECEMBER 31,  CONTRACTUAL EXERCISE  AT DECEMBER 31, EXERCISE
EXERCISE PRICES       1996         LIFE       PRICE        1996        PRICE
---------------  -------------- ----------- --------- --------------- --------
$16.41 to 22.38     141,100      3.7 Years   $18.65       141,100      $18.65
 27.38 to 45.88     627,600         7.9       38.16       348,237       33.70
---------------     -------      ---------   ------       -------      ------
$16.41 to 45.88     768,700         7.1      $34.58       489,337      $29.36

13. CONTINGENT LIABILITIES

  The Defense Business is subject to various lawsuits, claims and proceedings arising out of the normal conduct of business. TI management believes the disposition of matters which are pending or asserted will not have a material adverse effect on the financial statements of the Defense Business.

  The Defense Business is included among a number of U.S. defense contractors which are currently the subject of U.S. government investigations regarding alleged procurement irregularities. The Defense Business is unable to predict the outcome of the investigations at this time or to estimate the kinds or amounts of claims or other actions that could be instituted against the Defense Business. Under present government procurement regulations, such investigations could lead to a government contractor's being suspended or debarred from eligibility for awards of new government contracts. In the current environment, even matters that seem limited to disputes about contract interpretation can result in criminal prosecution. While criminal charges against contractors have resulted from such investigations, the Defense Business does not believe such charges would be appropriate in its case and has not, at any time, lost its eligibility to enter into government contracts or subcontracts under these regulations.

14. JOINT VENTURE

  The Defense Business and Lockheed Martin Corporation ("LMC") have formed an unincorporated contractual joint venture ("Joint Venture") to act as the prime contractor for a contract with the US Army Missile Command to design and produce antitank weapon systems. The Defense Business and LMC share profits and losses from the Joint Venture in approximate relationship to the work effort expended by each company. The Defense Business recognized revenue and profit, respectively, from the Joint Venture of $71.6 million and

                                                                      APPENDIX E

                                DEFENSE BUSINESS
                       OF TEXAS INSTRUMENTS INCORPORATED

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)












--------------------------------------------------------------------------------
$14.5 million in 1996, $30.4 million and $5.3 million in 1995, and $12.4 million and $1.3 million in 1994. See also Note 2.

15. SPECIAL ACTIONS

  Income before provision for income taxes for 1996 includes the effect of a fourth quarter pretax charge of $32 million for voluntary and involuntary severance actions. These actions were essentially completed by year-end 1996 and affected approximately 700 employees of the Defense Business. The pretax charge included approximately $5.6 million associated with a curtailment and settlement for Defense Business employees under the pension and retiree healthcare benefit plans. Accrued severance remaining at December 31, 1996 for these actions amounted to approximately $17.1 million.

APPENDIX E

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF HE HOLDINGS.

 Delaware General Corporation Law

  Under Section 145 of the Delaware General Corporation Law, HE Holdings is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

  Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

  Section 145(c) of the Delaware General Corporation Law provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

  Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

  Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

  Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under
Section 145.

 Amended and Restated Certificate of Incorporation

  The Amended and Restated Certificate of Incorporation of HE Holdings (the "HE Holdings Certificate of Incorporation"), which will continue as the New Raytheon Certificate, following the Merger, provides that no director of HE Holdings shall be personally liable to HE Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation is prohibited under the Delaware General Corporation Law as it currently exists or as it may be amended in the future.

  The HE Holdings Certificate of Incorporation also provides that HE Holdings shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of HE Holdings (whether the basis of such action, suit or proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer) to the fullest extent authorized by the Delaware General Corporation Law as it currently exists or as it may be amended in the future, against all expense, liability and loss (including attorneys' fees, judgment, fines, payments in settlement and excise taxes or penalties arising under ERISA) reasonably incurred or suffered by such person. Such indemnification shall continue as to a person who ceases to be a director or officer of HE Holdings and shall inure to the benefit of such person's heirs, executors and administrators. HE Holdings shall not be required to indemnify a person in connection with such action, suit or proceeding initiated by such person if it was not authorized by the HE Holdings Board.

  The HE Holdings Certificate of Incorporation also provides that HE Holdings shall pay the expenses of directors and officers incurred in defending any such action, suit or proceeding in advance of its final disposition; provided, however, that, if and to the extent that the Delaware General Corporation Law requires, the payment of expenses incurred by a director or officer in advance of the final disposition of an action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under the HE Holdings Certificate of Incorporation or otherwise. If a claim for indemnification or advancement of expenses by an officer or director under the HE Holdings Certificate of Incorporation is not paid in full within thirty calendar days after a written claim therefor has been received by HE Holdings, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled also to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any action, suit or proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to HE Holdings) that the claimant has not met the standard of conduct which makes it permissible under the Delaware General Corporation Law for HE Holdings to indemnify the claimant for the amount claimed. HE Holdings shall have the burden of proving such defense. Neither the failure of HE Holdings to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by HE Holdings that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. The right to indemnification and the payment of expenses conferred on any person by the HE Holdings Certificate of Incorporation shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the HE Holdings Certificate of Incorporation or the Amended and Restated By-Laws of HE Holdings, agreement, vote of stockholders or disinterested directors or otherwise.

  Any repeal or modification of these provisions of the HE Holdings Certificate of Incorporation by the stockholders of HE Holdings shall not adversely affect any limitation on the personal liability of directors for, or any rights of directors in respect of, any cause of action, suit or claim accruing or arising prior to the repeal or modification.

  The HE Holdings Certificate of Incorporation also provides that HE Holdings may maintain insurance to protect itself and any director, officer, employee or agent of HE Holdings or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not HE Holdings would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

  A copy of the HE Holdings Certificate of Incorporation is filed as Exhibit 3(a) to this Registration Statement.

 Transaction Agreements

  The Merger Agreement provides that New Raytheon shall indemnify and defend each individual who is or was an officer or director (as well as such individual's heirs and legal representatives) of Raytheon or HE Holdings or any of their respective subsidiaries prior to the Effective Time against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of New Raytheon arising out of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, (1) the fact that such person is or was a director or officer of Raytheon or HE Holdings, whether pertaining to any matter existing or occurring at or prior to the effective time of the Raytheon Merger (but in the case of HE Holdings, only insofar as relating to the defense business of HE Holdings) and (2) the Merger Agreement or the transactions contemplated by that agreement, in each case to the full extent Raytheon or HE Holdings would have been permitted under the Delaware General Corporation Law, their certificates of incorporation and their by-laws to indemnify such person.

  The Merger Agreement also provides that New Raytheon shall pay the expenses of directors and officers (including their heirs and legal representatives) reasonably incurred in defending any action or proceeding in advance of its final disposition to the full extent permitted by law upon receipt of the undertaking contemplated by Section 145(e) of the Delaware General Corporation Law. New Raytheon will use its commercially reasonable efforts to assist in the vigorous defense of any such matter, provided that New Raytheon shall not be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld.

  In the Master Separation Agreement, Delco and Hughes Telecom will agree to indemnify and defend the directors and officers of HE Holdings and New Raytheon against any losses, claims, damages, liabilities or actions arising, whether prior to or following the Hughes Reorganization, out of or in connection with the liabilities, assets and businesses of Delco and Hughes Telecom, respectively. Hughes Telecom will also agree to indemnify the directors and officers of HE Holdings and New Raytheon against any losses, claims, damages, liabilities or actions arising out of any breach of its representations and warranties to HE Holdings concerning the sufficiency of the assets of HE Holdings immediately following the Spin-Off Merger. Delco and Hughes Telecom will agree to reimburse the directors and officers of HE Holdings and New Raytheon for any legal or other expenses reasonably incurred in connection with the investigation or defense of any such loss, claim, damage, liability or action. The amount of indemnification provided under the Master Separation Agreement shall be increased to take account of any net tax cost incurred by the director or officer arising from the receipt or accrual of an indemnification payment (grossed up for such increase) and reduced to take account of any net tax benefit realized by the director or officer arising from incurring or paying such loss or other liability.

  In the Hughes Separation Agreement, General Motors will agree to indemnify and defend the directors and officers of HE Holdings from and against all losses relating to, arising from or due to: (1) any breach by General Motors or its affiliates (excluding HE Holdings after the spin-off of HE Holdings) of the Hughes Separation Agreement, (2) any untrue statement of a material fact or any omission to state a material fact in the Hughes Defense Registration Statement or the Registration Statement relating to HE Holdings prior to the Merger or the Pre-Merger Transactions (except the Merger or plans regarding New Raytheon after the Merger and other forward-looking information regarding New Raytheon) and (3) any breach of the representation of General Motors in the Implementation Agreement that the execution and delivery of the Transaction Agreements by, and the consummation of the transactions on the part of, General Motors or any of its subsidiaries (excluding HE Holdings after the Hughes Reorganization) will conflict with, or result in a breach of, any provision of the certificates of incorporation or by-laws of General Motors or any such subsidiary. The amount of indemnification provided for under the Hughes Separation Agreement shall be increased to take account of any net tax cost incurred by the director or officer arising from the receipt or accrual of an indemnification payment (grossed up for such increase) and reduced to take account of any net tax benefit realized by the director or officer arising from incurring or paying such loss or other liability.

  In the Tax Sharing Agreement, from and after the Distribution Date (as defined therein), General Motors and Hughes Telecom jointly and severally shall indemnify and hold harmless the directors and executive officers of HE Holdings from and against (1) all Income Tax Liabilities (as defined therein) incurred by any member of the GM Consolidated Group (as defined therein) in respect of the Distribution (as defined therein) or the Merger, (2) all costs, expenses and damages associated with stockholder litigation or controversies arising in connection with any proposed tax assessment or controversy with respect to the Distribution or the Merger, (3) without duplication, all Income Tax Liabilities which Hughes Telecom (or any other member of the GM Group (as defined herein)) is required to pay, or reimburse HE Holdings for, pursuant to
Section 2 thereof, and (4) all Income Taxes (as defined therein) incurred by any member of the Hughes Group (as defined therein) by reason of the breach by Hughes Telecom or General Motors of any of its covenants hereunder and, in any case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses).

 Insurance

  General Motors will maintain until the Spin-Off Merger Effective Time directors and officers liability insurance for directors and officers of HE Holdings. Directors and officers of HE Holdings will remain entitled to assert claims under such program for events, acts or omissions first reported prior to the Spin-Off Merger Effective Time.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  The following documents are exhibits to this Registration Statement.

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------
      2(a)     Agreement and Plan of Merger by and between General Motors
               Corporation and GM Mergeco Corporation, dated as of Octo-
               ber 17, 1997 (filed as Appendix A to the Solicitation
               Statement/Prospectus which forms a part of the Registra-
               tion Statement on Form S-4 of HE Holdings Inc., File No.
               333-37223, and incorporated herein by reference).
      2(b)     Agreement and Plan of Merger by and between HE Holdings,
               Inc. and Raytheon Company, dated as of January 16, 1997
               (included as Appendix A to the Solicitation Statement/
               Prospectus which forms a part of this Registration State-
               ment).

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------
     2(c)      Implementation Agreement by and between General Motors
               Corporation and Raytheon Company, dated as of January 16,
               1997 (filed as Exhibit 2.2 to the Current Report on Form
               8-K of Raytheon Company, dated January 16, 1997, and
               incorporated herein by reference).
     2(d)      Form of Master Separation Agreement among General Motors
               Corporation, Hughes Network Systems, Inc., Delco
               Electronics Corporation and HE Holdings, Inc. (filed as
               Exhibit 2(d) to the Registration Statement on Form S-4 of
               HE Holdings, Inc., File No. 333-37223, and incorporated
               herein by reference).
     2(e)      Form of Hughes Spin-Off Separation Agreement by and
               between HE Holdings, Inc. and General Motors Corporation
               (filed as Exhibit 2(e) to the Registration Statement on
               Form S-4 of HE Holdings, Inc., File No. 333-37223, and
               incorporated herein by reference).
     2(f)      Form of Tax Sharing Agreement among General Motors
               Corporation, HE Holdings, Inc. and Hughes Network Systems,
               Inc. (filed as Exhibit 2(f) to the Registration Statement
               on Form S-4 of HE Holdings, Inc., File No. 333-37223, and
               incorporated herein by reference).
     3(a)      Amended Certificate of Incorporation of HE Holdings, Inc.
               (filed as Exhibit 3(a) to the Registration Statement on
               Form S-4 of HE Holdings, Inc., File No. 333-37223, and
               incorporated herein by reference).
     3(b)      By-Laws of HE Holdings, Inc. (filed as Exhibit 3(b) to the
               Registration Statement on Form S-4 of HE Holdings, Inc.,
               File No. 333-37223, and incorporated herein by reference).
     3(c)      Form of Amended and Restated Certificate of Incorporation
               of HE Holdings, Inc. (filed as Exhibit 3(c) to the
               Registration Statement on Form S-4 of HE Holdings, Inc.,
               File No. 333-37223, and incorporated herein by reference).
     3(d)      Form of Amended and Restated By-Laws of HE Holdings, Inc.
               (filed as Exhibit 3(d) to the Registration Statement on
               Form S-4 of HE Holdings, Inc., File No. 333-37223, and
               incorporated herein by reference).
     4(a)      Form of Amended and Restated Certificate of Incorporation
               of HE Holdings, Inc. (filed as Exhibit 3(c) above) (filed
               as Exhibit 4(a) to the Registration Statement on Form S-4
               of HE Holdings, Inc., File No. 333-37223, and incorporated herein by reference).
     4(b)      Form of Amended and Restated By-Laws of HE Holdings, Inc.
               (filed as Exhibit 3(d) above) (filed as Exhibit 4(b) to
               the Registration Statement on Form S-4 of HE Holdings,
               Inc., File No. 333-37223, and incorporated herein by
               reference).
     4(c)      Raytheon Company $4 Billion Credit Agreement--Five-Year
               Competitive Advance and Revolving Credit Facility (filed
               as Exhibit 10.1 to the Quarterly Report on Form 10-Q for
               the quarter ended March 30, 1997, of Raytheon Company,
               incorporated herein by reference).
     4(d)      Raytheon Company $3 Billion Credit Agreement--364-Day
               Competitive Advance and Revolving Credit Facility (filed
               as Exhibit 10.2 to the Quarterly Report on Form 10-Q for
               the quarter ended March 30, 1997, of Raytheon Company,
               incorporated herein by reference).
     4(e)      HE Holdings, Inc. $3 Billion Credit Agreement--Five-Year
               Competitive Advance and Revolving Credit Facility (filed
               as Exhibit 4(e) to the Registration Statement on Form S-4
               of HE Holdings, Inc., File No. 333-37223, and incorporated herein by reference).
     4(f)      HE Holdings, Inc. $2 Billion Credit Agreement--364-Day
               Competitive Advance and Revolving Credit Facility (filed
               as Exhibit 4(f) to the Registration Statement on Form S-4
               of HE Holdings, Inc., File No. 333-37223, and incorporated herein by reference).

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------
      4(g)     Indenture dated as of July 3, 1995 between Raytheon
               Company and The Bank of New York, Trustee (filed as an
               exhibit to the Registration Statement on Form S-3, File
               No. 33-59241, and incorporated herein by reference).
      4(h)     Instruments defining the rights of holders of non-
               registered debt of HE Holdings, Inc. have been omitted
               from this exhibit index because the amount of debt
               authorized under any such agreement does not exceed 10% of the total assets of HE Holdings, Inc. and its
               subsidiaries. HE Holdings, Inc. agrees to furnish a copy
               of any such instrument to the SEC upon request.
      5        Opinion of Weil, Gotshal & Manges LLP.
      8        Form of Opinion of Wachtell, Lipton, Rosen & Katz.
     10(a)     Raytheon Company 1976 Stock Option Plan, as amended (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for
               the quarter ended June 30, 1996, of Raytheon Company, and
               incorporated herein by reference).
     10(b)     Raytheon Company 1991 Stock Plan, as amended (filed as
               Exhibit 10.2 to the Quarterly Report on Form 10-Q for the
               quarter ended June 30, 1996, of Raytheon Company, and
               incorporated herein by reference).
     10(c)     Raytheon Company 1995 Stock Option Plan (filed as an
               exhibit to the Registration Statement on Form S-8, File
               No. 33-60635, of Raytheon Company, and incorporated herein by reference).
     10(d)     Raytheon Company Deferral Plan for Directors (filed as an
               exhibit to the Registration Statement on Form S-8, File
               No. 333-22969, of Raytheon Company, and incorporated
               herein by reference).
     10(e)     Raytheon Company 1997 Nonemployee Directors Restricted
               Stock Plan (filed as an exhibit to the Registration State-
               ment on Form S-8, File No. 333-28107, of Raytheon Company, and incorporated herein by reference).
     10(f)     Raytheon Company Plan for Granting Stock Options in Sub-
               stitution for Stock Options Granted by Texas Instruments
               Incorporated (filed as an exhibit to the Registration
               Statement on Form S-8, File No. 333-37421, of Raytheon
               Company, and incorporated herein by reference).
     10(g)     Form of Raytheon Company Change in Control Severance
               Agreement (filed as Exhibit 10.3 to the Quarterly Report
               on Form 10-Q for the quarter ended June 30, 1996, of Ray-
               theon Company, incorporated herein by reference). Raytheon has entered into Change in Control Severance Agreements in the form of Agreement filed as Exhibit 10(e) with each of
               the following executives: Peter R. D'Angelo, Christoph L.
               Hoffmann, A. Lowell Lawson, Charles Q. Miller, Dennis J.
               Picard, William H. Swanson and Arthur E. Wegner. Such
               agreements are designed to provide the executive with cer-
               tain severance benefits following a termination, all as
               more fully described in the form of Agreement. Raytheon
               has entered into Change in Control Severance Agreements in the form of Agreement filed as Exhibit 10(e) with eighteen other executives, but which will be immaterial to New Ray-
               theon. The agreements are designed to provide the execu-
               tive with certain severance benefits following a termina-
               tion, all as more fully described in the form of Agree-
               ment.
     10(h)     Form of HE Holdings, Inc. Executive Change in Control Sev-
               erance Agreement (filed as Exhibit 10(f) to the Registra-
               tion Statement of Form S-4 of HE Holdings, Inc., File No.
               333-37223, and incorporated herein by reference). HE Hold-
               ings has entered into Executive Change in Control Sever-
               ance Agreements in the form of Agreement filed as Exhibit
               10(f)

      EXHIBIT
      NUMBER                           DESCRIPTION
      -------                          -----------
               with each of the following executives: John C. Weaver,
               Barry L. Abrahams, Kenneth C. Dahlberg, Gerald H. Putman,
               George E. Speake, William C. Bowes, Louise L. Francesconi,
               Robert L. Horowitz, John T. Kuelbs, Charles A. Leader, Da-
               vid L. McPherson, Charles S. Ream, Terry Snyder, Donald R.
               Infante, Frederick C. McNutt, David P. Molfenter and Jack
               O. Pearson. Such agreements are designed to provide the
               executive with certain severance benefits following a ter-
               mination, all as more fully described in the form of
               Agreement.
     10(i)     Form of HE Holdings Executive Retention Agreement (filed
               as Exhibit 10(g) to the Registration Statement of Form S-4
               of HE Holdings, Inc., File No. 333-37223, and incorporated herein by reference). HE Holdings has entered into Execu-
               tive Retention Agreements in the form of Agreement filed
               as Exhibit 10(g) with each of the following executives:
               John C. Weaver, Barry L. Abrahams, Kenneth C. Dahlberg,
               Gerald H. Putman, George E. Speake, William C. Bowes, Lou-
               ise L. Francesconi, Robert L. Horowitz, John T. Kuelbs,
               Charles A. Leader, David L. McPherson, Charles S. Ream,
               Terry Snyder, Donald R. Infante, Frederick C. McNutt, Da-
               vid P. Molfenter and Jack O. Pearson. Such agreements are
               designed to provide the executive with certain payments if still employed by New Raytheon at the end of the second
               and third years after the Spin-Off Merger Effective Time,
               all as more fully described in the form of Agreement.
     10(j)     Form of HE Holdings, Inc. Executive Retention Agreement
               (filed as Exhibit 10(h) to the Registration Statement of
               Form S-4 of HE Holdings, Inc., File No. 333-37223, and in-
               corporated herein by reference). HE Holdings has entered
               into Executive Retention Agreements in the form of Agree-
               ment filed as Exhibit 10(h) with 86 other of its execu-
               tives. The agreements are designed to provide the execu-
               tive with certain payments if still employed by New Ray-
               theon at the end of the first and second years after the
               GM Spin-Off Merger Effective Time, all as more fully de-
               scribed in the form of Agreement.
     10(k)     Restricted Unit Award Agreement between Raytheon Company
               and Dennis J. Picard (filed as Exhibit 10.1 to the Quar-
               terly Report on Form 10-Q for the quarter ended June 29,
               1997, of Raytheon Company, incorporated herein by refer-
               ence).
     21        Subsidiaries of HE Holdings, Inc. (giving effect to the
               Hughes Reorganization) (filed as Exhibit 21 to the Regis-
               tration Statement on Form S-4 of HE Holdings, Inc., File
               No. 333-37223, and incorporated herein by reference).
     23(a)     Consent of Coopers & Lybrand L.L.P., independent auditors.
     23(b)     Consent of Ernst & Young LLP, independent auditors.
     23(c)     Consent of Deloitte & Touche LLP, independent auditors.
     23(d)     Consent of Weil, Gotshal & Manges LLP (included in Exhibit
               5 above).
     23(e)     Consent of Wachtell, Lipton, Rosen & Katz (included in Ex-
               hibit 8 above).
     23(f)     Consent of Bear, Stearns & Co., Inc.
     23(g)     Consent of Credit Suisse First Boston Corporation
     23(h)     Consent of Goldman, Sachs & Co.
     99        Consents of Persons About to Become Directors.


FAIRNESS OPINIONS

  Incorporated as Appendix B to the Solicitation Statement/Prospectus which forms a part of this Registration Statement.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    1. That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    2. That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    3. That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is assessed by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    5. To respond to requests for information that is incorporated by reference into this Solicitation Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    6. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOS ANGELES, STATE OF CALIFORNIA, ON NOVEMBER 7, 1997.

                                          HE Holdings, Inc.

                                                    /s/ John C. Weaver
                                          By: _________________________________
                                                      John C. Weaver
                                               President and Chief Operating
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON NOVEMBER 7, 1997 IN THE CAPACITIES INDICATED.

                 SIGNATURE                                     TITLE
                 ---------                                     -----


            /s/ John C. Weaver              President and Chief Operating Officer
___________________________________________
             (John C. Weaver)

           /s/ Roxanne S. Austin            Senior Vice President and Chief Financial
___________________________________________   Officer
            (Roxanne S. Austin)

            /s/ Charles S. Ream             Vice President
___________________________________________
             (Charles S. Ream)

           /s/ Michael T. Smith             Chairman of the Board of Directors
___________________________________________
            (Michael T. Smith)

           /s/ Charles H. Noski             Director
___________________________________________
            (Charles H. Noski)


                                                 [LOGO OF RAYTHEON APPEARS HERE]

Dear Stockholder:

  We propose to merge with the defense electronics business of Hughes Electronics Corporation, a wholly owned subsidiary of General Motors Corporation. The combined company will be named "Raytheon Company."

  YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU TO APPROVE THE MERGER.

  We want to merge with Hughes' defense business now because we think it will help us to remain competitive in the U.S. defense industry. The marked decline since the end of the Cold War in the U.S. defense procurement budget and, at best, level defense spending projections for the next several years has already spurred many of our competitors to merge. These budget reductions have significantly altered the competitive landscape. As a result, industry participants have been forced to increase economies of scale and operating efficiencies in order to remain cost-competitive and technologically innovative.

  We believe that after the merger is completed, Raytheon will be able to compete more successfully in this changing environment and maintain its position as a leading contractor in what we strongly believe is the best segment of the defense business for us--defense electronics. We also believe that the merger will provide greater opportunities for long-term growth and will allow us to provide greater returns to our stockholders.

  As a result of the merger and our recent acquisition of the defense business of Texas Instruments, you will have a stake in the nation's third largest defense contractor. The combined company will also be a multi-industry, global enterprise with established commercial businesses in aircraft, engineering and construction and commercial electronics. In addition, Raytheon has the proven ability to apply defense technologies in non-defense areas such as air traffic control, wireless communications and environmental monitoring.

  The merger is an exciting opportunity for our company and an important step toward enabling us to compete most effectively in the 21st century. We look forward to the challenges ahead.

Sincerely,

Dennis J. Picard
Chairman and Chief Executive Officer
                                  DETACH HERE                         RTH3


[X]  PLEASE MARK
     VOTE AS IN THIS EXAMPLE.



FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTION DESCRIBED BELOW.
--------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS OF RAYTHEON COMPANY RECOMMENDS STOCKHOLDERS CONSENT TO
                              THE PROPOSAL BELOW.
--------------------------------------------------------------------------------
1. APPROVAL OF THE MERGER OF RAYTHEON COMPANY WITH HE           WITHHOLD
   HOLDINGS, INC. AND ADOPTION OF THE MERGER           CONSENT  CONSENT  ABSTAIN
   AGREEMENT.
   THE APPROVAL OF THE MERGER AND RELATED TRANSACTIONS,  [_]      [_]      [_]
   INCLUDING THE CONSUMMATION OF THE MERGER AND THE
   CONSUMMATION OF THE OTHER TRANSACTIONS AND EVENTS
   CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE
   ADOPTION OF THE MERGER AGREEMENT.
                                  MARK HERE FOR COMMENTS AND NOTE BELOW    [_]

                                  YOUR COMMENTS ARE WELCOME:

                                  --------------------------------------
                                  --------------------------------------
                                  --------------------------------------
                                  --------------------------------------
                                  --------------------------------------
                                  --------------------------------------
                                  PLEASE SIGN EXACTLY AS NAME(S)
                                  APPEARS HEREON. JOINT OWNERS SHOULD
                                  EACH SIGN PERSONALLY. WHEN SIGNING AS
                                  EXECUTOR, ADMINISTRATOR, CORPORATION
                                  OFFICER, ATTORNEY, AGENTS, TRUSTEE,
                                  GUARDIAN OR IN OTHER REPRESENTATIVE
                                  CAPACITY, PLEASE STATE YOUR FULL
                                  TITLE AS SUCH.


Signature: ____________ Date: ______  Signature: ____________ Date: ___

C O N S E N T

                               DETACH HERE

                             RAYTHEON COMPANY

             CONSENT ACTION OF STOCKHOLDERS WITHOUT A MEETING

        REVOCABLE CONSENT SOLICITED ON BEHALF OF RAYTHEON COMPANY

                             OCTOBER  , 1997

  The undersigned, a common stockholder of Raytheon Company, acting with respect to all of the shares of Common Stock, par value $1.00 per share ("Raytheon Common Stock"), held by the undersigned on October 14, 1997 (the "Record Date"), hereby consents, withholds consent or abstains as specified on the reverse side with respect to the taking of corporate action without a meeting pursuant to Section 228 of the Delaware General Corporation Law. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Solicitation Statement/Prospectus furnished herewith to all stockholders of Raytheon Company who held shares of Common Stock on the Record Date. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Solicitation Statement/Prospectus furnished herewith to stockholders of Raytheon Company who held shares of Raytheon Common Stock on the Record Date.

FAILURE TO EXECUTE AND RETURN THIS CONSENT CARD WILL BE DEEMED TO BE A VOTE TO ABSTAIN, AND A VOTE TO ABSTAIN WILL HAVE THE EFFECT OF A VOTE AGAINST THE CORPORATE ACTION DESCRIBED ON THE REVERSE SIDE OF THIS CARD.

  Stockholders wishing to approve the action set forth herein should mark the appropriate "Consent" box on the reverse side of this consent card. Those opposing such action should register their position by marking the appropriate "Withhold Consent" or "Abstain" box on the reverse side of this consent card or by not returning this consent card. Unless you otherwise indicate on this consent card, this consent card will be voted as set forth on the reverse side with respect to all shares of Raytheon Common Stock held by the undersigned on the Record Date, and if no choice is indicated but this consent card is otherwise completed, you will be deemed to have consented to each of the actions set forth on the reverse side of this consent card. By executing this card the undersigned hereby revokes any and all prior consents and hereby affirms that, as of the Record Date, the undersigned had the power to deliver a consent for the number of shares represented by this consent.

SIGNED BUT UNMARKED CARDS WILL BE DEEMED TO GIVE CONSENT TO THE ACTION SET FORTH ON THE REVERSE SIDE OF THIS CARD.

  Consummation of the Merger is conditioned upon receiving the consent of the holders of a majority of the voting power of all outstanding shares of Raytheon Common Stock. Unless previously revoked, this consent will be effective when and if delivered along with consents representing the percentage of shares indicated in the immediately preceding sentence to Raytheon Company (but no sooner than 20 business days following the mailing of the Solicitation Statement/Prospectus to Raytheon stockholders).

                   PLEASE SIGN AND DATE ON REVERSE SIDE